As filed with the Securities and Exchange Commission on April 20, 2011

Registration No. 333-173050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINDRED HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8050	61-1323993
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 South Fourth Street

Louisville, Kentucky 40202-2412

(502) 596-7300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph L. Landenwich, Esq.

Senior Vice President, Corporate Legal Affairs and Corporate Secretary

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

(502) 596-7300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ethan A. Klingsberg, Esq. Benet J. O’Reilly, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Patricia S. Williams, Esq. Senior Vice President, General Counsel and Corporate Secretary RehabCare Group, Inc. 7733 Forsyth Boulevard, Suite 2300 St. Louis, Missouri 63105 (800) 677-1238	William F. Seabaugh, Esq. Joel N. Lander, Esq. Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000

Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED APRIL 20, 2011

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Kindred Healthcare, Inc., which is referred to as “Kindred,” and RehabCare Group, Inc., which is referred to as “RehabCare,” have entered into an agreement and plan of merger, pursuant to which RehabCare will merge with and into Kindred, or at either party’s election, a wholly owned subsidiary of Kindred, will merge with and into RehabCare. In either case, upon successful completion of the merger, each issued and outstanding share of common stock, par value $0.01, of RehabCare (other than any shares owned by Kindred or RehabCare) will automatically be converted into the right to receive $26.00 per share in cash and 0.471 shares of common stock, par value $0.25, of Kindred. No fractional shares of Kindred common stock will be issued in the merger, and RehabCare stockholders will receive cash in lieu of fractional shares, if any, of Kindred common stock. Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the merger. Upon completion of the transaction, RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock (based upon the number of shares of RehabCare and Kindred outstanding common stock as of February 7, 2011).

The exchange of RehabCare common stock for cash and Kindred common stock in the merger will be a taxable transaction for U.S. federal income tax purposes to RehabCare stockholders.

Kindred is holding its annual meeting and RehabCare is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to consummate the merger. At these meetings Kindred and RehabCare will ask their respective stockholders to adopt the merger agreement. Approval of the proposal to adopt the merger agreement by the Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger. The obligations of Kindred and RehabCare to complete the merger are also subject to the satisfaction (or, to the extent permissible, waiver) of several other conditions to the merger set forth in the merger agreement and described in this joint proxy statement/prospectus. More information about Kindred, RehabCare, and the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 27.

After careful consideration, each of the Kindred board of directors and the RehabCare board of directors have unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and have determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of the stockholders of Kindred and the stockholders of RehabCare, respectively. Accordingly, the Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the adoption of the merger agreement, and the RehabCare board of directors unanimously recommends that RehabCare stockholders vote FOR the adoption of the merger agreement.

In addition, Kindred is holding its annual meeting of its stockholders to (1) elect the director nominees named in this joint proxy statement/prospectus; (2) ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011; (3) hold an advisory vote on Kindred’s executive compensation program; (4) hold an advisory vote on the frequency of stockholder advisory votes on Kindred’s executive compensation program; (5) approve the Kindred 2011 Stock Incentive Plan; (6) approve adjournments or postponements of the Kindred annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to adopt the merger agreement; and (7) transact such other business as may properly come before the meeting.

The Kindred board of directors unanimously recommends that you vote FOR the election of each of the director nominees named in this joint proxy statement/prospectus; FOR one year on the proposal regarding the advisory vote on the frequency of advisory votes to approve Kindred’s executive compensation program; and FOR each of the other proposals described in this joint proxy statement/prospectus to be presented at the Kindred annual meeting.

We are very excited about the opportunities the proposed merger brings to both Kindred stockholders and RehabCare stockholders, and we thank you for your consideration and continued support.

Paul J. Diaz President and Chief Executive Officer Kindred Healthcare, Inc.	John H. Short President and Chief Executive Officer RehabCare Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the joint proxy statement/prospectus or the securities to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Kindred common stock is traded on the New York Stock Exchange under the symbol “KND.”

This joint proxy statement/prospectus is dated [—], 2011, and is first being mailed to Kindred stockholders and RehabCare stockholders on or about [—], 2011.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Kindred” refers to Kindred Healthcare, Inc. and its consolidated subsidiaries, “RehabCare” refers to RehabCare Group, Inc. and its consolidated subsidiaries, and “merger subsidiary” refers to Kindred Healthcare Development, Inc. This joint proxy statement/prospectus incorporates important business and financial information about Kindred and RehabCare from documents that each company has filed with the Securities and Exchange Commission, which we refer to as the “SEC,” that have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 225.

This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at www.sec.gov.

In addition, Kindred’s and RehabCare’s filings with the SEC may also be obtained for free by accessing, respectively, Kindred’s website at www.kindredhealthcare.com and clicking on the “Investors” link then clicking on the link for “SEC Filings” or by accessing RehabCare’s website at www.rehabcare.com and clicking on the “Investor Information” link and then clicking on the link for “SEC Filings.” Information contained on Kindred’s website, RehabCare’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Kindred will provide you with copies of this information relating to Kindred, without charge, if you request them in writing or by telephone from:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

(502) 596-7300

RehabCare will provide you with copies of this information relating to RehabCare, without charge, if you request them in writing or by telephone from:

RehabCare Group, Inc.

7733 Forsyth Boulevard

Suite 2300

St. Louis, Missouri 63105

(800) 677-1238

If you would like to request documents, please do so by May 19, 2011 in order to receive them before the Kindred annual meeting and by May 19, 2011 in order to receive them before the RehabCare special meeting.

Kindred has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Kindred, and RehabCare has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to RehabCare.

KINDRED HEALTHCARE, INC.

680 South Fourth Street

Louisville, Kentucky 40202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

To our fellow Stockholders of Kindred Healthcare, Inc.:

We will hold our annual meeting of stockholders at the offices of Kindred Healthcare, Inc., located at 680 South Fourth Street, Louisville, Kentucky 40202, on May 26, 2011, at 10:00 a.m., local time, unless adjourned or postponed to a later date. This annual meeting will be held for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of February 7, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc., pursuant to which (a) RehabCare Group, Inc. will merge with and into Kindred Healthcare, Inc. (or, if either party so elects, Kindred Healthcare Development, Inc. will merge with and into RehabCare Group, Inc.) and (b) following the effective time, Kindred Healthcare, Inc. will pay cash and issue common stock to RehabCare Group, Inc. stockholders;

2. to elect the director nominees named in this joint proxy statement/prospectus;

3. to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011;

4. to hold an advisory vote on Kindred’s executive compensation program;

5. to hold an advisory vote on the frequency of stockholder advisory votes on Kindred’s executive compensation program;

6. to approve the Kindred 2011 Stock Incentive Plan;

7. to approve adjournments or postponements of the Kindred annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to adopt the merger agreement; and

8. to transact such other business as may properly come before the meeting.

Approval of the proposal to adopt the merger agreement by Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger.

These items of business are described in the accompanying joint proxy statement/prospectus. Only stockholders of record at the close of business on April 26, 2011 are entitled to notice of the annual meeting and to vote at the Kindred annual meeting and any adjournments or postponements of the Kindred annual meeting.

The Kindred board of directors unanimously recommends that you vote (i) FOR the proposal to adopt the Agreement and Plan of Merger; (ii) FOR the election of each of the director nominees named in this joint proxy statement/prospectus; (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011; (iv) FOR the approval, on an advisory basis, of Kindred’s executive compensation program; (v) FOR the approval, on an advisory basis, of an annual advisory vote to approve Kindred’s executive compensation program; (vi) FOR the approval of the Kindred 2011 Stock Incentive Plan; and (vii) FOR any motion to adjourn or postpone the Kindred annual meeting to a later date or dates if necessary or appropriate to solicit additional proxies.

In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Kindred board of directors considered a number of factors, including those listed beginning on page 42.

Your vote is very important. Whether or not you plan to attend the annual meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-paid envelope provided, or vote your shares by telephone or over the internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or internet now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the internet or vote in person at the Kindred annual meeting, the effect will be the same as a vote AGAINST the proposal to adopt the merger agreement.

By order of the board of directors,

Joseph L. Landenwich

Senior Vice President, Corporate

Legal Affairs and Corporate Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

(502) 596-7300

or

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

(866) 767-8867

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) or vote your shares by telephone or over the internet at your earliest convenience so that your shares are represented at the Kindred annual meeting.

Louisville, Kentucky, [—], 2011

REHABCARE GROUP, INC.

7733 Forsyth Boulevard

Suite 2300

St. Louis, Missouri 63105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

Dear Stockholder:

The officers and directors of RehabCare Group, Inc. cordially invite you to attend the special meeting of stockholders to be held at the Pierre Laclede Center, Second Floor, 7733 Forsyth Boulevard, St. Louis, Missouri 63105, on May 26, 2011 at 9:00 a.m., local time, unless adjourned or postponed to a later date. The special meeting will be held for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of February 7, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc., pursuant to which (a) RehabCare Group, Inc. will merge with and into Kindred Healthcare, Inc. (or, if either party so elects, Kindred Healthcare Development, Inc. will merge with and into RehabCare Group, Inc.) and (b) following the effective time, Kindred Healthcare, Inc. will pay cash and issue common stock to RehabCare Group, Inc. stockholders;

2. to approve adjournments or postponements of the RehabCare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the RehabCare special meeting to adopt the merger agreement; and

3. to transact such other business as may properly come before the special meeting.

These items of business are described in the accompanying joint proxy statement/prospectus. Only stockholders of record at the close of business on April 26, 2011, are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting.

The RehabCare board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, RehabCare and RehabCare stockholders. The RehabCare board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any motion to adjourn or postpone the RehabCare special meeting to a later date or dates if necessary or appropriate to solicit additional proxies.

In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the RehabCare board of directors considered a number of factors, including those listed beginning on page 45. When you consider the recommendation of the RehabCare board of directors, you should be aware that some of our directors and officers have interests in the merger that may be different from, or in addition to, the interests of RehabCare stockholders generally.

RehabCare stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of RehabCare common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying joint proxy statement/prospectus and reproduced in their entirety in Annex E to the joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of RehabCare common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of RehabCare common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided, or vote your shares by telephone or over the internet as described in the accompanying joint proxy statement/prospectus. Submitting a proxy or voting by telephone or internet now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote your shares by telephone or over the internet or vote in person at the RehabCare special meeting, the effect will be the same as a vote AGAINST the proposal to adopt the merger agreement.

By order of the board of directors,

Patricia S. Williams Senior Vice President, General Counsel and Corporate Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

RehabCare Group, Inc.

7733 Forsyth Boulevard

Suite 2300

St. Louis, Missouri 63105

Attention: Corporate Secretary

(800) 677-1238

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) or vote your shares by telephone or over the internet at your earliest convenience so that your shares are represented at the RehabCare special meeting.

St. Louis, Missouri, [—], 2011

i

Page
Merger Consideration	75
Ownership of Kindred After the Merger	75
Interests of RehabCare Directors and Executive Officers in the Merger	76
Listing of Kindred Common Stock Issued for Share Consideration; De-listing and Deregistration of RehabCare Common Stock	83
Board of Directors and Management of Kindred Following the Merger	83
Regulatory Approvals Required for the Merger	83
Litigation Related to the Merger	84
Dividend Policy of Kindred Following the Merger	85
Financing Relating to the Merger	85
RehabCare Stockholders’ Rights of Appraisal	86
Accounting Treatment	89

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	90
U.S. Holders	90
Non-U.S. Holders	91
Information Reporting and Backup Withholding	92

THE MERGER AGREEMENT	94
The Merger; Closing	94
Certificate of Incorporation and Bylaws of Kindred and the Surviving Corporation	95
Directors and Officers of the Surviving Corporation	95
Merger Consideration	95
Fractional Shares	96
Exchange Procedures	96
Exchange of Shares	96
Lost Stock Certificates	97
Effect of the Merger on RehabCare’s Equity Awards	97
Representations and Warranties	98
Covenants and Agreements	100
Conditions to Completion of the Merger	110
Termination of the Merger Agreement	112
Termination Fees and Expenses	114
Amendments, Extensions and Waivers	116

THE KINDRED ANNUAL MEETING	117
Overview	117
Date, Time and Place of the Kindred Annual Meeting	117
Purposes of the Kindred Annual Meeting	117
Record Date; Outstanding Shares; Shares Entitled to Vote	117
Quorum and Vote Required	117
Voting of Proxies	119
ITEM 1—PROPOSAL TO ADOPT THE MERGER AGREEMENT	119
ITEM 2—PROPOSAL TO ELECT DIRECTORS	119
ITEM 3—PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KINDRED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011	122
ITEM 4—ADVISORY VOTE ON KINDRED’S EXECUTIVE COMPENSATION PROGRAM	123
ITEM 5—ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON KINDRED’S EXECUTIVE COMPENSATION PROGRAM	124
ITEM 6—PROPOSAL TO APPROVE THE KINDRED 2011 STOCK INCENTIVE PLAN	125
ITEM 7—PROPOSAL TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE KINDRED ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE KINDRED ANNUAL MEETING TO ADOPT THE MERGER AGREEMENT	131

Page
Stock Ownership and Voting by Kindred’s Directors and Executive Officers	131
How to Vote	131
Revoking Your Proxy	132
Other Voting Matters	132
Proxy Solicitations and Expenses	133
Adjournment or Postponement of the Kindred Annual Meeting	133
Stock Certificates	133
Other Business	133
Assistance	133

SECURITY OWNERSHIP OF CERTAIN KINDRED BENEFICIAL OWNERS AND MANAGEMENT	134

EXECUTIVE OFFICERS OF KINDRED	136

KINDRED CORPORATE GOVERNANCE AND BOARD MATTERS	138
Board Meetings and Committees	138
Compensation Committee Interlocks and Insider Participation	139
Director Independence	139
Board Leadership Structure and Role in Risk Oversight	140
Communications with the Board	141
Policies Governing Director Nominations	141
Director Attendance at Annual Meetings of Stockholders	142
Code of Business Conduct and Ethics	142
Section 16(a) Beneficial Ownership Reporting Compliance	143

KINDRED AUDIT COMMITTEE REPORT	144

KINDRED EXECUTIVE COMPENSATION COMMITTEE REPORT	145

SECURITIES AUTHORIZED FOR ISSUANCE UNDER KINDRED EQUITY COMPENSATION PLANS	146

KINDRED EXECUTIVE COMPENSATION	148
Compensation Discussion and Analysis	148
Evaluation of Compensation Policies and Practices as They Relate to Risk Management	175
2010 Summary Compensation Table	176
Grants of Plan-Based Awards Table — Fiscal Year 2010	179
Outstanding Equity Awards at End of Fiscal Year 2010	181
Options Exercised and Stock Vested Table — Fiscal Year 2010	183
Pension Benefits Table — Fiscal Year 2010	183
Non-Qualified Deferred Compensation Table — Fiscal Year 2010	184
Potential Payments upon Termination or Change in Control	185
Director Compensation	192

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF KINDRED	195

THE REHABCARE SPECIAL MEETING	196
Overview	196
Date, Time and Place of the RehabCare Special Meeting	196
Purposes of the RehabCare Special Meeting	196
RehabCare Board of Directors Recommendation	196
Record Date; Outstanding Shares; Shares Entitled to Vote	196
Quorum and Vote Required	197
ITEM 1—PROPOSAL TO ADOPT THE MERGER AGREEMENT	197
ITEM 2—PROPOSAL TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE REHABCARE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE REHABCARE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT	198

QUESTIONS AND ANSWERS ABOUT THE KINDRED ANNUAL MEETING, THE REHABCARE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the stockholder meetings and the merger. They may not include all the information that is important to you. Kindred and RehabCare urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The boards of directors of each of Kindred Healthcare, Inc., which we refer to as “Kindred,” and RehabCare Group, Inc., which we refer to as “RehabCare,” have unanimously agreed to the merger of RehabCare with and into Kindred pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. Either of Kindred or RehabCare may, prior to the effective time of the merger agreement, which we refer to as the “effective time,” elect to change the method of the transaction by providing for a merger of Kindred Healthcare Development, Inc., a wholly owned subsidiary of Kindred that we refer to as “merger subsidiary,” with and into RehabCare, and RehabCare will continue as the surviving corporation and a wholly owned subsidiary of Kindred. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. See “The Merger Agreement — The Merger; Closing” beginning on page 94.

In order to complete the transactions contemplated by the merger agreement, including the merger, Kindred stockholders and RehabCare stockholders must adopt the merger agreement and all other conditions to the merger set forth in the merger agreement must be satisfied (or waived, to the extent permitted). Kindred stockholders will vote on the adoption of the merger agreement at the Kindred annual meeting, and RehabCare stockholders will vote on the adoption of the merger agreement at the RehabCare special meeting. Approval of the proposal to adopt the merger agreement by Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger.

This joint proxy statement/prospectus also serves as a proxy statement for the annual meeting of Kindred stockholders, who will vote on matters not related to the merger. See “— Kindred Annual Meeting” beginning on page 5 and “The Kindred Annual Meeting — Purposes of the Kindred Annual Meeting” on page 117.

This joint proxy statement/prospectus contains important information about the merger agreement, the transactions contemplated by the merger agreement, including the merger, and the respective stockholder meetings of Kindred and RehabCare, which you should read carefully and in its entirety. The enclosed proxy materials allow you to grant a proxy or vote your shares by telephone or internet without attending your respective company’s stockholder meeting in person.

Your vote is very important. We encourage you to complete, date, sign and return your proxy card(s) or vote your shares by telephone or internet as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Kindred and RehabCare stockholders are being asked to adopt the merger agreement at each respective company’s stockholder meeting. Approval of the proposal to adopt the merger agreement by the Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. The approval of the proposal to adopt the merger agreement by Kindred stockholders and RehabCare stockholders is a condition to the obligation of the parties to the merger agreement to complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 110 and “Summary — Conditions to Completion of the Merger” beginning on page 15.

Q:	What will happen in the merger?

A:	In the merger, RehabCare will merge with and into Kindred, which will be the surviving corporation of the merger. However, either of Kindred or RehabCare may, prior to the effective time, elect to change the method of the transaction by providing for a merger of merger subsidiary with and into RehabCare, and RehabCare will continue as the surviving corporation and a wholly owned subsidiary of Kindred.

Q:	What will Kindred stockholders and RehabCare stockholders receive in the merger?

A:	Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by merger.

Each share of RehabCare common stock, other than shares owned by Kindred or RehabCare or their respective wholly owned subsidiaries, or shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.471 shares of Kindred common stock and $26.00 in cash, without interest. Kindred will not issue any fractional shares as a result of the merger. Instead, Kindred will pay cash for fractional shares of its common stock that RehabCare stockholders would otherwise be entitled to receive. For example, if you own 100 shares of RehabCare common stock, you will receive in exchange for your shares of RehabCare common stock (i) $2,600 in cash, (ii) 47 shares of Kindred common stock, and (iii) the value of one share of Kindred common stock as calculated pursuant to the merger agreement, multiplied by 0.1, less any applicable withholding taxes.

Q:	How does the per share merger consideration to be received by RehabCare stockholders compare to the market price of RehabCare common stock prior to the announcement of the merger?

A:	The per share merger consideration represents a premium of 38.1% over the closing price of $25.47 per share of RehabCare common stock on the New York Stock Exchange, which we refer to as “NYSE,” on February 7, 2011, the last trading day prior to the public announcement of the merger agreement, a 42.3% premium over RehabCare’s volume-weighted average daily closing price of $24.73 during the 30 trading days ending February 7, 2011, and a 60.4% premium over RehabCare’s volume-weighted average daily closing price of $21.93 during the 90 trading days ending February 7, 2011 (each based upon the closing price of $19.48 per share of Kindred common stock on the NYSE on February 7, 2011).

Q:	Why are Kindred and RehabCare proposing the merger?

A:	The boards of directors of each of Kindred and RehabCare believe that the merger will provide strategic and financial benefits to the stockholders of both companies. The transaction will create the largest publicly traded post-acute healthcare services company in the United States with over $6 billion in annual revenues and operations in 46 states. The transaction also will allow RehabCare stockholders to receive a significant cash payment, in addition to a continuing interest in the combined company. To review the reasons for the merger in greater detail, see “The Merger — Kindred’s Reasons for the Merger and Recommendation of Kindred’s Board of Directors” beginning on page 42 and “The Merger — RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors” beginning on page 45.

Q:	What are the positions of the Kindred board of directors and the RehabCare board of directors regarding the merger and the proposals relating to the adoption of the merger agreement?

A:

Both boards of directors have unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and have unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, their respective companies and stockholders. The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the proposal to adopt the merger agreement at the Kindred annual meeting. The RehabCare board of directors unanimously recommends that RehabCare stockholders vote FOR the proposal to adopt the merger agreement at the RehabCare special meeting. See “The Merger — Kindred’s Reasons for the Merger and Recommendation of Kindred’s Board of Directors”

beginning on page 42, “The Merger — RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors” beginning on page 45, “Summary — The Merger — Kindred’s Reasons for the Merger” on page 11 and “Summary — The Merger — RehabCare’s Reasons for the Merger” on page 11.

Q:	What vote is needed by Kindred stockholders to adopt the merger agreement?

A:	Kindred’s adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Kindred common stock entitled to vote. If you are a Kindred stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the adoption of the merger agreement. See “The Kindred Annual Meeting — Quorum and Vote Required” beginning on page 117.

Q:	What vote is needed by RehabCare stockholders to adopt the merger agreement?

A:	RehabCare’s adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RehabCare common stock entitled to vote. If you are a RehabCare stockholder and you fail to vote or abstain from voting, that will have the same effect as a vote AGAINST the adoption of the merger agreement. See “The RehabCare Special Meeting — Quorum and Vote Required” on page 197.

Q:	Who will be the directors and officers of Kindred after the merger?

A:	The board of directors of Kindred will be comprised of the members elected during the Kindred annual meeting as described in more detail under “The Kindred Annual Meeting — Purposes of the Kindred Annual Meeting” on page 117. Additionally, at or prior to the effective time, Kindred will appoint two current members of the RehabCare board of directors to serve as additional members of the Kindred board of directors, such service to be effective immediately following the effective time. Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, President and Chief Executive Officer of RehabCare, who is expected to be invited to join as non-executive vice chairman. It is anticipated that the executive officers of Kindred following the merger will be as set forth in “The Merger — Board of Directors and Management of Kindred Following the Merger” on page 83.

Q:	Do RehabCare stockholders have appraisal rights?

A:	Yes. Under the Delaware General Corporation Law, which we refer to as the “DGCL,” holders of RehabCare common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Court of Chancery,” if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this joint proxy statement/prospectus. See “The Merger — RehabCare Stockholders’ Rights of Appraisal” beginning on page 86 and “Summary — Appraisal Rights” on page 15. Please see Annex E for the text of the applicable provisions of the DGCL as in effect with respect to this transaction.

Q:	What happens if I sell or transfer my shares of RehabCare common stock after the record date but before the special meeting?

A:	The record date for RehabCare stockholders entitled to vote at the RehabCare special meeting is earlier than both the date of the RehabCare special meeting and the consummation of the merger. If you sell or transfer your shares of RehabCare common stock after the record date but before the special meeting, you will, unless other arrangements are made (such as provision of a proxy), retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you sell or transfer your shares.

Q:	What are the federal income tax consequences of the merger to RehabCare stockholders?

A:	In general, the exchange of shares of RehabCare common stock for cash and Kindred common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See “Material

United States Federal Income Tax Consequences” beginning on page 90 for more information. We urge RehabCare stockholders to consult a tax advisor about the tax consequences of the exchange of the shares of RehabCare common stock for cash pursuant to the merger in light of the particular circumstances of each RehabCare stockholder.

Q:	When do you expect to complete the merger?

A:	If the merger agreement is adopted at the Kindred annual meeting and at the RehabCare special meeting, we expect to complete the merger as soon as possible after the satisfaction of the other conditions to the merger. The closing of the merger, which we refer to as the “closing,” will occur at a date and time agreed to by the parties, but no later than the third business day following the date on which all of the conditions to the merger, other than conditions that, by their nature are to be satisfied at the closing (but subject to satisfaction, or, to the extent permissible, waiver of those conditions at closing) have been satisfied or, to the extent permissible, waived, unless the parties agree on another time. Kindred and RehabCare expect that the transaction will be completed on or about June 30, 2011. However, we cannot assure you that such timing will occur or that the merger will be completed as expected. See “The Merger Agreement — The Merger; Closing” beginning on page 94 .

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by Kindred or RehabCare stockholders or if the merger is not consummated for any other reason, RehabCare stockholders will not receive any payment for their shares in connection with the merger. Instead, RehabCare will remain an independent public company and RehabCare common stock will continue to be listed and traded on the NYSE.

Under specified circumstances, RehabCare may be required to pay to Kindred, or may be entitled to receive from Kindred, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 114.

Q:	Should I send in my stock certificates now?

A:	NO, PLEASE DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD(S). If the merger is completed, RehabCare stockholders will be sent written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The RehabCare Special Meeting — Proxy Solicitations and Expenses” on page 200, and “The Merger Agreement — Exchange of Shares” beginning on page 96.

Kindred stockholders will not need to send in their share certificates or surrender their book-entry shares.

Q:	Who can answer my questions about the merger?

A:	If you have any questions about the merger or your stockholder meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact:

Kindred stockholders

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers call collect: (212) 440-9800

All others call toll-free: (866) 767-8867

RehabCare stockholders

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call collect: (212) 929-5500 or toll-free: (800) 322-2885

Kindred Annual Meeting

Q:	In addition to the vote on the proposal to adopt the merger agreement what matters will be voted on at the Kindred annual meeting?

A:	In addition to the proposal to adopt the merger agreement described above, Kindred stockholders will be asked to vote on the following proposals:

•	the election of each of the director nominees named in this joint proxy statement/prospectus;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011;

•	an advisory vote on Kindred’s executive compensation program;

•	an advisory vote on the frequency of advisory votes on Kindred’s executive compensation program;

•	the approval of the Kindred 2011 Stock Incentive Plan; and

•

approval of adjournments or postponements of the Kindred annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to adopt the merger agreement.

See “The Kindred Annual Meeting — Purposes of the Kindred Annual Meeting” on page 117.

Procedures

Q:	When and where are the stockholder meetings?

A:	The Kindred annual meeting will be held at the offices of Kindred Healthcare, Inc., located at 680 South Fourth Street, Louisville, Kentucky 40202, at 10:00 a.m., local time, on May 26, 2011.

The RehabCare special meeting will be held at the Pierre Laclede Center, Second Floor, 7733 Forsyth Boulevard, St. Louis, Missouri 63105, at 9:00 a.m., local time, on May 26, 2011.

Q:	Who is eligible to vote at the Kindred annual meeting and the RehabCare special meeting?

A:	Owners of Kindred common stock are eligible to vote at the Kindred annual meeting if they were stockholders of record at the close of business on April 26, 2011. See “The Kindred Annual Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote” on page 117.

Owners of RehabCare common stock are eligible to vote at the RehabCare special meeting if they were stockholders of record at the close of business on April 26, 2011. See “The RehabCare Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote” on page 196.

Q:	What is a proxy?

A:	A proxy is a stockholder’s legal designation of another person, referred to as a “proxy,” to vote shares of such stockholder’s common stock at a stockholders’ meeting. The document used to designate a proxy to vote your shares of Kindred or RehabCare common stock is called a “proxy card.”

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be represented and voted at your stockholders’ meeting. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “The Kindred Annual Meeting — How to Vote” beginning on page 131 and “The RehabCare Special Meeting — How to Vote” beginning on page 198.

Q:	May I attend the stockholder meetings?

A:	All Kindred stockholders of record as of the close of business on April 26, 2011, the record date for the Kindred annual meeting, may attend the Kindred annual meeting. All RehabCare stockholders of record as of the close of business on April 26, 2011, the record date for the RehabCare special meeting, may attend the RehabCare special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Kindred annual meeting or the RehabCare special meeting, you must present proof of your ownership of Kindred or RehabCare common stock, as applicable, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	If I am going to attend my stockholder meeting, should I return my proxy card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) or voting by telephone or over the internet ensures that your shares will be represented and voted at your stockholder meeting. See “The Kindred Annual Meeting — How to Vote” beginning on page 131, and “The RehabCare Special Meeting — How to Vote” beginning on page 198.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s) or vote by telephone or over the internet, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote at your stockholder meeting:

•

for Kindred stockholders, your shares will be voted FOR the adoption of the merger agreement; FOR the election of the director nominees named in this joint proxy statement/prospectus; FOR the approval of Kindred’s executive compensation program; FOR an annual advisory vote to approve Kindred’s executive compensation program; FOR the adoption of the Kindred 2011 Stock Incentive Plan; FOR the proposal to approve adjournments or postponements of the Kindred annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to adopt the merger agreement; and FOR each of the other proposals described in this joint proxy statement/prospectus to be presented at the Kindred annual meeting; and

•

for RehabCare stockholders, your shares will be voted FOR the adoption of the merger agreement and FOR the proposal to approve adjournments or postponements of the RehabCare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the RehabCare special meeting to adopt the merger agreement.

Q:	What if my broker holds my shares in “street name?”

A:

If a broker holds your shares for your benefit but not in your own name, your shares are in “street name.” A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Please follow the instructions from your bank or brokerage firm to vote your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend your stockholder meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Kindred annual meeting or the RehabCare special meeting, you must present proof of your ownership of Kindred or RehabCare common stock, as applicable, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at your stockholder meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Q.	Can I change my vote after I mail my proxy card(s) or vote by telephone or over the internet?

A:	Yes. If you are a stockholder of record (that is, you hold your shares in your own name), you can change your vote by:

•

sending a written notice to the corporate secretary of the company in which you hold shares, bearing a date later than the date of the proxy, that is received prior to your stockholder meeting and states that you revoke your proxy;

•	voting again by telephone or over the internet by 11:59 p.m., Eastern Daylight Time, on May 25, 2011;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to your stockholder meeting; or

•	attending your stockholder meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares of Kindred common stock or RehabCare common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Q:	What if I don’t provide my broker with instructions on how to vote?

A:	Generally, a broker may vote the shares that it holds for you only in accordance with your instructions. However, if your broker has not received your instructions, your broker has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your broker cannot vote on a particular matter because your broker has not received instructions from you and because the proposal is not routine.

Kindred stockholders

If you wish to vote on the proposal to adopt the merger agreement, or any of the other proposals listed in the notice of Kindred’s annual meeting, other than the ratification of the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm, you must provide instructions to your broker because these proposals are not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to adopting the merger agreement or the other non-routine proposals, and a broker non-vote will occur. This will have the same effect as a vote AGAINST the adoption of the merger agreement. A broker non-vote will have no effect on the other non-routine proposals. Broker non-votes will be counted for purposes of determining whether a quorum is present at the Kindred annual meeting.

RehabCare stockholders

If you wish to vote on the proposal to adopt the merger agreement, you must provide instructions to your broker because this proposal is not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the adoption of the merger agreement, and a broker non-vote will occur. This will have the same effect as a vote AGAINST the adoption of the merger agreement. A broker non-vote will have no effect on the adjournment or postponement proposal. Broker non-votes will be counted for purposes of determining whether a quorum is present at the RehabCare special meeting.

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

Kindred stockholders

Abstentions will be counted in determining whether a quorum is present at the Kindred annual meeting. If you abstain from voting with respect to the proposal to adopt the merger agreement, it will have the same effect as a vote AGAINST the adoption of the merger agreement. With respect to the other proposals listed in the notice of Kindred’s annual meeting, abstentions will have the same effect as a vote AGAINST these proposals, except with respect to the proposal regarding the advisory vote on the frequency of advisory votes on Kindred’s executive compensation program, for which your abstention will have no effect.

RehabCare stockholders

Abstentions will be counted in determining whether a quorum is present at the RehabCare special meeting. If you abstain from voting with respect to the proposal to adopt the merger agreement, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. With respect to the proposal to adjourn or postpone the RehabCare special meeting, if necessary or appropriate, to solicit further proxies in connection with the merger agreement adoption proposal, abstentions will have the same effect as a vote AGAINST the proposal to adjourn or postpone the RehabCare special meeting.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or vote using the telephone or over the internet as described in the instructions included with your proxy card(s) or voting instruction form(s).

Q:	Where can I find more information about Kindred and RehabCare?

A:	You can find more information about Kindred and RehabCare from various sources described under “Where You Can Find More Information” beginning on page 225.

SUMMARY

This summary highlights material information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the related transactions. See “Where You Can Find More Information” beginning on page 225. Most items in this summary include a page reference directing you to a more complete description of those items.

Information About Kindred (beginning on page 202)

Kindred is a healthcare services company that through its subsidiaries operates hospitals, nursing and rehabilitation centers, assisted living facilities and a contract rehabilitation services business across the United States. As of December 31, 2010, Kindred’s hospital division operated 89 long-term acute care (which we refer to as “LTAC”) hospitals (6,887 licensed beds) in 24 states and Kindred’s nursing center division operated 226 nursing and rehabilitation centers and seven assisted living facilities (27,905 licensed beds) in 28 states. Kindred also operated a contract rehabilitation services business that provides rehabilitative services primarily in long-term care settings.

Kindred is headquartered in Louisville, Kentucky and was incorporated in 1998. Kindred’s principal offices are located at 680 South Fourth Street, Louisville, Kentucky 40202 and its telephone number is (502) 596-7300. Kindred’s website is www.kindredhealthcare.com. Kindred common stock is listed on the NYSE and trades under the symbol “KND.” Additional information about Kindred is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 225.

Information About RehabCare (page 204)

RehabCare is a leading provider of rehabilitation program management services in more than 1,250 hospitals, skilled nursing facilities, outpatient facilities and other long-term care facilities located in 42 states and Puerto Rico. RehabCare also owns and operates 29 LTAC hospitals and five rehabilitation hospitals. These hospitals provide total medical care to patients with medically complex diagnoses and to patients in need of rehabilitation.

RehabCare is headquartered in St. Louis, Missouri and was incorporated in 1982. RehabCare’s principal offices are located at 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105 and its telephone number is (800) 677-1238. RehabCare’s website is www.rehabcare.com. RehabCare common stock is listed on the NYSE and trades under the symbol “RHB.” Additional information about RehabCare is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 225.

Information About Merger Subsidiary (page 205)

Kindred Healthcare Development, Inc., a wholly owned indirect subsidiary of Kindred, is a Delaware corporation formed on January 31, 2011 for the purpose of effecting the merger in case either party elects to change the method of effecting the transaction by providing for a merger of merger subsidiary with and into RehabCare, which we refer to as the “subsidiary merger election.” If either party makes the subsidiary merger election, then merger subsidiary will merge with and into RehabCare at the effective time with RehabCare continuing as the surviving corporation and a wholly owned subsidiary of Kindred.

The Merger (beginning on page 35)

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time, RehabCare will merge with and into Kindred. The separate corporate existence of

RehabCare will cease and Kindred will continue as the surviving corporation after the merger. However, the merger agreement provides that either Kindred or RehabCare may make the subsidiary merger election to effect the merger by providing for merger subsidiary to merge with and into RehabCare with RehabCare continuing as the surviving corporation. We refer to the surviving corporation in this joint proxy statement/prospectus as “Kindred,” or in the case of a subsidiary merger election, “the surviving corporation.”

We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this joint proxy statement/prospectus, because it sets forth the terms of the merger.

Merger Consideration (page 75)

Kindred Stockholders. Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be altered by the merger.

RehabCare Stockholders. At the effective time, each share of RehabCare common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.471 shares of Kindred common stock (which we refer to as the “exchange ratio”) and $26.00 in cash, without interest (collectively, we refer to this as the “merger consideration”).

No fractional shares of Kindred common stock will be issued in the merger. Instead, holders of RehabCare common stock who would otherwise be entitled to receive a fractional share of Kindred common stock will receive an amount in cash (rounded up to the nearest whole cent and without interest) determined by multiplying the fractional share interest by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of one share of Kindred common stock on the NYSE for the five trading days immediately prior to the closing date of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Kindred common stock to be received by holders of RehabCare common stock as a result of the merger will not change between now and the time the merger is completed to reflect changes to the trading price of Kindred common stock.

Ownership of Kindred After the Merger. Upon completion of the merger, former RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock, based upon the number of shares of Kindred and RehabCare common stock issued and outstanding as of February 7, 2011.

Effect of the Merger on RehabCare’s Equity Awards (beginning on page 97)

Upon completion of the merger, each outstanding option to purchase RehabCare common stock will be canceled in exchange for the right to receive an amount of cash equal to $26.00 plus the value of the stock portion of the merger consideration for a share of RehabCare common stock, less the exercise price of the option. Any options with an exercise price greater than the value of the merger consideration will be canceled without consideration as of the effective time.

Each RehabCare restricted share that is outstanding immediately prior to the merger and is subject solely to time-based vesting will fully vest and the holder will be entitled to receive the merger consideration for each such restricted share. With respect to RehabCare restricted shares that are outstanding immediately prior to the merger and are subject to performance-based vesting, the number of restricted shares that would vest upon attainment of target performance will vest and the holder will be entitled to receive the merger consideration for those vested shares. Any RehabCare restricted shares that do not vest as of the effective time will be canceled without consideration as of the effective time.

Participants in the RehabCare Employee Stock Purchase Plan, or “ESPP,” will be entitled to receive the merger consideration for shares of RehabCare common stock purchased through the ESPP prior to the effective time. No new offering periods under the ESPP will commence after the date of the merger agreement.

Financing Relating to the Merger (beginning on page 85)

Funds needed to complete the merger include funds to:

•

pay RehabCare stockholders (and holders of RehabCare’s equity-based interests and any payable cash awards) amounts due to them under the merger agreement, which based upon the shares (and RehabCare’s other equity-based interests) outstanding as of February 7, 2011 would total approximately $653 million;

•	refinance RehabCare’s and Kindred’s outstanding indebtedness, which, as of March 31, 2011, was approximately $719 million; and

•	pay fees and expenses related to the merger and the debt financing,

will be funded through a combination of:

•	receipts from the debt financing in an aggregate principal amount of approximately $1.600 billion; and

•	existing cash balances of Kindred and RehabCare.

Kindred’s obligation to consummate the merger is subject to receipt of the proceeds from the debt financing on the terms and conditions set forth in the “debt commitment letter” from J.P. Morgan Securities LLC, which we refer to as “JPMorgan,” JPMorgan Chase Bank, N.A., which we refer to as “JPMorgan Chase Bank,” Citigroup Global Markets Inc., which we refer to as “CGMI,” and, together with Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates, which we refer to as “Citi,” and Morgan Stanley Senior Funding, Inc., which we refer to as “MSSF,” and collectively, the “debt commitment parties.” The financing commitments are in an aggregate amount of $1.900 billion and are subject to certain conditions, as further described under “The Merger — Financing Relating to Merger” beginning on page 85. Kindred has agreed under the merger agreement to use its reasonable best efforts to obtain the financing and RehabCare has agreed under the merger agreement to cooperate with Kindred’s efforts to secure the financing.

Kindred’s Reasons for the Merger (beginning on page 42)

In evaluating the merger, the Kindred board of directors consulted with Kindred’s management, as well as Kindred’s legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Kindred stockholders adopt the merger agreement, the Kindred board of directors considered a number of factors, including those listed in “The Merger — Kindred’s Reasons for the Merger and Recommendation of Kindred’s Board of Directors” beginning on page 42.

RehabCare’s Reasons for the Merger (beginning on page 45)

In evaluating the merger, the RehabCare board of directors consulted with RehabCare’s management, as well as RehabCare’s legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that RehabCare stockholders adopt the merger agreement, the RehabCare board of directors considered a number of factors, including those listed in “The Merger — RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors” beginning on page 45.

Recommendations of the Boards of Directors to Kindred Stockholders and RehabCare Stockholders (beginning on page 42 for Kindred Stockholders and page 45 for RehabCare Stockholders)

Kindred Stockholders. The Kindred board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Kindred and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Kindred board of directors has resolved to recommend that Kindred stockholders vote FOR the adoption of the merger agreement. Approval of the adoption of the merger agreement by Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger. The Kindred board of directors also has resolved to recommend that Kindred stockholders vote on the other proposals to be discussed at the Kindred annual meeting in the manner indicated below in “The Kindred Annual Meeting — Purposes of the Kindred Annual Meeting” on page 117.

RehabCare Stockholders. The RehabCare board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, RehabCare and its stockholders and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The RehabCare board of directors has resolved to recommend that RehabCare stockholders vote FOR the adoption of the merger agreement.

Opinions of Financial Advisors (beginning on page 49 for Kindred’s financial advisor and page 55 for RehabCare’s financial advisors)

Opinion of Kindred’s Financial Advisor

Morgan Stanley & Co. Incorporated, which we refer to as “Morgan Stanley,” was retained by the Kindred board of directors to provide it with financial advisory services and a financial opinion in connection with the proposed transaction. The Kindred board of directors selected Morgan Stanley to act as its financial advisor based upon Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Kindred. On February 6, 2011, Morgan Stanley rendered its oral opinion to the Kindred board of directors, subsequently confirmed in writing, that, as of February 7, 2011, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the merger consideration to be paid by Kindred pursuant to the merger agreement was fair from a financial point of view to Kindred.

The full text of Morgan Stanley’s written opinion, dated February 7, 2011, is attached as Annex D to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the Kindred board of directors and addresses only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to Kindred as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any stockholder of Kindred or RehabCare on how to vote at any stockholders’ meeting related to the merger or take any other action with respect to the proposed transaction. See “The Merger — Opinion of Kindred’s Financial Advisor” beginning on page 49.

Opinions of RehabCare’s Financial Advisors

Opinion of CGMI. In connection with the merger, RehabCare retained CGMI to render an opinion to the RehabCare board of directors as to the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of RehabCare common stock. On February 7, 2011, at a meeting of the RehabCare board of directors, CGMI rendered to the RehabCare board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 7, 2011, to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of RehabCare common stock (other than shares of RehabCare common stock owned by RehabCare, Kindred or their wholly owned subsidiaries, or as to which dissenters’ rights are perfected).

The full text of CGMI’s written opinion, which is attached to this joint proxy statement/prospectus as Annex B, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The summary of CGMI’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion. CGMI’s opinion was provided to the RehabCare board of directors in connection with its evaluation of the merger consideration from a financial point of view. CGMI’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. CGMI’s opinion does not address the underlying business decision of RehabCare to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for RehabCare or the effect of any other transaction in which RehabCare may engage. See “The Merger — Opinion of RehabCare’s Financial Advisor — CGMI” beginning on page 55.

Opinion of RBC. On February 7, 2011, RBC Capital Markets, LLC (which we refer to as “RBC”) delivered its oral opinion, subsequently confirmed in writing, to the RehabCare board of directors to the effect that, as of such date, based upon and subject to the factors and assumptions made, matters considered and limits of the review undertaken by RBC set forth therein, the merger consideration was fair from a financial point of view to the holders of RehabCare common stock. The full text of RBC’s written opinion, dated February 7, 2011, which, among other things, sets forth the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by RBC in connection with the opinion, is attached as Annex C. RBC provided its opinion for the information and assistance of the RehabCare board of directors in connection with its consideration of the merger. All advice and opinions (written and oral) rendered by RBC were intended for the use and benefit of the RehabCare board of directors. The RBC opinion was not a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. RehabCare stockholders are urged to read the RBC opinion in its entirety. See “The Merger — Opinion of RehabCare’s Financial Advisor — RBC” beginning on page 62.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 117 for Kindred and page 196 for RehabCare)

Kindred Stockholders. The record date for the Kindred annual meeting is April 26, 2011. This means that you must be a stockholder of record of Kindred common stock at the close of business on April 26, 2011, in order to vote at the Kindred annual meeting. You are entitled to one vote for each share of Kindred common stock you own. At the close of business on [—], 2011, there were [—] shares of Kindred common stock outstanding and entitled to vote at the Kindred annual meeting.

RehabCare Stockholders. The record date for the special meeting of RehabCare stockholders is April 26, 2011. This means that you must be a stockholder of record of RehabCare common stock at the close of business on April 26, 2011 in order to vote at the RehabCare special meeting. You are entitled to one vote for each share of RehabCare common stock you own. At the close of business on [—], there were [—] shares of RehabCare common stock outstanding and entitled to vote at the RehabCare special meeting. A majority of the shares of RehabCare common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for purposes of the special meeting.

Vote Required (beginning on page 117 for Kindred and page 197 for RehabCare)

Kindred. Approval of the proposal to adopt the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Kindred common stock entitled to vote at the annual meeting. With respect to the election of directors, each director-nominee will be elected if the votes cast “FOR” such director-nominee’s election exceed the votes cast “AGAINST” such nominee’s election. With respect to the advisory vote on the frequency of stockholder advisory votes on executive compensation, the choice receiving the most FOR votes will be the frequency that has been selected by stockholders. Approval of all of the other proposals at the Kindred annual meeting requires the affirmative vote of a majority of the shares of Kindred common stock present in person or represented by proxy and entitled to vote at the Kindred annual meeting.

RehabCare. Approval of the proposal to adopt the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of RehabCare common stock entitled to vote at the special meeting. Approval of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the majority of stockholders present, in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present.

Stock Ownership of Directors and Executive Officers (page 75 for Kindred and page 75 for RehabCare)

Kindred. At the close of business on [—], 2011, the directors and executive officers of Kindred beneficially owned and were entitled to vote [—] shares of Kindred common stock, collectively representing approximately [—]% of the shares of Kindred common stock outstanding on that date.

RehabCare. At the close of business on [—], 2011, the directors and executive officers of RehabCare beneficially owned and were entitled to vote [—] shares of RehabCare common stock, collectively representing approximately [—]% of the shares of RehabCare common stock outstanding on that date.

Interests of RehabCare Directors and Executive Officers in the Merger (beginning on page 76)

In considering the recommendation of RehabCare board of directors, you should be aware that RehabCare directors and executive officers may have financial interests in the merger that are in addition to or different from their interests as stockholders and the interests of RehabCare stockholders generally and may present actual or potential conflicts of interest. RehabCare’s board of directors was aware of these interests and considered them, among other matters, in unanimously approving the merger agreement and the transactions contemplated thereby. You should consider these and other interests of RehabCare directors and executive officers that are described in this joint proxy statement/prospectus.

Such interests of RehabCare directors and executive officers include:

•	the accelerated vesting of restricted shares held by RehabCare directors and executive officers;

•	the cash payment for stock options held by RehabCare directors and executive officers;

•	the payment of severance benefits pursuant to agreements with RehabCare executive officers in connection with certain qualifying terminations of employment that may occur following the merger;

•

the accelerated vesting and payment of long-term and annual cash awards issued to RehabCare executive officers in accordance with the terms of the applicable plans pursuant to which such awards were granted;

•

the appointment of two current members of the RehabCare board of directors to serve as additional members of the Kindred board of directors, such service to be effective as of immediately following the effective time (Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, President and Chief Executive Officer of RehabCare, who is expected to be invited to join as non-executive vice chairman);

•

the appointment of three current executive officers of RehabCare to serve as officers of Kindred, such service to be effective as of immediately following the time of the merger and to be subject to the terms of new employment agreements; and

•	the right to continued indemnification and insurance coverage by Kindred for acts or omissions occurring prior to the merger.

Board of Directors and Management of Kindred Following the Merger (page 83)

At the effective time, the directors and officers of Kindred shall continue as the directors and officers of Kindred, respectively. The merger agreement provides that at or prior to the effective time, Kindred will appoint two current members of the RehabCare board of directors to serve as additional members of the Kindred board of directors, such service to be effective as of immediately following the effective time. Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, who is expected to be invited to join as non-executive vice chairman. Kindred also anticipates that three of the current officers of RehabCare will become officers of Kindred following the effective time.

Listing of Kindred Common Stock and De-listing of RehabCare Common Stock (page 83)

It is a condition to the merger that the shares of common stock to be issued by Kindred in connection with the merger be authorized for listing on the NYSE subject to official notice of issuance. Shares of Kindred common stock are currently traded on the NYSE under the symbol “KND.” Shares of RehabCare common stock are currently traded on the NYSE under the symbol “RHB.” If the merger is completed, RehabCare common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and RehabCare will no longer file periodic reports with the SEC.

Appraisal Rights (beginning on page 86)

RehabCare stockholders have the right under Delaware law to dissent from the approval and adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of RehabCare common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, RehabCare stockholders who wish to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this joint proxy statement/prospectus, and a copy of Section 262 of the DGCL (which we refer to as “Section 262”), which grants appraisal rights and governs such procedures, is attached as Annex E to this joint proxy statement/prospectus. See “The Merger — RehabCare Stockholders’ Rights of Appraisal” beginning on page 86. Appraisal rights are not available to holders of Kindred common stock.

Kindred’s Dividend Policy (page 85)

Kindred and RehabCare stockholders have historically not received quarterly dividends. The payment of dividends by Kindred after the merger will be subject to the determination of the Kindred board of directors. Decisions by the Kindred board of directors regarding whether or not to pay dividends on Kindred common stock and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Kindred’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Kindred board of directors considers important.

Conditions to Completion of the Merger (beginning on page 110)

The respective obligations of Kindred and RehabCare to complete the merger are subject to the satisfaction or, if permissible, waiver, of certain conditions, including:

•	the adoption of the merger agreement by the Kindred stockholders at the Kindred annual meeting and by the RehabCare stockholders at the RehabCare special meeting;

•	the absence of legal prohibitions on the consummation of the merger;

•

the expiration or early termination of the waiting periods applicable to the consummation of the merger under the HSR Act (as defined below) (which waiting period was terminated on April 8, 2011) and any similar non-U.S. laws;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Kindred common stock to be issued in the merger;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC, or proceedings of the SEC seeking a stop order, suspending the effectiveness of such registration statement; and

•	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

The obligation of Kindred to consummate the merger is also subject to obtaining certain regulatory approvals or licenses and delivery of certain notices by RehabCare as set forth in the merger agreement and consummation of the financing on terms contemplated by the debt commitment letter.

Regulatory Approvals Required for the Merger (beginning on page 83)

The completion of the merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), which requires the filing of notifications with the U.S. Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “Antitrust Division”) and the expiration or termination of the applicable waiting period. Kindred and RehabCare initially filed the required notifications on February 11, 2011 and, on April 8, 2011, the FTC notified Kindred that the FTC had granted early termination of the waiting period. The obligation of Kindred to consummate the merger is also subject to obtaining certain regulatory approvals or licenses and delivery of certain notices by RehabCare as set forth in the merger agreement.

Termination of the Merger Agreement (beginning on page 112)

The merger agreement may be terminated at any time before the effective time, whether or not both the Kindred stockholders and the RehabCare stockholders have adopted the merger agreement:

•	by mutual written agreement of Kindred and RehabCare;

•	by either Kindred or RehabCare if:

•

the merger has not been consummated on or before September 30, 2011 (which we refer to as the “outside date”), unless the breach of the merger agreement by the party seeking to terminate resulted in the failure to consummate the merger by the outside date;

•

any applicable law, judgment or decree makes consummation of the merger illegal or otherwise prohibited or permanently enjoins consummation of the merger and such enjoinment has become final and non-appealable, unless the breach of the merger agreement by the party seeking to terminate was the direct cause of such action;

•	the adoption of the merger agreement by the Kindred stockholders was not obtained at the Kindred annual stockholder meeting (or adjournment or postponement of the meeting); or

•	the adoption of the merger agreement by the RehabCare stockholders was not obtained at the RehabCare special meeting (or adjournment or postponement of the meeting); or

•	by Kindred if:

•

RehabCare breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause the conditions to the closing relating to the accuracy of the representations and warranties of RehabCare or compliance by RehabCare with its obligations under the merger agreement not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured, provided that, at the time of the delivery of written notice of breach, Kindred is not in material breach of its obligations under the merger agreement;

•	the RehabCare board of directors has effected a RehabCare board adverse recommendation change (as defined on page 104);

•	RehabCare intentionally and knowingly breaches in any material respect its non-solicitation obligations set forth in the merger agreement;

•

a third party not affiliated with Kindred commences a tender or exchange offer relating to RehabCare securities, and RehabCare does not disclose a recommendation that its stockholders reject such tender or exchange offer within 10 business days after such offer is first made; or

•

the RehabCare board of directors fails to publicly confirm its recommendation that the RehabCare stockholders approve the adoption of the merger agreement within 10 business days of a written request by Kindred that it do so, provided that Kindred cannot make such a request more frequently than once in any 30 calendar day period;

•	by RehabCare if:

•

Kindred breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause the conditions to the closing relating to the accuracy of the representations and warranties of Kindred or compliance by Kindred with its obligations under the merger agreement not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured, provided that, at the time of the delivery of written notice of breach, Kindred is not in material breach of its obligations under the merger agreement;

•	the Kindred board of directors has effected a Kindred board adverse recommendation change (as defined on page 105);

•	Kindred intentionally and knowingly breaches in any material respect its obligations related to the Kindred board recommendation;

•

the Kindred board of directors fails to publicly confirm its recommendation that the Kindred stockholders approve the adoption of the merger agreement within 10 business days of a written request by RehabCare that it do so, provided that RehabCare cannot make such a request more frequently than once in any 30 calendar day period;

•

at any time prior to the adoption of the merger agreement by RehabCare stockholders, RehabCare enters into an alternative acquisition agreement with respect to a superior proposal (as defined on page 104), provided that (1) RehabCare did not violate its non-solicitation obligations under the merger agreement, (2) after receipt of the superior proposal, the RehabCare board of directors determines in good faith, after consultation with outside legal counsel, that failure to effect an adverse change in its recommendation to stockholders to adopt the merger agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and the RehabCare board of directors approves or recommends to RehabCare stockholders the superior proposal, (3) RehabCare provides Kindred with a written notice that it intends to change its recommendation, (4) RehabCare thereafter satisfies its obligations to negotiate with Kindred in good faith, during a three-day period following such written notice, to make adjustments to the terms and conditions of the merger agreement, (5) the RehabCare board of directors determines in good faith, after consultation with outside counsel, after such three business day period if Kindred makes a binding proposal to amend the merger agreement, that failure to effect an adverse change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (6) RehabCare, concurrently with the termination of the merger agreement, pays to Kindred the $26 million termination fee discussed under “The Merger Agreement — Termination Fees and Expenses” beginning on page 114; or

•

(1) all conditions to the obligation of Kindred to effect the merger have been satisfied (other than the conditions relating to the authorization of Kindred common stock for listing on the NYSE, the delivery of a certificate signed by an executive officer of RehabCare and the consummation of the financing contemplated by the debt commitment letter) and assuming for such purposes that the effective time shall be deemed to be the time of delivery of RehabCare’s notice set forth below and the time RehabCare terminates the merger agreement, (2) the marketing period provided for with respect to the financing to be obtained by Kindred has elapsed, (3) Kindred (and in the event of a merger subsidiary election, merger subsidiary) fails to complete the closing during the period (which may not be less than three business days, commencing with the first business day) following the date on which RehabCare has given written notice to Kindred that it believes the conditions to the merger (other than conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, and (4)  RehabCare stands ready, willing and able to consummate the closing following delivery of such notice.

Termination Fees and Expenses (beginning on page 114)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 112:

•	RehabCare may be obligated to pay to Kindred a termination fee of $26 million; or

•	Kindred may be obligated to pay RehabCare a termination fee of $62 million.

In general, each of Kindred and RehabCare will bear its own expenses in connection with the merger agreement and the related transactions.

Litigation Related to the Merger (page 84)

Kindred and RehabCare are aware of five purported class actions (of which the three filed in the Court of Chancery have been consolidated into one purported class action) filed by purported stockholders of RehabCare relating to the merger against RehabCare, RehabCare’s directors, Kindred and, in one case, CGMI. The complaints allege, among other things, that RehabCare’s directors breached their fiduciary duties to the RehabCare stockholders, and that RehabCare and Kindred aided and abetted RehabCare’s directors in such alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions and attorneys’ fees and expenses. Kindred, RehabCare and the other defendants believe that the lawsuits are without merit and intend to defend against them.

Material United States Federal Income Tax Consequences (beginning on page 90)

The merger will be a taxable transaction to U.S. holders of RehabCare common stock for U.S. federal income tax purposes. You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 90 for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to RehabCare stockholders will depend on their particular tax situations. RehabCare stockholders should consult their tax advisors to determine the tax consequences of the transaction to them.

Accounting Treatment (page 89)

The merger will be accounted for under the acquisition method of accounting in conformity with U.S. generally accepted accounting principles (which we refer to as “GAAP”), for accounting and financial reporting purposes.

Risk Factors (beginning on page 27)

In evaluating the merger and the merger agreement, you should read carefully this joint proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 27.

Comparison of Rights of Stockholders (beginning on page 206)

As a result of the merger, the holders of RehabCare common stock will become holders of Kindred common stock and their rights will be governed by the DGCL and by Kindred’s certificate of incorporation and bylaws. Following the merger, RehabCare stockholders may have different rights as stockholders of Kindred than as stockholders of RehabCare. For a summary of the material differences between the rights of RehabCare stockholders and Kindred stockholders, see “Comparison of Rights of Stockholders” beginning on page 206.

FINANCIAL SUMMARY

Comparative Market Price Data and Dividends

Kindred common stock is traded on the NYSE under the symbol “KND” and RehabCare common stock is traded on the NYSE under the symbol “RHB.” The following table shows the high and low daily closing sales prices per share during the period indicated for Kindred and RehabCare common stock on the NYSE. For current price information, you are urged to consult publicly available sources.

	Kindred			RehabCare
Fiscal Year Ended	Price Range of Common Stock		Dividends Paid	Price Range of Common Stock		Dividends Paid
	High	Low		High	Low
December 31, 2009:
First Quarter	$17.81	$11.56	–	$18.75	$12.45	–
Second Quarter	16.99	10.91	–	23.93	16.04	–
Third Quarter	17.13	11.97	–	25.65	20.63	–
Fourth Quarter	19.84	14.65	–	31.29	18.75	–
December 31, 2010:
First Quarter	19.59	16.30	–	34.19	25.10	–
Second Quarter	18.79	12.84	–	31.52	21.78	–
Third Quarter	13.57	11.61	–	22.21	16.25	–
Fourth Quarter	19.35	12.71	–	23.77	18.89	–
December 31, 2011:
First Quarter	25.88	18.59	–	37.76	24.24	–
Second Quarter (through April [—])	[—]	[—]	–	[—]	[—]	–

The Kindred board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based upon compliance with the DGCL, compliance with agreements governing Kindred’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Kindred board of directors considers important. Kindred does not currently pay dividends. While Kindred anticipates that if the merger were not consummated it would continue not to pay dividends, it cannot assure that will be the case. Under the merger agreement, until the closing of the merger Kindred is not permitted to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

The RehabCare board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based upon compliance with the DGCL, compliance with agreements governing RehabCare’s indebtedness, earnings, cash requirements, results of operations, cash flows, financial condition and other factors that the board of directors considers important. While RehabCare anticipates that if the merger were not consummated it would continue not to pay dividends, it cannot assure that will be the case. Under the merger agreement, until the effective time, RehabCare will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

Selected Historical Consolidated Financial Data of Kindred

The following table shows selected historical financial data for Kindred. The selected financial data as of December 31, 2010, 2009, 2008, 2007 and 2006, and for each of the five years then ended were derived from the audited historical consolidated financial statements and related footnotes of Kindred.

Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of operations, stockholders’ equity, cash flows and related notes for each of the years in the three-year period ended December 31, 2010, are included in Kindred’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus. You should read the following selected financial data together with Kindred’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225. The selected consolidated balance sheet data as of December 31, 2008, 2007 and 2006 and the selected consolidated financial and operating data for the years ended December 31, 2007 and 2006 have been derived from Kindred’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

Kindred Selected Financial Data

(In thousands, except per share amounts)

	Year ended December 31,
	2010	2009	2008	2007	2006
Statement of Operations Data:
Revenues	$4,359,697	$4,270,007	$4,093,864	$4,128,649	$4,041,786

Salaries, wages and benefits	2,505,690	2,483,086	2,374,163	2,325,417	2,185,316
Supplies	342,197	333,056	317,149	542,986	669,023
Rent	357,372	348,248	338,673	337,769	289,080
Other operating expenses	948,609	886,205	854,383	730,965	650,045
Other income	(11,422)	(11,512)	(17,407)	(7,701)	–
Depreciation and amortization	121,552	125,730	120,022	118,574	115,057
Interest expense	7,090	7,880	15,373	17,044	13,920
Investment income	(1,245)	(4,413)	(7,096)	(16,105)	(14,488)

	4,269,843	4,168,280	3,995,260	4,048,949	3,907,953

Income from continuing operations before income taxes	89,854	101,727	98,604	79,700	133,833
Provision for income taxes	33,708	39,115	38,144	36,567	52,739

Income from continuing operations	56,146	62,612	60,460	43,133	81,094
Discontinued operations, net of income taxes:
Income (loss) from operations	798	931	(3,399)	(12,982)	(2,351)
Loss on divestiture of operations	(453)	(23,432)	(20,776)	(77,021)	(32)

Net income (loss)	$56,491	$40,111	$36,285	$(46,870)	$78,711

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.42	$1.61	$1.56	$1.09	$2.02
Discontinued operations:
Income (loss) from operations	0.02	0.02	(0.09)	(0.33)	(0.06)
Loss on divestiture of operations	(0.01)	(0.60)	(0.53)	(1.94)	–

Net income (loss)	$1.43	$1.03	$0.94	$(1.18)	$1.96

Diluted:
Income from continuing operations	$1.42	$1.60	$1.54	$1.06	$1.95
Discontinued operations:
Income (loss) from operations	0.02	0.02	(0.09)	(0.32)	(0.06)
Loss on divestiture of operations	(0.01)	(0.60)	(0.53)	(1.90)	–

Net income (loss)	$1.43	$1.02	$0.92	$(1.16)	$1.89

Shares used in computing earnings (loss) per common share:
Basic	38,738	38,339	37,830	38,791	39,108
Diluted	38,954	38,502	38,397	39,558	40,677
Financial Position:
Working capital	$214,654	$241,032	$403,917	$294,878	$295,389
Total assets	2,337,415	2,022,224	2,181,761	2,079,552	2,016,127
Long-term debt	365,556	147,647	349,433	275,814	130,090
Stockholders’ equity	1,031,759	966,594	914,975	862,124	995,578

Selected Historical Consolidated Financial Data of RehabCare

The following table shows selected historical financial data for RehabCare. The selected financial data as of December 31, 2010, 2009, 2008, 2007, and 2006 and for each of the five years then ended were derived from the audited historical consolidated financial statements and related footnotes of RehabCare.

Detailed historical financial information included in the audited consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of earnings, comprehensive income, changes in equity, cash flows and related notes for each of the years in the three-year period ended December 31, 2010, are included in RehabCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated by reference in this joint proxy statement/prospectus. You should read the following selected financial data together with RehabCare’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225. The selected consolidated balance sheet data as of December 31, 2008, 2007 and 2006 and the selected consolidated financial and operating data for the years ended December 31, 2007 and 2006 have been derived from RehabCare’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The following table presents selected financial data for the periods indicated for RehabCare’s continuing operations only.

RehabCare Selected Financial Data

(in thousands, except per share amounts)

	2010 (1)	2009 (1)	2008	2007	2006
Consolidated statement of earnings data:
Operating revenues	$1,329,443	$848,612	$714,030	$675,600	$585,923
Operating earnings	133,559	40,920	28,299	24,861	19,758
Amounts attributable to RehabCare:
Earnings from continuing operations	$61,213	$21,590	$16,711	$11,402	$6,500
Basic EPS from continuing operations	$2.53	$1.17	$0.95	$0.66	$0.38
Diluted EPS from continuing operations	$2.48	$1.14	$0.94	$0.65	$0.38
Weighted average shares outstanding:
Basic	24,231	18,481	17,583	17,226	17,008
Diluted	24,706	18,862	17,798	17,459	17,243
Consolidated balance sheet data:
Working capital	$117,613	$110,882	$97,284	$80,285	$85,982
Total assets	1,126,569	1,109,980	438,406	408,560	428,296
Total long-term debt	390,888	455,267	57,000	74,500	120,559
Total liabilities	605,586	650,360	160,606	163,271	217,431
Total equity	520,983	459,620	277,800	245,289	210,865

(1)	Effective November 24, 2009, RehabCare acquired all of the outstanding common stock of Triumph HealthCare Holdings, Inc. (“Triumph”). The Triumph acquisition was among the primary reasons for the changes in the consolidated statement of earnings data in 2010 and in the balance sheet data in 2009.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information is based upon the historical audited consolidated financial information of Kindred and RehabCare incorporated by reference in this joint proxy statement/prospectus and has been prepared to reflect the merger in which Kindred will acquire all of the outstanding common stock of RehabCare. The unaudited pro forma condensed combined balance sheet is presented as if the merger and related financing had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 was prepared assuming the merger occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The historical consolidated financial statements of RehabCare have been adjusted to reflect certain reclassifications to conform with Kindred’s financial statement presentation.

The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information beginning on page 212 and the historical consolidated financial statements and accompanying notes of Kindred and RehabCare, which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225.

The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Kindred and RehabCare been a combined company during the periods specified. The pro forma adjustments are based upon estimates and current preliminary information and may differ materially from actual amounts. For purposes of this selected unaudited pro forma condensed combined financial information, the merger consideration has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The merger consideration will be allocated among the fair values of the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the merger. Any excess of the merger consideration over the fair value of RehabCare identifiable net assets will be recorded as goodwill. The final allocation is dependent upon the completion of the aforementioned valuations and other analyses that cannot be completed prior to the merger. The actual amounts recorded at the completion of the merger may differ materially from the information presented in the selected unaudited pro forma condensed combined financial information and those differences could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial performance. Additionally, the selected unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the selected unaudited pro forma condensed combined statement of operations include the effects of any other items directly attributable to the merger that are not expected to have a continuing impact on the combined results of operations.

(Dollars in thousands, except per share amounts)	Pro forma as of December 31, 2010
Balance sheet data:
Cash and cash equivalents	$40,373
Working capital	361,700
Total assets	3,971,660
Long-term debt	1,533,042
Stockholders’ equity	1,244,045

Pro forma fiscal year ended December 31, 2010
Statement of operations data:
Revenues	$5,689,140
Total expenses	5,569,216
Income from continuing operations	73,753
Income from continuing operations attributable to Kindred	70,076
Diluted earnings from continuing operations per common share	$1.36

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth income from continuing operations, cash dividends declared and book value per common share separately for Kindred and RehabCare on a historical basis, on an unaudited pro forma combined basis per Kindred common share and on an unaudited pro forma combined basis per RehabCare equivalent common share. It has been assumed for purposes of the unaudited pro forma combined financial information provided below that the merger was completed on January 1, 2010 for income from continuing operations per common share purposes, and on December 31, 2010 for book value per common share purposes. The following selected unaudited pro forma financial information should be read in conjunction with the historical audited consolidated financial statements and notes thereto of Kindred, which are incorporated by reference in this joint proxy statement/prospectus, and RehabCare, which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225.

The unaudited pro forma combined income from continuing operations per Kindred common share is based upon the historical weighted average number of Kindred common shares outstanding, adjusted to include the estimated number of additional shares of Kindred common stock to be issued in the merger. The unaudited pro forma combined book value per Kindred common share is based upon the number of shares of Kindred common stock outstanding as of December 31, 2010, adjusted to include the estimated number of additional shares of Kindred common stock to be issued in the merger. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 212. The unaudited pro forma combined data per RehabCare equivalent common share is based upon the unaudited pro forma combined per Kindred common share amounts, multiplied by the exchange ratio. This data shows how each share of RehabCare common stock would have participated in the income from continuing operations and book value of Kindred if the companies had been consolidated for accounting and financial reporting purposes for all periods presented.

The following unaudited pro forma information reflects the acquisition method of accounting, with Kindred treated as the acquirer. The following unaudited pro forma information reflects adjustments, which are based upon preliminary estimates, to allocate the merger consideration to RehabCare’s identifiable net assets. The merger consideration allocation reflected herein is preliminary, and final allocation of the merger consideration will be based upon the actual merger consideration and the fair value of the assets and liabilities of RehabCare as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein.

The following unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of what Kindred’s actual financial position or results of operations would have been had the merger been completed on the dates indicated above. The following unaudited pro forma information does not give effect to (1) Kindred’s or RehabCare’s results of operations or other transactions or developments since December 31, 2010, (2) the synergies, cost savings and one-time expenses or charges expected to result from the merger, or (3) the effects of any integration activities which may occur subsequent to the merger. The foregoing matters could cause both Kindred’s pro forma historical financial position and results of operations, and Kindred’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial information.

	Kindred historical per share data	RehabCare historical per share data	Kindred pro forma	RehabCare equivalent pro forma
As of or for the year ended December 31, 2010:
Income from continuing operations per common share:
Basic	$1.42	$2.53	$1.37	$0.65
Diluted	$1.42	$2.48	$1.36	$0.64
Cash dividends declared per common share	$–	$–	$–	$–
Book value of stockholder’s equity per common share	$26.12	$20.58	$24.30	$11.45

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•

the closing prices per share of Kindred common stock and RehabCare common stock, in each case based on the last reported sales prices as reported by the NYSE on February 7, 2011, the last trading day prior to the public announcement of the proposed merger, and April [—], 2011, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus; and

•

the implied value of the merger consideration for each share of RehabCare common stock, which was calculated by adding the cash portion of the merger consideration of $26.00 to the product obtained by multiplying the closing price of a share of Kindred common stock on those dates by 0.471, the exchange ratio.

	Kindred Common Stock		RehabCare Common Stock		Implied Value of RehabCare Common Stock
February 7, 2011		$19.48		$25.47		$35.18
April [—], 2011	$	[—]	$	[—]	$	[—]

RISK FACTORS

In deciding whether to vote for the adoption of the merger agreement, we urge you to consider carefully all of the information included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225. You should also read and consider the risks associated with each of the businesses of Kindred and RehabCare because these risks will also affect Kindred after the effective date. The risks associated with the business of Kindred can be found in the Kindred Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. The risks associated with the business of RehabCare can be found in the RehabCare Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus.

Kindred and RehabCare must obtain governmental and regulatory approvals to consummate the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the consummation of the merger, result in additional expenditure of time and resources and reduce the anticipated benefits of the acquisition.

The merger is conditioned on the receipt of certain governmental authorizations, consents, orders and approvals, including certain state licensure and regulatory approvals. If Kindred and RehabCare do not receive such approvals, or do not receive such approvals on terms that satisfy the conditions set forth in the merger agreement, then Kindred will not be obligated to consummate the merger.

The governmental authorities from which Kindred and RehabCare must seek these regulatory approvals have broad discretion in their review of the transaction. As a condition to their approval of the merger, the governmental authorities may impose requirements, limitations or costs on the combined company, require divestitures of the combined company or place restrictions on the conduct of the business of the combined company. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the merger and could reduce its anticipated benefits to Kindred. Kindred cannot make any assurances that it will obtain all of the required regulatory approvals or that Kindred will obtain them on any particular terms. See “The Merger — Regulatory Approvals Required for the Merger” beginning on page 83.

Kindred and RehabCare must obtain approval of their respective stockholders to consummate the merger, which, if delayed or not obtained, may jeopardize or delay the consummation of the merger.

The merger is conditioned on the Kindred and RehabCare stockholders adopting the merger agreement at the Kindred annual meeting and RehabCare special meeting, respectively. If the Kindred stockholders or the RehabCare stockholders do not adopt the merger agreement, then Kindred and RehabCare cannot consummate the merger.

Kindred may not be able to successfully integrate RehabCare’s operations with its own or realize the anticipated benefits of the merger, which could materially and adversely affect Kindred’s financial condition, results of operations and business prospects.

Kindred may not be able to successfully integrate RehabCare’s operations with its own, and Kindred may not realize all or any of the expected benefits of the merger as and when planned. The integration of RehabCare’s operations with Kindred’s will be complex, costly and time-consuming. Kindred expects that it will require significant attention from senior management and will impose substantial demands on Kindred’s operations and personnel, potentially diverting attention from other important pending projects. The difficulties and risks associated with the integration of RehabCare include:

•

the possibility that Kindred will fail to implement its business plans for the combined company, including as a result of new legislation or regulation in the healthcare industry that affects the timing or costs associated with the operations of the combined company or its integration plan;

•	possible inconsistencies in the standards, controls, procedures, policies and compensation structures of Kindred and RehabCare;

•	limitations prior to the consummation of the merger on the ability of management of each of Kindred and RehabCare to work together to develop an integration plan;

•	the increased scope and complexity of Kindred’s operations;

•	the potential loss of key employees and the costs associated with Kindred’s efforts to retain key employees;

•	provisions in Kindred’s and RehabCare’s contracts with third parties that may limit Kindred’s flexibility to take certain actions;

•	risks and limitations on Kindred’s ability to consolidate corporate and administrative infrastructures of the two companies;

•

the possibility that Kindred may have failed to discover liabilities of RehabCare during Kindred’s due diligence investigation as part of the merger for which Kindred, as a successor owner, may be responsible;

•	obligations that Kindred will have to joint venture partners and other counterparties of RehabCare that arise as result of the change in control of RehabCare;

•

obligations that Kindred will have to its lenders under the new financing arrangements to be put in place upon the closing of the merger, including Kindred’s obligations to comply with significant new financial covenants; and

•	the possibility of unanticipated delays, costs or inefficiencies associated with the integration of RehabCare’s operations with Kindred’s.

As a result of these difficulties and risks, Kindred may not accomplish the integration of RehabCare’s business smoothly, successfully or within Kindred’s budgetary expectations and anticipated timetable. Accordingly, Kindred may fail to realize some or all of the anticipated benefits of the merger, such as increase in Kindred’s scale, diversification, cash flows and operational efficiency and meaningful accretion to Kindred’s diluted earnings per share.

Kindred may be unable to realize anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.

Kindred expects to realize approximately $40 million of operating synergies within a period of two years following the completion of the merger, of which $25 million are expected to be realized within the first year. Kindred may be unable to realize all of these cost synergies within the timeframe expected, or at all, and Kindred may incur additional and/or unexpected costs in order to realize them.

Kindred and RehabCare will incur significant transaction and merger-related integration costs in connection with the merger.

Kindred and RehabCare expect to incur a number of costs associated with completing the merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses and will primarily consist of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Kindred and RehabCare. Although Kindred and RehabCare expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The price of Kindred common stock might decline prior to the completion of the merger, which would decrease the value of the merger consideration to be received by RehabCare stockholders in the merger.

Upon completion of the merger, RehabCare stockholders will be entitled to receive for each share of RehabCare common stock that they own, $26.00 in cash and 0.471 shares of Kindred common stock. The exchange ratio will not be adjusted to reflect stock price changes prior to the completion of the merger.

The market price of Kindred common stock at the time the merger is completed may vary significantly from the price on the date of the merger agreement or from the price on the date of the Kindred annual meeting and RehabCare special meeting. On February 7, 2011, the last full trading day prior to the public announcement of the proposed merger, Kindred common stock closed at $19.48 per share as reported on the NYSE. From February 8, 2011 (the next trading day following February 7, 2011), through [—], 2011 (the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information), the trading price of Kindred common stock ranged from a low of $[—] per share to a high of $[—] per share.

Kindred and RehabCare are working to complete the transaction as promptly as practicable and expect that the transaction will be completed on or about June 30, 2011. Because the date when the transaction is completed will be later than the date of the Kindred annual meeting and RehabCare special meeting, Kindred and RehabCare stockholders will not know the exact value of the Kindred common stock that will be issued in the merger at the time they vote on the proposal to adopt the merger agreement. As a result, if the market price of Kindred common stock upon the completion of the merger is lower than the market price on the date of the RehabCare special meeting, the market value of the merger consideration received by RehabCare stockholders in the merger will be lower than the market value of the merger consideration at the time of the vote by the RehabCare stockholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on Kindred, RehabCare, or the industries in which they operate.

Kindred’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Kindred’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the merger consideration to RehabCare’s identifiable net assets. The merger consideration allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the merger consideration will be based upon the actual merger consideration and the fair value of the assets and liabilities of RehabCare as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the merger consideration allocation as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 212 for more information.

The financial forecasts included in this joint proxy statement/prospectus involve risks, uncertainties and assumptions, many of which are beyond the control of Kindred and RehabCare. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts of RehabCare contained in this joint proxy statement/prospectus involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of RehabCare and, if the merger is completed, Kindred, may materially differ from those expressed in the financial forecasts due to factors that are beyond RehabCare’s and Kindred’s ability to control or predict. Neither Kindred nor RehabCare can provide any assurance that RehabCare’s financial forecasts will be realized or that RehabCare’s future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of Kindred or RehabCare and may not prove to be accurate;

•

do not necessarily reflect revised prospects for RehabCare’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The market price of Kindred and/or RehabCare common stock may decline as a result of investor perceptions of the merger.

In response to the announcement of the merger, the market price of Kindred and/or RehabCare common stock may decline as a result of investor perceptions about the terms or benefits of the transaction.

RehabCare officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of RehabCare stockholders.

When considering the recommendation of the RehabCare board of directors with respect to the merger, RehabCare stockholders should be aware that some directors and executive officers of RehabCare have interests in the merger that might be different from, or in addition to, their interests as stockholders and the interests of stockholders of RehabCare generally. These interests include, among others, potential payments under severance agreements, acceleration of vesting of restricted stock as a result of the merger, acceleration of annual and long-term cash incentive awards, cash payments in respect of stock options in connection with the merger, the potential to serve as directors and/or officers of Kindred, the potential to enter into new employment agreements with Kindred, and the right to continued indemnification and insurance coverage by Kindred for acts or omissions occurring prior to the merger. See “The Merger — Interests of RehabCare Directors and Executive Officers in the Merger” beginning on page 76.

As of the close of business on [—], 2011, RehabCare directors and executive officers were entitled to vote approximately [—]% of the then-outstanding shares of RehabCare common stock. See “The Merger — Stock Ownership of Directors and Executive Officers of Kindred and RehabCare” on page 75 and “Security Ownership of Certain Kindred Beneficial Owners and Management” beginning on page 134.

The condition of the financial markets, including volatility and weakness in the equity, capital and credit markets, could limit the availability and terms of debt and equity financing sources to fund the capital and liquidity requirements of Kindred’s businesses, including financing Kindred must undertake in connection with the merger.

In connection with the merger, Kindred obtained the debt commitment letter from the debt commitment parties. These funds, in addition to existing cash balances, will be sufficient to finance the cash consideration to RehabCare stockholders and to refinance certain existing Kindred and RehabCare debt. Subject to certain conditions, Kindred expects to have in place approximately $1.900 billion of long-term financing, of which approximately $1.600 billion is expected to be outstanding at the time of consummation of the merger. Kindred cannot make assurances that it will be able to refinance indebtedness under its revolving credit facility on terms acceptable to Kindred, if at all. If an event of default was to occur under its revolving credit facility, Kindred’s lenders would be entitled to take various actions, including all actions permitted to be taken by a secured creditor.

In addition, Kindred may not be able to complete the planned financing of the merger on the terms and the timetable that Kindred and RehabCare anticipate. If Kindred were unable to complete these financings, Kindred would likely be unable to consummate the merger and, depending on the circumstances, could be required to pay a $62 million termination fee to RehabCare, which would materially adversely affect Kindred’s business, financial position, results of operations and liquidity. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses” beginning on pages 112 and 114, respectively, of this joint proxy statement/prospectus.

Kindred expects to incur substantial additional indebtedness to finance the merger and may not be able to meet its substantial debt service requirements.

A substantial portion of Kindred’s cash flows from operations is dedicated to the payment of principal and interest obligations on its outstanding indebtedness, including its revolving credit facility. Subject to certain restrictions, Kindred also has the ability to incur substantial additional borrowings under its existing revolving credit facility. In addition, Kindred intends to incur substantial additional indebtedness in connection with the merger. If Kindred is unable to generate sufficient funds to meet its obligations or its revolving credit facility or the new debt financing entered into pursuant to the debt commitment letter otherwise becomes due and payable, Kindred may be required to refinance, restructure or otherwise amend some or all of such obligations, sell assets or raise additional cash through the sale of its equity. Kindred cannot make any assurances that it would be able to obtain such refinancing on terms as favorable as its current financing or that such restructuring activities, sales of assets or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet these obligations. In addition, Kindred’s revolving credit facility requires and, upon consummation of the merger the new debt financing entered into pursuant to the debt commitment letter will require, Kindred to:

•

dedicate a substantial portion of its cash flow to payments on its interest obligations, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities,

•	maintain a certain defined fixed payment ratio at a specified level, thereby reducing its financial flexibility; and

•	limit the amount of capital expenditures Kindred can incur in any fiscal year and also limit the aggregate amount Kindred can expend on acquisitions.

These provisions:

•	could have a material adverse effect on Kindred’s ability to withstand competitive pressures or adverse economic conditions (including adverse regulatory changes);

•	could adversely affect Kindred’s ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise; and

•	could increase Kindred’s vulnerability to a downturn in general economic conditions or in Kindred’s business.

The rights of RehabCare stockholders will change when they become stockholders of Kindred upon completion of the merger.

Upon completion of the merger, RehabCare stockholders will become Kindred stockholders. There are numerous differences between the rights of a stockholder of RehabCare and the rights of a stockholder of Kindred. For a detailed discussion of these differences, see “Comparison of Rights of Stockholders” beginning on page 206.

RehabCare stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management and policies of Kindred than they do over RehabCare.

RehabCare stockholders currently have the right to vote in the election of the board of directors of RehabCare and on other matters affecting RehabCare. When the merger occurs, each RehabCare stockholder that receives shares of Kindred common stock will become a stockholder of Kindred with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of RehabCare. It is expected that the former stockholders of RehabCare as a group will own approximately 23% of the outstanding shares of Kindred immediately after the merger, based on the number of shares of Kindred and RehabCare common stock issued and outstanding as of February 7, 2011. Because of this, RehabCare stockholders will have less influence over the management and policies of Kindred than they now have over the management and policies of RehabCare.

Legal proceedings in connection with the merger could delay or prevent the completion of the merger.

Purported class action lawsuits have been filed by third parties challenging the proposed merger and seeking, among other things, to enjoin the consummation of the merger. One of the conditions to the closing of the merger is that no governmental authority has enjoined the consummation of the merger. If a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger, then the injunction may delay the merger or prevent the merger from being completed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) and Section 21E of the Exchange Act. All statements regarding Kindred’s and RehabCare’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements. These forward-looking statements are made based upon expectations and beliefs concerning future events affecting Kindred, RehabCare and merger subsidiary and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond their control, that could cause their actual results to differ materially from those matters expressed or implied by these forward-looking statements. In particular, the unaudited pro forma condensed combined financial information included in, or incorporated into, this joint proxy statement/prospectus reflect assumptions and estimates by the management of Kindred and RehabCare as of the date specified in the unaudited pro forma condensed combined financial information or the date of any document incorporated by reference in this joint proxy statement/prospectus. In addition, the projections by RehabCare management included in this joint proxy statement/prospectus reflect assumptions and estimates by the management of RehabCare as of the date specified in the projections or the date of any document incorporated by reference in this joint proxy statement/prospectus. While Kindred and RehabCare, as applicable, believe these assumptions and estimates to be reasonable in light of the facts and circumstances known as of the date hereof, the projections are necessarily speculative in nature. Many of these assumptions and estimates are driven by factors beyond the control of Kindred or RehabCare, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have provided any assurance with respect to these projections. Moreover, neither Kindred nor RehabCare undertakes any obligation to update the projections and neither intends to do so. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this joint proxy statement/prospectus, which are likewise subject to numerous uncertainties, and you should consider all of such information in light of the various risks identified in this joint proxy statement/prospectus and in the reports filed by Kindred and RehabCare with the SEC, as well as the other information that Kindred and RehabCare provide with respect to the merger.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•

the receipt of all required licensure and regulatory approvals and the satisfaction of the closing conditions of the merger, including approval of the merger by the stockholders of Kindred and RehabCare, and Kindred’s ability to complete the required financing as contemplated by the financing commitment;

•

Kindred’s ability to integrate the operations of the acquired operations and realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the merger and any other acquisitions that may be undertaken during 2011, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that RehabCare fails to meet its expected financial and operating targets;

•	the potential for diversion of management time and resources in seeking to complete the merger and integrate its operations;

•	the potential failure of Kindred to retain key employees of RehabCare;

•

the impact of Kindred’s significantly increased levels of indebtedness as a result of the merger on Kindred’s funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets;

•	the potential for dilution to Kindred stockholders as a result of the merger;

•

the ability of Kindred to operate pursuant to the terms of its debt obligations, including Kindred’s obligations under financing undertaken to complete the merger, and the ability of Kindred to operate pursuant to its master lease agreements with Ventas, Inc.;

•

the calculations of, and factors that would impact the calculations of, the acquisition price in accordance with the methodologies of the provisions of the authoritative guidance for business combinations, the allocation of this acquisition price to the net assets acquired, and the effect of this allocation on future results, including Kindred’s earnings per share, when calculated on a GAAP basis;

•	general economic conditions are less favorable than expected;

•	changes in both companies’ businesses during the period between now and the completion of the merger might have adverse impacts on Kindred;

•	liability for litigation, administrative actions, and similar disputes;

•	the inability to obtain, renew or modify permits in a timely manner, comply with government regulations or make capital expenditures required to maintain compliance;

•	changes in laws and regulations or interpretations or applications thereof;

•

the impact of healthcare reform, which will initiate significant reforms to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors;

•

changes in the reimbursement rates or the methods or timing of payment from third party payors, including commercial payors and the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for LTAC hospitals, including potential changes in the Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for nursing centers, and the expiration of the Medicare Part B therapy cap exception process; and

•	the effects of additional legislative changes and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry.

Additional factors that may affect future results are contained in Kindred’s and RehabCare’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Many of these factors are beyond the control of Kindred or RehabCare.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. There can be no assurance that forward-looking statements will prove to be accurate. Stockholders should also understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in Kindred’s and RehabCare’s SEC filings should be considered a complete statement of all potential risks and uncertainties. Kindred and RehabCare undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

THE MERGER

The following is a description of the material aspects of the merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement attached to this join proxy statement/prospectus as Annex A. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex  A, for a more complete understanding of the merger.

Overview

The Kindred board of directors and the RehabCare board of directors have each unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Pursuant to the merger agreement, RehabCare will be merged with and into Kindred, with Kindred surviving the merger, provided that either Kindred or RehabCare may, prior to the effective time, elect to change the method of effecting the merger to provide for the subsidiary merger election.

At the effective time, each share of RehabCare common stock outstanding immediately prior to the effective time, other than shares owned by Kindred or RehabCare or their respective wholly owned subsidiaries, or shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law will be converted into the right to receive 0.471 shares of Kindred common stock and $26.00 in cash, without interest. Kindred will not issue any fractional shares as a result of the merger. Instead, RehabCare stockholders will receive cash in lieu of fractional shares, if any, of Kindred common stock. Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the merger. Upon completion of the transaction, RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock.

As a result of the merger, RehabCare will cease to be a publicly traded company.

Background of the Merger

As part of its continuing evaluation of strategic alternatives, the RehabCare board of directors and management regularly evaluate RehabCare’s business strategy and prospects for growth and consider opportunities to improve RehabCare’s operations and financial performance in order to create value for RehabCare stockholders. As part of this process, the RehabCare board of directors, in consultation with RehabCare’s management and outside legal and financial advisors, evaluates and pursues a number of opportunities to expand and diversify RehabCare’s business.

In late 2007 through early 2008, senior management of RehabCare and Kindred engaged in preliminary discussions regarding a possible acquisition of RehabCare by Kindred. The parties considered the complementary aspects of their businesses and the potential benefits that a strategic business combination of RehabCare and Kindred could provide, including cost and revenue related synergies and the related potential benefits to stockholders, employees, patients and other important constituents of both companies. The parties were unable to agree on a mutually acceptable valuation for RehabCare, and those discussions were discontinued.

During the spring and summer of 2010, RehabCare’s stock price dropped significantly, which management believed was caused by the general uncertainty surrounding healthcare reform. RehabCare’s board of directors and management believed that the uncertainties that RehabCare was facing could limit its ability to grow, including by limiting its ability to finance large transactions which otherwise might be desirable for RehabCare’s growth. Consequently, as part of its normal evaluation of strategic alternatives, the RehabCare board of directors requested that CGMI attend the regularly scheduled meeting of the RehabCare board of directors on August 2 and August 3, 2010 to discuss potential strategic alternatives for RehabCare.

The RehabCare board of directors held a regularly scheduled meeting on August 2 and August 3, 2010 and a special meeting on August 18, 2010. As part of those meetings, CGMI provided a general overview of various strategic alternatives, including analyzing various standalone alternatives, potential acquisition targets, and potential financial and strategic partners. The RehabCare board of directors discussed with management and CGMI the risks and benefits of pursuing those strategic alternatives, including the execution risks associated with pursuing the standalone alternatives and potential acquisitions, and the confidentiality risks associated with commencing a process to gauge interest in the acquisition of RehabCare. The RehabCare board of directors reviewed several healthcare companies and financial sponsors to determine if any of them would be likely partners for a business combination. With input from CGMI and RehabCare management, the RehabCare board of directors concluded that, other than Kindred, there were no logical strategic acquirors of RehabCare at that time. While the RehabCare board of directors believed that Kindred could be a potential strategic acquiror, the board was skeptical of Kindred’s ability and willingness to complete an acquisition of RehabCare at an acceptable price, based in large part on the parties’ prior discussions with respect to a potential transaction. At the conclusion of the August 18, 2010 meeting, the RehabCare board of directors engaged CGMI to contact certain financial sponsors to determine interest in a potential acquisition of RehabCare. Based on the RehabCare board of directors’ analysis, after consultation with RehabCare management and CGMI, of the potential strategic partners and their respective ability and anticipated interest in pursuing a strategic combination, as well as concerns regarding sharing sensitive information with competitors, CGMI was directed by the RehabCare board of directors not to contact potential strategic acquirors at such time.

On September 27, 2010, RehabCare entered into a formal engagement letter with CGMI to serve as its financial advisor in connection with a possible strategic transaction.

As directed by the RehabCare board of directors, beginning on October 1, 2010, CGMI contacted nine financial sponsors to evaluate potential interest in the acquisition of RehabCare. Eight of the nine financial sponsors contacted by CGMI executed confidentiality agreements with RehabCare, and CGMI, as directed by the RehabCare board of directors, thereafter delivered additional information regarding RehabCare to those parties, including RehabCare management’s financial model, a business overview and a preliminary financing analysis performed by CGMI. Management presentations were made to five of those financial sponsors, including Party A and Party B.

Throughout 2010, as part of CGMI’s regular client coverage of Kindred, CGMI regularly communicated and met with Kindred senior management to discuss various potential transactions and various potential acquisition candidates, including RehabCare. As part of these conversations, CGMI or its affiliates discussed providing acquisition financing to Kindred.

On October 7, 2010, Paul Diaz, Kindred’s President and Chief Executive Officer, met with representatives of CGMI, as part of this regular client coverage, to review an analysis of potential targets, including RehabCare and other potential targets, for Kindred’s consideration of possible strategic alternatives. Mr. Diaz subsequently asked CGMI to prepare an analysis of a possible combination of Kindred and RehabCare for consideration by the Kindred board of directors. CGMI asked for RehabCare’s permission to prepare such analysis, noting that Kindred had actively considered the combination of RehabCare and Kindred as a strategic alternative for several years. After receiving permission from Dr. John Short, President and Chief Executive Officer of RehabCare and a member of RehabCare’s board of directors, CGMI prepared an analysis based on publicly available information with respect to RehabCare, including an accretion/dilution analysis of a possible combination at purchase prices ranging from $30.00 to $35.00 per share of RehabCare common stock. Mr. Diaz included this analysis in written materials provided to the Kindred board of directors, which discussed a possible combination with RehabCare at its regularly scheduled October 27 and 28, 2010 meeting, which CGMI did not attend. During this period, CGMI also indicated to Mr. Diaz that it had been engaged by the RehabCare board of directors to advise it in connection with strategic alternatives.

On October 28, 2010, Mr. Diaz contacted CGMI to express the Kindred board of directors’ interest in exploring a combination with RehabCare and to inquire about appropriate next steps. CGMI reminded Mr. Diaz that it would not be able to represent Kindred in connection with a possible transaction with RehabCare, but that it would inform RehabCare of Kindred’s interest. Following discussions with Dr. Short, CGMI indicated to Mr. Diaz that he should contact Dr. Short directly to communicate Kindred’s desire to explore a potential transaction.

On October 29, 2010, Party A submitted a preliminary indication of interest to acquire RehabCare at a price ranging from $25.00 to $27.00 per share. On November 1, 2010, Party B submitted its preliminary indication of interest to acquire RehabCare at a price ranging from $27.00 to $30.00 per share. The other seven financial sponsors did not submit indications of interest and withdrew from the process.

On November 2, 2010, the RehabCare board of directors held a regularly scheduled meeting. At this meeting, CGMI updated the RehabCare board of directors on the status of the process with the financial sponsors, including the details of the indications of interest delivered by Party A and Party B. CGMI also discussed its contact with Mr. Diaz and Kindred’s interest in pursuing a possible combination, and provided the RehabCare board of directors with preliminary pro forma financial analysis of the two companies on a combined basis, using publicly available information with respect to Kindred. The RehabCare board of directors discussed in detail the proposals received from Party A and Party B, and determined that these proposals did not provide adequate value to the RehabCare stockholders and would not be pursued further at such time. The RehabCare board of directors further discussed the contact from Kindred and the advantages and disadvantages of pursuing a transaction with Kindred. The RehabCare board of directors engaged in a preliminary discussion of the benefits of a transaction with Kindred, including the potential that such a combination would present compelling synergies, but also considered the parties’ prior failed discussions. The RehabCare board of directors also discussed various other strategic alternatives, including the potential benefits and the execution risks of continuing as a stand alone entity and implementing its current strategic plans. The RehabCare board of directors tabled further discussion of pursuing a transaction with Kindred pending further contact from Kindred.

On November 4, 2010, Mr. Diaz called Dr. Short to inform him of Kindred’s renewed interest in acquiring RehabCare. Mr. Diaz verbally expressed to Dr. Short that Kindred would be interested in pursuing an all cash acquisition of RehabCare, at a price ranging from $32.00 to $34.00 per share.

The RehabCare board of directors was informed of the verbal expression of interest made by Kindred during a special meeting held on November 13, 2010. After consideration of Kindred’s proposal, the RehabCare board of directors determined to engage in further discussions with Kindred to explore a potential transaction, established a special committee of the RehabCare board of directors (whom we refer to as the “RehabCare special committee”), consisting of Harry Rich, Anthony Piszel and Theodore Wight, to supervise the process and any negotiations, and authorized the RehabCare special committee to retain legal counsel to represent the RehabCare board of directors in connection with consideration of a potential transaction. In addition, the RehabCare board of directors asked CGMI to prepare, and review with its internal credit committee, an analysis of the ability to finance an acquisition in the proposed range of prices.

On or about November 16, 2010, Dr. Short contacted Mr. Diaz and informed him that the RehabCare board of directors had determined to pursue discussions regarding a potential transaction. Dr. Short conveyed to Mr. Diaz that three threshold issues to be addressed were the commitment of the Kindred board of directors to the proposed transaction, Kindred’s ability to finance the transaction, and the need to achieve a price for RehabCare stockholders above the $32.00 to $34.00 per share range. Concurrently, CGMI informed Kindred that its internal credit committee would be analyzing the financeability of the acquisition in the proposed range of prices.

On November 27, 2010, RehabCare and Kindred entered into a mutual confidentiality agreement that contained reciprocal standstill obligations of the parties. RehabCare began preparation of a data room containing due diligence materials for Kindred’s review.

Dr. Short and Mr. Diaz met on November 29, 2010 in Washington, D.C. at an industry meeting of the American Hospital Association and discussed the key topics to be addressed at an upcoming meeting of representatives of their respective boards of directors. Dr. Short and Mr. Diaz also discussed potential accretion and synergies if a business combination were to occur.

At a November 30, 2010 meeting of the RehabCare special committee, CGMI presented its analysis of Kindred’s ability to finance an acquisition of RehabCare at various prices. Based on this preliminary assessment, CGMI believed Kindred would likely need to include an equity component as part of the transaction consideration if it was to enter into a transaction at a price at or above its initial range.

On December 2, 2010, the members of the RehabCare special committee and Dr. Short met with Edward L. Kuntz, chairman of the Kindred board of directors, Dr. Thomas Cooper, Kindred’s lead independent director, and Mr. Diaz to discuss the terms of a potential transaction. Among the topics discussed were transaction value, the availability of financing for the transaction, and RehabCare’s request for a “go shop” feature to be included in any formal proposal to be made by Kindred. In addition, in light of the previous, failed discussions between the parties regarding a business combination, the RehabCare special committee sought assurances that the full Kindred board of directors supported the proposed transaction.

The RehabCare special committee held meetings on December 7, 2010 and December 10, 2010, with Bryan Cave LLP (whom we refer to as “Bryan Cave”), counsel to the RehabCare board of directors. During these meetings, Bryan Cave reviewed and discussed with the RehabCare special committee the terms of the proposed merger agreement to be provided to Kindred, and a potential timeline for the transaction. The draft merger agreement was delivered to Morgan Stanley, financial advisor to Kindred, following the RehabCare special committee meeting on December 10, 2010.

On December 12, 2010, Mr. Diaz and Dr. Short had a call to continue their discussions on the potential transaction and to discuss an agenda for the meeting between the Kindred and RehabCare management teams. Mr. Diaz updated the Kindred board of directors on the status of the discussions at the regularly scheduled Kindred board of directors meeting on December 15 and 16, 2010. On December 16, 2010, members of Kindred’s management team, including representatives from Morgan Stanley, met with representatives of RehabCare’s management team, including representatives from CGMI, to discuss RehabCare’s businesses and operations and the potential synergies from a combination of the companies.

On or about December 16, 2010, Kindred asked each of JPMorgan, Morgan Stanley and CGMI to independently develop and submit a proposal for the potential financing of a transaction. Kindred, with a market capitalization at the time of under $700 million, believed that these were the three banks most familiar with its operations and credit profile and therefore would be the banks that would be able to provide financing commitments that would be most favorable to Kindred, from perspectives of conditionality and pricing, as well as from the perspective of the speed with which they could make decisions relating to financing commitments to Kindred. In particular, Kindred took into account the roles, under Kindred’s credit facility, of JPMorgan, as bookrunner, lead arranger and a lender, and of an affiliate of CGMI, as syndication agent and a lender.

Upon receipt of Kindred’s invitation in December to submit a proposal for the potential financing of a transaction, CGMI informed Mr. Rich and Dr. Short of Kindred’s request, as well as the internal procedures that CGMI and its affiliates intended to put in place in the event RehabCare consented to CGMI’s or its affiliates’ potential participation in the financing. These procedures would include having separate teams of representatives participate in each part of the transaction, and a requirement that RehabCare would engage a separate financial advisor to analyze the proposed transaction from a financial point of view for the RehabCare board of directors and, if appropriate, deliver an opinion to the RehabCare board of directors. Moreover, CGMI agreed that it would reduce its fees in connection with the fees that would be paid for the second financial advisor and that CGMI and its affiliates would neither lead Kindred’s financing syndicate nor provide more than 50% of the total amount financed.

At meetings of the RehabCare special committee held on December 17, 2010 and December 23, 2010, Bryan Cave updated the RehabCare special committee on recent conversations with Cleary Gottlieb Steen & Hamilton LLP (whom we refer to as “Cleary Gottlieb”), legal counsel to Kindred, regarding process, timing and potential transaction structure. In addition, Mr. Rich advised the RehabCare special committee that the leveraged finance group of CGMI had been invited to submit a proposal to Kindred to participate in the financing syndication for the proposed transaction, and described the internal procedures CGMI had informed him would be put in place at CGMI and its affiliates regarding the potential dual roles in the transaction. The RehabCare special committee discussed the desirability of permitting CGMI’s leveraged finance group to participate in Kindred’s financing syndicate to enhance the certainty of Kindred’s ability to finance the transaction, and discussed with Bryan Cave the need to engage an additional financial advisor to the RehabCare board of directors in the event CGMI and its affiliates participated in Kindred’s financing syndicate. The RehabCare special committee concluded that if acceptable deal terms were reached with Kindred, and CGMI was invited to participate in Kindred’s financing syndicate, the RehabCare board of directors would likely consent to CGMI’s and its affiliates’ participation in Kindred’s financing syndicate subject to the conditions previously discussed and subject to the requirement that the fees and expenses of the second financial advisor be fully credited against the amount RehabCare had previously agreed to pay CGMI for its financial advisory services. The RehabCare special committee directed Mr. Rich to contact certain parties to discuss potential engagement to evaluate the fairness of the proposed transaction from a financial point of view, and to confirm to CGMI that it and its affiliates were authorized to submit a proposal to Kindred, subject to the conditions discussed.

Throughout December 2010, Kindred continued its due diligence review of RehabCare and participated in various diligence meetings and telephone conferences with RehabCare management. Subsequent to the December invitation to JPMorgan, Morgan Stanley and CGMI to submit proposals to finance the transaction, senior management of Kindred engaged in regular communications with these prospective sources of debt financing, RehabCare and RehabCare’s advisors regarding the proposed acquisition financing.

On December 28, 2010, Kindred delivered a written proposal to RehabCare, which proposal was for a price of $32.00 per share, payable $27.00 in cash and $5.00 in Kindred common stock. Kindred’s proposal included indicative terms of the debt financing commitments it expected to receive, and provided a summary of key issues identified in the draft merger agreement previously provided by RehabCare, including Kindred’s requirement that the closing of the transaction be conditioned on its receipt of financing and that the “go shop” provision proposed by RehabCare be replaced with a “window shop” provision.

During a regular meeting of the RehabCare board of directors held on December 29, 2010, the RehabCare board of directors reviewed the proposal delivered by Kindred. Bryan Cave also reviewed with the RehabCare board of directors the legal duties applicable to its consideration of a potential transaction. During the meeting, CGMI reviewed with the RehabCare board of directors certain financial items relating to Kindred’s proposal, and Bryan Cave reviewed various legal aspects. CGMI also described to the RehabCare board of directors its preliminary analysis of the indicative financing terms included in Kindred’s proposal and confirmed CGMI’s belief that at or above the price proposed by Kindred, Kindred would need to complete an equity offering before closing or include stock as a part of the consideration. The RehabCare board of directors discussed its disappointment over the price per share and other aspects of Kindred’s proposal. After extensive discussion of the offer and the stand alone prospects of RehabCare, the RehabCare board of directors determined that it would not accept Kindred’s offer. Dr. Short also presented an alternative transaction to the RehabCare board of directors to be considered in the event that Kindred was not able to improve its offer to a level acceptable to the RehabCare board of directors, pursuant to which RehabCare would offer to acquire Kindred. After continuing discussions regarding the advantages and disadvantages of a potential transaction with Kindred and the proposed alternative transaction, the RehabCare board of directors instructed Dr. Short to contact Mr. Diaz to determine if Kindred would be willing to increase its offer to a level that the RehabCare board of directors might find attractive, and to express RehabCare’s willingness to alternatively explore an acquisition of Kindred. In addition, the RehabCare board of directors, along with Bryan Cave, discussed Kindred’s invitation to CGMI’s leveraged finance group to submit a proposal to participate in Kindred’s financing syndicate and the desirability of permitting CGMI’s leveraged finance group to participate in such financing, if chosen by Kindred to do so, in order to enhance the certainty of Kindred’s ability to finance the transaction. After this discussion, the RehabCare board of directors acknowledged that, subject to satisfaction of the conditions the RehabCare special committee had previously discussed with CGMI, it would consent to CGMI’s leveraged finance group participating in Kindred’s financing syndicate if it were invited to do so.

Dr. Short contacted Mr. Diaz and informed him that the proposal delivered by Kindred on December 28, 2010 was viewed as inadequate and was not supported by the RehabCare board of directors. Dr. Short communicated to Mr. Diaz that the RehabCare board of directors would be willing to continue discussions with Kindred regarding a potential transaction at a price of $35.50 per share or greater, as well as RehabCare’s willingness to explore the alternative structure if Kindred was unable to improve the terms of its offer. RehabCare delivered a letter to Kindred on December 31, 2010 reflecting the principal elements of the conversation between Dr. Short and Mr. Diaz on December 28, 2010, as well as providing RehabCare’s response to the key issues in the merger agreement identified by Kindred in its December 28, 2010 proposal.

During the week of January 3, 2011, representatives of RehabCare and Kindred continued to communicate regarding terms of a potential transaction. Given the proposed equity component of the merger consideration, they also discussed whether Kindred would consider providing an appropriate level of representation from the current RehabCare board of directors on the post-transaction Kindred board of directors. In addition, Kindred continued its due diligence process.

On January 7, 2011, Kindred delivered a revised proposal to RehabCare, increasing its offer price to $35.00 per share, with $26.00 payable in cash and $9.00 payable in Kindred common stock. Kindred noted that its ongoing discussions with JPMorgan, Morgan Stanley and CGMI regarding acquisition financing reaffirmed its confidence that it would obtain a firm commitment on financing in the next few weeks. In addition, the revised proposal provided an updated transaction timeline, an outline of certain terms that Kindred would be including in its markup of the merger agreement, and a description of open due diligence items.

At meetings of the RehabCare special committee held on January 9 and January 10, 2011, CGMI and Bryan Cave discussed the terms of Kindred’s revised proposal with the RehabCare special committee and Dr. Short. CGMI noted that the increased stock portion of the consideration proposed by Kindred would obviate the need for Kindred to undertake an equity offering between signing and closing the proposed transaction and would assist in the certainty of Kindred obtaining financing for the transaction. CGMI also described the fixed exchange ratio structure proposed by Kindred relating to the stock component, and discussed other potential alternative structures for the stock portion of the proposal that could be considered. The RehabCare special committee considered the accretive nature of the transaction on Kindred common stock, which provided an opportunity for even further value to the RehabCare stockholders from the consideration proposed by Kindred. Bryan Cave described various other aspects of the revised offer, including Kindred’s proposed reverse termination fee structure related to its financing, the need for Kindred stockholder approval due to the stock component of the transaction consideration, and Kindred’s refusal to allow for a “go shop” period following the execution of the merger agreement in light of the substantial premium it was offering. The RehabCare special committee discussed the appropriateness of requesting two seats on the Kindred board of directors upon completion of the transaction, given the substantial amount of Kindred common stock that RehabCare stockholders would receive under Kindred’s proposal. The RehabCare special committee also discussed the need to undertake a due diligence review of Kindred in light of the amount of Kindred common stock that would be delivered to RehabCare stockholders. The RehabCare special committee discussed the advantages and disadvantages of moving forward with a transaction on the terms contained in Kindred’s revised proposal. Based on the foregoing, the RehabCare special committee determined the revised offer price, including the mix of cash and stock consideration, to be adequate to continue discussions with Kindred and, after consultation with CGMI and Bryan Cave, developed a response to Kindred’s revised proposal, and directed Dr. Short to present that response to Mr. Diaz.

On January 11, 2011, Dr. Short and Mr. Diaz met at an industry conference in San Francisco, California. Dr. Short informed Mr. Diaz that the RehabCare special committee had determined that Kindred’s revised offer price was adequate to continue discussions. Dr. Short and Mr. Diaz then discussed the remaining key issues in Kindred’s revised proposal. Mr. Diaz indicated that Kindred would respond shortly with a revised draft of the merger agreement, which would reflect his discussion with Dr. Short.

Beginning January 11, 2011, RehabCare began contacting additional financial advisors with respect to a potential engagement to evaluate the fairness of the proposed consideration to be received by RehabCare stockholders from a financial point of view and to deliver a fairness opinion if appropriate.

Cleary Gottlieb delivered a revised draft of the merger agreement to Bryan Cave on January 13, 2011. Between January 13 and January 17, 2011, the RehabCare special committee of the RehabCare board of directors, in consultation with CGMI and Bryan Cave, continued to evaluate a transaction based on the terms proposed by Kindred in its revised merger agreement. During this period CGMI was informed that RBC had been selected as a second financial advisor to RehabCare and its board of directors, and CGMI agreed to reduce the fee it was to receive for its financial advisory services by the full amount of the fees and expenses that would be paid to RBC for its services.

On January 17, 2011, Dr. Short and Mr. Diaz met in New York and discussed certain of the key open issues in the revised draft of the merger agreement provided by Kindred. Bryan Cave delivered a revised draft of the merger agreement to Cleary Gottlieb on January 20, 2011.

From January 20 through January 26, 2011, the parties and their respective advisors continued to engage in negotiations regarding the terms of the proposed transaction.

On or about January 24, 2011, Kindred selected JPMorgan to be the lead lender in the provision of debt financing commitments in connection with the proposed transaction. In addition, Kindred selected the leveraged finance groups at Morgan Stanley and CGMI, respectively, to provide financing commitments in connection with the proposed transaction. At this time, RehabCare confirmed its consent to allow CGMI’s leveraged finance group to provide this financing commitment to Kindred.

On January 24, 2011, RBC was engaged by the RehabCare board of directors to evaluate the fairness of the proposed consideration to be received by RehabCare stockholders from a financial point of view.

Following receipt of a list of principal open issues delivered by Kindred on January 26, 2011, members of RehabCare’s senior management, together with Bryan Cave and CGMI, participated in a conference call with members of Kindred’s senior management, Cleary Gottlieb and Morgan Stanley to discuss those open issues. The parties resolved certain of the issues on that call, and instructed Bryan Cave and Cleary Gottlieb to continue negotiating the remaining open terms of the merger agreement. Cleary Gottlieb delivered a revised draft of the merger agreement on January 28, 2011 and an initial draft of the debt commitment letter on January 29, 2011.

At meetings of the RehabCare special committee held on February 1 and February 2, 2011, Dr. Short, Bryan Cave and CGMI updated the RehabCare special committee on the status of the ongoing negotiations with Kindred. The RehabCare special committee also reviewed the reverse due diligence regarding Kindred performed by its legal and financial advisors. The RehabCare special committee reviewed and discussed the current draft of the merger agreement and Kindred’s debt financing commitment, and the remaining open issues. The RehabCare special committee then directed Dr. Short, together with Bryan Cave and CGMI, to continue negotiations with Kindred.

From February 1 through February 6, 2011, RehabCare’s senior management and legal and financial advisors continued to negotiate with Kindred’s senior management and its legal and financial advisors to finalize the terms of the proposed transaction, including exchanging several drafts of the merger agreement and debt commitment letters.

On February 6, 2011, Kindred held a special meeting of its board of directors at which the Kindred board of directors reviewed and discussed the proposed transaction with RehabCare. Kindred’s management, Cleary Gottlieb and Morgan Stanley participated in the meeting. The Kindred board of directors discussed with management, Cleary Gottlieb and Morgan Stanley the proposed terms of the merger agreement, as well as the proposed terms of the debt commitment letters, both of which had been provided to the Kindred board of directors prior to the meeting. Morgan Stanley reviewed with the Kindred board of directors a presentation setting forth its financial analysis of the proposed transaction and rendered its oral opinion, which was confirmed in writing on February 7, 2011, to the Kindred board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitation on the scope of review undertaken by Morgan Stanley, the merger consideration was fair from a financial point of view to Kindred as discussed in the section entitled “— Opinion of Kindred’s Financial Advisor” beginning on page 49 (such opinion is attached hereto as Annex D). Following review of such presentation, and further discussion among Kindred’s board of directors and management, the Kindred board of directors voted unanimously to approve the merger, the merger agreement and the transactions contemplated by the merger agreement.

On February 7, 2011, RehabCare held a regularly scheduled meeting of its board of directors at which, in consultation with Bryan Cave, CGMI and RBC, the RehabCare board of directors reviewed and discussed the final terms and conditions of the merger agreement and debt commitment letters. Bryan Cave reviewed with the RehabCare board of directors the terms and conditions contained in the merger agreement which had been provided to the directors prior to the meeting. CGMI and Bryan Cave also reviewed the debt commitment letters being obtained by Kindred. CGMI and RBC separately presented financial analyses of the proposed transaction, and each delivered its oral opinion to the RehabCare board of directors, which opinions were confirmed by delivery of written opinions dated February 7, 2011, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be received by RehabCare stockholders was fair, from a financial point of view, to holders of RehabCare common stock (other than shares of RehabCare common stock owned by RehabCare, Kindred or their wholly owned subsidiaries, or as to which dissenters’ rights are perfected) as discussed in the sections entitled “— Opinion of RehabCare’s Financial Advisor — CGMI” beginning on page 55 (such opinion is attached hereto as Annex B) and “— Opinion of RehabCare’s Financial Advisor — RBC” beginning on page 62 (such opinion is attached hereto as Annex C). Following further review and discussion among the members of the RehabCare board of directors, including consideration of the factors described under “— RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors” beginning on page 45, the RehabCare board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of RehabCare and its stockholders, and the RehabCare board of directors voted unanimously to approve the merger, the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement was executed by RehabCare and Kindred on February 7, 2011. On February 8, 2011, prior to the commencement of trading on the NYSE, RehabCare and Kindred issued a joint press release announcing the signing of the merger agreement.

Kindred’s Reasons for the Merger and Recommendation of Kindred’s Board of Directors

At the meeting of the Kindred board of directors on February 6, 2011, after careful consideration, including detailed discussions with Kindred’s management and its legal and financial advisors, the Kindred board of directors unanimously determined that the merger is advisable and fair to and in the best interests of Kindred and its stockholders, approved the merger agreement and recommended that the Kindred stockholders vote FOR the adoption of the merger agreement.

In evaluating the merger, the Kindred board of directors consulted with Kindred’s management, as well as Kindred’s legal and financial advisors and, in reaching a conclusion to approve the merger and related transactions and to recommend that Kindred stockholders adopt the merger agreement in connection with the merger, the Kindred board of directors reviewed a significant amount of information and considered a number of factors including:

•	its knowledge of Kindred’s business, operations, financial condition, earnings and prospects both before and after the merger;

•

its knowledge of the current environment in the healthcare industry, including reimbursement and regulatory risks, economic conditions, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on Kindred’s and RehabCare’s potential growth, development, productivity and strategic direction;

•

Kindred management’s expectation that the combined company will achieve operating synergies of approximately $40 million within a period of two years following consummation of the merger, with $25 million expected in the first year after the closing;

•	the strategic nature of the acquisition, which will create a combined company:

•	which will be the largest post-acute healthcare services company in the United States with over $6 billion in annual revenues and with increased geographic diversity;

•

which will operate 118 LTAC hospitals with 8,492 licensed beds, 226 nursing and rehabilitation centers with 27,442 licensed beds, 121 inpatient rehabilitation hospitals and 1,808 hospital, nursing center and assisted living rehabilitation therapy services across the country;

•	well-equipped to respond to economic, regulatory, legislative and other industry developments and with the financial strength to make continued strategic investments in the healthcare industry;

•	that enhances Kindred’s cluster market strategy;

•	with the prospects for an expanded customer base and product offerings to allow for new business relationships and transactions not available to either company on a stand-alone basis;

•

Kindred management’s view, based upon due diligence and discussions with RehabCare’s management, that Kindred and RehabCare share complementary core values with respect to culture, regulatory compliance and customer satisfaction;

•	that the merger will join two experienced healthcare industry management teams with complementary values, established track records, and technical and operational expertise;

•

that, because the exchange ratio is fixed (and will not be adjusted for fluctuations in the market price of Kindred common stock or RehabCare common stock), the per share value of the merger consideration could be more or less than its implied value upon execution of the merger agreement;

•	the premiums paid by the acquiring entities in selected transactions;

•

information concerning the financial conditions, results of operations, prospects and businesses of Kindred and RehabCare, including the respective companies’ cash flows from operations, recent performance of common shares and the ratio of Kindred’s stock price to RehabCare’s stock price over various periods;

•	that Dr. Short would serve on the Kindred board of directors as non-executive vice chairman, bringing his extensive experience and expertise to Kindred;

•	the structure of the merger and the terms and conditions of the merger agreement, including the following:

•	the parties’ expectation that significant delays in obtaining regulatory approvals for the transaction are unlikely;

•

that RehabCare agreed to pay a termination fee of $26 million to Kindred if the merger is not consummated for certain reasons as more fully described below in “The Merger Agreement — Termination Fees and Expenses” beginning on page 114;

•	the probability that the conditions to completion of the merger would be satisfied; and

•

that, subject to certain exceptions, RehabCare is prohibited from taking certain actions that would be deemed to be a solicitation under the merger agreement, including solicitation, initiation, encouragement of any inquiries or the making of any proposals for certain types of business combination or acquisition of RehabCare (or entering into any agreements for such business combinations or acquisitions of RehabCare or any requirement to abandon, terminate or fail to consummate the merger).

•

Morgan Stanley’s oral opinion, dated February 6, 2011, subsequently confirmed in writing on February 7, 2011 to the Kindred board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Kindred of the merger consideration provided for in the merger agreement, as more fully described below in “— Opinion of Kindred’s Financial Advisor” beginning on page 49.

The Kindred board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Kindred if the merger does not close timely or does not close at all, including the impact on Kindred’s relationships with employees and with third parties;

•

the risk that the substantial additional indebtedness to be incurred in the merger could adversely effect Kindred’s operational flexibility and increase its vulnerability to a downturn in general economic conditions or Kindred’s business;

•	the potential dilution to Kindred stockholders;

•

the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and integrate the RehabCare operations;

•	the challenges of combining the businesses, operations and workforces of RehabCare and Kindred and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the terms and conditions of the merger agreement, including:

•

that Kindred must pay to RehabCare a termination fee of $62 million if the merger agreement is terminated under circumstances specified in the merger agreement, as more fully described below in “The Merger Agreement — Termination Fees and Expenses” beginning on page 114;

•	that Kindred is subject to certain restrictions on the conduct of its business prior to the completion of the merger;

•

that, under certain circumstances and subject to certain conditions more fully described below in “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 102, RehabCare may furnish information to, and conduct negotiations with, third parties (not affiliated with Kindred) in connection with unsolicited proposals for a business combination or acquisition of RehabCare that would reasonably expected to be a superior proposal and the RehabCare board of directors can terminate the merger agreement in order to accept a superior proposal or, under certain circumstances, change its recommendation prior to Kindred stockholders’ adoption of the merger agreement; and

•	the risks described in the section entitled “Risk Factors” beginning on page 27.

The Kindred board of directors concluded that the anticipated benefits of the merger would outweigh the preceding considerations.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the Kindred board of directors in approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Kindred board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to Kindred stockholders. In addition, individual members of the Kindred board of directors may have given differing weights to different factors. The Kindred board of directors carefully considered all of the factors described above as a whole.

RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors

At a meeting on February 7, 2011, after careful consideration, including detailed presentations by RehabCare’s management and its legal and financial advisors, the RehabCare board of directors unanimously determined that the merger is fair to, and in the best interests of, RehabCare and its stockholders and approved and declared advisable the merger agreement, the merger and other transactions contemplated by the merger agreement. The RehabCare board of directors resolved that the merger agreement be submitted for consideration by the RehabCare stockholders at a special meeting of its stockholders, and recommended that the RehabCare stockholders vote FOR the adoption of the merger agreement. The merger agreement was finalized and executed on behalf of RehabCare on February 7, 2011.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the RehabCare board of directors consulted with certain members of RehabCare’s senior management and its legal and financial advisors and reviewed a significant amount of information and considered a number of factors, including but not limited to the material factors discussed below (not in any relative order of importance).

Financial Considerations

The RehabCare board of directors considered the financial terms of the merger based on, among other things, the following factors:

•	the financial terms of the merger, including:

•

the fact that the value of the merger consideration represents approximately a 38.1% premium over the $25.47 closing price of RehabCare common stock on the NYSE on February 7, 2011, the last trading day prior to the public announcement of the merger agreement, approximately a 42.3% premium over RehabCare’s volume-weighted average daily closing price of $24.73 during the 30 trading days ending on February 7, 2011, and approximately a 60.4% premium over RehabCare’s volume-weighted average daily closing price of $21.93 during the 90 trading days ending on February 7, 2011 (each based upon the closing price of $19.48 per share of Kindred common stock on the NYSE on February 7, 2011);

•

that a fixed ratio for the merger consideration provides RehabCare stockholders the opportunity to benefit from any increase in the trading price of Kindred common stock between the announcement of the merger agreement and the completion of the merger;

•

the various background data and analyses relating to the combination of RehabCare and Kindred, reviewed with the RehabCare board of directors by RehabCare’s outside financial and legal advisors and management, as well as:

•

CGMI’s opinion rendered to the RehabCare board of directors, dated as of February 7, 2011, that, based on and subject to the various factors, assumptions and limitations described in its opinion, the merger consideration to be received by the stockholders of RehabCare in the merger was fair, from a financial point of view, to such stockholders, as more fully described below in “— Opinion of RehabCare’s Financial Advisor — CGMI” beginning on page 55; and

•

RBC’s opinion rendered to the RehabCare board of directors, dated February 7, 2011, that, based upon and subject to the factors and assumptions made, matters considered and limits of the review undertaken by RBC set forth in its opinion, the RehabCare merger consideration to be received by the stockholders of RehabCare in the merger was fair, from a financial point of view, as of the date of the opinion, to such stockholders, as more fully described below in “— Opinion of RehabCare’s Financial Advisor — RBC” beginning on page 62.

Strategic Considerations

The RehabCare board of directors considered a number of strategic advantages of the merger in comparison to a stand-alone strategy, including, but not limited to the following factors:

•

the view of RehabCare’s prospects and potential future financial performance as an independent company and as a combined company, including RehabCare’s dependence upon the continued relevance and economic viability of its services and succession considerations;

•	RehabCare’s ability to compete with its current and potential future competitors within its markets, including other larger companies that may have significantly greater resources or market presence;

•

the concern of RehabCare’s management and board that the value of RehabCare’s stock in the market reflected continuing concern over healthcare reform legislation and Medicare regulations, despite RehabCare’s performance against expectations;

•

RehabCare’s management’s view, based on due diligence and discussions with Kindred’s management, that RehabCare and Kindred share complementary core values with respect to integrity, safety standards and practices, community development, participation in government affairs and customer satisfaction;

•

its knowledge of RehabCare’s business, operations, financial condition, earnings and prospects and of Kindred’s business, operations, financial condition, earnings and prospects, taking into account the results of RehabCare’s due diligence of Kindred;

•

its knowledge of the current environment of the healthcare industry, including economic conditions, the potential for changing laws and regulations, current financial market conditions and the possible effects of these factors on RehabCare’s and Kindred’s potential growth, development, productivity and strategic options;

•	RehabCare’s management’s expectations of synergies that are anticipated to result in cost savings through administrative, sales, purchasing of goods and services and operating synergies;

•

information concerning the financial conditions, results of operation, prospects and businesses of RehabCare and Kindred, including the respective companies’ reserves, cash flows from operations, recent performance of common shares and the ratio of per share prices over various periods; and

•

the significant information technology costs that RehabCare would incur during the next three to five years, and that merging information technology platforms with Kindred could save RehabCare approximately $30 million to $50 million over the course of that period.

Other Considerations

The RehabCare board of directors also considered the following factors, among others:

•

the fact that the cash portion of the merger consideration will provide RehabCare stockholders with immediate value in cash for their shares, and that the Kindred common stock issued to RehabCare stockholders will be registered, and can be freely traded after issuance;

•

that the merger consideration would enable RehabCare stockholders to own approximately 23% of the outstanding stock of Kindred, which will provide such stockholders the opportunity to participate in any future earnings or growth of Kindred and future appreciation in the value of Kindred common stock following the merger should such stockholders determine to retain the Kindred common stock payable in the merger;

•

the judgment of the RehabCare board of directors, after consultation with management and its advisors, that continuing discussions with Kindred or soliciting interest from additional third parties would be unlikely to lead to a better offer and could lead to the loss of Kindred’s proposed offer;

•	the structure of the merger and the terms and conditions of the merger agreement, including the following:

•

the limited conditions to the parties’ obligations to complete the merger and the probability that such conditions would be satisfied, including in light of the parties’ agreement to use reasonable best efforts, as more fully described below in “The Merger Agreement — Covenants and Agreements — Reasonable Best Efforts; Covenants and Agreements” beginning on page 106;

•

the provisions that allow RehabCare, under certain circumstances, to engage in negotiations with, and provide information to, third parties, prior to the adoption of the merger agreement by its stockholders, in response to an unsolicited takeover proposal that RehabCare’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisors, constitutes or would reasonably be expected to lead to a superior proposal (as defined on page 104);

•

the provisions that allow RehabCare, under certain circumstances, to terminate the merger agreement prior to the adoption of the merger agreement by its stockholders, in order to enter into an alternative transaction in response to an unsolicited takeover proposal that RehabCare’s board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal (as defined on page 104);

•	the fact that the termination date under the merger agreement allows for time that is expected to be sufficient to complete the merger;

•	the fact that there is a date certain for terminating the transaction if the merger has not been consummated;

•

the ability of RehabCare to obtain a termination fee of $62 million from Kindred if the merger is not consummated for certain reasons as more fully described below in “The Merger Agreement — Termination Fees and Expenses” beginning on page 114;

•

the level of effort that Kindred must use under the merger agreement to obtain the proceeds of the financing under the terms and conditions described in the debt commitment letter, including using its reasonable best efforts to enforce its rights under the debt commitment letter;

•

the likelihood that the merger would be completed based on, among other things, the receipt of an executed debt commitment letter from the debt commitment parties for the merger, and the terms of the debt commitment letter and the reputation of the debt commitment parties, which, in the reasonable judgment of the RehabCare board of directors, increases the likelihood of such financing being completed;

•

the availability of appraisal rights under the DGCL to holders of RehabCare common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of RehabCare common stock as determined by the Court of Chancery; and

•

the belief by the RehabCare board of directors that the merger is more favorable to RehabCare stockholders than the alternatives to the merger, which belief was formed based on the review by the RehabCare board of directors, with assistance of its financial advisors, of the strategic alternatives available to RehabCare.

Consideration of Risks and Other Potentially Negative Factors

The RehabCare board of directors also considered a variety of risks and other potentially negative factors, including, without limitation, the following:

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to RehabCare if the merger does not close timely or does not close at all, including the impact on RehabCare’s relationships with employees and with third parties;

•	the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger;

•

the fact that RehabCare stockholders will have a smaller ongoing equity participation in Kindred (and, as a result, a smaller opportunity to participate in any future earnings or growth of Kindred and future appreciation in the value of Kindred common stock following the merger) than they currently have in RehabCare;

•

the fact that a fixed RehabCare exchange ratio means that RehabCare stockholders could be adversely affected by a decrease in the trading price of Kindred common stock between the announcement of the merger agreement and the completion of the merger;

•	the challenges of combining the businesses, policies, processes, systems, operations and workforces of Kindred and RehabCare and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and unexpected delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•

the fact that, while RehabCare expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement (including the condition that the parties obtain all required regulatory approvals) will be satisfied, and, as a result, the merger may not be consummated;

•	the risk that Kindred may not be able to obtain the financing contemplated by the debt commitment letter;

•	the fact that the merger consideration would be taxable to RehabCare stockholders that are U.S. holders for U.S. federal income tax purposes;

•

the fact that RehabCare’s directors and executive officers have interests in the merger that are different from, or in addition to, the RehabCare stockholders, as described below in “— Interests of RehabCare Directors and Executive Officers in the Merger” beginning on page 76;

•	the terms and conditions of the merger agreement, including:

•

that RehabCare generally conduct its business only in the ordinary course and that RehabCare is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent RehabCare from pursuing business opportunities that may arise or may delay or preclude RehabCare from taking actions that would be advisable if it were to remain an independent company;

•

the non-solicitation covenants and the requirement that RehabCare must pay to Kindred a termination fee of $26 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described below in “The Merger Agreement — Termination Fees and Expenses” beginning on page 114; and

•	the risks described in the section entitled “Risk Factors” beginning on page 27.

RehabCare’s board of directors concluded that the anticipated benefits of the merger would outweigh the preceding considerations.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the RehabCare board of directors in approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the RehabCare board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to RehabCare stockholders. In addition, individual members of the RehabCare board of directors may have given differing weights to different factors. The RehabCare board of directors carefully considered all of the factors described above as a whole.

The RehabCare board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

The RehabCare stockholders should be aware that RehabCare’s directors and executive officers have interests in the merger that are different from, or in addition to, the RehabCare stockholders. The RehabCare board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the RehabCare stockholders, as described below in “— Interests of RehabCare Directors and Executive Officers in the Merger” beginning on page 76.

Opinion of Kindred’s Financial Advisor

Morgan Stanley was retained by the Kindred board of directors to provide it with financial advisory services and a financial opinion in connection with the proposed transaction. The Kindred board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Kindred. On February 6, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on February 7, 2011, to the Kindred board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the merger consideration to be paid by Kindred pursuant to the merger agreement was fair from a financial point of view to Kindred.

The full text of Morgan Stanley’s written fairness opinion, delivered following the Kindred board meeting and dated February 7, 2011, is attached as Annex D to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the Kindred board of directors and addresses only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to Kindred as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any stockholder of Kindred or RehabCare on how to vote at any stockholders’ meeting related to the merger or take any other action with respect to the proposed transaction.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Kindred and RehabCare, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Kindred and RehabCare, respectively;

•	reviewed certain financial projections prepared by the managements of Kindred and RehabCare, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Kindred and RehabCare, respectively;

•	discussed the past and current operations and financial condition and the prospects of RehabCare, with senior executives of RehabCare;

•

discussed the past and current operations and financial condition and the prospects of Kindred, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Kindred;

•	reviewed the pro forma impact of the merger on Kindred’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Kindred common stock and RehabCare common stock;

•

compared the financial performance of Kindred and RehabCare and the prices and trading activity of Kindred common stock and RehabCare common stock with that of certain other publicly-traded companies comparable with Kindred and RehabCare, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Kindred and RehabCare and their financial and legal advisors;

•	reviewed the merger agreement, the draft debt commitment letter from the debt commitment parties dated February 6, 2011 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Kindred and RehabCare, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Kindred and RehabCare of the future financial performance of Kindred and RehabCare. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Kindred will obtain debt financing in accordance with the terms set forth in the debt commitment letter. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Kindred and RehabCare of: (i) the timing and risks associated with the integration of Kindred and RehabCare; (ii) their ability to retain key employees of Kindred and RehabCare, respectively and (iii) the validity of, and risks associated with, Kindred’s and RehabCare’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. They are financial advisors only and relied upon, without independent verification, the assessment of Kindred and RehabCare and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of RehabCare’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be paid to the holders of shares of RehabCare common stock in the transaction. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of RehabCare, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with preparation of its written opinion to the Kindred board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

For purposes of its financial analyses, Morgan Stanley relied on two sets of projections with Kindred’s authorization: a case based on consensus Wall Street research analyst estimates (which we refer to as the “street case”) and projections from RehabCare management that were adjusted by Kindred management (which we refer to as the “base case”).

RehabCare Trading Range Analysis

Morgan Stanley reviewed the historical trading range of RehabCare common stock for various periods ending February 1, 2011.

Morgan Stanley noted that, as of February 1, 2011, the closing price of RehabCare common stock was $25.10.

Morgan Stanley also noted that, for the last twelve months ended February 1, 2011 the maximum closing price for a share of RehabCare common stock, rounded to the nearest $1.00, was $32.00 and the minimum closing price for a share of RehabCare common stock, rounded to the nearest $1.00, was $16.00.

RehabCare Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for the RehabCare common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market-trading price of RehabCare common stock and are not discounted to reflect present value. The range of undiscounted price targets for the RehabCare common stock as of February 1, 2011 was $25.00 to $32.00.

In order to better compare the published price targets with the merger consideration, Morgan Stanley discounted the published price targets by an assumed cost of equity of 10.5% for an illustrative one-year period. On a discounted basis, rounded to the nearest $1.00, the range of price targets for the RehabCare common stock as of February 1, 2011 was $23.00 to $29.00. Including a provision for synergy value at the high end of this range, the incremental range for RehabCare common stock, rounded to the nearest $1.00, was $34.00 to $40.00.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the RehabCare common stock and these estimates are subject to uncertainties, including the future financial performance of RehabCare and future financial market conditions.

Comparable Company Analysis

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for RehabCare corresponding to current and historical financial information, ratios and public market multiples for other companies that share similar business characteristics with RehabCare. The following list sets forth the selected comparable companies that were reviewed in connection with this analysis:

•	The Ensign Group, Inc.

•	HealthSouth Corp.

•	Kindred

•	National Healthcare Corp.

•	Select Medical Holdings Corp.

•	Skilled Healthcare Group, Inc.

•	Sun Healthcare Group Inc.

Morgan Stanley analyzed the following statistics for comparative purposes:

•

the ratio of the aggregate value, defined as market capitalization plus total debt and minority interest less cash and cash equivalents, to estimated earnings before interest, income taxes, depreciation, amortization and rent expense (which we refer to as “EBITDAR”) for calendar year 2011; and

•	the ratio of stock price to estimated earnings per share (which we refer to as “EPS”) for calendar year 2011.

The following table reflects the results of the analysis and the corresponding multiples for RehabCare based on the representative ranges of EBITDAR and EPS estimates for these companies:

	Aggregate Value / 2011E EBITDAR	Stock Price / 2011E EPS
Range Derived from Comparable Companies	6.0x - 7.0x	8.5x - 11.5x
Implied Per Share Value of RehabCare Common Stock, Rounded to the Nearest $1.00
- Street Case	$23 - $32	$23 - $32
- Base Case	$22 - $31	$23 - $30
Implied Per Share Value of RehabCare Common Stock, Rounded to the Nearest $1.00, Including a Provision of Synergy Value at the High End of the Range
- Street Case	$37 - $43	$37 - $43
- Base Case	$36 - $41	$36 - $41

No company utilized in the comparable company analysis is identical to RehabCare. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Kindred or RehabCare, such as the impact of competition on the businesses of RehabCare and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of RehabCare or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share of RehabCare common stock based on estimates of future cash flows for calendar years 2011 through 2015. In preparing its analysis, Morgan Stanley relied upon the street case and base case projections with respect to the future financial performance of RehabCare. Morgan Stanley first calculated the estimated unlevered free cash flows of RehabCare for the period from January 1, 2011 to December 31, 2015. Morgan Stanley then calculated a terminal value for RehabCare by assuming an exit valuation of 6.0x to 7.0x of aggregate value to next-twelve-months ratio of earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”). These values were then discounted to present values as of December 31, 2010 assuming a range of discount rates between 8.5% and 9.5% to calculate an aggregate value for RehabCare. This aggregate value was further adjusted for RehabCare’s total debt, minority interest, cash and cash equivalents, to calculate a range of implied equity value per share, rounded to the nearest $1.00.

	Excluding Synergies	Including Synergies
Implied Per Share Value of RehabCare Common Stock, Rounded to the Nearest $1.00
- Street Case	$34 - $42	$48 - $53
- Base Case	$33 - $41	$46 - $51

Premiums Paid Analysis

Morgan Stanley reviewed the premiums paid in certain acquisition transactions from 1990 to 2010. The acquisition transactions reviewed by Morgan Stanley were limited to those transactions with a transaction value greater than $1 billion where the target company was a U.S.-based public company. Morgan Stanley reviewed the premium paid to the target company’s stock price four weeks prior to the announcement date for each transaction. In certain cases, the premium was adjusted to reflect the presence of information or speculation in the public domain regarding a transaction prior to the formal announcement date. Morgan Stanley noted that the 21-year average premium paid in selected transactions with all cash consideration was 39% and for all selected transactions was 36%.

Morgan Stanley applied a premium range of 30% to 50% to RehabCare’s stock price as of February 1, 2011 of $25.10. The range of implied RehabCare’s stock prices, rounded to the nearest $1.00, was $33.00 to $38.00.

Morgan Stanley also reviewed the price paid and calculated the ratio of aggregate value to last-twelve months EBITDA (based on publicly available information), of 15 selected transactions in the healthcare services/facilities sectors since June 30, 2003 (listed below). Based on its analysis of these transactions, Morgan Stanley selected a representative range of financial multiples implied by the precedent transactions and applied this range of multiples to the relevant RehabCare financial statistic to imply a value per share based on such range of multiples.

For this analysis Morgan Stanley reviewed the following transactions:

Healthcare Services / Facilities Precedent Transactions

Acquiror	Target	Announcement Date
Kindred	Vista Healthcare, LLC	08/24/10
Onex Corporation	Res-Care Inc.	08/16/10
Select Medical Holdings Corp.	Regency Hospital Company, LLC	06/21/10
Gentiva Health Services Inc.	Odyssey Healthcare Inc.	05/24/10
Universal Health Services Inc.	Psychiatric Solutions, Inc.	05/18/10
RehabCare	Triumph Healthcare LLC	11/03/09
The Carlyle Group	ManorCare, Inc.	07/02/07
Select Medical Holdings Corp.	HealthSouth’s Outpatient Rehab Division	01/29/07
Psychiatric Solutions, Inc.	Horizon Health Corp.	12/20/06
Extendicare Health Services, Inc.	Tendercare Michigan, Inc.	11/01/06
RehabCare	Symphony Health Services LLC	05/03/06
The Carlyle Group	LifeCare Holdings, Inc.	07/21/05
Select Medical Holdings Corp.	SemperCare, Inc.	11/19/04
Thoma Cressey Bravo / Welsh, Carson, Anderson & Stowe	Select Medical Corp.	10/18/04
Select Medical Corp.	Kessler Rehab Corp.	06/30/03

Morgan Stanley applied a multiple range of 7.5x to 11.5x to RehabCare’s 2010 estimated (which we refer to as “2010E”) EBITDA. The range of implied RehabCare’s stock prices, rounded to the nearest $1.00, was $34.00 to $60.00.

No company or transaction utilized in the premiums paid analysis is identical to Kindred, RehabCare or this specific transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Kindred and RehabCare, such as the impact of competition on the business of Kindred, RehabCare or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Kindred, RehabCare or the industry or in the financial markets in general, which could affect the public trading value of the companies and the value of the transactions to which they are being compared.

Illustrative Financial Sponsor Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of RehabCare. Morgan Stanley assumed a transaction date of December 31, 2010 and a ratio of total debt to last-twelve-months EBITDA at the transaction date of 4.5x. Morgan Stanley also assumed a subsequent exit transaction by the financial sponsor at December 31, 2015 with a valuation of RehabCare realized by the financial sponsor in such subsequent exit transaction based on a 6.0x to 7.0x aggregate value to next-twelve-months EBITDA ratio and RehabCare’s estimated total debt and cash and cash equivalents balances as of December 31, 2015. The implied acquisition price per share paid by the financial sponsor was based on a target range of internal rates of return for the financial sponsor between December 31, 2010 and December 31, 2015 of 20% to 25%.

Based on this analysis, the range of implied acquisition prices per share is shown in the table below.

Implied Per Share Value of Kindred Common Stock, Rounded to the Nearest $1.00
- Street Case	$24 - $30
- Base Case	$24 - $31

General

In connection with the review of the merger by the Kindred board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of RehabCare. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Kindred or RehabCare. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view, to be paid by Kindred and in connection with the delivery of its opinion to the Kindred board of directors. These analyses do not purport to be appraisals or to reflect the prices at which the RehabCare common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Kindred and RehabCare and was approved by the Kindred board of directors. Morgan Stanley provided advice to the Kindred board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Kindred board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Kindred board of directors was one of many factors taken into consideration by the Kindred board of directors in deciding to approve and declare advisable the merger agreement and to recommend that Kindred stockholders approve the proposal to adopt the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Kindred board of directors with respect to the merger consideration or of whether the Kindred board of directors would have been willing to recommend a different merger consideration.

Morgan Stanley acted as financial advisor to the Kindred board of directors in connection with this transaction and will receive a one-time fee of $12 million for its services, which fee is contingent upon the closing of the merger. Morgan Stanley is also entitled to receive a portion of any termination fee paid by RehabCare to Kindred pursuant to the merger agreement. In addition, Morgan Stanley expects to receive fees from Kindred for the provision of financing services related to the merger pursuant to the terms of the debt commitment letter. In the two years prior to the date hereof, Morgan Stanley provided financing services for Kindred and received fees in connection with such services. Morgan Stanley may also seek to provide financing or advisory services to Kindred and RehabCare in the future and expects to receive fees for the rendering of these services. Under the terms of its engagement letter, in addition to the fees described above, Kindred has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Kindred has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Kindred, RehabCare, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion did not in any manner address the prices at which Kindred common stock will trade at any time and Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Kindred and RehabCare should vote at the stockholders’ meetings to be held in connection with the merger.

Opinion of RehabCare’s Financial Advisor — CGMI

CGMI was retained to act as financial advisor to RehabCare in connection with the merger. In connection with this engagement, RehabCare requested CGMI to evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of RehabCare common stock. On February 7, 2011, at a meeting of the RehabCare board of directors, CGMI rendered to the RehabCare board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 7, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of RehabCare common stock (other than shares of RehabCare common stock owned by RehabCare, Kindred or their wholly owned subsidiaries, or as to which dissenters’ rights are perfected).

The full text of CGMI’s written opinion, dated February 7, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read the opinion in its entirety. CGMI’s opinion was provided to the RehabCare board of directors in connection with its evaluation of the merger consideration from a financial point of view. CGMI’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. CGMI’s opinion does not address the underlying business decision of RehabCare to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for RehabCare or the effect of any other transaction in which RehabCare may engage. The following is a summary of CGMI’s opinion and the methodology that CGMI used to render its opinion.

In arriving at its opinion, CGMI, among other things:

•	reviewed the merger agreement;

•

held discussions with certain senior officers, directors and other representatives and advisors of RehabCare and certain senior officers and other representatives and advisors of Kindred concerning the businesses, operations and prospects of RehabCare and Kindred;

•	examined certain publicly available business and financial information relating to RehabCare and Kindred;

•

examined certain financial forecasts and other information and data relating to RehabCare and Kindred which were provided to or discussed with CGMI by the respective managements of RehabCare and Kindred, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of RehabCare and Kindred to result from the merger;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of RehabCare common stock and Kindred common stock, the historical and projected earnings and other operating data of RehabCare and Kindred and the capitalization and financial condition of RehabCare and Kindred;

•	considered, to the extent publicly available, the financial terms of certain other transactions which CGMI considered relevant in evaluating the merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of RehabCare, Kindred and other companies whose operations CGMI considered relevant in evaluating those of RehabCare and Kindred;

•	evaluated certain potential pro forma financial effects of the merger on Kindred; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as CGMI deemed appropriate in arriving at its opinion.

In rendering its opinion, CGMI assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with CGMI and upon the assurances of the managements of RehabCare and Kindred that they were not aware of any relevant information that was omitted or that remained undisclosed to CGMI. With respect to financial forecasts and other information and data relating to RehabCare and Kindred provided to or otherwise reviewed by or discussed with CGMI, CGMI was advised by the respective managements of RehabCare and Kindred that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of RehabCare and Kindred as to the future financial performance of RehabCare and Kindred, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby, and CGMI assumed, with RehabCare’s consent, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data would be realized in the amounts and at the time anticipated.

CGMI assumed, with RehabCare’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, including, among other things, that Kindred would obtain financing for the merger in accordance with the terms set forth in the debt commitment letter (which letter is described under “— Financing Relating to the Merger” beginning on page 85) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on RehabCare, Kindred or the contemplated benefits of the merger. CGMI also assumed, with RehabCare’s consent, that the subsidiary merger election would occur and that the merger would be treated as a qualified stock purchase for U.S. federal income tax purposes. CGMI expressed no opinion as to what the value of Kindred common stock actually would be when issued pursuant to the merger or the price at which Kindred common stock would trade at any time subsequent to the announcement of the merger.

CGMI did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RehabCare or Kindred, and CGMI did not make any physical inspection of the properties or assets of RehabCare or Kindred. CGMI’s opinion does not address RehabCare’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for RehabCare or the effect of any other transaction in which RehabCare might engage. CGMI expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. CGMI’s opinion was necessarily based upon information available to CGMI, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, CGMI performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying CGMI’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CGMI arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CGMI believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Results of analyses where the merger consideration is lower in some instances (if any) than the implied ratios or values should be evaluated in combination with those instances in which the merger consideration is greater than the implied ratios or values.

In its analyses, CGMI considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of RehabCare and Kindred. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to RehabCare, Kindred or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CGMI’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CGMI’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between RehabCare and Kindred, and the decision to enter into the merger was solely that of the RehabCare board of directors. CGMI’s opinion was only one of many factors considered by the RehabCare board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the RehabCare board of directors or RehabCare management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to the RehabCare board of directors in connection with the delivery of CGMI’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand CGMI’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CGMI’s financial analyses.

Valuation Analyses of RehabCare

In connection with CGMI’s financial analysis summarized below, CGMI reviewed financial forecasts and other information and data relating to RehabCare which were prepared by RehabCare’s management, referred to as “Case A” and “Case B.” For purposes of the financial analyses summarized below, 2010 and 2011 estimates for RehabCare are identical for Case A and Case B and, accordingly, CGMI did not differentiate these cases for purposes of its analyses with respect to those calendar years. In addition, for purposes of the financial analyses summarized below, the term “implied merger consideration” refers to the total implied value of $35.00 per share calculated by (1) multiplying the closing price of Kindred common stock on February 4, 2011 ($19.22) by an assumed exchange ratio of 0.473, which had a value of $9.00 per share as of such date, the time CGMI performed its analysis and (2) adding the per share cash consideration of $26.00. The assumed exchange ratio was calculated based on Kindred’s 10-day volume-weighted average stock price as of February 4, 2011. The final exchange ratio of 0.471 included in the merger agreement was calculated on February 7, 2011. The value of the merger consideration is subject to change based on Kindred’s stock price.

Historical Trading Range. CGMI observed that during the 52-week period ended February 4, 2011, RehabCare common stock traded in a range of $15.88 to $31.93 per share and the closing price per share of RehabCare common stock on February 4, 2011 was $25.19. CGMI noted that the implied merger consideration was above the 52-week trading range of RehabCare common stock.

Research Price Targets. CGMI compared the implied merger consideration to the 12-month price per share targets for RehabCare’s common stock of nine Wall Street research analysts, as of February 4, 2011, found in publicly available equity research on RehabCare. As of that date, the nine research analysts who covered RehabCare and reported price targets published price per share targets for RehabCare’s common stock between $25.00 and $32.00 (with a mean price target of $29.33 and a median price target of $30.00). CGMI noted that the implied merger consideration was above that range.

Premia Paid Analysis. CGMI reviewed publicly available data relating to transactions involving U.S. public targets in excess of $500 million announced since January 1, 2006, excluding transactions where the target’s principal business was as a financial institution or in real estate. CGMI reviewed the implied premia paid in the transactions over the closing stock prices of the target companies in such transactions one trading day prior to public announcement of the relevant transaction based on information publicly available at that time. CGMI observed the interquartile range of premia among the selected transactions of 13.9% (for transactions in the 25th percentile) to 39.9% (for transactions in the 75th percentile). CGMI applied such selected premia to the closing price of RehabCare’s common stock on February 4, 2011 of $25.19 per share. This analysis indicated the following implied per share equity value reference range for RehabCare, as compared to the implied merger consideration:

Selected Per Share Equity Reference Range for RehabCare's Common Stock	Implied Merger Consideration
$28.75 –$35.25	$ 35.00

Selected Company Trading Analysis. CGMI reviewed financial and stock market information and public market trading multiples of RehabCare and the following five selected publicly held healthcare companies:

•	HealthSouth Corporation

•	Kindred

•	Select Medical Holdings Corporation

•	Skilled Healthcare Group, Inc.

•	Sun Healthcare Group, Inc.

CGMI reviewed, among other information, adjusted enterprise values of the selected companies, calculated as market value based on closing stock prices on February 4, 2011, plus debt, less cash, adjusted for rent capitalized at 8.0x (which multiple was selected based on industry convention) and other adjustments, as a multiple of calendar year 2011 estimated EBITDAR. Based on its professional judgment, CGMI selected the high and low multiples of the peer group for its range of 2011 estimated EBITDAR multiples of 6.2x to 7.5x and applied such selected multiples to corresponding data of RehabCare. CGMI also noted the mean and median 2011 estimated EBITDAR multiples in the peer group of 6.9x and 7.0x, respectively. Financial data for the selected companies were based on information available from FactSet and public filings. Financial data for RehabCare were based both on RehabCare management’s estimates and publicly available research analysts’ estimates relating to RehabCare, referred to as RehabCare consensus estimates. This analysis indicated the following implied per share equity value reference ranges for RehabCare, as compared to the implied merger consideration:

Implied per Share Equity Value Reference Ranges for RehabCare Based on:		Implied Merger Consideration
RehabCare Management Estimates	RehabCare Consensus Estimates
$26.00 – $38.75	$24.50 – $36.75	$35.00

Precedent Transaction Multiples. Using publicly available information, Wall Street research reports and information provided by RehabCare management, CGMI reviewed financial data for the following four selected transactions. These transactions were selected generally because, as is the case with this transaction, they involved the acquisition of healthcare companies that CGMI deemed appropriate based on their general comparability (including attributes such as business and size).

Announcement Date	Acquiror	Target
August 24, 2010	Kindred	Vista Healthcare, LLC (5 hospitals)
June 21, 2010	Select Medical Holdings Corporation	Regency Hospital Company, L.L.C.
November 3, 2009	RehabCare	Triumph Healthcare LLC
July 21, 2005	The Carlyle Group	LifeCare Holdings, Inc.

As part of its selected comparable transaction analysis, CGMI calculated and analyzed ratio of the transaction value to the target company’s EBITDA as measured for the last twelve months (which we refer to as “LTM”) prior to the announcement of the transaction. Based on its professional judgment, CGMI selected the high and low multiples from the selected transactions for its range of selected 2010 EBITDA multiples of 6.4x to 7.6x and applied such selected multiples to corresponding data of RehabCare. CGMI also noted the mean 2010

EBITDA multiple of 6.9x. This analysis implied the following per share equity value reference range for RehabCare, as compared to the implied merger consideration:

Implied per Share Equity Value Reference Range for RehabCare	Implied Merger Consideration
$26.25 –$34.00	$35.00

Discounted Cash Flow Analysis. CGMI performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that RehabCare could generate for calendar year 2011 through calendar year 2020. The analysis was conducted on both the Company’s Case A and Case B projections. CGMI calculated terminal values for RehabCare by applying to RehabCare's fiscal year 2020 estimated free cash flows a range of perpetuity growth rates of 1.75% to 2.25%, which range was selected taking into consideration long-term growth expectations for the industry. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 9.8% to 11.4% based on RehabCare’s weighted average cost of capital calculation. Based on this analysis, CGMI calculated the following implied per share equity reference ranges for RehabCare common stock, shown as compared to the implied merger consideration:

Implied per Share Equity Value Reference Ranges for RehabCare Based on:		Implied Merger Consideration
Case A	Case B
$35.50 – $47.75	$28.00 – $38.25	$35.00

Valuation Analyses of Kindred

Historical Trading Range. CGMI reviewed the daily closing prices per share of Kindred common stock to derive a 52-week trading range for Kindred for the period ended February 4, 2011. CGMI observed that the 52-week trading range for Kindred common stock for such period was $11.50 to $20.97 per share. CGMI noted that the closing price per share of Kindred common stock on February 4, 2011 was within that range.

Research Price Targets. CGMI reviewed the 12-month price per share targets for Kindred’s common stock of ten Wall Street analysts, as of February 4, 2011, found in publicly available equity research on Kindred. As of that date, the ten research analysts who covered Kindred and reported price targets published price per share targets for Kindred’s common stock between $16.00 and $26.00 (with a mean price target of $21.40 and a median price target of $22.00). CGMI noted that the closing price per share of Kindred’s common stock on February 4, 2011 was within that range.

Historical Price to Earnings Analysis. Based on publicly available information, CGMI reviewed the multiple of Kindred’s historical stock price to its earnings per share over a 5 year period and observed Kindred’s 1-year, 3-year and 5-year average price to earnings multiples (11.0x, 12.8x and 15.1x, respectively) based on such information. Based on its professional judgment, CGMI selected the high and low multiples from the selected averages for its range of 2011 price to earnings multiples of 11.0x to 15.1x and applied such selected multiples to corresponding data of Kindred. Financial data for Kindred were based both on Kindred management’s estimates and publicly available research analysts’ estimates relating to Kindred, referred to as Kindred consensus estimates. This analysis indicated the following implied per share equity value reference ranges for Kindred, as compared to the closing price of Kindred common stock on February 4, 2011:

Implied per Share Equity Value Reference Ranges for Kindred Based on:		Closing Price of Kindred common stock on February 4, 2011
Kindred Management Estimates	Kindred Consensus Estimates
$16.75 – $23.25	$16.75 – $24.25	$19.22

Selected Company Trading Analysis. CGMI reviewed financial and stock market information and public market trading multiples of Kindred and the following five selected publicly held healthcare companies:

•	HealthSouth Corporation

•	Select Medical Holdings Corporation

•	Skilled Healthcare Group, Inc.

•	Sun Healthcare Group, Inc.

•	RehabCare

CGMI reviewed, among other information, adjusted enterprise values of the selected companies, calculated as market value based on closing stock prices on February 4, 2011, plus debt, less cash, adjusted for rent capitalized at 8.0x (which multiple was selected based on industry convention) and other adjustments, as a multiple of calendar year 2011 estimated EBITDAR. Based on its professional judgment, CGMI selected the high and low multiples of the peer group for its range of 2011 estimated EBITDAR multiples of 6.2x to 7.5x and applied such selected multiples to corresponding data of Kindred. CGMI also noted the mean and median 2011 estimated EBITDAR multiples in the peer group of 6.9x and 7.0x, respectively. Financial data for the selected companies were based on information available from FactSet and public filings. Financial data for Kindred were based both on Kindred management's estimates and publicly available research analysts' estimates relating to Kindred, referred to as Kindred consensus estimates. This analysis indicated the following implied per share equity value reference ranges for Kindred, as compared to the closing price of Kindred common stock on February 4, 2011:

Implied per Share Equity Value Reference Ranges for Kindred Based on:		Closing Price of Kindred common stock on February 4, 2011
Kindred Management Estimates	Kindred Consensus Estimates
$15.25 – $35.00	$15.25 – $33.75	$19.22

Pro Forma Earnings Per Share Impact

CGMI calculated potential accretion/dilution of pro forma EPS of Kindred for calendar years 2011 through 2014 based on RehabCare management’s Case A and Case B financial models. In each case, CGMI calculated potential accretion/dilution under two possible scenarios: (i) excluding any synergies and (ii) including RehabCare and Kindred’s management estimated synergies in connection with the merger. The following table sets forth the results of this analysis:

Case A

	Excluding Synergies	Including Synergies
2011E EPS Accretion / (Dilution)%	15.9%	34.7%
2012E EPS Accretion / (Dilution)%	25.2%	51.7%
2013E EPS Accretion / (Dilution)%	33.6%	58.5%
2014E EPS Accretion / (Dilution)%	42.0%	66.1%

Case B

	Excluding Synergies	Including Synergies
2011E EPS Accretion / (Dilution)%	15.9%	34.7%
2012E EPS Accretion / (Dilution)%	15.2%	41.7%
2013E EPS Accretion / (Dilution)%	15.6%	40.5%
2014E EPS Accretion / (Dilution)%	23.2%	47.3%

Miscellaneous

Under the terms of CGMI’s engagement, RehabCare has agreed to pay CGMI for its financial advisory services in connection with the merger an aggregate fee of up to approximately $15.1 million (assuming a price per share of Kindred common stock of $23.04 on the date of consummation of the merger), $2.5 million of which was payable upon delivery by CGMI of the opinion and the remainder of which is payable upon consummation of the merger. CGMI agreed to reduce its aggregate fees by the amount of fees and expenses that would be payable by RehabCare to RBC in connection with the delivery of a fairness opinion by RBC. Subject to certain limitations, RehabCare also has agreed to reimburse CGMI for reasonable travel and other expenses incurred by CGMI in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify CGMI and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi, or one of its affiliates engaged in the commercial lending business, will be acting as an arranger and bookrunner in the financing obtained by Kindred in connection with the financing of the merger. Citi or its affiliates could receive compensation ranging from $10 million to $15 million in connection with their participation in the debt financing necessary for Kindred to complete the merger. The actual amount of this compensation will depend on a number of factors, including, the amount drawn on the credit facility, the syndication of the revolving credit facility and the fees payable in connection with such syndication.

Citi and its affiliates in the past have provided and currently provide services to RehabCare and Kindred unrelated to the proposed merger, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, in July 2007, Citi acted as syndication agent in connection with the issuance of Kindred’s $500 million asset based revolving credit facility (and was a lender under such facility), and continued its participation in the amendment of this facility, in December 2010, to $600 million. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of RehabCare and Kindred for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates may maintain relationships with RehabCare, Kindred and their respective affiliates.

RehabCare selected CGMI to provide certain financial advisory services in connection with the merger based on CGMI’s reputation and experience. CGMI is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of CGMI’s opinion was authorized by CGMI’s fairness opinion committee.

Opinion of RehabCare’s Financial Advisor — RBC

On January 24, 2011, RehabCare formally retained RBC to evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by the holders of RehabCare common stock. On February 7, 2011, RBC delivered its oral opinion, subsequently confirmed in writing, to the RehabCare board of directors to the effect that, as of such date, based upon and subject to the factors and assumptions made, matters considered and limits of the review undertaken by RBC set forth therein, the merger consideration was fair from a financial point of view to the holders of RehabCare common stock.

The full text of RBC’s written opinion, dated February 7, 2011, which, among other things, sets forth the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by RBC in connection with the opinion, is attached as Annex C. RBC provided its opinion for the information and assistance of the RehabCare board of directors in connection with its consideration of the merger. All advice and opinions (written and oral) rendered by RBC were intended for the use and benefit of the RehabCare board of directors. The RBC opinion was not a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. RehabCare stockholders are urged to read the RBC opinion in its entirety.

For the purposes of rendering its opinion, RBC undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

•	reviewed the financial terms of a draft of the merger agreement;

•

reviewed and analyzed certain publicly available financial and other data with respect to RehabCare and Kindred and certain other relevant historical operating data relating to RehabCare and Kindred made available to RBC from published sources and from the internal records of RehabCare and Kindred, respectively, and financial projections for RehabCare for the fiscal years ended 2011 through 2020, as prepared by RehabCare, and financial projections for Kindred for the fiscal years ended 2011 through 2015, as prepared by Kindred;

•	conducted discussions with members of the senior managements of RehabCare and Kindred with respect to the business prospects and financial outlook of RehabCare and Kindred as standalone entities;

•	reviewed the reported prices and trading activity for RehabCare common stock and Kindred common stock; and

•	performed such other studies and analyses as it deemed appropriate.

In arriving at its opinion, RBC performed the following analyses in addition to the review, inquiries and analyses referred to in the preceding paragraph:

•	compared selected market valuation metrics of RehabCare and other comparable publicly traded companies with the financial metrics implied by the merger consideration;

•	compared selected market valuation metrics of Kindred and other comparable publicly traded companies;

•	compared the financial metrics of selected precedent transactions with the financial metrics implied by the merger consideration for RehabCare; and

•	performed a discounted cash flow analysis of RehabCare and Kindred.

RBC employed several analytical methodologies in rendering its opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. RBC’s overall conclusions were based on the analyses and factors presented, taken as a whole, and also on application of RBC’s own experience and judgment. Such conclusions may have involved significant elements of subjective judgment and qualitative analysis. RBC therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analysis.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all of the information that was publicly available to it and all of the financial, legal, tax, operating and other information provided to or discussed with it by RehabCare and Kindred (including, without limitation, the financial statements and related notes thereto of RehabCare and Kindred), and did not assume any responsibility for independently verifying, and did not independently verify, such information. RBC assumed that all projections and forecasts provided to RBC by RehabCare and Kindred were reasonably prepared and represented the best currently available estimates and good faith judgments of the managements of RehabCare and Kindred as to the future financial performance of RehabCare and Kindred, respectively, as standalone entities. RBC expressed no opinion as to such projections and forecasts or the assumptions on which they were based.

In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of RehabCare or Kindred, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, a physical inspection of the property or facilities of RehabCare or Kindred. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting RehabCare or Kindred.

RBC assumed, in all respects material to its analysis, that:

•	all conditions to the consummation of the merger would be satisfied without waiver thereof;

•	the merger would be consummated pursuant to the subsidiary merger election; and

•	the executed version of the merger agreement would not differ, in any respect material to RBC’s opinion, from the latest draft reviewed by RBC.

The RBC opinion speaks only as of the date thereof, is based on the conditions as they existed, and information that RBC was supplied, as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBC did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date thereof and does not have an obligation to update, revise or reaffirm its opinion. RBC did not express an opinion as to prices at which RehabCare common stock or Kindred common stock would trade at any time.

The RBC opinion was provided for the information and assistance of the board of directors of RehabCare in connection with the merger. The RBC opinion did not address the merits of the underlying decision by RehabCare to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which RehabCare might engage. The RBC opinion addresses solely the fairness of the merger consideration, from a financial point of view, to the holders of RehabCare common stock. The RBC opinion does not in any way address other terms or arrangements of the merger or the merger agreement, including without limitation, the financial or other terms of any other agreement contemplated by, or entered into in connection with, the merger agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of RehabCare’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of RehabCare.

Set forth below is a summary of the material financial analyses performed by RBC in connection with its opinion and reviewed with the RehabCare board of directors at its meeting on February 7, 2011. The following summary, however, does not purport to be a complete description of the financial analyses performed by RBC. The order of analyses described does not represent relative importance or weight given to those analyses by RBC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of RBC’s financial analyses.

For purposes of its analyses, RBC reviewed a number of financial and operating metrics, including:

•

Enterprise value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding options and other convertible securities, as applicable) based on the relevant company’s closing stock price (which we refer to as “equity value”) plus (i) par value of debt less cash and equivalents (which we refer to as “net debt”) and (ii) noncontrolling interest, net of investment in unconsolidated affiliates (if any);

•	Adjusted enterprise value, calculated as enterprise value plus the debt equivalent of operating leases estimated at eight times annual rent expense;

•	Stock price;

•	EBITDA;

•	EBITDAR; and

•	Earnings per share.

Unless the context indicates otherwise, enterprise values, adjusted enterprise values and stock prices derived from the comparable companies analyses described below were calculated using the closing price of RehabCare common stock or Kindred common stock, as applicable, and the common stock of the selected rehabilitation care services, senior nursing facilities services and long-term acute care hospital companies listed below as of February 4, 2011, and transaction values for the target companies derived from the comparable transactions analysis described below were calculated as of the announcement date of the relevant transactions based on the estimated enterprise value as of such date, using the purchase prices to be paid for the target companies’ stock in the selected transactions, instead of closing stock prices. Accordingly, this information may not reflect current or future market conditions.

Preliminary 2010 EBITDA, EBITDAR and earnings per share for RehabCare and Kindred were based on preliminary historical financial information provided by management of RehabCare and Kindred, respectively, for fiscal year 2010. Adjusted 2010 EBITDA, EBITDAR and earnings per share for Kindred were based on preliminary 2010 EBITDA, EBITDAR and earnings per share, adjusted to include full-year impact of Kindred’s 2010 acquisitions, based on Kindred management’s estimates and RBC assumptions regarding depreciation and amortization as a percentage of EBITDA and RBC assumptions regarding tax rates. Estimates of 2011 EBITDA, EBITDAR and earnings per share for RehabCare and Kindred were based on estimates provided by the managements of RehabCare and Kindred, respectively, for fiscal year 2011. Estimates of 2010 and 2011 EBITDA, EBITDAR and earnings per share for the selected rehabilitation care services, senior nursing facilities services and long-term acute care hospital companies listed below were based on consensus estimates across selected Wall Street research reports (which were refer to as “Wall Street consensus estimates”) for calendar years 2010 and 2011.

Enterprise value for RehabCare was calculated based on 25.3 million shares of RehabCare common stock outstanding, on a fully diluted basis, $375 million of net debt and $16 million noncontrolling interest, net of investment in unconsolidated affiliates. Enterprise value for Kindred was calculated based on 40.5 million shares of Kindred common stock outstanding, on a fully diluted basis, $385 million of net debt and no noncontrolling interest, net of investment in unconsolidated affiliates.

None of the companies used in the comparable companies or comparable transactions analyses are identical to RehabCare or Kindred. Accordingly, RBC believes the analyses are not simply mathematical. Rather, they involve complex considerations and qualitative judgments, reflected in RBC’s opinion, concerning differences in financial and operating characteristics of such companies and other factors that could affect the public trading value of the comparable companies or the acquisition prices of the subject companies in the comparable transactions analysis.

RehabCare Financial Analysis

For each of the implied per share value reference ranges for RehabCare common stock referred to below, RBC compared such ranges to an assumed merger consideration of $35.00 per share, based on (i) the cash consideration of $26.00 per share of RehabCare common stock, and (ii) the stock consideration of 0.471 shares of Kindred common stock, valued at $9.00 per share of RehabCare common stock.

RehabCare Comparable Companies Analysis

RBC reviewed certain financial and stock market information of RehabCare and compared such information to corresponding information for a group of publicly traded companies (a “peer group”). The peer group to which RehabCare was compared consisted of the following publicly traded rehabilitation care services, senior nursing facilities services and long-term acute care hospital companies:

•	Kindred

•	HealthSouth Corp.

•	Select Medical Holdings Corp.

•	Hanger Orthopedic Group

•	Skilled Healthcare Group Inc.

•	National Healthcare Corp.

•	Ensign Group Inc.

•	Sun Healthcare Group Inc.

•	U.S. Physical Therapy Inc.

RBC calculated the following multiples based on the reviewed financial and stock market information of RehabCare’s peer group:

•	Enterprise value as a multiple of calendar year (which we refer to as “CY”) 2010E EBITDA.

•	Enterprise value as a multiple of CY 2011 estimated (which we refer to as “2011E”) EBITDA.

•	Adjusted enterprise value as a multiple of CY 2010E EBITDAR.

•	Adjusted enterprise value as a multiple of CY 2011E EBITDAR.

•	Share price as a multiple of CY 2010E earnings per share.

•	Share price as a multiple of CY 2011E earnings per share.

The following table sets forth the high, low, mean and median multiples of RehabCare’s peer group derived by RBC, based on historical financial information and Wall Street consensus estimates:

	Peer Group High	Peer Group Mean	Peer Group Median	Peer Group Low
Enterprise value as a multiple of CY 2010E EBITDA (1)	10.5x	7.7x	8.0x	4.7x
Enterprise value as a multiple of CY 2011E EBITDA	8.9x	6.5x	6.8x	3.7x
Adjusted enterprise value as a multiple of CY 2010E EBITDAR (1)(2)	9.8x	7.9x	8.0x	6.7x
Adjusted enterprise value as a multiple of CY 2011E EBITDAR (2)	8.8x	7.1x	7.1x	6.1x
Price per share as a multiple of CY 2010E earnings per share (1)	17.2x	14.2x	13.6x	11.7x
Price per share as a multiple of CY 2011E earnings per share	14.7x	12.0x	12.0x	9.5x

(1)	CY 2010E EBITDA, EBITDAR and earnings per share were not meaningful for Sun Healthcare Group Inc. due to a REIT spin-off transaction in November 2010.
(2)	Rent or occupancy expense was not disclosed by a majority of the research analysts covering the stock of Select Medical Holdings Corp., Hanger Orthopedic Group and U.S. Physical Therapy Inc. RBC estimated 2010 and 2011 rent/occupancy expense for these companies based on trailing three-year average rent/occupancy expense as percentage of sales multiplied by 2010 and 2011 Wall Street consensus sales estimates.

RBC applied the following multiple ranges to RehabCare preliminary 2010 and estimated 2011 EBITDA, EBITDAR, earnings per share and other corresponding financial data for RehabCare, after reviewing the comparable companies analysis, which yielded the following implied per share equity value reference ranges for RehabCare common stock:

	Selected Multiple Range	Implied Per Share Equity Value Reference Range
Enterprise value as a multiple of CY 2010E EBITDA	6.0x - 8.5x	$23.62 - $39.65
Enterprise value as a multiple of CY 2011E EBITDA	5.5x - 8.0x	$25.23 - $43.44
Adjusted enterprise value as a multiple of CY 2010E EBITDAR	6.7x - 8.5x	$25.56 - $40.63
Adjusted enterprise value as a multiple of CY 2011E EBITDAR	6.1x - 8.0x	$25.92 - $43.44
Price per share as a multiple of CY 2010E earnings per share	12.0x - 16.5x	$29.73 - $40.88
Price per share as a multiple of CY 2011E earnings per share	9.5x - 14.5x	$27.80 - $42.43

RehabCare Comparable Transactions Analysis

RBC reviewed selected financial information for the following selected, publicly announced rehabilitation care services, senior nursing facilities services and long-term acute care hospital transactions:

Announced	Acquiror	Target / Divestor
08/24/2010	Kindred Healthcare	5 LTAC Hospitals / Vista Healthcare LLC
08/16/2010	Onex Corporation	Res-Care Inc. (75.1%) (1)
06/21/2010	Select Medical Holdings	Regency Hospital Company
11/03/2009	RehabCare Group Inc.	Triumph Healthcare Inc.
07/02/2007	Carlyle Group Inc.	Manor Care, Inc.
01/16/2007	Formation Capital, JER Partners	Genesis HealthCare Corporation
10/19/2006	Sun Healthcare Group Inc.	Harborside Healthcare Corp / Investcorp
07/12/2006	Formation Capital, JER Partners	Tandem Healthcare / Behrman Capital
10/24/2005	Onex Partners and Management	Skilled Healthcare Group
03/22/2006	Vestar Capital and Management	National Mentor Holdings / Madison Dearborn Partners
11/21/2005	Fillmore Capital Partners	Beverly Enterprises
07/21/2005	Carlyle Group Inc.	LifeCare Holdings / GTCR
10/18/2004	Thoma Cressey Bravo/Welsh, Carson, Anderson & Stowe	Select Medical Corp

(1)	Onex and affiliates already owned common stock and convertible preferred stock representing approximately 24.9% of Res-Care Inc.’s shares on an as converted basis.

RBC calculated certain multiples based on the reviewed financial information of the comparable transactions including:

•	Enterprise value as a multiple of EBITDA for LTM for which financial information had been made public as of the date of announcement of the applicable transaction.

The following table sets forth the high, low, mean and median multiples of the comparable transactions derived by RBC, based on available historical financial information:

	Comparable Transactions High	Comparable Transactions Mean	Comparable Transactions Median	Comparable Transactions Low
Enterprise value as a multiple of LTM EBITDA	12.7x	8.4x	7.6x	5.9x

RBC applied the following multiple range to RehabCare preliminary 2010 EBITDA and other corresponding financial data for RehabCare, after reviewing the comparable transactions, which yielded the following implied per share equity value reference ranges for RehabCare common stock:

	Selected Multiple Range	Implied Per Share Equity Value Reference Range
Enterprise value as a multiple of LTM EBITDA	6.0x –11.0x	$23.62 - $55.62

RehabCare Discounted Cash Flow Analysis

RBC performed a discounted cash flow analysis of RehabCare to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that RehabCare was forecasted to generate through the fiscal year ending December 31, 2020, based on estimates provided by RehabCare’s management. Management provided RBC with two sets (which we refer to as “Case A” and “Case B”) of estimates. Relative to Case B, Case A reflected higher volume growth and more favorable reimbursement environment beginning in 2012. See “— Summary of RehabCare Projections” beginning on page 71 below for a detailed discussion of the estimates and the assumptions underlying such estimates.

For purposes of the RehabCare discounted cash flow analysis, enterprise value was calculated as equity value plus net debt. RBC did not subtract noncontrolling interest, net of investment in unconsolidated affiliates, in order to reach implied per share equity value, as the discounted cash flow analysis excluded distributions to noncontrolling interests. RBC performed its discounted cash flow analysis of RehabCare based on perpetual growth rates ranging from 1.00% to 2.00% and applied discount rates reflecting a weighted-average cost of capital (which we refer to as “WACC”) ranging from 9.0% to 12.0% (discounted to December 31, 2010). The range of discount rates was based on RBC’s estimate of RehabCare’s equity cost of capital after taking into account the estimated five-year historical betas of selected comparable publicly traded companies. These calculations indicated the following implied per share equity value reference ranges for RehabCare common stock:

Implied Per Share Equity Value Reference Range
Case A	$31.36 - $53.04
Case B	$24.40 - $42.25

Kindred Financial Analysis

In order to form a view as to the value of the stock component of the merger consideration, RBC performed certain financial analyses with respect to Kindred common stock.

Kindred Comparable Companies Analysis

RBC reviewed certain financial and stock market information of Kindred and compared such information to corresponding information for a peer group. The peer group to which Kindred was compared consisted of the following publicly traded rehabilitation care services, senior nursing facilities services and long-term acute care hospital companies:

•	RehabCare

•	HealthSouth Corp.

•	Select Medical Holdings Corp.

•	Hanger Orthopedic Group

•	Skilled Healthcare Group Inc.

•	National Healthcare Corp.

•	Ensign Group Inc.

•	Sun Healthcare Group Inc.

•	U.S. Physical Therapy Inc.

RBC calculated the following multiples based on the reviewed financial and stock market information of Kindred’s peer group:

•	Enterprise value as a multiple of CY 2010E EBITDA.

•	Enterprise value as a multiple of CY 2011E EBITDA.

•	Adjusted enterprise value as a multiple of CY 2010E EBITDAR.

•	Adjusted enterprise value as a multiple of CY 2011E EBITDAR.

•	Share price as a multiple of CY 2010E earnings per share.

•	Share price as a multiple of CY 2011E earnings per share.

The following table sets forth the high, low, mean and median multiples of Kindred’s peer group derived by RBC, based on historical financial information and Wall Street consensus estimates:

	Peer Group High	Peer Group Mean	Peer Group Median	Peer Group Low
Enterprise value as a multiple of CY 2010E EBITDA (1)	10.5x	7.9x	8.0x	6.1x
Enterprise value as a multiple of CY 2011E EBITDA	8.9x	6.6x	6.8x	3.7x
Adjusted enterprise value as a multiple of CY 2010E EBITDAR (1)(2)	9.8x	7.9x	8.0x	6.7x
Adjusted enterprise value as a multiple of CY 2011E EBITDAR (2)	8.8x	7.1x	7.1x	6.0x
Price per share as a multiple of CY 2010E earnings per share (1)	17.2x	13.9x	13.6x	10.2x
Price per share as a multiple of CY 2011E earnings per share	14.7x	11.7x	11.8x	8.6x

(1)	CY 2010E EBITDA, EBITDAR and earnings per share were not meaningful for Sun Healthcare Group Inc. due to a REIT spin-off transaction in November 2010.

(2)	Rent or occupancy expense was not disclosed by a majority of the research analysts covering the stock of Select Medical Holdings Corp., Hanger Orthopedic Group and U.S. Physical Therapy Inc. RBC estimated 2010 and 2011 rent/occupancy expense for these companies based on trailing three-year average rent/occupancy expense as percentage of sales multiplied by 2010 and 2011 Wall Street consensus sales estimates.

RBC applied the following multiple ranges to Kindred adjusted 2010 and estimated 2011 EBITDA, EBITDAR, earnings per share and other corresponding financial data for Kindred, after reviewing the comparable companies analysis, which yielded the following implied per share equity value reference ranges for Kindred common stock:

	Selected Multiple Range	Implied Per Share Equity Value Reference Range
Enterprise value as a multiple of CY 2010E EBITDA	6.1x - 8.5x	$27.95 - $42.06
Enterprise value as a multiple of CY 2011E EBITDA	5.5x - 8.0x	$27.93 - $44.22
Adjusted enterprise value as a multiple of CY 2010E EBITDAR	6.7x - 8.5x	$20.17 - $46.37
Adjusted enterprise value as a multiple of CY 2011E EBITDAR	6.0x - 8.0x	$13.32 - $44.22
Price per share as a multiple of CY 2010E earnings per share	12.0x - 16.5x	$18.46 - $25.38
Price per share as a multiple of CY 2011E earnings per share	9.0x - 14.5x	$14.40 - $23.19

Kindred Discounted Cash Flow Analysis

RBC performed a discounted cash flow analysis of Kindred to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Kindred was forecasted to generate through the fiscal year ending December 31, 2015, based on estimates provided by Kindred’s management. RBC performed its discounted cash flow analysis of Kindred based on perpetual growth rates ranging from 1.00% to 2.00% and applied discount rates reflecting a WACC ranging from 8.5% to 11.5% (discounted to December 31, 2010). The range of discount rates was based on RBC’s estimate of Kindred’s equity cost of capital after taking into account the estimated five-year historical betas of selected comparable publicly traded companies. These calculations indicated an implied per share equity value reference range for Kindred common stock of $22.76 to $41.27.

General

The foregoing summary describes all the analyses and factors that RBC deemed material in its presentation to the RehabCare board of directors, but is not a comprehensive description of all analyses performed or factors considered by RBC in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. RBC believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all of such analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, RBC did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, RBC used a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling RBC to provide its opinion to the RehabCare board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of RehabCare common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, RBC made, and was provided by RehabCare management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or RehabCare. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of RehabCare or its advisors, neither RehabCare nor RBC nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger agreement were determined through arm’s length negotiations between Kindred and RehabCare and were approved by the RehabCare board of directors. The decision to enter into the merger agreement was solely that of the RehabCare board of directors. As described above, the opinion and presentation of RBC to the RehabCare board of directors were only one of a number of factors taken into consideration by the RehabCare board of directors in making its determination to approve the merger agreement.

RehabCare selected RBC to provide the opinion based on RBC’s qualifications, expertise, reputation and experience in mergers and acquisitions. RehabCare retained RBC pursuant to a letter agreement, dated January 24, 2011, which is referred to below as the “engagement letter.” RBC has earned a fee of $250,000 for rendering its opinion, payable upon delivery of the opinion, regardless of whether the merger is consummated. Regardless of whether the merger is completed, RehabCare has agreed to reimburse RBC for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described in the engagement letter, including reasonable fees and disbursements of RBC’s legal counsel. RehabCare also agreed to indemnify RBC and certain related persons against certain liabilities related to or arising out of any matter contemplated by RBC’s engagement, RBC’s opinion or otherwise in connection with services provided with respect to a proposed acquisition of RehabCare by Kindred.

In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of RehabCare and Kindred and receive customary compensation, and may also actively trade securities of RehabCare and Kindred for its own account and the accounts of its customers. Accordingly, RBC and its affiliates may hold a long or short position in such securities. RBC has provided investment banking and financial advisory services to RehabCare in the past, for which it received customary fees, including, in the past two years, (i) RBC participated in RehabCare’s refinancing related to RehabCare’s acquisition of Triumph Healthcare in 2009, (ii) RBC acted as joint lead arranger and joint bookrunner on RehabCare’s $575 million existing credit facility, (iii) RBC’s parent, Royal Bank of Canada, is currently a lender under the credit facility, and (iv) RBC acted as a co-manager in RehabCare’s $149 million follow-on offering of RehabCare common stock in 2009.

Summary of RehabCare Projections

RehabCare does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, certain prospective financial information, which is referred to as the “RehabCare management forecast,” was prepared by RehabCare’s management and reviewed with, discussed among and provided to members of the RehabCare’s board of directors, CGMI and RBC. RehabCare’s management provided two alternative sets of the RehabCare management forecast, referred to as the “Case A,” which reflects more favorable reimbursement environment and higher volume growth, and the “Case B,” which reflects less favorable reimbursement environment and lower volume growth. These projections were provided to the RehabCare board of directors, CGMI, RBC, and Kindred, and were the basis upon which CGMI and RBC prepared certain analysis of RehabCare as more fully described under “— Opinion of RehabCare’s Financial Advisor — CGMI” and “— Opinion of RehabCare’s Financial Advisor — RBC” beginning on pages 55 and 62, respectively. RehabCare management’s key assumptions supporting the Case A and Case B are discussed below.

The material portions of the RehabCare management forecast are included below in order to give RehabCare and Kindred stockholders access to this information as well. The inclusion of the prospective financial information below should not be regarded as an indication that RehabCare, RehabCare’s management team, the RehabCare board of directors or Kindred, or any of their respective representatives considered, or now considers, the RehabCare management forecast to be predictive of actual future results.

RehabCare management’s internal financial forecasts, upon which the prospective financial information set forth below is based, are subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, competition, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond the control of RehabCare and Kindred.

The prospective financial information set forth below also reflects numerous estimates and assumptions related to RehabCare’s business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of RehabCare or Kindred. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither RehabCare’s independent auditor nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of RehabCare’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

Prospective financial information are forward-looking statements and are based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of RehabCare, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33, and other risk factors as disclosed in RehabCare’s filings with the SEC that could cause actual results to differ materially from those shown below. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which might also cause actual results to differ materially.

RehabCare has made publicly available its actual results for the 2010 fiscal year ended December 31, 2010. You should review RehabCare’s Annual Report on Form 10-K for the year ended December 31, 2010 to obtain this information. See “Where You Can Find More Information” beginning on page 225. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the RehabCare management forecast. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the RehabCare management forecast.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth in the RehabCare management forecast was compiled, the inclusion of RehabCare’s prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, neither Kindred nor RehabCare have updated nor do Kindred or RehabCare intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, regulatory or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

RehabCare’s management employed the following key assumptions in preparing the “Case A” projections summarized in the table below:

•	Reimbursement:

•

Hospital Division, (a) net 1% lower Medicare reimbursement adjustment for LTAC hospitals and 2.4% increase for inpatient rehabilitation facilities (which we refer to as “IRFs”) for rate year (which we refer to as “RY”) 2011, (b) 1% Medicare reimbursement increase for LTAC hospitals and IRFs for RY 2012 thru 2014 and (c) commercial insurance rate reflects no increase in fiscal year (FY) 2011 and a 1% increase in FY 2012 thru 2014;

•

Skilled Nursing Rehabilitation Services (SRS) Division, (a) 1.7% increase in RY 2011 and 1% in RY 2012 thru 2014 for Medicare Part A, (b) Multiple Procedure Payment Reduction (MPPR) decreases Medicare Part B reimbursement by a net $2 million to $3 million in FY 2011, (c) approximately 1% increase in Medicare Part B reimbursement in FY 2012 thru 2014; and

•	Hospital Rehabilitation Services (HRS) Division, 2% increase in revenue per inpatient discharge in FY 2011 thru 2014;

•	Volume:

•	Hospital Division, 7.0% increase in patient days in FY 2011 and a 1.5% to 2.5% increase in patient days for FY 2012 thru 2014;

•	SRS Division, (a) 1.0% growth in same store minutes for FY 2011 thru 2014 and (b) approximately 60 net new contracts per year for FY 2011 thru 2014; and

•

HRS Division, (a) 3.9% growth in inpatient discharges per unit for FY 2011 and 3.0% increase in inpatient discharges per unit for FY 2012 thru 2014 and (b) four net new IRF contracts for FY 2011 thru 2014;

•	Consolidated selling, general and administrative expense grows at 2.3% for FY 2011 and 2.0% for FY 2012 thru 2014;

•	Consolidated EBITDA (1) margin as a percentage of revenue increases from approximately 13.0% in FY 2011 to approximately 14.7% in FY 2014; and

•	Effective tax rate, after consideration of noncontrolling interests, remains constant at 38.25% in FY 2011 thru 2014.

“Case A”

(dollars in millions, except per share amounts)

	Projected Year Ending December 31,
	2011E	2012E	2013E	2014E
Revenue	$1,438	$1,516	$1,598	$1,674
EBITDAR(1)	$236	$257	$278	$298
EBITDA(2)	$187	$205	$226	$246
EPS	$2.93	$3.40	$3.98	$4.55

RehabCare’s management utilized the “Case A” key assumptions in preparing the “Case B” projections summarized in the table below with the following exceptions:

•	Reimbursement:

•

Hospital Division, (a) productivity and coding adjustments lead to a 1% decrease in LTAC hospital margin and rebasing of prospective payment results in a 0.75% reduction in IRF margin in 2012 and (b) LTAC hospital facility, service and patient criteria is not approved as anticipated in Case A resulting in a 3.7% revenue neutrality rate reduction in 2013;

•

SRS Division, (a) CMS increases the MPPR reduction from 25% to 50% in 2012 resulting in an additional $2 million to $3 million decrease in Medicare Part B reimbursement and (b) RUGs IV rate reduction in 2012 results in a 0.50% decrease in Medicare Part A reimbursement; and

•	The Hospital Division and SRS Division are successful in mitigating their reimbursement pressures by 50%; and

•	Volume:

•	1% decrease in volume growth across the Hospital, SRS and HRS Divisions.

“Case B”

(dollars in millions, except per share amounts)

	Projected Year Ending December 31,
	2011E	2012E	2013E	2014E
Revenue	$1,438	$1,475	$1,518	$1,576
EBITDAR(1)	$236	$242	$248	$265
EBITDA(2)	$187	$190	$196	$213
EPS	$2.93	$3.01	$3.21	$3.72

(1)	EBITDAR is not a recognized financial measure under GAAP. EBITDAR is a generally accepted metric in the industry in which RehabCare operates and is used by RehabCare’s management to measure operating performance.
(2)	EBITDA is not a recognized financial measure under GAAP. EBITDA is a generally accepted metric in the industry in which RehabCare operates and is used by RehabCare’s management to measure operating performance.

Stock Ownership of Directors and Executive Officers of Kindred and RehabCare

Kindred

At the close of business on [—] 2011, the directors and executive officers of Kindred beneficially owned and were entitled to vote approximately [—] shares of Kindred common stock, collectively representing [—]% of the shares of Kindred common stock outstanding on that date. Further information about ownership of Kindred common stock by directors and executive officers of Kindred may be found under “The Kindred Annual Meeting — Stock Ownership and Voting by Kindred’s Directors and Executive Officers” on page 131 and “Security Ownership of Certain Kindred Beneficial Owners and Management” beginning on page 134.

RehabCare

At the close of business on [—] 2011, the directors and executive officers of RehabCare beneficially owned and were entitled to vote approximately [—] shares of RehabCare common stock, collectively representing approximately [—]% of the shares of RehabCare common stock outstanding on that date. Further information about ownership of RehabCare common stock by directors and executive officers of RehabCare may be found in RehabCare’s definitive proxy statement for its 2010 annual meeting, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225.

Merger Consideration

Kindred Stockholders

Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be altered by the merger.

RehabCare Stockholders

At the effective time, each share of RehabCare common stock outstanding immediately prior to the effective time, other than shares owned by Kindred or RehabCare or their respective wholly owned subsidiaries, or shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive the merger consideration.

Kindred will not issue any fractional shares as a result of the merger. Instead, holders of RehabCare common stock who would otherwise be entitled to receive a fractional share of Kindred common stock will receive an amount in cash (rounded up to the nearest whole cent and without interest) determined by multiplying the fractional share interest by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of one share of Kindred common stock on the NYSE for the five trading days immediately prior to the closing date of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Kindred common stock to be received by holders of RehabCare common stock as a result of the merger will not change between now and the time the merger is completed to reflect changes to the trading price of Kindred common stock.

Ownership of Kindred After the Merger

Based on the number of shares of Kindred common stock and RehabCare common stock issued and outstanding as of February 7, 2011, after completion of the merger former RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock.

Interests of RehabCare Directors and Executive Officers in the Merger

When considering the unanimous recommendation of the RehabCare board of directors with respect to the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, RehabCare stockholders should be aware that some directors and executive officers of RehabCare have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as stockholders and the interests of RehabCare stockholders generally. Such interests relate to, or arise from, among other things, the following:

•

the fact that restricted shares held by RehabCare’s directors and executive officers will fully vest (except that certain restricted shares subject to performance-based vesting conditions held by Dr. John Short, RehabCare’s President and Chief Executive Officer, will vest assuming target level performance) and be treated as described below in “The Merger Agreement — Effect of the Merger on RehabCare’s Equity Awards” beginning on page 97;

•	the fact that stock options held by RehabCare’s directors and executive officers will be entitled to a cash payment in connection with cancellation of such stock options;

•

the fact that RehabCare’s executive officers may receive severance payments pursuant to agreements with such executive officers or a severance plan in the event of a qualified termination of employment following the merger;

•

the fact that payment of cash incentive awards under annual and long-term incentive plans will be accelerated and paid according to the terms and conditions of the incentive plans pursuant to which such award agreements were granted;

•

the fact that at or prior to the effective time, Kindred will appoint two current members of the RehabCare board of directors to serve as additional members of the Kindred board of directors, such service to be effective as of immediately following the effective time (Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, President and Chief Executive Officer of RehabCare, who is expected to be invited to join as non-executive vice chairman);

•	the fact that three of RehabCare’s executive officers may become officers of Kindred, and will be offered new employment agreements with Kindred effective following the effective time; and

•

the fact that RehabCare’s directors and executive officers will be entitled to continued indemnification and insurance coverage by Kindred for acts or omissions occurring prior to the merger for a period of six years following the effective time.

The RehabCare board of directors was aware of the interests of RehabCare’s directors and executive officers during its deliberations on the merits of the merger and in deciding to recommend that RehabCare stockholders vote FOR the adoption of the merger agreement at the RehabCare special meeting. For purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Agreements with Executive Officers and Severance Plan

Pursuant to RehabCare’s termination compensation agreement with Dr. Short, if Dr. Short is terminated without cause or resigns for good reason (as defined in the agreement) within two years after a change in control, he will be entitled to:

•

a lump-sum cash payment equal to the sum of (i) 2.99 times his then current annual base salary, plus (ii) 2.99 times the average of his annual bonuses paid in the last three fiscal years preceding the calendar year of the completion of the merger;

•

a lump-sum cash payment equal to his target bonus percentage for the year in which the change in control occurs multiplied by his then-current annual base salary, prorated for the portion of the year prior to the termination date;

•	24 months of continued health benefits; and

•	12 months of outplacement services.

The agreement also provides for gross-up payments to Dr. Short for excise taxes incurred under Section 4999 of the Internal Revenue Code (which we refer to as the “Code”) in connection with any change in control payments. All change in control payments are subject to Dr. Short’s compliance with the non-competition and confidentiality provisions of the agreement.

Pursuant to RehabCare’s termination compensation agreements with Jay W. Shreiner, Patricia M. Henry, and Brock Hardaway, if Mr. Shreiner, Ms. Henry or Mr. Hardaway is terminated without cause or resigns for good reason (as defined in the respective agreement) within two years after a change in control, each will be entitled to:

•	a lump-sum cash payment equal to the sum of (i) 1.5 times his or her then current annual base salary, plus (ii) 1.5 times the target bonus for the calendar year of the completion of the merger;

•

a lump-sum cash payment equal to his or her target bonus percentage for the year in which the change in control occurs multiplied by his or her then-current annual base salary, prorated for the portion of the year prior to the termination date;

•	18 months of continued health benefits; and

•	12 months of outplacement services.

These agreements also provide for gross-up payments to Mr. Shreiner, Mr. Hardaway and Ms. Henry for excise taxes incurred under Section 4999 of the Code in connection with any change in control payments. All change in control payments are subject to Mr. Shreiner’s, Mr. Hardaway’s and Ms. Henry’s compliance with the non-competition and confidentiality provisions of their respective agreements. As part of Mr. Hardaway’s and Ms. Henry’s anticipated employment with Kindred following the effective time, Kindred expects to enter into a change in control agreement with them, the terms of which have not been established as of the date of this joint proxy statement/prospectus, but which would replace the change in control benefits described above.

Pursuant to RehabCare’s agreements with its other executive officers (except for the Vice President, Treasurer, who does not have an agreement with RehabCare, but has certain rights under a severance plan as described in more detail below) providing for change in control benefits, if such executive officer is terminated without cause or resigns for good reason (as defined in the agreement) within two years after a change in control, he or she will be entitled to:

•	a lump-sum cash payment equal to the sum of (i) 12 months of his or her then current annual base salary, plus (ii) the target bonus for the calendar year of the completion of the merger;

•

a lump-sum cash payment equal to his or her target bonus percentage for the year in which the change in control occurs multiplied by his or her then-current annual base salary, prorated for the portion of the year prior to the termination date;

•	12 months of continued health benefits; and

•	12 months of outplacement services.

The agreements also provide for gross-up payments to the executive officers for excise taxes incurred under Section 4999 of the Code in connection with any change in control payments. All change in control payments are subject to the executive’s compliance with the non-competition and confidentiality provisions of the respective agreement. As part of her anticipated employment with Kindred following the effective time, Kindred expects to enter into a change in control agreement with Ms. Welc, the terms of which have not been established as of the date of this joint proxy statement/prospectus, but which would replace the change in control benefits described above.

Pursuant to RehabCare’s Severance Plan for Company Vice Presidents, the Vice President, Treasurer is entitled to certain severance payments if his employment is terminated without cause or if he resigns for good reason (as defined in the severance plan), whether or not in connection with a change in control. Upon such termination or resignation, he will be entitled to:

•	severance pay equal to nine months’ base salary, payable on a monthly basis;

•	9 months of continued health benefits; and

•	12 months of outplacement services.

The payments and benefits payable upon termination following a change of control described above will not be increased as a result of the completion of the transaction contemplated by the merger agreement. Three members of the RehabCare management team have agreed to the basic terms of their employment with Kindred following the effective time, as discussed below, and it is possible that certain other members of the RehabCare management team could be presented with, and will discuss with Kindred, proposed terms for terminating their existing agreements and continuing with future employment in a different capacity subsequent to the date of this joint proxy statement/prospectus. It is anticipated that the executive officers of Kindred following the merger will be as set forth in “— Board of Directors and Management of Kindred Following the Merger” on page 83.

For illustrative purposes only, it is currently estimated that, assuming the closing of the merger will occur on June 30, 2011 and the employment of each of RehabCare’s executive officers is terminated immediately following consummation of the merger, RehabCare’s executive officers would be entitled to receive, in the aggregate, approximately $13 million in termination payments and benefits, excluding payments related to long-term cash incentive plans and equity-based incentive awards discussed separately below. The following table sets forth, using the same assumptions, such payments for the chief executive officer, the chief financial officer, the three other most highly compensated executives (which we collectively refer to as “named executive officers”), and other executive officers as a group:

Executive	Cash severance payment	Bonus payment	Value of continued health benefits	Value of outplacement services	Excise Tax Gross-Up Payments	Total Value
Dr. John H. Short, President and Chief Executive Officer	$4,038,139	$369,750	$31,245	$20,000	$3,273,491(1)	$7,732,625
Jay W. Shreiner, Executive Vice President and Chief Financial Officer	891,675	97,688	7,813	20,000	—	1,017,176
Brock Hardaway, Executive Vice President, Operations	1,032,750	113,144	23,801	20,000	—	1,189,695
Patricia M. Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	877,950	96,184	16,639	20,000	—	1,010,773
Patricia S. Williams, Senior Vice President, General Counsel and Corporate Secretary	379,120	53,402	15,867	20,000	—	468,389
All other executive officers as a group	1,278,835	195,876	49,547	75,000	—	1,599,258

(1)	The estimated value of the tax “gross-up” payment is based on the estimated payments to Dr. Short based on the assumptions described above and related to the tables below regarding estimated payments pursuant to the restricted stock awards. No other executive officer would be expected to receive a tax “gross-up” payment.

Long-Term Cash Incentive Plans

Pursuant to the terms of the RehabCare 2009 through 2011, 2010 through 2012 and 2011 through 2013 Corporate Long Term Cash Incentive Plans, upon a change in control, all executive officers of RehabCare are entitled to a lump sum prorated payment of the long-term cash incentive awards, payable in accordance with the terms and conditions of such plans.

For illustrative purposes only, it is currently estimated that, assuming the closing of the merger will occur on June 30, 2011, and calculating the pro-rated payments under the long-term cash incentive plans based on the target level performance, or if greater and to the extent determinable, actual performance, RehabCare’s executive officers would be entitled to receive, in the aggregate, approximately $994,400 in payments under the long-term cash incentive plans. The following table sets forth, using the same assumptions, such payments for the named executive officers and other executive officers as a group:

Executive Officer	Payment under the long-term cash incentive plans
Dr. John H. Short, President and Chief Executive Officer	$—
Jay W. Shreiner, Executive Vice President and Chief Financial Officer	195,720
Brock Hardaway, Executive Vice President, Operations	66,908
Patricia M. Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	193,637
Patricia S. Williams, Senior Vice President, General Counsel and Corporate Secretary	133,957
All other executive officers as a group (4 persons)	404,241

Stock Options

Certain of RehabCare’s executive officers and directors hold options, issued pursuant to the RehabCare Directors’ Stock Option Plan and the Second Amended and Restated 1996 Long-Term Performance Plan, to purchase shares of RehabCare common stock. All such options are currently vested and exercisable. At the effective time, each RehabCare stock option outstanding immediately prior to such time will be canceled in exchange for the right to receive an amount of cash equal to the product of (1) the number of shares of RehabCare common stock subject to the option and (2) the excess, if any of (a) the sum of (i) the exchange ratio, multiplied by the volume-weighted average price of the Kindred common stock as reported by the NYSE for the five trading days prior to the closing date of the merger and (ii) the cash consideration, over (b) the exercise price per share of the RehabCare stock option, without interest and less any applicable taxes. The following chart sets forth, as of March 4, 2011, for each of RehabCare’s directors, named executive officers, and all other executive officers as a group:

•	the number of shares subject to outstanding options for RehabCare common stock held by such person;

•	the weighted average exercise price for such options; and

•

the aggregate value of such options (without regard to deductions or withholdings for applicable taxes), assuming the closing of the merger as of March 4, 2011, calculated by multiplying (1) the number of shares of RehabCare common stock subject to the options by (2) the excess, if any, of (a) the sum of (i) 0.471 multiplied by $25.34 per share of Kindred common stock, i.e. its closing price on the NYSE as of March 4, 2011 and (ii) $26.00, over (b) the weighted average exercise price per share of such options.

Non-Employee Directors and Executive Officers	Stock Options
	Shares	Weighted Average Exercise Price	Value
Colleen Conway-Welch, Director	35,800	$22.91	$537,965
Christopher T. Hjelm, Director	—	—	—
Anthony S. Piszel, Director	—	—	—
Suzan L. Rayner, Director	—	—	—
Harry E. Rich, Director	—	—	—
Larry Warren, Director	—	—	—
Theodore M. Wight, Director	—	—	—
Dr. John H. Short, President and Chief Executive Officer	—	—	—
Jay W. Shreiner, Executive Vice President and Chief Financial Officer	—	—	—
Brock Hardaway, Executive Vice President, Operations	—	—	—
Patricia M. Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	—	—	—
Patricia S. Williams, Senior Vice President, General Counsel and Corporate Secretary	—	—	—
All other executive officers as a group (4 persons)	5,000	$40.00	$0.00

RehabCare Restricted Stock

RehabCare’s directors and executive officers, including its named executive officers and non-employee directors, hold shares of restricted common stock, all of which were granted under the RehabCare Group, Inc. 2006 Equity Incentive Plan. Immediately prior to the completion of the merger, each unvested RehabCare restricted share held by RehabCare’s directors and executive officers subject solely to time-based vesting will fully vest and be converted into the right to receive the merger consideration. RehabCare restricted shares held by Dr. Short that are subject to performance-based vesting conditions will vest assuming target level performance (as set forth in the award agreement) and such vested shares will be converted to the right to receive merger consideration. For a more detailed overview of the treatment of these equity-based awards at the effective time, see “The Merger Agreement — Effect of the Merger on RehabCare’s Equity Awards” beginning on page 97. The following chart sets forth, as of March 4, 2011, for each of RehabCare’s directors, named executive officers, and all other executive officers as a group:

•	the number of unvested shares of restricted stock held by that person that will fully vest and no longer be subject to forfeiture as a result of the merger; and

•

assuming the closing of the merger as of March 4, 2011, the total cash value of the merger consideration payable to the director or executive officer with respect to those shares of restricted stock that will vest in connection with the merger, which merger consideration equals $26.00 in cash and 0.471 shares of Kindred common stock for each share of RehabCare common stock (assuming the value of $25.34 per share of Kindred common stock, i.e. its closing price on the NYSE as of March 4, 2011).

Non-employee Directors and Executive Officers	Restricted Stock That Will Vest as a Result of the Merger
Name	Shares	Value
Colleen Conway-Welch, Director	3,200	$121,392
Christopher T. Hjelm, Director	3,200	121,392
Anthony S. Piszel, Director	3,200	121,392
Suzan L. Rayner, Director	3,200	121,392
Harry E. Rich, Director	3,200	121,392
Larry Warren, Director	3,200	121,392
Theodore M. Wight, Director	3,200	121,392
Dr. John H. Short, President and Chief Executive Officer(1)	155,998	5,917,806
Jay W. Shreiner, Executive Vice President and Chief Financial Officer	50,070	1,899,413
Brock Hardaway, Executive Vice President, Operations	45,650	1,731,739
Patricia M. Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	49,480	1,877,031
Patricia S. Williams, Senior Vice President, General Counsel and Corporate Secretary	25,680	974,175
All other executive officers as a group (4 persons)	57,750	$2,190,752

(1)	Dr. Short holds 77,999 RehabCare restricted shares subject solely to time-based vesting conditions, all of which will vest at the effective time; and 136,499 RehabCare restricted shares subject to performance-based vesting conditions, 77,999 of which will vest at the effective time.

Employee Benefits

The merger agreement requires Kindred to continue to provide certain compensation and benefits for the period commencing on the effective time and ending on December 31, 2011, as well as take certain actions in respect of employee benefits provided to the RehabCare’s employees, including its executive officers. For a more detailed description of these requirements, see “The Merger Agreement — Covenants and Agreements — Employee Benefit Matters” on page 108.

Designation of Directors and Officers of Kindred

On or prior to the effective time, the Kindred board of directors shall appoint two current members of the RehabCare board of directors to serve as members of the Kindred board of directors, such service to be effective as of immediately following the effective time. Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, who is expected to be invited to join as non-executive vice chairman.

Following the effective time, Kindred anticipates that three current executive officers of RehabCare, Brock Hardaway, Mary Pat Welc and Patricia Henry, will become officers of Kindred. For a summary of the expected terms of their employment, see below.

New Employment Arrangements with Kindred

Kindred has entered into term sheet agreements with three executive officers of RehabCare, Brock Hardaway, Mary Pat Welc and Patricia Henry, which provide for the terms of each officer’s employment with Kindred, effective following the effective time.

The term sheet agreement with Brock Hardaway states that his position with Kindred following the effective time will be Executive Vice President, Operations, Hospital Division. Mr. Hardaway’s annual base salary will be $400,000, with a short-term incentive plan target of 55% of his annual base salary, and a long-term incentive plan target of 30% of his annual base salary. The term sheet agreement includes a recommendation of a grant of 10,000 time-based restricted shares, and provides for a one-time transition performance bonus of $600,000, to be paid in March 2012, subject to his continued employment through such date. The term sheet agreement also includes a sign-on bonus of $600,000 to be paid 30 days following the closing, which amount would be required to be repaid if Mr. Hardaway voluntarily terminates his employment within one year following the effective time. The term sheet agreement also states that he is eligible for an employment agreement and a change in control agreement, which will replace any benefits he would have been entitled to under his change in control agreement with RehabCare, the terms of which have not been established as of the date of this joint proxy statement/prospectus.

The term sheet agreement with Mary Pat Welc states that her position with Kindred following the effective time will be Senior Vice President, Operations, HRS. Ms. Welc’s annual base salary will be $267,000, with a short-term incentive plan target of 55% of her annual base salary, and a long-term incentive plan target of 30% of her annual base salary. The term sheet agreement includes a recommendation of a grant of 7,500 time-based restricted shares, and provides for a one-time transition performance bonus of $267,000, to be paid in March 2012, subject to her continued employment through such date. The term sheet agreement also states that she is eligible for an employment agreement and a change in control agreement, which will replace any benefits she would have been entitled to under her termination compensation agreement with RehabCare, the terms of which have not been established as of the date of this filing.

The term sheet agreement with Patricia Henry states that her position with Kindred following the effective time will be Executive Vice President, SRS. Ms. Henry’s annual base salary will be $391,000, with a short-term incentive plan target of 55% of her annual base salary, and a long-term incentive plan target of 30% of her annual base salary. The term sheet agreement includes a recommendation of a grant of 12,000 time-based restricted shares, and provides for a one-time transition performance bonus of $391,000, to be paid in March 2012, subject to her continued employment through such date. The term sheet agreement also states that she is eligible for an employment agreement and a change in control agreement, which will replace any benefits she would have been entitled to under her change in control agreement with RehabCare, the terms of which have not been established as of the date of this filing.

Indemnification and Insurance

For a period of six years following the effective time, Kindred shall, or in the event of a subsidiary merger election, shall cause the surviving corporation to, indemnify and hold harmless each current and former officer and director of RehabCare and each person who served as a fiduciary under or with respect to any employee benefit plan of RehabCare, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses upon receipt of an undertaking to repay such amount if it shall be ultimately determined that the indemnified person is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the effective time, in connection with such indemnified person’s service as an officer or director of RehabCare or as a fiduciary of such plan, to the fullest extent permitted by Delaware law or any other applicable law or provided under RehabCare’s organizational documents in effect on the date of merger agreement.

All rights in existence under RehabCare’s organizational documents on the date of the merger agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them shall survive the merger for a period of six years from the effective time.

For six years after the effective time, Kindred shall, and in the event of a subsidiary merger election, shall cause the surviving corporation to, maintain officers’ and directors’ liability, fiduciary liability and similar insurance (which we refer to as “D&O insurance”) in respect of acts or omissions occurring prior to the effective time covering each indemnified person covered as of the date of the merger agreement by RehabCare’s D&O insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, as well as covering claims brought against each indemnified person under the Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”). Alternatively, RehabCare may purchase such “tail policy” at its option prior to the effective time and pay the premium due thereon when due, provided that the surviving corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum RehabCare paid in its last full fiscal year.

For additional information about the indemnification rights of RehabCare directors and executive officers under the merger agreement, see “The Merger Agreement — Covenants and Agreements — Indemnification and Insurance” beginning on page 107.

Listing of Kindred Common Stock Issued for Share Consideration; De-listing and Deregistration of RehabCare Common Stock

It is a condition to the merger that the shares of Kindred common stock in connection with the merger be authorized for issuance on the NYSE subject to official notice of issuance. Shares of Kindred common stock are currently traded on the NYSE under the symbol “KND.” If the merger is completed, RehabCare common stock will no longer be listed on the NYSE, will be deregistered under the Exchange Act and RehabCare will no longer file periodic reports with the SEC.

Board of Directors and Management of Kindred Following the Merger

At the effective time, the directors and officers of Kindred shall continue as the directors of Kindred and the officers of Kindred shall continue as the officers of Kindred. At or prior to the effective time, Kindred will appoint two current members of the RehabCare board of directors to serve as additional members of the Kindred board of directors, such service to be effective as of immediately following the effective time. Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, who is expected to be invited to join as non-executive vice chairman. Kindred also anticipates that three current executive officers of RehabCare will become officers of Kindred immediately following the effective time. For more information about their employment arrangements, see “— Interests of RehabCare Directors and Executive Officers in the Merger — New Employment Arrangements with Kindred” beginning on page 81.

Regulatory Approvals Required for the Merger

Kindred and RehabCare have agreed to use their reasonable best efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the merger in the most expeditious manner practicable. See “The Merger Agreement — Covenants and Agreements” beginning on page 100.

Under the merger agreement, the use of such reasonable best efforts does not require that Kindred be obligated to accept any undertaking, enter into any consent order, make any divestiture or accept any operational restriction, or take or commit to take any action (1) the effectiveness or consummation of which is not conditional on the consummation of the merger, (2) that is not necessary at such time to permit the effective time to occur by the last business day before September 30, 2011, or (3) that individually or in the aggregate would be expected to be material to RehabCare, Kindred or to Kindred’s ownership or operation of RehabCare.

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act were initially filed with the FTC and the Antitrust Division on February 11, 2011 and the FTC obtained clearance to review the transaction. In order to allow the FTC additional time to review the transaction without issuing a second request, Kindred withdrew its notification of the transaction on March 14, 2011 and refiled the notification on March 16, 2011. On April 8, 2011, the FTC notified Kindred that the FTC had concluded its investigation and granted early termination of the waiting period.

The obligation of Kindred to consummate the merger is also subject to:

•

approval by the Illinois Health Facilities and Services Review Board of the change of ownership of the Greater Peoria Specialty Hospital; the application for such approval was declared complete on February 10, 2011 and a hearing of the Planning Board to consider the change of ownership application has been scheduled for May 10, 2011; and

•	the issuance of a license by the Colorado Department of Public Health and Environment.

See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 110.

Litigation Related to the Merger

Kindred and RehabCare are aware of five lawsuits relating to the merger.

On February 10, 2011, Arthur I. Murphy, Jr., a purported stockholder of RehabCare, filed a purported class action lawsuit in the Circuit Court of St. Louis County, Missouri (which we refer to as the “Circuit Court”) against RehabCare, RehabCare’s directors and Kindred (which we refer to as the “Murphy litigation”); and on March 2, 2011, Alfred T. Kowalewski, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Circuit Court, Missouri against RehabCare, RehabCare’s directors and Kindred (which we refer to as the “Kowalewski litigation” and, together with the Murphy litigation, the “Missouri litigation”). On February 15, 2011, the Norfolk County Retirement System, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Court of Chancery against RehabCare, RehabCare’s directors and Kindred (which we refer to as the “Norfolk County litigation”); on February 28, 2011, City of Pontiac General Employees’ Retirement System, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Court of Chancery against RehabCare, RehabCare’s directors and Kindred (which we refer to as the “City of Pontiac litigation”); and on March 4, 2011, Plumbers & Pipefitters National Pension Fund, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Court of Chancery against RehabCare, RehabCare’s directors and Kindred (which we refer to as the “Plumbers & Pipefitters litigation” and, together with the Norfolk County litigation and the City of Pontiac litigation, the “Delaware litigation”).

The complaints in the Missouri litigation and Delaware litigation contain similar allegations, including among other things, that RehabCare’s directors’ breached their fiduciary duties to the RehabCare stockholders, including their duties of loyalty, due care, independence, good faith and fair dealing, by entering into a merger agreement which provides for inadequate consideration to RehabCare stockholders, and that RehabCare and Kindred aided and abetted RehabCare’s directors alleged breaches of their fiduciary duties. The plaintiffs seek injunctive relief preventing the defendants from consummating the transactions contemplated by the merger agreement, or in the event the defendants consummate the transactions contemplated by the merger agreement, rescission of such transactions and attorneys’ fees and expenses. Kindred, RehabCare and the other defendants have not yet responded to the complaints. Kindred, RehabCare and the other defendants believe that the lawsuits are without merit and intend to defend them.

On March 8, 2011, the plaintiffs in the Kowalewski litigation filed a motion with the Circuit Court to consolidate the Missouri litigation and to appoint lead counsel. On March 31, 2011, the plaintiffs in the Kowalewski litigation filed an amended complaint and a motion for expedited discovery and on April 11, 2011, the plaintiffs in the Murphy litigation filed an amended complaint and a motion for expedited discovery. This April 11, 2011 amended complaint in the Murphy litigation also added CGMI as a named defendant in the litigation. On April 7, 2011, the defendants filed a motion to dismiss and/or stay the Missouri litigation. On April 8, 2011, the Circuit Court held a hearing on the motion to appoint a lead plaintiff; the Circuit Court agreed to consolidate the Missouri litigation but, in light of the defendants’ pending motion to dismiss and/or stay the Missouri litigation, the Circuit Court postponed a decision on appointing a lead plaintiff. The Circuit Court has scheduled a hearing on April 22, 2011 to hear arguments on the motion to stay and/or dismiss, the motion to appoint lead plaintiff and plaintiffs’ motions for expedited discovery.

On March 9, 2011, the Court of Chancery consolidated the Delaware litigation under the caption “In Re RehabCare Group, Inc. Shareholders Litigation” and plaintiffs filed a verified consolidated class action complaint on April 5, 2011. Defendants commenced document production on March 30, 2011 and document production by all parties is to be completed no later than April 22, 2011. Depositions are scheduled to take place between April 25, 2011 and May 5, 2011. All briefs in connection with plaintiffs’ motion for a preliminary injunction are due by May 20, 2011 and the Court of Chancery has scheduled a hearing on the motion on May 23, 2011.

Dividend Policy of Kindred Following the Merger

The payment of dividends by Kindred after the merger is subject to the determination of its board of directors. Decisions regarding whether to pay dividends and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Kindred’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Kindred board of directors may consider important.

Financing Relating to the Merger

Kindred has entered into a debt commitment letter with the debt commitment parties, pursuant to which the debt commitment parties have committed, subject to customary conditions as further described below, to underwrite senior credit facilities in an aggregate amount of $1.900 billion, comprising a senior secured asset-based revolving credit facility, a senior secured term loan facility and a senior unsecured bridge loan facility. The new debt financing will be used, in addition to existing cash balances, to fund the cash portion of the merger consideration, refinance certain Kindred and RehabCare existing debt, and pay transaction fees and expenses. A copy of the debt commitment letter was filed as an exhibit to the Current Report on Form 8-K filed by Kindred on February 8, 2011, which is incorporated by reference herein. This summary of terms and conditions of the debt financing commitments is qualified in its entirety by reference to the full text of the debt commitment letter.

The aggregate commitments of the debt commitment parties total $650 million (of which up to $400 million may be drawn at closing) under the asset-based revolving credit facility and $700 million under the term loan facility. The term of the asset-based revolving credit facility and term loan facility are five years and seven years, respectively. Subject to final documentation and satisfaction of closing conditions, Kindred anticipates finalizing these facilities prior to the Kindred annual meeting and the RehabCare special meeting.

The aggregate commitments of the debt commitment parties under the unsecured bridge facility total $550 million, which will be available if and to the extent Kindred has not completed a planned $550 million senior unsecured notes offering prior to the closing of the merger. The unsecured bridge facility, if drawn, will mature initially on the first anniversary of the closing of the merger, at which time the maturity of any outstanding loans thereunder will be extended automatically to the eighth anniversary of the closing of the merger and may be exchanged by the lenders for notes due on such eighth anniversary.

The debt financing commitments are subject to:

•	the non-occurrence of a material adverse effect regarding RehabCare;

•	the closing occurring no later than September 30, 2011;

•	the receipt of certain governmental and third party consents required under the merger agreement in connection with the closing;

•	the consummation of the merger in accordance with the terms of the merger agreement;

•	the repayment of certain indebtedness of Kindred and RehabCare and the termination of commitments thereunder;

•	a 30 consecutive day period for marketing of senior notes after delivery by Kindred of an offering memorandum or preliminary prospectus and other marketing materials for such notes; and

•	other customary financing conditions more fully set forth in the debt commitment letter.

In the merger agreement, Kindred has agreed to use its reasonable best efforts to obtain debt financing on the terms and conditions described in the debt commitment letter. Kindred may amend, replace or otherwise modify, or waive its rights under the debt commitment letter, unless such amendment, replacement, modification or waiver would:

•	reduce the aggregate amount of the debt financing; or

•

amend the conditions to the drawdown of the debt financing in a manner adverse to the interests of RehabCare in any material respect, or which would otherwise in any other respect reasonably be expected to impair, materially delay or prevent the consummation of the transactions contemplated by the merger agreement.

Kindred’s obligation to consummate the merger is subject to its consummation of, and receipt of the proceeds from, the debt financing described in the debt commitment letter. However, under certain conditions, Kindred may be required to pay a termination fee of $62 million if Kindred fails to consummate the debt financing, as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 114.

RehabCare Stockholders’ Rights of Appraisal

If the merger is consummated, dissenting holders of RehabCare common stock who follow the procedures specified in Section 262 within the appropriate time periods will be entitled to have their shares of RehabCare common stock appraised by the Court of Chancery, and to receive the “fair value” of such shares in cash as determined by the Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. The fair value of RehabCare common stock as determined by the Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement.

This section provides a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely will result in the loss of appraisal rights. This summary is not a complete statement regarding the appraisal rights of RehabCare stockholders or the procedures that they must follow in order to seek and perfect appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262, a copy of which is attached to this joint proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that RehabCare stockholders exercise appraisal rights under Section 262.

IF YOU WISH TO EXERCISE APPRAISAL RIGHTS OR WISH TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT YOUR LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX E WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the RehabeCare special meeting, not less than 20 days prior to the meeting a constituent corporation, such as RehabCare, must notify each of its stockholders for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice to holders of RehabCare common stock concerning the availability of appraisal rights under Section 262. Appraisal rights are not available to holders of Kindred common stock.

RehabCare stockholders wishing to assert appraisal rights must hold the shares of RehabCare common stock on the date of making the written demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time. RehabCare stockholders who desire to exercise appraisal rights must also satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to

RehabCare before the vote on the merger occurs. This written demand for appraisal of shares must be in addition to and separate from a vote against the proposal to adopt the merger agreement, or an abstention or failure to vote for the proposal to adopt the merger agreement. RehabCare stockholders electing to exercise their appraisal rights must not vote FOR the adoption of the merger agreement. A vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a RehabCare stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

To be effective, a demand for appraisal by a RehabCare stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of RehabCare common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of RehabCare common stock. If you hold your shares of RehabCare common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of RehabCare common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of RehabCare common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of RehabCare common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of RehabCare common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of RehabCare common stock as to which appraisal is sought. Where no number of shares of RehabCare common stock is expressly mentioned, the demand will be presumed to cover all shares of RehabCare common stock held in the name of the record owner.

All demands for appraisal should be addressed to RehabCare Group, Inc., 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105, Attention: Patricia S. Williams, Corporate Secretary. The demand must reasonably inform RehabCare of the identity of the RehabCare stockholder as well as the stockholder’s intention to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time, RehabCare must provide notice of the effective time to all of its stockholders who have complied with Section 262 and have not voted FOR the adoption of the merger agreement. At any time within 60 days after the effective time, any RehabCare stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the merger consideration specified in the merger agreement. After this period, a RehabCare stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. Unless the demand is properly withdrawn by the RehabCare stockholder within 60 days after the effective time, no appraisal proceeding in the Court of Chancery will be dismissed as to any RehabCare stockholder without the approval of the Court of Chancery, with such approval conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the RehabCare stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time (but not thereafter), either the surviving corporation or any RehabCare stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of RehabCare common stock owned by stockholders entitled to appraisal rights. The surviving corporation has no obligation to file such a petition if demand for appraisal is made, and holders should not assume that it will file a petition. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal (if available) will cease. Accordingly, it is the obligation of the holders of RehabCare common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of RehabCare common stock within the time prescribed in Section 262.

Within 120 days after the effective time, any RehabCare stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefore has been received by the surviving corporation. A person who is the beneficial owner of shares of RehabCare common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of any petition by a RehabCare stockholder in accordance with Section 262, service of a copy must be made upon the surviving corporation. The surviving corporation must, within 20 days after service, file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of RehabCare common stock and with whom RehabCare has not reached agreements as to the value of their shares. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court of Chancery determines the holders of RehabCare common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of shares of RehabCare common stock as of the effective time, after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

RehabCare stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of RehabCare common stock. Stockholders should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although RehabCare believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Moreover, RehabCare does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of RehabCare common stock is less than the merger consideration. In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a contrary determination, each party bears his, her or its own expenses.

Any RehabCare stockholder who has demanded appraisal will not, after the effective time, be entitled to vote for any purpose the shares of RehabCare common stock subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

Failure by any RehabCare stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex E to this joint proxy statement/prospectus) may result in termination of such stockholder’s appraisal rights and the stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of RehabCare common stock pursuant to the merger agreement.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of RehabCare as of the effective time will be recorded at their respective fair values and added to those of Kindred. Any excess of purchase price over the fair value of the assets is recorded as goodwill. Financial statements of Kindred issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of RehabCare.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U. S. federal income tax consequences of the merger and ownership of Kindred common stock to U.S. holders and non-U.S. holders (as defined below) of RehabCare common stock who hold their stock as a capital asset (generally, assets held for investment). This summary is based on the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of RehabCare common stock who are subject to special treatment under U.S. federal income tax law, including, for example certain U.S. expatriates, financial institutions, an S corporation, partnership, limited liability company taxed as a partnership, or other pass-through entity (or an investor in such pass-through entity), dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, persons whose “functional currency” is not the U.S. dollar, holders who acquired RehabCare common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders exercising dissenters’ rights or appraisal rights, and holders who hold RehabCare common stock as part of a hedge, straddle, constructive sale or conversion transaction.

This summary does not address U.S. federal income tax considerations applicable to holders of options to purchase RehabCare common stock, or holders of debt instruments convertible into RehabCare common stock. In addition, this summary does not address any aspect of state, local or non-U.S. laws or estate, gift, excise or other non-income tax laws. Neither Kindred nor RehabCare has requested a ruling from the Internal Revenue Service (which we refer to as the “IRS”) in connection with the merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been, or is expected to be, rendered with respect to the tax consequences of the merger.

WE URGE HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial holder of RehabCare common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds RehabCare common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

U.S. Holders

Tax Consequences of the Merger. The exchange of RehabCare common stock for Kindred common stock and cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose

RehabCare common stock is converted into the right to receive Kindred common stock and cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (1) the sum of (i) the fair market value of Kindred common stock received by such holder in the merger, and (ii) the amount of cash received by such holder in the merger, including any cash received in lieu of fractional shares of Kindred common stock, and (2) the U.S. holder’s adjusted tax basis in such RehabCare common stock. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such RehabCare common stock. Gain or loss will be determined separately for each block of RehabCare common stock. A block of stock is generally a group of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such RehabCare common stock is more than one year at the time of the completion of the merger. A U.S. holder’s aggregate tax basis in its Kindred common stock received in the merger will equal the fair market value of such stock at the effective time, and the holder’s holding period for such stock will begin on the day after the merger.

Ownership of Kindred Common Stock. As a result of the merger, current RehabCare stockholders will hold Kindred common stock. In general, distributions with respect to Kindred common stock will constitute dividends to the extent made out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Kindred’s current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s adjusted tax basis in its shares and thereafter as capital gain from the sale or exchange of such shares. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction, provided such a corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2012 will qualify for taxation at preferential rates provided such a non-corporate U.S. holder meets certain holding period and other applicable requirements.

Upon the sale or other disposition of Kindred common stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and the adjusted tax basis in its Kindred common stock. Such capital gain or loss will generally be long-term if the selling stockholder’s holding period in respect of such shares (as discussed under “— Tax Consequences of the Merger,” above) is more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential tax rates in respect of long-term capital gain. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of RehabCare common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Tax Consequences of the Merger. Any gain a non-U.S. holder recognizes from the exchange of RehabCare common stock for Kindred common stock and cash in the merger generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met.

Non-U.S. holders described in (a) above, will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above, will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

Ownership of Kindred Common Stock. As a result of the merger, current RehabCare stockholders will hold Kindred common stock. Dividends paid to non-U.S. holders (to the extent paid out of Kindred’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of Kindred common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividends are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, as discussed below. Even if a non-U.S. holder is eligible for a lower treaty rate, Kindred will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments unless (1) Kindred has received a valid IRS Form W-8BEN or other documentary evidence establishing entitlement to a lower treaty rate with respect to such payments, and (2) in the case of dividends paid to a foreign financial institution or entity after December 31, 2012, such non-U.S. holder holds the Kindred common stock through a foreign financial institution or entity that has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such an institution or entity) and, if required, such non-U.S. holder has provided the withholding agent with a certification identifying its direct and indirect U.S. owners.

If a non-U.S. holder is subject to withholding at a rate in excess of a reduced rate for which it is eligible under a tax treaty or otherwise, it may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements.

Dividends that are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividend received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any gain a non-U.S. holder recognizes on the sale or other taxable disposition of Kindred common stock generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. In the case of dispositions of Kindred common stock the proceeds of which are paid to a foreign financial institution or entity after December 31, 2012, a non-U.S. holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the non-US. holder holds the Kindred common stock through a foreign financial institution or entity that has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such an institution or entity) and, if required, the non-U.S. holder has provided the withholding agent with a certification identifying its direct and indirect U.S. owners. Investors are encouraged to consult with their own tax advisors regarding the possible impactions of these withholding requirements.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the amounts paid to U.S. holders and non-U.S. holders in connection with the consideration received in connection with the merger, dividends paid with respect to Kindred common stock and proceeds received from the sale or exchange of Kindred common stock, unless an exemption applies. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a U.S. holder or non-U.S. holder (1) fails to provide a taxpayer identification number or appropriate certifications or (2) fails to report certain types of income in full.

Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a refund or credit against applicable U.S. federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS WILL DEPEND UPON THE FACTS OF THEIR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY TO THEM OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Kindred and RehabCare urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents which have been referred to you. You should also review the section titled “Where You Can Find More Information” beginning on page 225.

This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. Except for its status as the contractual document that establishes and governs the legal relations between Kindred and RehabCare with respect to the merger, Kindred and RehabCare do not intend for the merger agreement to be a source of factual, business or operational information about either Kindred or RehabCare. The merger agreement contains representations and warranties that Kindred and RehabCare have made to each other for the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, except for the parties themselves, under the terms of the merger agreement, only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms.

Second, the representations and warranties are qualified in their entirety by certain information of each of Kindred and RehabCare filed with the SEC prior to the date of the merger agreement, as well as by confidential disclosure schedules that each of Kindred and RehabCare prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by Kindred, on the one hand, and RehabCare, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies individually or in the aggregate have, and would reasonably be expected to have, a material adverse effect on the party that made the representations and warranties, except for certain limited representations and warranties that must be true and correct in all, or all material respects. Otherwise, for purposes of the merger agreement, the representations and warranties will be deemed to have been sufficiently accurate to require a closing.

For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this joint proxy statement/prospectus).

The Merger; Closing

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time, RehabCare will merge with and into Kindred and the separate corporate existence of

RehabCare will cease and Kindred will continue as the surviving corporation after the merger. However, either of RehabCare or Kindred may, at any time prior to the effective time (with the consent of the other) or immediately prior to the effective time (without the consent of the other), elect to change the method of the transaction by providing for a merger of merger subsidiary with and into RehabCare, and RehabCare will continue as the surviving corporation and a wholly owned subsidiary of Kindred.

Unless Kindred and RehabCare agree otherwise, the closing of the merger will occur as soon as possible, but no later than the third business day following the date on which all of the conditions to the merger, other than conditions that, by their nature are to be satisfied at the closing (but subject to satisfaction, or, to the extent permissible, waiver of those conditions at closing) have been satisfied or, to the extent permissible, waived.

Assuming timely satisfaction of the necessary closing conditions, Kindred and RehabCare are targeting a closing of the merger on or about June 30, 2011. However, we cannot assure you that such timing will occur or that the merger will be completed as expected.

Upon the closing, Kindred (or merger subsidiary) and RehabCare will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time will be the time the certificate of merger is filed or at a later time upon which Kindred and RehabCare shall agree to and specify in the certificate of merger.

Certificate of Incorporation and Bylaws of Kindred and the Surviving Corporation

At the effective time, the certificate of incorporation of Kindred in effect at that time (or, in the event of a subsidiary merger election, the certificate of incorporation of RehabCare, as amended as set forth in Annex I of the merger agreement) will, by virtue of the merger, become the certificate of incorporation of the surviving corporation.

At the effective time, the bylaws of Kindred (or, in the event of a subsidiary merger election, of merger subsidiary) will, by virtue of the merger, be the bylaws of the surviving corporation.

Directors and Officers of the Surviving Corporation

At the effective time, the directors and officers of Kindred shall continue as the directors and officers of Kindred. At or prior to the effective time, Kindred will appoint two current members of the RehabCare board of directors to serve as members of the Kindred board of directors, such service to be effective as of immediately following the effective time. Kindred anticipates that one of the two current members of the RehabCare board of directors to join the Kindred board of directors will be Dr. John Short, President and Chief Executive Officer of RehabCare, who is expected to be invited to join as non-executive vice chairman. Kindred also anticipates that Mr. Hardaway, Ms. Henry and Ms. Welc will be officers of Kindred following the effective time. If either party makes the subsidiary merger election, the directors and officers of merger subsidiary shall be the directors and officers of the surviving corporation.

Merger Consideration

Kindred Stockholders

Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be altered by the merger.

RehabCare Stockholders

At the effective time, each share of RehabCare common stock outstanding immediately prior to the effective time (other than shares owned by (i) Kindred or RehabCare or their respective wholly owned subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under the DGCL) will be converted into the right to receive the merger consideration, without interest.

Fractional Shares

No fraction of a share of Kindred common stock will be issued in the merger. Instead, holders of RehabCare common stock who would otherwise be entitled to receive a fraction of a share of Kindred common stock will receive, upon surrender for exchange of RehabCare common stock, an amount in cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of one share of Kindred common stock on the NYSE for the five trading days immediately preceding to the closing date of the merger.

Exchange Procedures

Prior to the effective time, Kindred will enter into an agreement with a commercial bank or trust company (which we refer to as the “exchange agent”) selected by Kindred and reasonably satisfactory to RehabCare, to pay the merger consideration to the holders of RehabCare common stock in connection with the merger, including the payment of cash for fractional shares. Immediately prior to the effective time, Kindred will deposit with the exchange agent, for the benefit of the holders of RehabCare common stock, book-entry shares representing the total number of shares of Kindred common stock issuable in the merger and cash sufficient to pay the cash consideration. In addition, and from time to time thereafter, Kindred will deposit with the exchange agent immediately available funds sufficient to pay cash in lieu of fractional shares and in respect of any dividends or distributions on Kindred common stock with a record date after the effective time.

At the effective time, each certificate representing shares (or uncertificated shares in book entry form) of RehabCare common stock that has not been surrendered, other than any shares owned by Kindred or RehabCare, will represent only the right to receive, upon such surrender and without any interest, the number of whole shares of Kindred common stock issuable in exchange of such shares of RehabCare common stock, dividends and other distributions on shares of Kindred common stock with a record date after the effective time, and cash, in lieu of fractional shares. Following the effective time, no further registrations of transfers on the stock transfer books of RehabCare of the shares of RehabCare common stock will be made. If, after the effective time, RehabCare stock certificates or shares of RehabCare common stock represented by book-entry are presented to Kindred, the surviving corporation or the exchange agent, for any reason, they will be canceled and exchanged as described above.

Exchange of Shares

Promptly after the effective time, and in any event within two business days after the closing, Kindred will cause the exchange agent to mail to each holder of record of a RehabCare stock certificate or book-entry share whose shares of RehabCare common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender RehabCare stock certificates or book-entry shares in exchange for the merger consideration.

After the effective time, and upon surrender of a RehabCare stock certificate or book-entry share to the exchange agent, together with a letter of transmittal or “agent’s message,” the holder of the RehabCare stock certificate or book-entry share will be entitled to receive the merger consideration, and the RehabCare stock certificates or book entries evidencing book-entry shares so surrendered will be canceled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement. If payment is to be made to a person other than the person in whose name the certificate or book-entry share surrendered is registered, the certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

REHABCARE STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD(S). RehabCare stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to RehabCare stockholders following the effective time.

Kindred stockholders do not need to send in their stock certificates at any time.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in a reasonable amount as the surviving corporation (or the exchange agent in accordance with its standard procedures) may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration in respect of such shares. These procedures will be described in the letter of transmittal that RehabCare stockholders will receive, which such stockholders should read carefully in its entirety.

Effect of the Merger on RehabCare’s Equity Awards

Stock Options

At the effective time, each RehabCare stock option outstanding immediately prior to such time under any RehabCare equity plan, whether or not then exercisable or vested, will become fully vested and will be canceled in exchange for the right to receive an amount of cash equal to the product of (1) the number of shares of RehabCare common stock subject to the option and (2) the excess, if any of (a) the sum of (i) the exchange ratio, multiplied by the volume-weighted average price of the Kindred common stock as reported by the NYSE for the five trading days prior to the closing date of the merger and (ii) the cash consideration, over (b) the exercise price per share of the RehabCare stock option, without interest and less any applicable taxes. This payment will be made as soon as reasonably practicable after the effective time, and in any event no later than the earliest of (1) three business days after the effective time, (2) the end of the year in which the effective time occurs, or (3) the expiration of the original term of the RehabCare stock option. For any RehabCare stock option with an exercise price per share that exceeds the value of the merger consideration, such shares will be canceled as of the effective time for no consideration and will have no further effect.

Restricted Shares

At or immediately prior to the effective time, each RehabCare restricted share that is subject solely to time-based vesting will vest and become free of any other lapsing restrictions, and the holder will be entitled to receive the merger consideration for such shares, subject to applicable withholding for taxes. For each RehabCare restricted share that is subject to performance-based vesting, the number of restricted shares that, according to the underlying award agreement, would vest upon attainment of target performance, will vest and become free of any other lapsing restrictions, and the holder will be entitled to receive the merger consideration for such shares, subject to applicable withholding for taxes. All unvested RehabCare restricted shares as of the effective time, after giving effect to the foregoing, will be canceled for no consideration and will have no further effect.

Employee Stock Purchase Plan

The merger agreement provides that as soon as practicable following the date of the merger agreement, the RehabCare board of directors or an appropriate committee of the RehabCare board of directors will take all reasonable actions, including adopting any necessary resolution, to (a) terminate the ESPP as of immediately prior to the closing date, (b) ensure that no new offering period will be commenced after the date of the merger agreement, (c) for any offering period with an end date prior to the closing, cause a new exercise date to be set for the business day immediately prior to the closing; (d) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the merger agreement, and (e) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the termination date of the ESPP will be refunded to such participant as promptly as practicable following the effective date, without interest. Shares of RehabCare common stock previously purchased pursuant to the ESPP will receive the merger consideration, as described above.

Representations and Warranties

The merger agreement contains customary representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the confidential disclosure schedules that each of Kindred and RehabCare prepared and delivered to the other prior to signing the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•	capitalization;

•	ownership of subsidiaries;

•	corporate power and authority to enter into the merger agreement, the valid and binding nature of the merger agreement and enforceability of the merger agreement;

•	board of directors approval and recommendation to stockholders to adopt the merger agreement;

•	the affirmative vote required by stockholders of each party to adopt the merger agreement;

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absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

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absence of required governmental or other third party consents in connection with execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement other than governmental filings specified in the merger agreement;

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timely filing of required documents with the SEC since January 1, 2008, compliance of such documents with the requirements of the Securities Act, and the Exchange Act, and the absence of untrue statements of material facts or omissions of material facts in those documents;

•	compliance of financial statements with GAAP;

•	absence of any transaction that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

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absence, to the knowledge of Kindred or RehabCare, as applicable, since July 1, 2008 of any substantive complaint or allegation regarding improper accounting practices, or reports of material violations of securities laws;

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absence of any liabilities other than as and to the extent reflected or reserved against the consolidated audited balance sheet of Kindred or RehabCare, as applicable, as of September 30, 2010, incurred in connection with the merger agreement or that would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	absence of specified changes or events and conduct of business in the ordinary course since September 30, 2010;

•	absence since December 31, 2009 of any change, effect, development or event that has had, or would reasonably be expected to have a material adverse effect;

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absence of misleading information contained or incorporated into this joint proxy statement/prospectus, the registration statement of which this joint proxy statement/prospectus forms a part, or any other filings made by either party with the SEC in connection with the merger;

•	compliance with applicable laws, including healthcare regulatory laws, and holding of all necessary permits;

•	employee benefits matters and ERISA compliance;

•	labor matters and compliance with labor and employment law;

•	absence of litigation;

•	tax matters;

•	third party reimbursements;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	insurance;

•	major suppliers and customers;

•	receipt of an opinion from each party’s financial advisor(s); and

•	no brokers’ or finders’ fees.

Kindred made certain additional representations and warranties to RehabCare in the merger agreement, including with respect to the following matters in connection with the debt financing arrangements:

•	payment of fees under the debt commitment letter;

•	sufficiency of funds;

•	validity and enforceability of the debt commitment letter;

•	absence of default under the debt commitment letter; and

•	absence of contingencies related to the funding of financing other than as set forth in the debt commitment letter.

RehabCare also made additional representations and warranties to Kindred in the merger agreement, including with respect to intercompany loans, material contracts, real property and assets absence of unlawful payments, and inapplicability of takeover laws.

Many of the representations and warranties in the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” on Kindred or RehabCare means:

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any change, effect, development or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such party and its subsidiaries, taken as a whole. In making this determination, no change, effect, development or event (by itself or when aggregated) to the extent resulting from any of the following shall be taken into account when determining whether a material adverse effect has occurred or may occur:

•	any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates);

•	any changes, effects, developments or events in the industries in which such party and its subsidiaries operate;

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any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the merger agreement, the identity of Kindred or the performance or compliance with the terms of the merger agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, but excluding the effects of compliance with the operating covenants of RehabCare);

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any changes, effects, developments or events resulting from the failure of such party to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such party’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from the determination of a material adverse effect);

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acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; or

•	any changes in applicable law or GAAP (or any interpretation thereof);

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unless, in the case of the first, second, fifth and sixth bullets, the changes, effects, developments or events disproportionately affect such party and its subsidiaries as compared to other companies in the industries in which such party and its subsidiaries operate.

The representations and warranties contained in the merger agreement will expire at the effective time, and not survive the consummation of the merger, but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Covenants and Agreements

Operating Covenants

Kindred. Kindred has agreed that from the date of the merger agreement until the earlier to occur of the effective time and the termination of the merger agreement, it shall not, without RehabCare’s prior consent (not to be unreasonably withheld, delayed or conditioned):

•	amend its organizational documents in a manner materially adverse to RehabCare stockholders;

•	split, combine or reclassify any shares of its capital stock;

•	redeem or repurchase any shares of its capital stock or other securities at a price materially above market price;

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declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly owned subsidiaries);

•	acquire any equity interest or any material assets of any business organization having a fair market value in excess of $125 million in the aggregate;

•	adopt or enter into a plan of complete or partial liquidation or dissolution;

•	intentionally take any action that is intended, to the knowledge of Kindred at the time the action is taken, to result in any of the conditions to the merger not being satisfied; or

•	agree, resolve or commit to take, any of the foregoing actions.

RehabCare. RehabCare has agreed that from the date of the merger agreement until the earlier to occur of the effective time and the termination of the merger agreement, RehabCare shall, and shall cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material authorizations from governmental authorities; and

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use its reasonable best efforts to preserve intact its present business organizations, maintain in effect all material permits, keep available the services of its directors, officers and employees, and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

In addition, with specified exceptions set forth in the merger agreement or with Kindred’s prior consent (not to be unreasonably withheld, conditioned or delayed), RehabCare has agreed, among other things, not to, and not to permit its subsidiaries to:

•	amend its organizational documents;

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(i) split, combine or reclassify any shares of its capital stock, (ii) declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly owned subsidiaries) or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its subsidiaries, other than the cancellation of RehabCare stock options in connection with the exercise thereof;

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(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any of its securities or any securities of its subsidiaries, other than the issuance of any shares upon the exercise of outstanding RehabCare stock options or (ii) amend the terms of any of its securities or securities of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

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(i) acquire any equity interest or any material assets of any business organization, (ii) merge or consolidate with any other entity or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	sell, lease, license or otherwise dispose of any subsidiary or any material assets, securities or property;

•	create or incur any lien on any asset other than permitted liens or any immaterial lien incurred in the ordinary course of business consistent with past practices;

•	make any loan, advance or investment other than to or in its wholly owned subsidiaries;

•	incur any indebtedness for borrowed money or guarantees thereof other than under existing credit facilities in the ordinary course of business consistent with past practices;

•	amend or change its existing credit facility;

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(i) enter into any contract that would have been deemed a material contract under the merger agreement were RehabCare or any of its subsidiaries a party thereto on the date of the merger agreement other than in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any material contract or waive any material right thereunder other than in the ordinary course of business consistent with past practice;

•	terminate, suspend, abrogate, amend or modify in any material respect any material permit;

•	abandon, cancel or allow to lapse or fail to maintain or protect any material registered intellectual property;

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except as required by applicable law or existing employee plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees; (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement; (iii) enter into any plan, program, policy, contract, arrangement or agreement that would be an employee plan if in existence on the date hereof or otherwise amend, modify or terminate any employee plan (except as expressly required the merger agreement); (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining arrangement; (v) increase the compensation, bonus or other benefits payable to any of their respective directors or executives; or (vi) hire any employee with an annual base salary in excess of $150,000;

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make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Securities Act, as approved by its independent registered public accounting firm;

•	make, change, or rescind any election relating to material taxes, settle or compromise any material claim relating to taxes, or, except as required by applicable law, amend any material tax return;

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settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against RehabCare or any of its subsidiaries involving a payment by RehabCare or any of its subsidiaries in excess of $250,000;

•	fail to use reasonable best efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

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subject to certain exceptions, enter into any new lease, sublease, or amend, modify, license in respect of any real property or amend, modify or terminate or surrender any such lease, sublease or license;

•	acquire any material real property or dispose of, by sale or otherwise, any material owned real property;

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except as otherwise provided in the merger agreement, convene any regular (except to the extent required by applicable law or order) or special meeting (or any adjournment or postponement thereof) of the RehabCare stockholders;

•	intentionally take any action that is intended, to the knowledge of RehabCare at the time the action is taken, to result in any of the conditions to the merger not being satisfied; or

•	agree, resolve or commit to take, any of the foregoing actions.

No Solicitation

The merger agreement provides that RehabCare will not, and will cause its subsidiaries and its and their respective officers, directors, employees and representatives not to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal (as defined on page 104);

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enter into or participate in any discussions or negotiations with, furnish any information relating to RehabCare or afford access to the business, properties, assets, books or records of RehabCare to, any party that, to the knowledge of RehabCare, is seeking to make, or has made, an acquisition proposal; or

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withhold, withdraw or modify in a manner adverse to Kindred or publicly propose to withhold, withdraw or modify in a manner adverse to Kindred the RehabCare board recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal or resolve, agree or publicly propose to take any such actions or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument (whether or not binding) constituting or relating to an acquisition proposal.

RehabCare has agreed, and agreed to cause its subsidiaries and its and their respective officers, directors, employees and representatives, to cease all activities with any parties with respect to an acquisition proposal existing at the time the merger agreement was entered into.

However, at any time prior to the RehabCare stockholders adopting the merger agreement, RehabCare or the RehabCare board of directors, directly or indirectly through its representatives, may

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engage in negotiations or discussions with (including, as a part thereof, making any counterproposal or counter offer to) any party that has made a bona fide unsolicited acquisition proposal that did not arise in connection with any failure of RehabCare to comply with its obligations in the preceding paragraphs and that the RehabCare board of directors believes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or would reasonably be expected to lead to a superior proposal (as defined on page 104); and

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thereafter furnish to such party nonpublic information relating to RehabCare pursuant to a confidentiality agreement (which agreement may not have terms less favorable to RehabCare than the existing confidentiality agreement between Kindred and RehabCare, subject to certain exceptions) provided that all such information (to the extent that such information has not been previously provided or made available to Kindred) is provided or made available to Kindred within 24 hours following the time it is provided or made available to such other party, but in each case only if the RehabCare board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law and RehabCare gives Kindred at least 24 hours prior written notice of the identity of such party and the material terms of such acquisition proposal (or, if in writing, a copy of such acquisition proposal) and of RehabCare’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such third party.

RehabCare has agreed to notify Kindred promptly (but in any event within 24 hours) in the event that it receives any acquisition proposal, any inquiry that would reasonably be expected to lead to an acquisition proposal or any request for information or for access to the business, properties, assets, books or records of RehabCare by any party that, to the knowledge of RehabCare, may be considering making, or has made, an acquisition proposal. RehabCare has also agreed to keep Kindred reasonably informed of any material changes to any acquisition proposal, inquiry or request for information.

In addition, if prior to the adoption of the merger agreement by the RehabCare stockholders, the RehabCare board of directors receives a superior proposal or there occurs an event, fact, circumstance or development, that occurs after the date of the merger agreement that was not known or foreseen by the RehabCare board of directors as of the date of the merger agreement (and not related to any acquisition proposal), that becomes known prior to receipt of the approval of the stockholders of RehabCare (which we refer to as a “RehabCare intervening event”), then the RehabCare board of directors shall be entitled to make a RehabCare board adverse recommendation change (as defined on page 104), if:

•

the RehabCare board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and in the case of a superior proposal, the RehabCare board of directors approves or recommends such superior proposal;

•

RehabCare has notified Kindred in writing that it intends to effect a RehabCare board adverse recommendation change, describing in reasonable detail the reasons for such change, including the material terms and conditions of any such superior proposal and a copy of the final form of any related agreements or a description in reasonable detail of such RehabCare intervening event, as the case may be;

•

a three-business day period commencing with the first business day after the delivery of the notice and other materials under the prior bullet shall have expired and, if requested by Kindred, RehabCare shall have made its representatives available to discuss and negotiate in good faith with Kindred’s representatives any proposed modifications to the terms and conditions of the merger agreement during this three-business day period following delivery by RehabCare to Kindred of such notice; and

•

if Kindred shall have delivered a binding proposal capable of being accepted by RehabCare to amend the terms of the merger agreement during such three-business day period, the RehabCare board of directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Any material amendment or modification to any superior proposal, or any change to the amount or form of consideration in a superior proposal, made following delivery of the notice and other materials under the second bullet above will be deemed to be a new superior proposal and shall require delivery of new notice and other materials and a new three-business day period under the third bullet above. However, the obligation of RehabCare to deliver a new notice and other materials and to provide a new three-business day period shall apply only twice with respect to a particular superior proposal regardless of any subsequent amendment, modification or change to such superior proposal, and following the expiration of such final three-business day period, RehabCare shall have no further obligation to keep Kindred informed of any changes with respect to such superior proposal.

The merger agreement does not prohibit RehabCare from complying with the rules and regulations of the Exchange Act with regard to an acquisition proposal so long as any action taken or statement made thereunder is in compliance with RehabCare’s non-solicitation obligations.

If the RehabCare board of directors changes its recommendation, Kindred would have the right to terminate the merger agreement and be paid a $26 million termination fee by RehabCare. See “— Termination of the Merger Agreement” beginning on page 112 and “— Termination Fees and Expenses” beginning on page 114.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal by Kindred or merger subsidiary) relating to (i) any acquisition or purchase, direct or indirect (including by merger), of 20% or more of the voting securities of RehabCare, (ii) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of the voting securities of RehabCare, or (iii) a sale of assets, including by way of a sale of capital stock of, or other equity security interests in, any subsidiary of RehabCare) equal to 20% or more of the fair market value of RehabCare’s consolidated assets or to which 20% or more of RehabCare’s net revenues or net income on a consolidated basis are attributable, or a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving RehabCare or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of RehabCare or to which 20% or more of RehabCare’s net revenues or net income on a consolidated basis is attributable.

A “RehabCare board adverse recommendation change” means withholding, withdrawing or modifying in a manner adverse to Kindred the recommendation by RehabCare board of directors to RehabCare stockholders to approve and adopt the merger agreement, or recommendation, adoption or approving an acquisition proposal, or resolving, agreeing or publicly proposing to take any such action.

A “superior proposal” means any bona fide, written acquisition proposal, not solicited or initiated in violation of RehabCare’s non-solicitation obligations, for at least a majority of the outstanding shares of RehabCare common stock or all or substantially all of the assets of RehabCare and its subsidiaries on terms that the RehabCare board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal would result in a transaction (i) that if consummated, is more favorable to the RehabCare stockholders from a financial point of view than the merger or, if applicable, any binding proposal by Kindred capable of being accepted by RehabCare, to amend the terms of this merger agreement taking into account all the terms and conditions of the merger agreement and such binding proposal (including the expected timing and likelihood of consummation) and taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the RehabCare board of directors.

Kindred Board of Directors Recommendation

The merger agreement provides that until the earlier of the adoption of the merger agreement by the Kindred stockholders or the termination of the merger agreement, Kindred agreed that its board of directors shall not withhold, withdraw or modify its recommendation to the Kindred stockholders to adopt the merger agreement in a manner adverse to RehabCare or publicly propose to withhold, withdraw or modify its recommendation in a manner adverse to the RehabCare.

However, if prior to the adoption of the merger agreement by the Kindred stockholders, there occurs an event, fact, circumstance or development, that was not known or foreseen by the Kindred board of directors as of the date of the merger agreement that becomes known prior to the Kindred stockholders adopting the merger agreement (which we refer to as a “Kindred intervening event”), the Kindred board of directors shall be entitled to effect a Kindred board adverse recommendation change if:

•

the Kindred board of directors determines in good faith, after consultation with outside legal counsel to Kindred, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

Kindred has notified RehabCare in writing that it intends to effect a Kindred board adverse recommendation change, describing in reasonable detail the reasons for such change, including a description in reasonable detail of such Kindred intervening event;

•

a three-business day period commencing with the first business day after the delivery of the notice and other materials under the prior bullet shall have expired and, if requested by RehabCare, Kindred shall have made its representatives available to discuss and negotiate in good faith with RehabCare’s representatives any proposed modifications to the terms and conditions of the merger agreement during this three-business day period following delivery by Kindred to RehabCare of such notice; and

•

if RehabCare shall have delivered a binding proposal capable of being accepted by Kindred to amend the terms of merger agreement during such three-business day period, the Kindred board of directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

“Kindred board adverse recommendation change” means withholding, withdrawing or modifying in a manner adverse to RehabCare or publicly proposing to withhold, withdraw or modify in a manner adverse to RehabCare the recommendation by Kindred board of directors to Kindred stockholders to adopt the merger agreement.

If the Kindred board of directors changes its recommendation, RehabCare would have the right to terminate the merger agreement and be paid a $62 million termination fee by Kindred. See “— Termination of the Merger Agreement” beginning on page 112 and “— Termination Fees and Expenses” beginning on page 114.

Stockholder Meetings and Board Recommendations

Unless the merger agreement has been validly terminated, Kindred and RehabCare are required to take all reasonable action necessary to convene a meeting of stockholders as promptly as practicable after the mailing of this joint proxy statement/prospectus (but in no event later than 40 days after the mailing) to consider and vote upon the adoption of the merger agreement (including, in case of Kindred stockholder meeting, the issuance of Kindred common stock in connection with the merger). Kindred and RehabCare agreed to adjourn or postpone the respective stockholders meeting (i) to obtain a quorum, (ii) to solicit additional proxies (iii) or for other reasons with consent of the other party, such consent not to be unreasonably withheld. Subject to the provisions of the merger agreement discussed under “— Covenants and Agreements — Kindred Board of Directors Recommendation” on page 105, the Kindred board of directors will recommend that stockholders vote to approve the adoption of the merger agreement. Approval of the proposal to adopt the merger agreement by the Kindred stockholders will also constitute approval of the issuance of Kindred common stock to RehabCare stockholders in the merger. Subject to the provisions of the merger agreement discussed under “— Covenants and Agreements — No Solicitation” beginning on page 102, RehabCare board of directors will recommend that stockholders vote to approve the adoption of the merger agreement. Both the Kindred board of directors and the RehabCare board of directors are required to include such recommendation in this joint proxy statement/prospectus and use their reasonable best efforts to obtain the required stockholder approval.

Access to Information; Confidentiality

Except under certain circumstances from the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, each of Kindred and RehabCare will:

•

afford to the other party, its representatives and, in the case of RehabCare, the debt commitment parties, reasonable access during normal business hours upon reasonable notice to all of their offices, properties, books and records,

•

furnish to the other party, its representatives and, in the case of Kindred, the debt commitment parties, such financial and operating data and other information as such persons may reasonably request, and

•	instruct its representatives to cooperate with the other party and its representatives in its investigation.

However, neither party is required to provide the other with any information that, in its judgment, cannot be provided because it would waive a privilege or violate a confidentiality obligation. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between Kindred and RehabCare.

Reasonable Best Efforts; Covenants and Agreements

Kindred and RehabCare have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law to consummate the merger in the most expeditious manner practicable. This includes:

•	preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices and other documents;

•	obtaining and maintaining all approvals and consents that are necessary, proper or advisable to consummate the merger and to fulfill the conditions to the merger;

•	defending any proceedings threatened or commenced by any governmental authority relating to the merger; and

•	cooperating to the extent reasonable with the other party in its efforts to comply with its obligations under the merger agreement.

In connection with the efforts referenced above to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement, each of Kindred and RehabCare agreed to make a notification pursuant to the HSR Act as promptly as practicable (and in any event within 10 business days of the date of the merger agreement), and to obtain all other approvals and authorizations required under the HSR Act and any other applicable antitrust law.

In addition, each of Kindred and RehabCare has agreed to use its reasonable best efforts to take all necessary actions to obtain any approval relating to the HSR Act or similar non-U.S. laws that are required for the consummation of the merger, which efforts shall include taking all such reasonable actions, including, agreeing to such reasonable undertakings and commitments as may be reasonably requested by any governmental authority, to allow the conditions to the merger to be satisfied on or before September 30, 2011.

Notwithstanding the above provisions, in no event shall (A) Kindred be obligated to propose or agree to accept any undertaking or condition, enter into any consent order, make any divestiture or accept any operational restriction, or take or commit to take any action (1) the effectiveness or consummation of which is not conditional on the consummation of the merger, (2) that is not necessary at such time to permit the effective time to occur by the last business day before September 30, 2011, or (3) that individually or in the aggregate is or would be expected to be material to (x) RehabCare or to Kindred or (y) Kindred’s ownership or operation of the business or assets of RehabCare or (B) RehabCare or any of its subsidiaries, without the prior written consent of Kindred, propose or agree to accept any undertaking or condition, enter into any consent decree or make any divestiture or accept any operational restriction. RehabCare has also agreed to commit, subject to completion of the merger, to take any of the foregoing actions with respect to the assets or business of RehabCare.

For additional information on the regulatory consents and approvals required to be obtained, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 83.

Certain Other Filings

RehabCare and Kindred shall cooperate with one another (i) in connection with the preparation of the registration statement on Form S-4 and this joint proxy statement/prospectus and applications and notices for other required consents, (ii) in determining whether any action by any governmental authority is required, or any consents are required to be obtained from parties to any material contracts and (iii) in taking such actions required in connection therewith or with this joint proxy statement/prospectus and seeking timely to obtain any such actions or consents.

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for RehabCare’s and its subsidiaries’ current and former directors and officers. For a period of six years following the effective time, Kindred shall, or in the event of a subsidiary merger election, shall cause the surviving corporation to, indemnify and hold harmless each current and former officer and director of RehabCare and each person who served as a fiduciary under or with respect to any employee benefit plan of RehabCare, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses upon receipt of an undertaking to repay such amount if it shall be ultimately determined that the indemnified person is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the effective time, in connection with such indemnified person’s service as an officer or director of RehabCare or as a fiduciary of such plan, to the fullest extent permitted by Delaware law or any other applicable law or provided under RehabCare’s organizational documents in effect on the date of the merger agreement, subject to any limitation imposed under applicable law.

All rights in existence under RehabCare’s organizational documents on the date of the merger agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them shall survive the merger for a period of six years from the effective time.

Kindred shall, or in the event of a subsidiary merger election, shall cause the surviving corporation to, maintain for a period of six years after the effective time D&O insurance in respect of acts or omissions occurring prior to the effective time covering each indemnified person covered as of the date of the merger agreement by RehabCare’s D&O insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, as well as covering claims brought against each indemnified person under ERISA. Alternatively, RehabCare may purchase such “tail policy” at its option prior to the effective time and pay the premium due thereon when due, provided that the surviving corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum RehabCare paid in its last full fiscal year.

Employee Benefits Matters

Kindred will, for the period commencing on the effective time and ending on December 31, 2011, provide each active employee of RehabCare who remains an active employee following the effective time with annual base salary, target annual cash bonus opportunities and employee benefits (excluding equity and equity-based compensation) which are no less favorable in the aggregate than the annual base salary, target annual cash bonus opportunities and employee benefits (excluding equity and equity-based compensation) provided by RehabCare immediately prior to the effective time. However, Kindred maintains the right to terminate the practice of granting cash loans to participants of the tax-qualified deferred compensation plan, and to amend the terms and conditions of any RehabCare employee benefit plan to comply with applicable law.

Kindred will, to the extent permitted by law, waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements for the former RehabCare employees under any employee benefit plan in which such employees will be eligible to participate following the effective time. Kindred will also credit the former RehabCare employees for their prior service with RehabCare under the new employee benefit plans in which the employees are eligible to participate. Credit will be given to the same extent such service was credited under the similar RehabCare employee benefit plans for purposes of eligibility to participate and vesting under those plans, but not for purposes of benefit accrual. No credit will be given to the extent it would result in the duplication of benefits for the same period of service.

Kindred also agrees to comply with the terms of the RehabCare Corporate Long Term Cash Incentive Plans for 2009 through 2011, 2010 through 2012 and 2011 through 2013.

Kindred’s obligations with respect to those employee benefit matters are for the sole benefit of RehabCare, do not create any rights for any RehabCare employees nor to any continued employment and are not intended to constitute an amendment to any RehabCare employee plan.

Financing Matters

Kindred’s obligation to consummate the merger is subject to its consummation on the terms and conditions set forth, and receipt of the proceeds from the debt financing described, in the debt commitment letter from the debt commitment parties.

The merger agreement provides that Kindred is obligated to use its reasonable best efforts to obtain the debt financing on the terms and conditions contemplated by the debt commitment letter, including by:

•	using its reasonable best efforts to negotiate and enter into definitive financing agreements on the terms and conditions contemplated in the debt commitment letter;

•	paying all fees when due under the debt commitment letter;

•	using reasonable best efforts to satisfy the conditions applicable to it in the debt commitment letter and the definitive financing agreements; and

•	enforcing its rights under the debt commitment letter.

Kindred also agreed to keep RehabCare reasonably informed with respect to all material developments concerning the financing and to provide prompt notice of specified events relating thereto.

Subject to certain specified exceptions, RehabCare is obligated to provide, and to use its reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by Kindred in connection with the debt financing, including:

•

providing specified financial and other information relating to RehabCare, including financial information reasonably necessary for Kindred to produce pro forma financial statements and adjustments giving effect to the merger and related transactions;

•	participating in a reasonable number of meetings, presentations and due diligence sessions;

•	assisting in the preparation of documents and materials;

•	executing and delivering comfort letters, surveys, title insurance or other documents relating to the debt financing as may be reasonably requested by Kindred;

•	reasonably cooperating with Kindred’s legal counsel in connection with legal opinions that may be required in connection with the debt financing;

•	using its reasonable best efforts to assist in the preparation of definitive financing agreements;

•	taking all actions necessary for RehabCare and its subsidiaries to become guarantors and pledgors under the definitive financing agreements;

•	using its reasonable best efforts to cooperate with the financing parties’ due diligence investigation; and

•	providing customary “know-your-customer” information.

Kindred is obligated to reimburse RehabCare for reasonable out of pocket costs it incurs in connection with such cooperation.

RehabCare has agreed to use its reasonable best efforts to negotiate a payoff letter with respect to all obligations under its existing credit facility. RehabCare has also agreed to deliver such letter to Kindred no later than two business days prior to the closing date and to deliver all notices and take all other actions reasonably requested by Kindred to facilitate the termination of commitments and the repayment in full of all obligations under its existing credit facility.

Additional Agreements

The merger agreement contains additional agreements between Kindred and RehabCare relating to, among other things:

•

that RehabCare shall not settle any stockholder litigation relating to the merger agreement without Kindred’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and shall use reasonable best efforts to keep Kindred informed with respect to such litigation;

•	timely filing with the SEC of each form, report and other document required to be filed or furnished by each party under the Exchange Act;

•

notifying the other party of any event that would reasonably be expected to have a material adverse effect on such party or any breach by such party that could reasonably be expected to cause a closing condition to fail to be satisfied;

•	requiring the parties to consult with each other regarding public announcements; and

•	ensuring exemption of certain transactions by RehabCare directors and officers in connection with the merger under Rule 16b-3 of the Exchange Act.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of each of Kindred (and, in the event of a subsidiary merger election, merger subsidiary) and RehabCare to complete the merger are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the closing date of the merger of the following conditions:

•	the adoption of the merger agreement by the Kindred stockholders and by the RehabCare stockholders;

•

the absence of any order, injunction, decree or other legal restraint issued by any governmental authority, or other rule or regulation that is in effect and prevents or prohibits the consummation of the merger;

•

the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act (which waiting period was terminated on April 8, 2011) and any similar non-U.S. laws;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Kindred common stock to be issued in the merger; and

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order, suspending the effectiveness of such registration statement.

Conditions to Obligations of Kindred and Merger Subsidiary

The obligation of Kindred (and, in the event of a subsidiary merger election, merger subsidiary) to consummate the merger is further subject to satisfaction (or, to the extent permissible, waiver) of the following conditions:

•

the representations and warranties of RehabCare set forth in the merger agreement regarding the absence of a material adverse effect on RehabCare since December 31, 2009 must be true and correct in all respects both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time;

•

the following representations and warranties of RehabCare set forth in the merger agreement must be true and correct (disregarding any materiality, material adverse effect or similar qualifications) in all material respects both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date):

•	the due incorporation, valid existence and good standing of RehabCare;

•	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation to adopt the merger agreement by RehabCare’s board of directors;

•	that the affirmative vote of a majority of the outstanding shares of RehabCare common stock is the only vote necessary in connection with the consummation of the merger by RehabCare;

•	the capitalization of RehabCare;

•	inapplicability of takeover laws;

•

the expiration or revocation of all waivers of standstills that RehabCare granted on or before the execution of the merger agreement in connection with consideration of a possible acquisition proposal;

•	the receipt of opinions from RehabCare’s financial advisors; and

•	the absence of brokers’ or finders’ fees;

•

all other representations and warranties of RehabCare set forth in the merger agreement must be true and correct (disregarding any materiality, material adverse effect or similar qualifications) both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date), except where the failure to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RehabCare;

•	RehabCare must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	RehabCare must have delivered to Kindred a certificate signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets;

•	RehabCare must have obtained the regulatory consents and approvals described under “The Merger — Regulatory Approvals Required for the Merger” beginning on page 83;

•

the absence of any pending proceeding by specified governmental authorities seeking to prevent or prohibit the merger or seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction that Kindred would not be obligated to agree to accept under the terms of the merger agreement described above under “— Covenants and Agreements — Reasonable Best Efforts; Covenants and Agreements” beginning on page 106; and

•	Kindred must have consummated the financing on the terms contemplated by the debt commitment letter.

Conditions to RehabCare’s Obligations

The obligation of RehabCare to consummate the merger is further subject to satisfaction (or, to the extent permissible, waiver) of the following conditions:

•

the representations and warranties of Kindred set forth in the merger agreement regarding the absence of a material adverse effect on Kindred since December 31, 2009 must be true and correct in all respects both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time;

•

the following representations and warranties of Kindred set forth in the merger agreement must be true and correct (disregarding any materiality, material adverse effect or similar qualifications) in all material respects both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date):

•	the due incorporation, valid existence and good standing of Kindred;

•	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation to adopt the merger agreement by Kindred’s board of directors;

•	that the affirmative vote of a majority of the outstanding shares of Kindred common stock is the only vote necessary in connection with the consummation of the merger by Kindred; and

•	the capitalization of Kindred;

•

all other representations and warranties of Kindred set forth in the merger agreement must be true and correct (disregarding any materiality, material adverse effect or similar qualifications) both as of the date of the merger agreement and as of the effective time, as if made at and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date), except where the failure to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Kindred;

•	Kindred must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time; and

•	Kindred must have delivered to RehabCare a certificate signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time, whether or not both the Kindred stockholders and the RehabCare stockholders have adopted the merger agreement:

•	by mutual written agreement of Kindred and RehabCare;

•	by either Kindred or RehabCare if:

•

the merger has not been consummated on or before the outside date of September 30, 2011, unless the breach of the merger agreement by the party seeking to terminate resulted in the failure to consummate the merger by the outside date;

•

any applicable law, judgment or decree that makes consummation of the merger illegal or otherwise prohibited or permanently enjoins consummation of the merger and such enjoinment has become final and non-appealable, unless the breach of the merger agreement by the party seeking to terminate was the direct cause of such action;

•	the adoption of the merger agreement by the Kindred stockholders was not obtained at the Kindred stockholder meeting (or adjournment or postponement of the meeting); or

•	the adoption of the merger agreement by the RehabCare stockholders was not obtained at the RehabCare stockholder meeting (or adjournment or postponement of the meeting);

•	by Kindred if:

•

RehabCare breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause the conditions to the closing relating to the accuracy of the representations and warranties of RehabCare or compliance by RehabCare with its obligations under the merger agreement not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured, provided that, at the time of the delivery of written notice of breach, Kindred is not in material breach of its obligations under the merger agreement;

•	the RehabCare board of directors has effected a RehabCare board adverse recommendation change;

•	RehabCare intentionally and knowingly breaches in any material respect its non-solicitation obligations;

•

a third party commences a tender or exchange offer relating to RehabCare securities, and RehabCare does not disclose a recommendation that its stockholders reject such tender or exchange offer within 10 business days after such offer is first made; or

•

the RehabCare board of directors fails to publicly confirm its recommendation within 10 business days of a written request by Kindred that it do so, provided that Kindred shall not make such a request more frequently than once in any 30 calendar day period;

•	by RehabCare if:

•

Kindred breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause the conditions to the closing relating to the accuracy of the representations and warranties of Kindred or compliance by Kindred with its obligations under the merger agreement not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured, provided that, at the time of the delivery of written notice of breach, Kindred is not in material breach of its obligations under the merger agreement;

•	the Kindred board of directors has effected a Kindred board adverse recommendation change;

•	Kindred intentionally and knowingly breaches in any material respect any of its obligations related to the Kindred board recommendation;

•

the Kindred board of directors fails to publicly confirm its recommendation within 10 business days of a written request by RehabCare that it do so, provided that RehabCare shall not make such a request more frequently than once in any 30 calendar day period;

•

at any time prior to the adoption of the merger agreement by RehabCare stockholders, RehabCare enters into an alternative acquisition agreement with respect to a superior proposal, provided that (1) RehabCare did not violate its non-solicitation obligations under the merger agreement, (2) after receipt of the superior proposal, the RehabCare board of directors determines in good faith, after consultation with outside legal counsel, that failure to effect a RehabCare board adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and the RehabCare board of directors approves or recommends to RehabCare stockholders the superior proposal, (3) RehabCare provides Kindred with a written notice that it intends to change its recommendation, (4) RehabCare thereafter satisfies its obligations to negotiate with Kindred in good faith, during a three-day period following the written notice, to make adjustments to the terms and conditions of the merger agreement, (5) the RehabCare board of directors determines in good faith, after consultation with outside counsel, after such three business day period if Kindred makes a binding proposal to amend the merger agreement, that failure to effect a RehabCare board adverse recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and (6) RehabCare, concurrently with the termination of the merger agreement, pays to Kindred the termination fee discussed under “— Termination Fees and Expenses” beginning on page 114; or

•

(1) all conditions to the obligation of both Kindred and RehabCare and of Kindred to effect the merger have been satisfied (other than the conditions relating to the authorization of Kindred common stock for listing on the NYSE, the delivery of a certificate signed by an executive officer of RehabCare and the consummation of the financing contemplated by the debt commitment letter) and assuming for such purposes that the effective time shall be deemed to be the time of delivery of RehabCare’s notice set forth below and the time RehabCare terminates the merger agreement, (2) the marketing period provided for with respect to the financing to be obtained by Kindred has elapsed, (3) Kindred (and in the event of a merger subsidiary election, merger subsidiary) fails to complete the closing during the period (which may not be less than three business days, commencing with the first business day) following the date on which RehabCare has given written notice to Kindred that it believes the conditions to the merger (other than conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, and (4) RehabCare stands ready, willing and able to consummate the closing following delivery of such notice.

The merger agreement provides that the marketing period is the first period of thirty-five consecutive calendar days after the signing of the merger agreement beginning on the first day on which:

•	Kindred has received certain required information about RehabCare from RehabCare and such required information is compliant (as defined below);

•

the closing conditions relating to the absence of governmental orders or pending governmental proceedings, the expiration of applicable waiting periods and receipt of specified consents and approvals have been satisfied and would continue to be satisfied assuming the closing were to be scheduled for any time during such thirty-five consecutive calendar day period;

•	there shall have been no changes, effects, developments or events that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on RehabCare; and

•	the registration statement of which this joint proxy statement/ prospectus forms a part of shall have been filed with the SEC;

provided (w) such period shall end no earlier than five business days after the first date that each of the Kindred stockholders and RehabCare stockholders shall have adopted the merger agreement, (x) that such period shall not include any period that includes the period from and including August 22, 2011 through and including September 6, 2011, (y) if such period either (1) begins prior to May 28, 2011 and ends after May 30, 2011 or (2) begins prior to July 2, 2011 and ends after July 5, 2011, such thirty-five consecutive calendar day period shall be extended by three calendar days and (z) that such period shall end on any earlier date on which the financing is consummated. Notwithstanding the foregoing, the marketing period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such thirty-five consecutive calendar day period, (x) RehabCare shall have publicly announced any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the marketing period shall not commence unless and until such restatement has been completed and the applicable required information has been amended or RehabCare has announced that it has concluded that no restatement shall be required, and the requirements in the first two bullets above would be satisfied on the first day, throughout and on the last day of such new thirty-five consecutive calendar day period or (y) the required information would not be compliant at any time during such thirty-five consecutive calendar day period, in which case a new thirty-five consecutive calendar day period shall commence upon Kindred and the debt commitment parties receiving updated required information that would be compliant, and the requirements in the first two bullets above would be satisfied on the first day, throughout and on the last day of such new thirty-five consecutive calendar day period.

For purposes of the merger agreement, “compliant” means, with respect to the required information, that:

•

that such required information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required information, in light of the circumstances under which it was made, not misleading;

•

such required information is, and remains throughout the marketing period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16);

•	RehabCare’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the required information;

•	RehabCare’s auditors have delivered drafts of customary comfort letters and confirmed they are prepared to issue any such comfort letter upon pricing throughout the marketing period; and

•

the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such required information are, and remain throughout the marketing period, sufficient to permit (A) a registration statement on Form S-3 using such financial statements and financial information to be declared effective by the SEC throughout the marketing period or, if applicable, the relevant debt securities to be offered in a Rule 144A offering and (B) the debt commitment parties to receive customary comfort letters.

Termination Fees and Expenses

RehabCare has agreed to pay Kindred a termination fee of $26 million in the following circumstances:

•	upon termination of the merger agreement by Kindred if:

•	the RehabCare board of directors has effected a RehabCare board adverse recommendation change;

•	RehabCare intentionally and knowingly breaches in any material respect its non-solicitation obligations;

•

a third party commences a tender or exchange offer relating to RehabCare securities, and RehabCare does not disclose a recommendation that its stockholders reject such tender or exchange offer within 10 business days after such offer is first made; or

•	the RehabCare board of directors fails to confirm the RehabCare board recommendation within 10 business days of a valid request by Kindred that it do so;

•	upon termination by RehabCare to enter into an alternative acquisition agreement with respect to a superior proposal; or

•

upon termination by either party if (1) the merger has not been consummated on or before the outside date, (2) the RehabCare stockholders fail to adopt the merger agreement at the RehabCare special meeting, or (3) RehabCare breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in the failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured, provided that (i) prior to such termination, an acquisition proposal shall have been made to the RehabCare stockholders generally, publicly announced or, in the case of clauses (1) and (3), proposed to the RehabCare board of directors, and (ii) within twelve months following the date of termination, RehabCare shall have entered into a definitive agreement with respect to, or consummated an acquisition proposal including at least 50% of the assets, business or equity of RehabCare and its subsidiaries.

A termination fee of $62 million would be payable by Kindred to RehabCare upon termination by RehabCare in the following circumstances:

•	the Kindred board of directors has effected a Kindred board adverse recommendation change;

•	Kindred intentionally and knowingly breaches in any material respect any of its obligations related to the Kindred board recommendation;

•	the Kindred board of directors fails to publicly confirm its recommendation within 10 business days of a valid request by RehabCare that it do so; or

•

(1) all conditions to the obligation of both Kindred and RehabCare and of Kindred to effect the merger have been satisfied (other than the conditions relating to the authorization of Kindred common stock for listing on the NYSE, the delivery of a certificate signed by an executive officer of RehabCare and the consummation of the financing contemplated by the debt commitment letter) and assuming for such purposes that the effective time shall be deemed to be the time of delivery of RehabCare’s notice set forth below and the time RehabCare terminates the merger agreement, (2) the marketing period provided for with respect to the financing to be obtained by Kindred has elapsed, (3) Kindred (and in the event of a merger subsidiary election, the merger subsidiary) fails to complete the closing during the period (which may not be less than three business days, commencing with the first business day) following the date on which RehabCare has given written notice to Kindred that it believes the conditions to the merger (other than conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, and (4) RehabCare stands ready, willing and able to consummate the closing following delivery of such notice.

In the event a termination fee becomes payable and is paid, the party that pays such fee will have no further liability or obligation to the other party in connection with the transaction contemplated by the merger agreement.

Expenses

In general, each of Kindred and RehabCare will bear its own expenses in connection with the merger agreement and the related transactions.

Specific Performance; Damages

Kindred and RehabCare agreed that, prior to the termination of the merger agreement, the parties shall be entitled to an injunction to prevent breaches of the merger agreement or to enforce specifically the performance of the merger agreement, including to cause Kindred to enforce the terms of the debt commitment letter if all conditions to the merger (other than the financing condition and those conditions that by their nature are to be satisfied at closing) and the debt financing have been satisfied and, if all conditions to the merger (other than those conditions that by their nature are to be satisfied at closing) have been satisfied, to cause Kindred to consummate the merger. Subject to the termination fee provisions, Kindred and RehabCare also agreed that damages of a party shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the Kindred annual meeting or the adoption of the merger agreement at the RehabCare special meeting, there will be no amendment to the merger agreement that would require further approval of the stockholders of Kindred or stockholders of RehabCare, as the case may be, without such further approval.

Extensions and Waivers

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

THE KINDRED ANNUAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Kindred stockholders as part of a solicitation of proxies by the Kindred board of directors for use at the annual meeting of Kindred stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Kindred on or about April [—], 2011. In addition, this joint proxy statement/prospectus constitutes a prospectus for Kindred in connection with the issuance by Kindred of its common stock in connection with the merger. This joint proxy statement/prospectus provides Kindred stockholders with information they need to know to be able to vote or instruct their vote to be cast at the annual meeting of Kindred stockholders.

Date, Time and Place of the Kindred Annual Meeting

The annual meeting of Kindred stockholders will be held at the offices of Kindred Healthcare, Inc., located at 680 South Fourth Street, Louisville, Kentucky 40202, on May 26, 2011, at 10:00 a.m., local time.

Purposes of the Kindred Annual Meeting

At the Kindred annual meeting, Kindred stockholders will be asked:

•	to adopt the merger agreement;

•	to elect the director nominees named in this joint proxy statement/prospectus;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011;

•	to hold an advisory vote on Kindred’s executive compensation program;

•	to hold an advisory vote on the frequency of stockholder advisory votes on Kindred’s executive compensation program;

•	to approve the Kindred 2011 Stock Incentive Plan;

•

to approve adjournments or postponements of the Kindred annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the annual meeting of Kindred stockholders is April 26, 2011. This means that you must be a stockholder of record of Kindred common stock at the close of business on April 26, 2011, in order to vote at the Kindred annual meeting. You are entitled to one vote for each share of Kindred common stock you own. At the close of business on [—], 2011, there were [—] shares of Kindred common stock outstanding and entitled to vote, held by approximately [—] holders of record.

A complete list of Kindred stockholders entitled to vote at the Kindred annual meeting will be available for inspection at the principal place of business of Kindred during regular business hours for a period of no less than ten days before the annual meeting and at the place of the Kindred annual meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting of Kindred. The required quorum for the transaction of business at the Kindred annual meeting is a majority of the issued and outstanding shares of Kindred common stock entitled to vote at the Kindred annual meeting, whether in person or by proxy. Shares of

Kindred common stock represented at the annual meeting but not voted, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the Kindred annual meeting.

Under rules of the NYSE, matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received instructions from the beneficial owner (which are referred to as “broker non-votes”), whereas they may vote those shares in their discretion in the case of any routine matter. The ratification of the appointment of the independent registered public accounting firm (proposal 3) is a routine matter. All other matters, including the approval and adoption of the merger agreement and the election of directors are non-routine matters, and therefore may not be voted absent specific instructions from the beneficial owner of such shares of Kindred common stock. Abstentions will be counted as shares present and entitled to vote on all routine and non-routine proposals.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Kindred common stock entitled to vote. The required vote of Kindred stockholders on the merger agreement is based upon the number of outstanding shares of Kindred common stock as of the record date, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Kindred annual meeting or the abstention from voting by Kindred stockholders, or the failure of any Kindred stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote AGAINST the adoption of the merger agreement.

Kindred’s bylaws provide for majority voting for directors in uncontested elections. This means that each director-nominee listed in this joint proxy statement/prospectus will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (proposal 2). As set forth in Kindred’s Corporate Governance Guidelines, Kindred’s board of directors expects a director to tender his or her resignation for consideration by the Kindred board of directors if he or she fails to receive the requisite number of votes for re-election.

The affirmative vote of a majority of the shares of Kindred common stock present in person or represented by proxy at Kindred’s annual meeting and entitled to vote will be necessary to ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm for fiscal year 2011 (proposal 3), to approve Kindred’s executive compensation program (proposal 4), to approve the Kindred 2011 Stock Incentive Plan (proposal 6), and to approve any other matters that may properly come before the Kindred annual meeting for stockholder consideration.

With respect to proposal 5 — the advisory vote on the frequency of stockholder advisory votes on Kindred’s executive compensation program — the choice receiving the most FOR votes will be the frequency that has been selected by stockholders.

Abstentions with respect to the election of directors and the vote on the frequency of the advisory vote on Kindred’s executive compensation program will have no effect on the outcome of the vote. Abstentions with respect to each of the other proposals will have the same effect as an AGAINST vote.

Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Proposals 1, 2, 4, 5, 6 and 7 are non-routine matters, but the ratification of the appointment of the independent registered public accounting firm is a routine matter.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who also will determine whether a quorum is present.

Voting of Proxies

Shares of Kindred common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Corporate Secretary of Kindred will be voted at the annual meeting in accordance with specifications made therein by the Kindred stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR proposals 1, 2, 3, 4, 6 and 7 and one year on the proposal regarding the advisory vote on the frequency of advisory votes to approve Kindred’s executive compensation program. If your shares of Kindred common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Kindred common stock using the instructions provided by your bank, brokerage firm or other nominee.

ITEM 1—	PROPOSAL TO ADOPT THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Kindred stockholders are considering and voting on a proposal to adopt the merger agreement. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the adoption of the merger agreement, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2—	PROPOSAL TO ELECT DIRECTORS

The Kindred board of directors currently consists of ten persons. The Kindred board of directors has nominated the ten persons listed below to be elected as directors at the Kindred annual meeting. Each director elected at the Kindred annual meeting will serve, subject to the provisions of Kindred’s bylaws, until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of Kindred, together with certain information concerning the nominees, are set forth below.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the election of the directors listed below, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

Nominees for Director

EDWARD L. KUNTZ (65) has served as chairman of the Kindred board of directors since May 2009. He served as the executive chairman of the Kindred board of directors from January 2004 to May 2009 and as chairman of the Kindred board of directors and chief executive officer from January 1999 to December 31, 2003. He served as president of Kindred from November 1998 until January 2002. He also served as chief operating officer and a director of Kindred from November 1998 to January 1999. Mr. Kuntz is a director of Rotech Healthcare, Inc. (OTC BB: ROHI), one of the largest providers of home medical equipment and related products and services in the U.S., where he chairs the executive compensation committee and serves as a member of its audit and nominating and corporate governance committees. Mr. Kuntz served as a director of PharMerica Corporation (NYSE: PMC), a leading institutional pharmacy services company serving healthcare facilities in the U.S., from July 2007 to July 2008. Mr. Kuntz has served as chief executive officer of two publicly traded post-acute healthcare companies. The Kindred board of directors believes that his extensive experience with post-acute care, as well as his familiarity and length of service with Kindred, position him well to serve as chairman of the Kindred board of directors. (1)

JOEL ACKERMAN (45) has served as a director of Kindred since December 2008. Mr. Ackerman serves as chief executive officer and a director of Champions Biotechnology, Inc. (OTC BB: CSBR), a company engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs, since October 26, 2010. Previously, Mr. Ackerman was a Senior Portfolio Fellow with the Acumen Fund, a non-profit global venture fund that uses entrepreneurial approaches to solve the problems of poverty, from November 2009 to July 2010, and Managing Director and head of the Health Services Group at Warburg Pincus, a global private equity firm, from January 1998 to September 2008. Mr. Ackerman is a director of Coventry Health Care, Inc. (NYSE: CVH), a national managed healthcare company, where he chairs the nominating and corporate governance committee, and Champions Biotechnology, Inc. In his role with Warburg Pincus, Mr. Ackerman gained extensive experience with strategic planning, mergers and acquisitions and capital markets in the healthcare services sector. While at Warburg Pincus, he served as an advisor to senior executives of more than 15 healthcare services companies and reviewed over 500 healthcare services opportunities. The Kindred board of directors believes that his experience at Warburg Pincus and his service on the boards of other healthcare related companies serve him well in advising Kindred on strategic matters. (1)(2)(3)

ANN C. BERZIN (58) has served as a director of Kindred since November 2006. Ms. Berzin is a private investor who previously served as chair and chief executive officer of Financial Guaranty Insurance Company, then a subsidiary of General Electric Capital Corporation, from 1992 to 2001. Ms. Berzin is a director and member of the audit and finance committees of Ingersoll-Rand plc (NYSE: IR), a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Ms. Berzin is also a director and member of the audit committee of Constellation Energy Group, Inc. (NYSE: CEG), a leading supplier of energy products and services to wholesale and retail electric and natural gas customers in the U.S. Ms. Berzin’s role as chief executive officer with Financial Guaranty Insurance Company provided her with valuable experience in operating large organizations as well as successfully implementing growth strategies. The Kindred board of directors believes that this experience, along with her service on the boards of other large, publicly held corporations, allows her to provide valuable insights on operations, corporate strategy and best management practices. (2)(3)

JONATHAN D. BLUM (52) has served as a director of Kindred since December 2008. Mr. Blum has served as the senior vice president — Public Affairs for YUM! Brands, Inc. (NYSE: YUM), the world’s largest restaurant company and ranked number 216 in the Fortune 500, since 1997. Mr. Blum has gained extensive experience in government and public affairs, corporate brand development and management and corporate communications. The Kindred board of directors believes that as a result of his role at YUM! Brands, Mr. Blum provides valuable insights into public relations matters, corporate compliance and best management practices of multi-site operators with large employee-based operations. (4)(5)

THOMAS P. COOPER, M.D. (66) has served as a director of Kindred since May 2003. Dr. Cooper is the founder and chairman of Vericare Management, Inc., a provider of mental health services to patients in long-term care facilities, since 1991. Dr. Cooper is a director of Hanger Orthopedic Group, Inc. (NYSE: HGR), the world’s premier provider of orthotic and prosthetic patient care services, where he serves as the lead independent director and chairs the corporate governance and nominating committee, as well as a member of the executive compensation committee. Dr. Cooper is also a director of IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading provider of hospitalist services in the U.S., where he chairs the quality committee and serves on the executive compensation committee. Dr. Cooper has substantial experience in healthcare from his roles as a practicing physician as well as an entrepreneur in several healthcare ventures. He has held senior management positions in companies that provide mental health services, nurse triage services and physician services. The Kindred board of directors believes that Dr. Cooper brings a unique perspective on physician matters, quality of care issues and the business of healthcare. (1)(4)(5)

PAUL J. DIAZ (49) has served as a director of Kindred since May 2002, as chief executive officer of Kindred since January 1, 2004 and as president of Kindred since January 2002. He served as the chief operating officer of Kindred from January 2002 to December 31, 2003. Mr. Diaz is a director of Davita, Inc. (NYSE: DVA), a leading provider of kidney care in the U.S., where he serves on the nominating and governance and public policy committees. Mr. Diaz served as a director of PharMerica Corporation (NYSE: PMC), a leading institutional pharmacy services company serving healthcare facilities in the U.S., from July 2007 to July 2008. Mr. Diaz has served in various executive capacities with other long-term healthcare providers in operational, financial and legal positions. The Kindred board of directors believes that as the sole management representative on the Kindred board of directors, Mr. Diaz provides a unique perspective regarding the business and strategic direction of Kindred and has experience in all aspects of Kindred’s businesses. (1)

ISAAC KAUFMAN (63) has served as a director of Kindred since April 2001. Since September 1998, Mr. Kaufman has served as the senior vice president and chief financial officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. Mr. Kaufman is a director of TransWorld Entertainment Corporation (NASDAQ: TWMC), a leading specialty retailer of entertainment software, including music, video and video games and related products, where he chairs the audit committee and serves on the compensation committee and the nominating and governance committee. Mr. Kaufman is also a director of Hanger Orthopedic Group, Inc. (NYSE: HGR), the world’s premier provider of orthotic and prosthetic patient care services, where he chairs the audit committee and serves on the corporate governance and nominating committee. Mr. Kaufman has served in senior financial roles with healthcare companies and is a certified public accountant. The Kindred board of directors believes that in these roles, he has gained significant experience in financial and accounting matters, Sarbanes-Oxley compliance as well as corporate governance issues. He also has substantial experience with over 40 years of cumulative service on public company boards and currently chairs the two aforementioned audit committees. (2)(3)

FREDERICK J. KLEISNER (66) has served as a director of Kindred since March 2009. Mr. Kleisner served as president and chief executive officer of Morgans Hotel Group Co. (NASDAQ: MHGC), a hospitality company that owns, operates, acquires, develops and redevelops boutique hotels in the U.S. and Europe, from September 2007 to March 2011, and as a director from February 2006 to March 2011. Since April 2008, Mr. Kleisner has served as a director and Trustee of Innkeepers USA Trust (INKPP.PK). Since October 2007, Mr. Kleisner has served as president and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company. From January 2006 to September 2007, Mr. Kleisner served as the chairman, president and chief executive officer of Rex Advisors, LLC, a hotel advisory firm. From March 2000 to January 2006, Mr. Kleisner was the chairman of the board of directors, president and chief executive officer of Wyndham International, Inc., a global hospitality company that operates and develops hotels and vacation ownership resorts. Mr. Kleisner has substantial management experience in operating multi-site locations in the hospitality industry. The Kindred board of directors believes that his current chief executive officer position along with his experience at other hotel operators has provided him with strong operating, market repositioning and financial management experience. (2)(5)

EDDY J. ROGERS, JR. (70) has served as a director of Kindred since August 2003. Mr. Rogers has been a partner with the law firm of Andrews Kurth LLP since October 2001. During his over 40 years of legal practice, Mr. Rogers has focused his practice on venture capital, mergers and acquisitions, executive compensation, restructurings and general corporate matters, and has represented several clients in the healthcare industry. In addition, Mr. Rogers has previously served on the board of directors of other healthcare companies. The Kindred board of directors believes that his legal and business background permits him to provide perspectives on Kindred’s compliance profile and important elements of Kindred’s strategy, notably acquisitions. (3)(4)

PHYLLIS R. YALE (53) has served as a director of Kindred since January 1, 2010. Ms. Yale has been a partner with Bain & Company Inc., a global management consulting firm, since 1987. Ms. Yale served as a director of Pediatric Services of America, Inc., a comprehensive pediatric home healthcare services provider, from February 2006 to April 2007, and as a director of NeighborCare, Inc., a national institutional pharmacy provider, from October 2003 to July 2005. In her role at Bain, Ms. Yale has obtained a deep knowledge base in several segments of the healthcare industry. The Kindred board of directors believes that her experience includes advising healthcare clients on corporate strategies, marketing, cost and quality management as well as mergers and acquisitions. (1)(4)(5)

(1)	Member of the Kindred strategic development committee, of which Mr. Diaz is Chair.
(2)	Member of the Kindred audit committee, of which Mr. Kaufman is Chair.
(3)	Member of the Kindred nominating and governance committee, of which Ms. Berzin is Chair.
(4)	Member of the Kindred executive compensation committee, of which Mr. Rogers is Chair.
(5)	Member of the Kindred compliance and quality committee, of which Dr. Cooper is Chair.

As a result of decreased Medicare and Medicaid reimbursement rates introduced by the Balanced Budget Act of 1997 and other issues, Kindred was unable to meet its then existing financial obligations, including rent payable to Kindred’s largest landlord, Ventas, Inc., and debt service obligations under its then existing indebtedness. Accordingly, on September 13, 1999, Kindred filed voluntary petitions for protection under the federal Bankruptcy Code. On March 1, 2001, the United States Bankruptcy Court for the District of Delaware approved Kindred’s Fourth Amended Joint Plan of Reorganization. From the date of the bankruptcy filing until it emerged from bankruptcy on April 20, 2001, Kindred operated its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Mr. Kuntz served as chairman of the Kindred board of directors, president and chief executive officer at the time of Kindred’s bankruptcy filing.

The information contained in this joint proxy statement/prospectus concerning the nominees is based upon statements made or confirmed to Kindred by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2011.

SHARES OF KINDRED COMMON STOCK REPRESENTED BY PROXIES DULY EXECUTED AND RETURNED WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED. The Kindred board of directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

ITEM 3—	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KINDRED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The firm of PricewaterhouseCoopers LLP has been retained as Kindred’s independent registered public accounting firm to audit the consolidated financial statements of Kindred for the 2011 fiscal year and to audit Kindred’s internal control over financial reporting as of December 31, 2011.

Although Kindred’s bylaws do not require that Kindred stockholders ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent registered public accounting firm, the Kindred board of directors is submitting the appointment of PricewaterhouseCoopers LLP to Kindred stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Kindred audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Kindred annual meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers as Kindred’s independent registered public accounting firm for fiscal year 2011, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009. The audit committee of the Kindred board of directors approved all of the services related to the fees set forth below.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for each of the years ended December 31, 2010 and 2009 for the audits of the consolidated financial statements of Kindred, audits of Kindred’s internal control over financial reporting as of December 31, 2010 and 2009, review of interim financial statements included in Kindred’s Quarterly Reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for each of the referenced years were $2,439,830 and $2,786,611, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2010 and 2009, for assurance and related services that are reasonably related to the performance of the audit or review of Kindred’s financial statements and are not included in the audit fees listed above were $292,436 and $94,100, respectively. For 2010, these fees were primarily related to audits and related services in connection with an acquisition during such year and employee benefit plan audits. For 2009, these fees were primarily related to employee benefit plan audits and attestation services for Kindred’s investment portfolio.

Tax Fees

There were no fees billed to Kindred by PricewaterhouseCoopers LLP for each of the years ended December 31, 2010 and 2009 for tax compliance, tax advice or tax planning services.

All Other Fees

PricewaterhouseCoopers LLP billed Kindred $1,500 in each of the years ended December 31, 2010 and 2009 for the license of research software used by Kindred. Such fees are not otherwise included in the sections captioned “— Audit Fees,” “— Audit-Related Fees” or “— Tax Fees” set forth above.

The Kindred audit committee has considered whether the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Kindred audit committee is responsible for appointing, evaluating and replacing the independent registered public accounting firm, setting compensation and overseeing the services rendered by the independent registered public accounting firm. The Kindred audit committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent registered public accounting firm. Such services may be approved at a meeting of the Kindred audit committee or the Kindred audit committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Kindred audit committee at each of its scheduled meetings. All of the services described in the sections captioned “— Audit Fees,” “— Audit-Related Fees,” “— Tax Fees,” and “— All Other Fees” were approved by the Kindred audit committee in accordance with this policy.

ITEM 4—ADVISORY	VOTE ON KINDRED’S EXECUTIVE COMPENSATION PROGRAM

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act entitle Kindred stockholders to vote to approve, on an advisory (nonbinding)

basis, the compensation of Kindred’s (1) chief executive officer, (2) chief financial officer, and (3) three other most highly compensated executive officers during 2010, as well as one additional individual — Mr. Battafarano — who would have been among the three other most highly compensated executive officers but for the fact that he was not serving as an executive officer of Kindred at the end of 2010 (which are collectively referred to as the “named executive officers”), as disclosed in this joint proxy statement/prospectus pursuant to the SEC’s rules.

As described in detail in this joint proxy statement/prospectus under the heading “Kindred Executive Compensation — Compensation Discussion and Analysis” beginning on page 148, Kindred’s executive compensation programs are designed to attract, motivate, and retain Kindred’s executive officers, who are critical to Kindred’s success. Under these programs, Kindred’s executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please see “Kindred Executive Compensation — Compensation Discussion and Analysis” beginning on page 148 for additional details about Kindred’s executive compensation program, including information about the fiscal year 2010 compensation of Kindred’s named executive officers.

The Kindred executive compensation committee continually reviews the compensation program for Kindred’s executive officers to ensure they achieve the desired goals of aligning Kindred’s executive compensation structure with its stockholders’ interests and current market practices. Kindred also has several governance policies in place to align executive compensation with stockholder interests and mitigate risks in its compensation plans, including stock ownership guidelines, limited perquisites, and a prohibition against hedging.

Kindred is asking its stockholders to indicate their support for the named executive officer compensation as disclosed in this joint proxy statement/prospectus. This proposal, commonly known as a “say-on-pay” proposal, gives Kindred stockholders the opportunity to express their views on Kindred’s executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Kindred’s named executive officers and the philosophy, policies and practices described in this joint proxy statement/prospectus. Accordingly, Kindred will ask its stockholders to vote FOR the following resolution at the Kindred annual meeting:

“RESOLVED, that the compensation paid to Kindred’s named executive officers, as disclosed in Kindred’s Registration Statement on Form S-4 for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on Kindred, the Kindred executive compensation committee or the Kindred board of directors. The Kindred board of directors and the Kindred executive compensation committee value the opinions of Kindred stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this joint proxy statement/prospectus, Kindred will consider its stockholders’ concerns and the Kindred executive compensation committee will evaluate whether any actions are necessary to address those concerns.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the approval, on an advisory basis, of Kindred’s executive compensation program, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 5—ADVISORY	VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON KINDRED’S EXECUTIVE COMPENSATION PROGRAM

This item affords Kindred stockholders the opportunity to cast an advisory vote on how often Kindred should include an advisory vote on executive compensation in its annual proxy statement. By voting on this proposal 5, Kindred stockholders may indicate whether they would prefer to have an advisory vote on executive compensation every year, every two years or every three years.

After careful consideration of this proposal, the Kindred board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Kindred, and therefore the Kindred board of directors recommends that Kindred stockholders vote for the choice of “every year” for the advisory vote on executive compensation. Kindred stockholders are not, however, voting on the Kindred board of directors’ recommendations.

In formulating its recommendation, the Kindred board of directors considered that an annual advisory vote on executive compensation will allow Kindred stockholders to provide Kindred with their direct input on Kindred’s compensation philosophy, policies and practices as disclosed in the proxy statement every year. Kindred understands that its stockholders may have different views as to what is the best approach for Kindred, and Kindred looks forward to hearing from its stockholders on this proposal.

Kindred stockholders may cast their votes on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to this proposal 5. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on Kindred or its board of directors in any way, the Kindred board of directors may decide that it is in the best interests of its stockholders and Kindred to hold an advisory vote on executive compensation more or less frequently than the preferred frequency selected by its stockholders.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the approval, on an advisory basis, of an annual advisory vote to approve Kindred’s executive compensation program, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 6—PROPOSAL	TO APPROVE THE KINDRED 2011 STOCK INCENTIVE PLAN

The Kindred board of directors has determined that it is in Kindred’s best interest to adopt a new flexible program of equity incentive awards to supplement those allowed now by the Amended and Restated 2001 Kindred Healthcare, Inc. Stock Incentive Plan (which we refer to as the “2001 Plan”), that promotes Kindred’s interests and the interests of its stockholders by providing those employees of Kindred who are largely responsible for the management, growth, and protection of the business of Kindred with incentives and rewards to encourage them to continue in their employment and to improve Kindred’s growth and profitability.

To that end, on March 21, 2011, the Kindred board of directors adopted the Kindred 2011 Stock Incentive Plan (which we refer to as the “Plan”), subject to its approval by Kindred stockholders. The material terms of the Plan are described below, and major differences from the terms of the 2001 Plan are noted in the summary. The summary is subject in all respects to the complete text of the Plan, which is attached as Annex F to this joint proxy statement/prospectus.

In General

The Plan provides for the grant of several specific types of stock-based awards to Kindred’s employees and to employees of its affiliates: incentive stock options (which we refer to as “ISOs”) and non-qualified stock options (which we refer to as “NQSOs” and together with ISOs, as “Options”); restricted shares; and other equity-based or equity-related awards, each of which is described in detail below. Unlike the 2001 Plan, the Plan does not specifically detail the terms of stand-alone or tandem stock appreciation rights, performance units and stock bonuses, but rather includes these types of awards under a general category of “other stock-based awards,” leaving to the Kindred executive compensation committee the flexibility to determine the terms and conditions of such awards on a case-by-case basis.

The Plan will be administered by a committee of the Kindred board of directors — typically the Kindred executive compensation committee — which is comprised of two or more non-employee directors, each of whom must be an “independent” director as required by the listing standards of the NYSE or any other exchange on which Kindred’s stock is listed. Under the Plan, the Kindred executive compensation committee has the authority to select the employees who may be granted incentive awards (who we refer to as “participants”), the number and type(s) of such awards granted, and, within certain limitations contained in the Plan, all other terms and conditions of the awards (which are to be contained in and evidenced by a “grant agreement”), as described in more detail below. Eligible employees are those who are largely responsible for the management, growth or protection of Kindred, which is, as of the date of this filing, approximately ninety employees.

Subject to adjustment as described below, awards under the Plan may be granted with respect to no more than three million shares of Kindred common stock (which we refer to as “Plan Shares”) in the aggregate, in addition to the 360,600 shares of Kindred common stock remaining available for issuance of awards under the 2001 Plan, which shares shall continue to be used to fulfill awards granted under the 2001 Plan until exhausted. In any calendar year, no participant may be granted awards with respect to more than 500,000 shares. Unlike the 2001 Plan, other than as stated above, the Plan does not restrict the number of Plan Shares with respect to specific types of awards.

Adjustments in the Number of Shares Subject to the Plan

The Plan contains more detail than the 2001 Plan concerning which Plan Shares count against the total number of Plan Shares available for awards under the Plan. Plan Shares that are delivered by a participant in payment of the exercise price of an award, not issued because of net settlement or net exercise or an award, delivered or withheld by Kindred to pay withholding taxes due upon exercise of an award or repurchased by Kindred on the open market will count against the aggregate number of Plan Shares with respect to which awards may be issued and may not again be awarded under the Plan. Awards which, by their terms, may be settled only in cash, will not reduce the number of Plan Shares with respect to which awards may be issued. Plan Shares related to awards that are assumed, replaced, converted or adjusted in the context of a corporate acquisition or merger will not reduce the number available for awarded under the Plan.

In other events in which an outstanding award under the Plan expires, terminates or is cancelled for any reason, the Plan Shares subject to the unexercised, unvested or unpaid portion of such award will again be available for award under the Plan.

The Plan provides for an appropriate adjustment in the number of Plan Shares available to be issued under the Plan and under outstanding awards, in the related exercise price for outstanding awards, upon a change in the capitalization of Kindred, a stock dividend or split, a merger or combination of Plan Shares and certain other similar events, in a manner deemed equitable by the Kindred executive compensation committee.

Options

Each Option will entitle the holder to purchase a specified number of Plan Shares. The exercise price and vesting schedule of each Option will be determined by the Kindred executive compensation committee on the date of grant of such Option and will be set forth in the grant agreement. No Option will be exercisable after the expiration of ten years from the date such Option is granted or provide for rights to dividends or dividend equivalents. The exercise price will not be less than the fair market value of a Plan Share on the date of grant. The exercise price will be paid in cash or in shares of Kindred common stock (owned for at least six months) valued at their fair market value on the date of exercise, or a combination of the two. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by Kindred.

Unless otherwise specified by the terms of the individual grant agreement, in the event that the employment of a participant terminates (1) for any reason other than disability, retirement, cause (as such terms are defined in the Plan) or death, Options granted to such participant, to the extent that they were exercisable at the time of termination, will remain exercisable for 90 days after such termination, and those not exercisable at such time will expire at such time; (2) on account of the retirement of the participant, Options granted to such participant, to the extent that they were exercisable at the time of termination, will remain exercisable for two years from termination (in the case of NQSOs) or for 90 days after termination (in the case of ISOs), and those not exercisable at such time will expire at such time; (3) on account of the disability or death of the participant, Options granted to such participant will become immediately exercisable and will remain exercisable by such participant or his designated beneficiary, respectively, for two years after termination (in the case of NQSOs) or for one year after termination (in the case of ISOs); and (4) for cause, all outstanding Options granted to such participant (whether or not then exercisable) will expire at the commencement of business on the date of such termination. However, no Option may be exercised after the expiration of its term.

Unless otherwise specified by the terms of the individual grant agreement, upon the occurrence of a change in control of Kindred (as defined in the Plan), each Option granted under the Plan and outstanding at such time will become fully and immediately exercisable and will remain exercisable until its expiration or cancellation under the Plan.

Restricted Shares

Restricted shares granted under the Plan may not be transferred, pledged, assigned or otherwise encumbered by the participant and will be subject to forfeiture until they vest and become fully transferable without restriction according to the vesting schedule set forth in the individual grant agreement. Vesting is not limited under the Plan, as it is in the 2001 Plan, to a minimum three-year period, and the Plan specifically allows vesting based on the achievement of specific performance goals (over a performance period of at least 12 months), in addition to or in lieu of vesting based on continued service for Kindred. Such individual grant agreements will also provide for any other conditions or limitations deemed advisable by the Kindred executive compensation committee. However, no more than 5% of the maximum aggregate Plan Shares authorized for issuance under the Plan may be covered by service-vested restricted share grants that vest more quickly than pro rata over a service period of at least three years.

Unless otherwise specified by the terms of the individual grant agreement, if a participant’s employment terminates prior to the service-based vesting dates of restricted shares for any reason other than death or disability, restricted shares awarded to such participant that have not yet vested will be forfeited on the date of termination without payment of any consideration therefore. If employment of a participant ends on account of death or disability prior to the expiration of any service-based vesting period, restricted shares awarded to such participant will immediately vest. If such a participant held performance-based vesting restricted shares at death or disability, a portion of the Plan Shares will vest, pro rata, based on the portion of the performance period that has elapsed before employment terminated, assuming target performance was achieved.

Unless otherwise specified by the terms of the individual grant agreement, upon the occurrence of a change in control of Kindred (as defined in the Plan), each restricted share granted under the Plan and outstanding at such time will immediately vest as if the service or performance required for vesting were achieved, and will become fully transferable.

Other Stock-Based Awards

Other equity-based or equity-related incentive awards, such as stock appreciation rights, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses or share-denominated performance units may be granted by the Kindred executive compensation committee under the Plan and will be evidenced by individual grant agreements specifying the terms of the award. Such awards may provide for the transfer of actual Plan Shares to the participant or the payment of cash amounts that are based on the value of Plan Shares. Any awards that provide for payment strictly in cash and in no event may result in the transfer of actual Plan Shares to the participant do not reduce the number of Plan Shares available for issuance under the Plan.

Equity-based or equity-related awards may, in the discretion of the Kindred executive compensation committee, provide for an immediate transfer or payment to the participant or be subject to performance-based or service-based vesting conditions.

Performance-Based Awards; Approval of Performance Measures

Compensation of persons who are “covered employees” of Kindred is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing Kindred the full federal tax deduction for such compensation. The Plan allows, but does not require, the Kindred executive compensation committee to grant awards that will be exempt from the deduction limits of Section 162(m) based in performance criteria approved by stockholders. All stock options issued under the Plan will be exempt because the exercise price will never be less than the fair market value on the date of grant.

If the Kindred executive compensation committee desires that an award be exempt from Section 162(m) of the Code, the performance goals must relate to one of the following performance measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) pre-tax profit, gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total stockholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) account receivable collection days, (xiv) EBITDAR, (xv) economic value added or other value added measurements, (xvi) individual management, performance or quality objectives or (xvii) any combination of the foregoing. Any performance measure(s) may be used to measure the performance of Kindred or a subsidiary as a whole or any business unit of Kindred or any subsidiary or any combination thereof, as the Kindred executive compensation committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Kindred executive compensation committee, in its sole discretion, deems appropriate.

To satisfy the requirements that apply to performance-based compensation, these performance goals must be approved by Kindred stockholders. The Plan proposed for approval by the stockholders also includes the list of performance criteria that may be required to be met for vesting of performance-based awards under the Plan which the Kindred executive compensation committee determines it wishes to exempt from the limitations of Section 162(m) as performance-based compensation.

General Plan Provisions

The Kindred executive compensation committee may accelerate the date on which an award becomes vested, exercisable, or transferrable; extend the term of an award (but not beyond 10 years in the case of Options); waive conditions related to vesting, exercisability, or transferability of an award, or provide for the payment of dividends or dividend equivalents with respect to awards (other than Options and unvested performance-based awards).

During the lifetime of a participant, each incentive award granted to a participant is only exercisable by or payable to the participant. No award is transferable or assignable other than by will or the laws of descent and distribution.

By accepting an award under the Plan, each participant agrees that Kindred may request or demand repayment by the participant of compensation paid under the Plan (in kind, as paid by Kindred under the Plan) to the extent permitted or required by applicable law, Kindred’s policy, or an exchange on which Plan Shares are traded.

Change in control is defined under the Plan to include the acquisition of a 50% controlling interest in Kindred, a change in the majority of Kindred board of directors members over a two-year period (unless replacements were elected by or at the recommendation of 2/3rd of the prior directors), or the consummation of a corporate transaction which results in liquidation of Kindred, sale of all or substantially all of its assets or other transaction in which the prior stockholders no longer own at least 50% of Kindred.

Amendment or Termination of the Plan

The Kindred board of directors may amend the provisions of the Plan at any time and from time to time, but no amendment may be made that would impair the rights of a participant under a previously granted award, without the participant’s consent, or that, without the approval of Kindred stockholders, would increase the total number of Plan Shares reserved for the purpose of the Plan or would reduce the exercise price for Options or other purchase rights by repricing or cancelling and replacing such awards.

New Plan Benefits

Since the incentive awards granted under the plan are discretionary, the benefits or amounts that will be received by or allocated to the Kindred named executive officers, all current executive officers as a group, and all associates who are not executive officers, as well as the amounts that would have been so received or allocated had the plan been in effect last year are not presently determinable.

Stockholder approval of the plan is being sought as required by the rules of the NYSE. If such approval is not obtained, the Plan will not take effect and no awards will be made thereunder.

Tax Treatment of Awards

The following is a summary of the principal U.S. federal income tax consequences generally applicable to Kindred and to participants upon the grant and exercise of the most common types of awards expected to be issued under the Plan under the now applicable provisions of the Code and the regulations thereunder.

Incentive Stock Options. A participant is not deemed to have received regular taxable income upon grant or exercise of any ISO. Upon exercise of an ISO, the spread between the fair market value of the Plan Shares received and the exercise price will be an item of adjustment for purposes of the alternative minimum tax, unless the participant disposes of the Plan Shares in the same tax year as the ISO is exercised. If a participant disposes of such Plan Shares within one year after the date of exercise and two years after the date of grant (which we refer to as the “ISO holding period”) (such disposition we refer to as a “disqualifying disposition”), any gain on such disqualifying disposition, up to the amount of the spread on exercise, will be ordinary income, with the balance being capital gain. In such event, Kindred would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the recipient. All other gains upon dispositions of Plan Shares received upon exercise of an ISO will be capital gain in an amount equal to the excess of the proceeds received over the exercise price, and Kindred will not get a tax deduction either upon grant nor for any spread between the exercise price and fair market value at exercise.

If the participant surrenders previously-owned Plan Shares acquired upon the exercise of an ISO which have not satisfied the ISO holding period in payment of any or all of the exercise price of an ISO, such surrender is a disqualifying disposition of the surrendered Plan Shares that will result in the recognition of ordinary income (although not of capital gain) as described in the immediately preceding paragraph. The number of Plan Shares received upon exercise of the ISO equal in number to the previously-owned shares of Kindred common stock so surrendered would have the tax basis, increased by the amount of ordinary income recognized upon the disqualifying disposition, and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise of the ISO would have a tax basis equal to the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. The ISO holding period with respect to all the Plan Shares acquired pursuant to the ISO would start on the date of exercise.

If the participant surrenders previously-owned Plan Shares (other than any Plan Shares acquired upon the exercise of an ISO which has not satisfied the ISO holding period) in payment of any or all of the exercise price of an ISO, the Plan Shares received upon exercise of the ISO equal in number to the previously-owned Plan Shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise of the ISO would have a tax basis equal to the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. The ISO holding period with respect to all the Plan Shares acquired pursuant to the ISO would start on the date of exercise.

Non-Qualified Stock Options. A participant is not taxed upon grant of an NQSO. Generally, a participant will have ordinary income upon exercise of an NQSO in an amount equal to the excess of the fair market value on the date of exercise of the Plan Shares purchased over the exercise price paid upon exercise. Such excess is also subject to applicable income and employment tax withholding. Kindred will be allowed a federal income tax deduction for the amount recognized as ordinary income by the participant upon the participant’s exercise of the option.

If the participant surrenders previously-owned shares of Kindred common stock in payment of any or all of the exercise price of an NQSO, the Plan Shares received upon exercise of such NQSO equal in number to the previously-owned Plan Shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered Plan Shares. The additional Plan Shares received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

In addition, according to proposed regulations issued by the U.S. Treasury Department, the surrender of previously-owned shares of Kindred common stock acquired upon the exercise of an ISO which have not satisfied the ISO holding period in payment of any or all of the exercise price of an NQSO would not be a disqualifying disposition of the surrendered Plan Shares that would result in the recognition of ordinary income. Rather, if the participant surrenders previously-owned shares of Kindred common stock acquired upon the exercise of an ISO in payment of any or all of the exercise price of an NQSO, a number of Plan Shares received upon exercise of the NQSO equal to the number of previously-owned shares of Kindred common stock surrendered would be treated as Plan Shares received upon the exercise of the ISO and only the additional Plan Shares received upon exercise of the NQSO would be treated as such.

Restricted Stock. A participant will recognize ordinary income, and Kindred will be allowed a tax deduction, at the time unrestricted stock is granted. A participant will not recognize income, and Kindred will not be allowed a tax deduction, at the time stock that is subject to a “substantial risk of forfeiture” within the meaning of the Code is granted, unless the participant makes an election to accelerate recognition of the income to the date of grant as described below. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and Kindred will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and Kindred will be allowed a corresponding federal income tax deduction at that time. Any appreciation in the stock after the tax date will be taxable to the participant upon disposition at capital gains rates if the holding period for such rates is met.

Other Stock-Based Awards. The tax consequences of other stock-based awards will depend on the awards’ terms. In general, stock appreciation rights are taxed like NQSOs and restricted stock unit or performance shares are taxed much like Restricted Stock, except that, if there is no transfer of property at grant, an election to accelerate gain to the date of grant under Section 83(b) of the Code is not available.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the approval of the Kindred 2011 Stock Incentive Plan and the performance measures with respect to which vesting may be determined under it, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 7—PROPOSAL	TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE KINDRED ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE KINDRED ANNUAL MEETING TO ADOPT THE MERGER AGREEMENT

Kindred stockholders may be asked to vote on a proposal to adjourn or postpone the Kindred annual meeting if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Kindred annual meeting to approve the proposal to adopt the merger agreement.

The Kindred board of directors unanimously recommends that Kindred stockholders vote FOR the proposal to adjourn or postpone the Kindred annual meeting under certain circumstances, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

Stock Ownership and Voting by Kindred’s Directors and Executive Officers

At the close of business on [—], 2011, Kindred’s directors and executive officers had the right to vote [—] shares of the then-outstanding Kindred voting stock at the Kindred annual meeting. At the close of business on [—], 2011, these shares represented approximately [—]% of the Kindred common stock outstanding and entitled to vote at the meeting. It is expected that Kindred’s directors and executive officers will vote their shares FOR the election of the director nominees named in this joint proxy statement/prospectus; one year on the proposal regarding the advisory vote on the frequency of advisory votes to approve the executive compensation of its named executive officers; and FOR each of the other proposals described in this joint proxy statement/prospectus to be presented at the Kindred annual meeting.

How to Vote

Kindred stockholders may vote in person at the Kindred annual meeting or by proxy. Kindred recommends you submit your proxy even if you plan to attend the annual meeting. If you vote by proxy, you may change your vote if you attend and vote at the annual meeting.

If you own Kindred common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by mail, telephone or over the internet) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Kindred board of directors. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please complete, sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you hold shares of Kindred common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity.

If you are an “owner of record,” you have three voting options:

•

Internet: You can vote over the internet at the web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Please follow the instructions from your bank or brokerage firm to vote your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Kindred annual meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Kindred annual meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Revoking Your Proxy

If you are the owner of record of your shares of Kindred common stock, you can revoke your proxy at any time before its exercise at the Kindred annual meeting by:

•

sending a written notice to Kindred, at 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Kindred annual meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the internet, so long as you do so before the deadline of 11:59 p.m., Eastern Daylight Time, on May 25, 2011;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the annual meeting; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares of Kindred common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Kindred annual meeting and wish to vote in person, Kindred will give you a ballot at the annual meeting. However, if your shares of Kindred common stock are held in “street name,” you must first obtain from your broker, bank or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the annual meeting. If your shares of Kindred common stock are held in “street name” by your broker, bank or other nominee, and you plan to attend the Kindred annual meeting, you must present proof of your ownership of Kindred common stock such as a bank or brokerage account statement, to be admitted to the meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus, notice of annual meeting, proxy card and Form 10-K are available at www.edocumentview.com/knd.

People with Disabilities

Kindred can provide reasonable assistance to help you to participate in the annual meeting if you tell Kindred about your disability and how you plan to attend. Please write to Kindred at 680 South Fourth Street, Louisville, Kentucky 40202-2412, Attention: Corporate Secretary, or call at (502) 596-7300.

Proxy Solicitations and Expenses

Kindred is soliciting proxies for the Kindred annual meeting from Kindred stockholders. Kindred will bear the entire cost of soliciting proxies from Kindred stockholders. In addition to this mailing, Kindred’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Kindred has also engaged Georgeson Inc., to assist in the solicitation of proxies for a fee estimated not to exceed $17,000, plus reimbursement of expenses. Kindred and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Kindred common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

Adjournment or Postponement of the Kindred Annual Meeting

Although it is not currently expected, the Kindred annual meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Kindred annual meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the annual meeting. Other than an announcement to be made at the Kindred annual meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the Kindred annual meeting for the purpose of soliciting additional proxies will allow Kindred stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed.

Stock Certificates

Stockholders should not submit any stock certificates with their proxy cards. Kindred stockholders will not need to send in their share certificates or surrender their book-entry shares.

Other Business

The Kindred board of directors is not aware of any other business to be acted upon at the Kindred annual meeting. If, however, other matters are properly brought before the Kindred annual meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Kindred board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Kindred annual meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, banks and brokers call collect: (212) 440-9800, all others call toll-free: (866) 767-8867.

SECURITY OWNERSHIP OF CERTAIN KINDRED BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of April 15, 2011 (except as noted below) by (1) each person who is a director or nominee for director, (2) each of Kindred’s named executive officers, (3) all of the persons who are directors and executive officers of Kindred, as a group, and (4) each stockholder known by Kindred to be the beneficial owner of more than 5% of its outstanding shares of Kindred common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	343,909	*
Paul J. Diaz	1,257,559	3.1%
Joel Ackerman	20,046	*
Ann C. Berzin	41,216	*
Jonathan D. Blum	20,046	*
Thomas P. Cooper, M.D.	59,651	*
Isaac Kaufman	84,396	*
Frederick J. Kleisner	20,046	*
Eddy J. Rogers, Jr.	68,694	*
Phyllis R. Yale	14,246	*
Richard A. Lechleiter	309,547	*
Frank J. Battafarano (2)	195,837	*
Benjamin A. Breier	168,454	*
Lane M. Bowen	151,540	*
Richard E. Chapman	115,155	*
All Directors and Executive Officers as a Group (21 persons)	3,321,104	7.9%
Other Security Holders with More than 5% Ownership
BlackRock, Inc. (3)	3,639,330	9.1%
Dimensional Fund Advisors LP (4)	3,279,353	8.2%
Wellington Management Company, LLP (5)	2,576,700	6.4%
Ameriprise Financial, Inc. (6)	2,246,410	5.6%

*	Denotes less than 1%.
(1)	Includes shares subject to stock options which are exercisable within 60 days from April 15, 2011. The number of shares of Kindred common stock that may be acquired through exercise of stock options, which are exercisable as of, or within 60 days after, April 15, 2011, are as follows: Mr. Kuntz — 204,332 shares; Mr. Diaz — 844,005 shares; Mr. Ackerman — 7,500 shares; Ms. Berzin — 26,170 shares; Mr. Blum — 7,500 shares; Dr. Cooper — 47,105 shares; Mr. Kaufman — 69,350 shares; Mr. Kleisner — 7,500 shares; Mr. Rogers — 53,648 shares; Ms. Yale — 0 shares; Mr. Lechleiter — 196,340 shares; Mr. Battafarano — 130,001 shares; Mr. Breier — 50,419 shares; Mr. Bowen — 69,089 shares; and Mr. Chapman — 55,948 shares. Unless otherwise noted, Kindred believes that all persons named in the table have sole voting and investment power with respect to all shares of Kindred common stock beneficially owned by them. The total for Mr. Lechleiter includes his indirect beneficial ownership of 800 shares held by his wife as custodian for his children under the Uniform Transfer to Minors Act.
(2)	Mr. Battafarano, Kindred’s former chief operating officer, retired from Kindred in August 2010. Mr. Battafarano’s stock ownership information is based in part upon representations provided by Mr. Battafarano as of January 6, 2011.
(3)

Based upon a Schedule 13G/A filed by BlackRock, Inc. (which we refer to as “BlackRock”) with the SEC on February 7, 2011. According to the Schedule 13G/A, BlackRock is a parent holding company for subsidiaries that hold the Kindred common stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)	Based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (which we refer to as “Dimensional”) with the SEC on February 11, 2011. According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (which are collectively referred to as the “Funds”). According to the Schedule 13G/A, Dimensional, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Kindred common stock that are owned by the Funds. Dimensional disclaims beneficial ownership of these shares of Kindred common stock. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Based upon a Schedule 13G/A filed by Wellington Management Company, LLP (which we refer to as “Wellington”) with the SEC on February 14, 2011. According to the Schedule 13G/A, Wellington, in its capacity as investment advisor, may be deemed to beneficially own these shares of Kindred common stock which are held of record by clients of Wellington. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.
(6)	Based upon a Schedule 13G jointly filed by Ameriprise Financial, Inc. (which we refer to as “AFI”) and Columbia Management Investment Advisers, LLC (which we refer to as “CMIA”) with the SEC on February 11, 2011. According the Schedule 13G, AFI is the parent holding company of CMIA, a registered investment adviser, and may be deemed to beneficially own the shares of Kindred common stock held by CMIA. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. The address of CMIA is 100 Federal Street, Boston, Massachusetts 02110.

EXECUTIVE OFFICERS OF KINDRED

Set forth below are the names, ages (as of January 1, 2011) and present and past positions of Kindred’s current executive officers:

Name	Age	Position
Paul J. Diaz	49	President and Chief Executive Officer
Benjamin A. Breier	39	Chief Operating Officer
Richard A. Lechleiter	52	Executive Vice President and Chief Financial Officer
Lane M. Bowen	60	Executive Vice President and President, Nursing Center Division
Jeffrey P. Winter	54	Executive Vice President and President, Hospital Division
Richard E. Chapman	62	Executive Vice President and Chief Administrative and Information Officer
Christopher M. Bird	46	President, Peoplefirst Rehabilitation Division
William M. Altman	51	Senior Vice President, Strategy and Public Policy
Joseph L. Landenwich	46	Senior Vice President of Corporate Legal Affairs and Corporate Secretary
Gregory C. Miller	41	Chief Development Officer
M. Suzanne Riedman	59	General Counsel and Chief Diversity Officer

Paul J. Diaz has served as one of Kindred’s directors since May 2002, as Kindred’s Chief Executive Officer since January 1, 2004 and as Kindred’s President since January 2002. Mr. Diaz served as Kindred’s Chief Operating Officer from January 2002 to December 31, 2003.

Benjamin A. Breier has served as Kindred’s Chief Operating Officer since August 31, 2010. He served as Kindred’s Executive Vice President and President, Hospital Division from March 2008 until August 2010, and as President, Peoplefirst Rehabilitation division from August 2005 to March 2008. Prior to joining Kindred, Mr. Breier served as Senior Vice President, Operations for Concentra, Inc., a leading provider of workers compensation and occupational health services, from December 2003 to August 2005.

Richard A. Lechleiter, a certified public accountant, has served as Kindred’s Executive Vice President and Chief Financial Officer since February 2005. He served as Senior Vice President and Chief Financial Officer from February 2002 to February 2005.

Lane M. Bowen has served as Kindred’s Executive Vice President since February 2005 and as President, Nursing Center Division since October 2002.

Jeffrey P. Winter has served as Kindred’s Executive Vice President and President, Hospital Division, since November 1, 2010. Prior to joining Kindred, he served as Chief Administrative Officer of Providence Health and Services, California Region. Prior to joining Providence in 2009, Mr. Winter was with Catholic Healthcare West for ten years, most recently as President of Group Operations.

Richard E. Chapman has served as Kindred’s Executive Vice President and Chief Administrative and Information Officer since February 2005. He served as Chief Administrative and Information Officer and Senior Vice President from January 2001 to February 2005.

Christopher M. Bird has served as Kindred’s President, Peoplefirst Rehabilitation division since April 2008. Prior to joining Kindred, Mr. Bird served as Vice President, Operations and Business Development, Outpatient Services Division with Tenet Healthcare Corp., which owns and operates acute care hospitals and related ancillary healthcare businesses, from May 2006 to April 2008. Mr. Bird served as Division Vice President, Western Division, with DaVita, Inc., a provider of dialysis services for patients suffering from chronic kidney failure, from December 2001 to April 2006.

William M. Altman, an attorney, has served as Kindred’s Senior Vice President, Strategy and Public Policy since January 1, 2008. He served as Senior Vice President, Compliance and Government Programs from April 2002 to December 2007.

Joseph L. Landenwich, an attorney and certified public accountant, has served as Kindred’s Senior Vice President of Corporate Legal Affairs and Corporate Secretary since December 2003. Mr. Landenwich served as Vice President of Corporate Legal Affairs and Corporate Secretary from November 1999 to December 2003.

Gregory C. Miller has served as Kindred’s Chief Development Officer since February 16, 2011. He served as Senior Vice President, Corporate Development and Financial Planning from January 2005 to February 2011. He served as Kindred’s Vice President, Corporate Development and Financial Planning from January 2004 to January 2005.

M. Suzanne Riedman, an attorney, has served as Kindred’s General Counsel since August 1999 and as Kindred’s Chief Diversity Officer since December 2010. She also held the title of Senior Vice President from August 1999 to February 2011.

KINDRED CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

During 2010, the Kindred board of directors held nine meetings, including five regular and four special meetings. During 2010, each director attended more than 75% of the total number of meetings held by the Kindred board of directors and each committee of which he or she was a member.

The Kindred board of directors has established an audit committee, a compliance and quality committee, an executive compensation committee, a nominating and governance committee and a strategic development committee. Each committee has a written charter which is available on Kindred’s website at www.kindredhealthcare.com. Kindred’s corporate governance guidelines also are available on Kindred’s website. Information on Kindred’s website is not part of this joint proxy statement/prospectus.

Audit Committee

The Kindred audit committee has four members consisting of Mr. Isaac Kaufman (Chair), Mr. Joel Ackerman, Ms. Ann C. Berzin and Mr. Frederick J. Kleisner. Each member of the Kindred audit committee is independent as defined under the listing standards of the NYSE. The Kindred board of directors has determined that each member of the Kindred audit committee qualifies as an audit committee financial expert as defined in Item 407 of Regulation S-K promulgated under the Securities Act and the Exchange Act. The Kindred audit committee held five meetings during 2010. The Kindred audit committee assists the Kindred board of directors in monitoring (1) the adequacy of Kindred’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of Kindred’s financial reporting; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of Kindred’s internal audit function and independent registered public accounting firm; and (4) Kindred’s compliance with legal and regulatory requirements.

Compliance and Quality Committee

The Kindred compliance and quality committee has four members consisting of Thomas P. Cooper, M.D. (Chair), Mr. Jonathan D. Blum, Mr. Frederick J. Kleisner and Ms. Phyllis R. Yale. Each member of the Kindred compliance and quality committee is independent as defined under the listing standards of the NYSE. The Kindred compliance and quality committee held five meetings in 2010. The Kindred compliance and quality committee assists the Kindred board of directors in overseeing, monitoring, and evaluating (1) Kindred’s compliance with applicable healthcare laws, regulations, policies, professional standards and industry guidelines; (2) Kindred’s compliance with the Kindred code of conduct; and (3) Kindred’s programs, policies, procedures and performance improvement practices that support and enhance the quality of care provided by Kindred.

Executive Compensation Committee

The Kindred executive compensation committee has four members consisting of Mr. Eddy J. Rogers, Jr. (Chair), Mr. Jonathan D. Blum, Thomas P. Cooper, M.D. and Ms. Phyllis R. Yale. Each member of the Kindred executive compensation committee is independent as defined under the listing standards of the NYSE, and qualifies as an outside director within the meaning of Section 162(m) of the Code, and as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Kindred executive compensation committee held six meetings in 2010. The Kindred executive compensation committee assists the Kindred board of directors in fulfilling its responsibility to the stockholders, potential stockholders and the investment community by ensuring that Kindred’s key executives, officers and Kindred board of directors members are compensated in accordance with Kindred’s overall compensation policies and executive compensation program. The Kindred executive compensation committee recommends and approves compensation policies, programs and pay levels that are necessary to support Kindred’s objectives and that are rational and reasonable to the value of the services rendered. The Kindred executive compensation committee also reviews and discusses with management the compensation discussion and analysis prepared for inclusion in this joint proxy statement/prospectus and, based upon such review, determines whether to recommend to the Kindred board of directors that the compensation discussion and analysis be included in this joint proxy statement/prospectus. Furthermore, the Kindred executive compensation committee prepared the section entitled “Kindred Executive Compensation Committee Report” on page 145 of this joint proxy statement/prospectus.

The Kindred executive compensation committee’s processes and procedures for the consideration and determination of executive compensation, including the role of Kindred’s chief executive officer in making recommendations to the Kindred executive compensation committee and the role of compensation consultants in assisting the Kindred executive compensation committee in its functions, are more fully described below in the section entitled “Kindred Executive Compensation — Compensation Discussion and Analysis” beginning on page 148 of this joint proxy statement/prospectus.

Nominating and Governance Committee

The Kindred nominating and governance committee has four members consisting of Ms. Ann C. Berzin (Chair), Mr. Joel Ackerman, Mr. Isaac Kaufman and Mr. Eddy J. Rogers, Jr. Each member of the Kindred nominating and governance committee is independent as defined under the listing standards of the NYSE. The Kindred nominating and governance committee held five meetings in 2010. The Kindred nominating and governance committee assists the Kindred board of directors by (1) identifying individuals qualified to become members of the Kindred board of directors, approving the director nominees for the next annual meeting of stockholders and approving nominees to fill vacancies on the Kindred board of directors; (2) recommending to the Kindred board of directors nominees for director and chair(s) for each committee; (3) leading the Kindred board of directors in its annual review of the Kindred board of directors and senior management’s performance; and (4) recommending to the Kindred board of directors the corporate governance guidelines applicable to Kindred. The Kindred nominating and governance committee also recommends to the Kindred board of directors whether or not to accept the expected resignation of any director who fails to receive the required vote for re-election in any uncontested election as set forth in Kindred’s bylaws and corporate governance guidelines, or whether other action should be taken.

Strategic Development Committee

The Kindred strategic development committee has five members consisting of Mr. Paul J. Diaz (Chair), Mr. Joel Ackerman, Thomas P. Cooper, M.D., Mr. Edward L. Kuntz and Ms. Phyllis R. Yale. With the exception of Messrs. Diaz and Kuntz, each member of the Kindred strategic development committee is independent as defined under the listing standards of the NYSE. The Kindred strategic development committee was formally established in December 2009 and held one meeting in 2010. The Kindred strategic development committee assists the Kindred board of directors and management in the development and evaluation of Kindred’s business and strategic initiatives.

Compensation Committee Interlocks and Insider Participation

None of the persons who served on the Kindred executive compensation committee during the last completed fiscal year are, or have been, an employee or officer of Kindred or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of Kindred’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Kindred board of directors.

Director Independence

The Kindred board of directors has determined that the following eight directors are independent, as defined under the listing standards of the NYSE: Mr. Joel Ackerman, Ms. Ann C. Berzin, Mr. Jonathan D. Blum, Thomas P. Cooper, M.D., Mr. Isaac Kaufman, Mr. Frederick J. Kleisner, Mr. Eddy J. Rogers, Jr. and Ms. Phyllis R. Yale.

The independent directors have regularly scheduled meetings at which members of management are not present. Kindred’s lead independent director presides as chair of these meetings. Thomas P. Cooper, M.D. has served as Kindred’s lead independent director since May 20, 2009.

The Kindred board of directors’ independence determination for each director was based upon a review in which each director’s independence was evaluated on a case-by-case basis. In performing the independence evaluations, the Kindred board of directors considers any matters that could affect the ability of each outside director to exercise independent judgment in discharging his or her responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and Kindred, its subsidiaries and its management. Any such matters are evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. In addition, the Kindred board of directors also considers any other transactions, relationships or arrangements that could affect director independence.

In 2010, the Kindred board of directors reviewed relationships between Kindred and other entities for which a director of Kindred also serves as a director. This review included analysis of ordinary course business transactions between Kindred and (1) Coventry Health Care, Inc. for which Mr. Ackerman serves as a non-employee director, (2) Champions Biotechnology, Inc. for which Mr. Ackerman serves as chief executive officer and a director, (3) Ingersoll-Rand plc and Constellation Energy Group, Inc. for which Ms. Berzin serves as a non-employee director, (4) Hanger Orthopedic Group, Inc. for which Dr. Cooper and Mr. Kaufman serve as non-employee directors, (5) IPC The Hospitalist Company, Inc. for which Dr. Cooper serves as a non-employee director, and (6) Trident USA Health Service for which Dr. Cooper serves as a non-employee director.

In this review, the Kindred board of directors identified no transactions, relationships or arrangements in which a director of Kindred had or will have a direct or indirect material interest or which otherwise adversely impacted the Kindred board of directors’ independence evaluation of the applicable outside directors.

Board Leadership Structure and Role in Risk Oversight

The Kindred board of directors has no policy with respect to the separation of the offices of chairman of the Kindred board of directors and the chief executive officer. The Kindred board of directors believes that this issue is part of the succession planning process and that it is in the best interests of Kindred for the Kindred board of directors to make a determination when it elects a new chief executive officer. Currently, the Kindred board of directors has elected to separate the roles of chairman of the Kindred board of directors and chief executive officer.

In addition, it is the policy of the Kindred board of directors that a lead independent director be chosen annually by the independent directors from among the independent directors. Dr. Cooper currently serves as Kindred’s lead independent director. The lead independent director (1) presides at all meetings of the directors at which the chairman of the Kindred board of directors is not present, including all meetings of the independent directors; (2) serves as a liaison between the chairman of the Kindred board of directors and the independent directors; (3) has the authority to call meetings of the independent directors; and (4) is available for direct communication from Kindred stockholders.

The independent directors meet in executive session at least quarterly to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the chief executive officer.

The Kindred board of directors annually reviews a company-wide enterprise risk assessment, as presented by Kindred’s senior strategy, risk management and internal audit executives. This presentation is intended to give the Kindred board of directors a current view of Kindred’s primary operational, compliance, financial and strategic risks, on both a company-wide as well as a division-specific basis. In addition to this annual enterprise risk assessment, an evaluation of principal areas of risk and corresponding mitigation strategies are examined in further detail during the year by (1) the Kindred board of directors regarding key strategic risks; (2) the Kindred audit committee regarding key financial risks; (3) the Kindred compliance and quality committee regarding key operational and quality risks; and (4) the Kindred executive compensation committee regarding the relationship of Kindred’s executive compensation program and risk.

Communications with the Board

Kindred welcomes communications to the Kindred board of directors and/or individual directors including Kindred’s lead independent director. Stockholders or other interested parties who wish to communicate with the Kindred board of directors or an individual director, including Kindred’s lead independent director, should send their communications to the Kindred board of directors or an individual director, care of the corporate secretary, at Kindred’s principal office. All such communications will be forwarded to the Kindred board of directors or the individual director as appropriate.

Policies Governing Director Nominations

It is the policy of the Kindred nominating and governance committee to consider director candidates recommended by stockholders in accordance with the procedures set forth below and who appear to be qualified to serve on the Kindred board of directors. The Kindred nominating and governance committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Kindred board of directors. There have been no material changes to the procedures by which stockholders may recommend director candidates since Kindred last disclosed such procedures.

To submit a recommendation of a director candidate to the Kindred nominating and governance committee, a stockholder should submit the following information in writing, addressed to the chair of the Kindred nominating and governance committee, care of the corporate secretary, at Kindred’s principal office:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the stockholder making the recommendation, the name and address, as they appear on Kindred’s records, of such stockholder; provided, however, that if the stockholder is not a registered holder of Kindred common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Kindred common stock, and the number and class of all shares of each class of stock of Kindred owned of record or beneficially by such holder; and

5. A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at Kindred’s annual meeting to be held in 2012, the recommendation must be received in accordance with the requirements for other stockholder proposals.

The Kindred nominating and governance committee has generally identified director nominees based upon suggestions by outside directors, members of management and/or stockholders and outside search firms, and has interviewed and evaluated those persons on its own. On occasion, Kindred engages outside search firms to identify and screen potential director candidates.

As set forth in its written charter, the Kindred nominating and governance committee generally will seek directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of Kindred’s business and the healthcare industry in general, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and backgrounds. Further, as set forth in Kindred’s corporate governance guidelines, the Kindred nominating and governance committee is responsible for annually reviewing with the Kindred board of directors the requisite skills and characteristics of new Kindred board of directors members, as well as the composition of the Kindred board of directors as a whole. This assessment includes a review of the director’s independence, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Kindred board of directors. While the corporate governance guidelines do not prescribe diversity standards, as a matter of practice, the Kindred nominating and governance committee considers diversity in the context of the Kindred board of directors as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Kindred’s board of directors deliberations that reflect a broad range of perspectives. The Kindred nominating and governance committee uses the above criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal. The Kindred nominating and governance committee reviews current directors who may be proposed for re-election considering the factors described above and their past contributions to the Kindred board of directors. In so doing, the Kindred nominating and governance committee has determined that the directors proposed for election at the Kindred annual meeting have experience, skills and qualifications consistent with the principles set out in the charter of the Kindred nominating and governance committee as described above under “The Kindred Annual Meeting — Item 2—Proposal to Elect Directors — Nominees for Director” beginning on page 119.

Director Attendance at Annual Meetings of Stockholders

The Kindred board of directors does not require directors to attend the annual meeting of stockholders. Notwithstanding the foregoing, each of the members of the Kindred board of directors attended the 2010 annual meeting of stockholders.

Code of Business Conduct and Ethics

Kindred has adopted a code of conduct (which we refer to as the “Kindred code of conduct”) that serves as its code of ethics and applies to all of Kindred’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Kindred code of conduct is posted on Kindred’s website located at www.kindredhealthcare.com under the “Investors” section and is available in print to any requesting stockholder. Information contained on Kindred’s website is not part of this joint proxy statement/prospectus. In addition, Kindred intends to disclose on its website (1) the nature of any amendment to a provision of the Kindred code of conduct that applies to Kindred’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions and (2) the nature of any waiver, including an implied waiver, from provisions of the Kindred code of conduct that is granted to one of these specified individuals (which may only be made by the Kindred board of directors or a Kindred board of directors committee), the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within four business days following the date of the applicable amendment or waiver.

The Kindred code of conduct generally prohibits Kindred’s directors, executive officers and employees from engaging in activities that conflict with the interests of Kindred and the residents and patients served by Kindred. Situations that may give rise to a potential conflict of interest under the Kindred code of conduct include (1) having a direct or indirect financial or business interest in any entity that does business with Kindred, (2) having a direct or indirect financial or business interest in any transaction between Kindred and a third party, and (3) serving as a director, officer, employee or consultant of an organization that does business with Kindred.

To facilitate compliance with these rules, the Kindred code of conduct requires that individuals report to their supervisors, or to the Kindred board of directors in the case of directors and executive officers, circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Kindred, regardless of the amount involved. In addition, each director and executive officer annually confirms to Kindred certain information about potential related person transactions as part of the preparation of Kindred’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions also must confirm such information. In addition, management reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related person transactions, including related person transactions involving beneficial owners of more than 5% of Kindred’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Kindred’s directors and executive officers and persons who own more than 10% of Kindred’s common stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Based upon a review of these reports and on written representations from Kindred’s directors and executive officers that no other reports were required, Kindred believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2010.

KINDRED AUDIT COMMITTEE REPORT

The Kindred audit committee is composed of four directors. Each member of the Kindred audit committee is independent and financially literate as defined in the NYSE listing standards. Mr. Isaac Kaufman (Chair), Mr. Joel Ackerman, Ms. Ann C. Berzin and Mr. Frederick J. Kleisner served on the Kindred audit committee for all of 2010.

The Kindred audit committee reviews Kindred’s financial reporting processes on behalf of the Kindred board of directors and monitors Kindred’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Kindred audit committee has reviewed and discussed the audited consolidated financial statements contained in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2010 with Kindred’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing Kindred’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with GAAP, and expressing an opinion on the effectiveness of Kindred’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Kindred audit committee that Kindred’s audited consolidated financial statements were prepared in accordance with GAAP.

The Kindred audit committee held five meetings during 2010. The Kindred audit committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees. In addition, the Kindred audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Kindred audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Kindred audit committee also discussed with Kindred’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Kindred audit committee meets periodically with Kindred’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of Kindred’s internal controls and the overall quality and transparency of Kindred’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent registered public accounting firm with respect to the audited consolidated financial statements, the Kindred audit committee recommended to the Kindred board of directors, and the Kindred board of directors has approved, that the audited consolidated financial statements be included in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

All members of the Kindred audit committee listed below submit the foregoing report.

AUDIT COMMITTEE

Isaac Kaufman, Chair

Joel Ackerman

Ann C. Berzin

Frederick J. Kleisner

KINDRED EXECUTIVE COMPENSATION COMMITTEE REPORT

The Kindred executive compensation committee is composed entirely of independent directors satisfying the requirements of the NYSE listing standards. The Kindred executive compensation committee is composed of Mr. Eddy J. Rogers, Jr. (Chair), Mr. Jonathan D. Blum, Thomas P. Cooper, M.D. and Ms. Phyllis R. Yale. The Kindred executive compensation committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and equity-based incentive compensation plans for the executive officers of Kindred.

The Kindred executive compensation committee has reviewed and discussed the “Kindred Executive Compensation — Compensation Discussion and Analysis” section beginning on page 148 with management. Based upon the foregoing review and discussion with management, the Kindred executive compensation committee recommended to the Kindred board of directors that the “Kindred Executive Compensation — Compensation Discussion and Analysis” section beginning on page 148 be included in this joint proxy statement/prospectus.

All members of the Kindred executive compensation committee listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

Eddy J. Rogers, Jr., Chair

Jonathan D. Blum

Thomas P. Cooper, M.D.

Phyllis R. Yale

SECURITIES AUTHORIZED FOR ISSUANCE UNDER KINDRED EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2010 with respect to (1) equity plans that were approved by the Kindred stockholders, and (2) equity plans that have been subsequently approved by the Kindred stockholders but had not been approved by the Kindred stockholders at the time of certain equity grants.

Kindred Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,189,077	(2)	$18.85	1,049,230	(3)
Equity compensation plans not approved by security holders	176,651	(4)	$13.28	–

Total (5)	3,365,728		$18.56	1,049,230

(1)	The 2001 Stock Incentive Plan has been approved by the Kindred stockholders and is included in these totals. The Directors Plan (as defined below) was approved by the Kindred stockholders on May 18, 2004, and certain amendments to the Directors Plan were approved by the Kindred stockholders on May 31, 2007.
(2)	Represents 3,029,589 shares of Kindred common stock underlying outstanding stock options granted pursuant to the 2001 Stock Incentive Plan and 159,488 shares of common stock underlying stock options granted to non-employee directors pursuant to the Directors Plan after the date on which the Directors Plan was approved by the stockholders. As of April 1, 2011, under the 2001 Stock Incentive Plan, there were 2,972,678 shares of Kindred common stock underlying outstanding stock options (with a weighted average exercise price of $18.98 and a weighted average remaining contractual life of two years), 784,818 unvested restricted stock awards, and 360,600 shares of Kindred common stock remaining available for issuance of awards. Also as of April 1, 2011, under the Directors Plan, there were 279,546 shares of Kindred common stock underlying outstanding stock options (with a weighted average exercise price of $15.54 and a weighted average remaining contractual life of four years), 36,648 unvested restricted stock awards, and 132,057 shares of Kindred common stock remaining available for issuance of awards.
(3)	Restricted common stock and other forms of equity awards may be issued under the 2001 Stock Incentive Plan and the Directors Plan.
(4)	This amount includes shares of common stock underlying stock options granted to non-employee directors pursuant to the Directors Plan prior to May 18, 2004, the date on which the Directors Plan was approved by the stockholders.
(5)	The total number of shares of Kindred common stock as of the completion of the merger is projected to be approximately 51,200,000. No outstanding options or other equity awards issued by RehabCare will be assumed by Kindred as a result of the merger, and Kindred does not intend to grant any future equity awards pursuant to the unused shares under any RehabCare equity plan. For more information about the treatment of RehabCare equity awards, see “The Merger Agreement – Effect of the Merger on RehabCare’s Equity Awards” beginning on page 97.

Kindred maintains the Kindred 2001 Equity Plan for Non-Employee Directors (Amended and Restated) (which we refer to as the “Directors Plan”) to promote Kindred’s interests and the interests of its stockholders by allowing Kindred to attract and retain highly qualified non-employee directors by permitting them to obtain or increase their proprietary interest in Kindred. The Kindred board of directors initially adopted the Directors Plan on May 21, 2001. The Kindred board of directors amended and restated the Directors Plan on March 19, 2004, subject to stockholder approval, which was obtained at Kindred’s annual meeting on May 18, 2004. On May 31, 2007, Kindred stockholders approved additional amendments to the Directors Plan.

Currently, the Directors Plan gives the Kindred executive compensation committee the authority to grant stock options or restricted shares at its discretion to non-employee directors of Kindred. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under the Directors Plan will have an exercise price equal to the fair market value of the Common Stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant and have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The Directors Plan expressly prohibits Kindred from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under the Directors Plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure.

In 2008, the Kindred board of directors approved certain immaterial amendments to the Directors Plan. These amendments permit stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Kindred board of directors to remain exercisable for the original life of the option. The Kindred board of directors believes these amendments promote effective processes to encourage and facilitate turnover of members of the Kindred board of directors thereby ensuring the continual assessment and review of the Kindred board of directors consistent with good corporate governance.

KINDRED EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Kindred’s executive compensation program is designed to (1) motivate and retain executive officers, (2) award the achievement of short-term and long-term performance goals, (3) establish a reasonable and appropriate relationship between executive pay and short-term and long-term performance and (4) align executive officers’ interests with those of Kindred stockholders. The primary elements of Kindred’s compensation program are base salary, annual cash incentive awards, long-term cash incentive awards, equity-based compensation and other perquisites and benefits. Kindred believes that each element supports one or more of the objectives of Kindred’s executive compensation program and provides sufficient flexibility to the Kindred executive compensation committee to structure future awards to address new issues and challenges facing Kindred.

Kindred’s executive compensation program generally attempts to target total direct compensation for the named executive officers between the 50th and 75th percentiles of Kindred’s peers, depending upon the individual performance of the named executive officer, his level of responsibility, and the performance of Kindred. While the Kindred executive compensation committee uses this range as a measure of competitiveness, it ultimately uses its discretion to provide appropriate compensation to attract and retain qualified and experienced healthcare executives and to respond to issues impacting Kindred, the healthcare industry and the general economy.

During 2010, Kindred’s named executive officers took several actions in response to significant changes taking place within the healthcare industry, including the enactment of landmark legislation related to national healthcare reform. Kindred entered 2010 with the expectation of reduced earnings prompted by volume weakness in Kindred’s two major divisions and reimbursement rate pressures from government and commercial payors. In response, the senior management team took actions it felt were appropriate with the intention of protecting stockholder value while not wavering from Kindred’s strategic operational and growth plan centered on improving the quality of care, pursuing operational efficiencies, maximizing operating cash flows and continued execution of Kindred’s cluster market strategy.

Kindred also faced significant regulatory changes that would become effective in the fourth quarter of 2010 in its nursing center and rehabilitation divisions. These changes required extensive planning, training and infrastructure investment across the organization to successfully manage significant clinical and operational challenges. Kindred believes that Kindred successfully navigated these challenges and produced fourth quarter operating results significantly higher than the same period in 2009, bolstering expectations for further growth in fiscal 2011. In addition, Kindred was able to effectuate four transactions in 2010 that furthered its cluster market strategy.

The Kindred executive compensation committee structures the executive compensation program, in part, to address the stated objectives referenced above and remain responsive to the challenges arising from a changing healthcare landscape. The following highlights the key approaches used by the Kindred executive compensation committee during 2010:

•

Pay for Performance: The Kindred executive compensation committee continued to tie total direct compensation for the named executive officers with various measure of performance. The Kindred executive compensation committee has established several financial and quality goals that encourage the named executive officers to strive for appropriate financial results while maintaining a long-term focus on the quality and customer service objectives of Kindred.

•

Significant Majority of Executive Officers’ Pay is at Risk: The Kindred executive compensation committee generally places a significant portion of total compensation of the named executive officers at risk, by using performance measures in connection with Kindred’s short-term and long-term cash incentive plans, as well as performance-based equity. For 2010, the average at-risk compensation for Kindred’s continuing named executive officers approximated 78% of their total cash and equity compensation.

•

Reaction to Market Trends: Given a difficult operating environment, the Kindred executive compensation committee elected to freeze base salaries for the Kindred executive officers for 2010. This was the second consecutive year in which the Kindred executive compensation committee froze base salaries in response to the significant financial challenges facing Kindred’s operations. In addition, the Kindred executive compensation committee has responded to best practices in executive compensation over the last few years including moving to performance-based equity, amending Kindred’s change in control severance agreements to provide a “double trigger” and modifying Kindred’s stock ownership requirements in response to comments from stockholders.

Overview of Major Committee Actions for 2010

In anticipation of a difficult operating environment, the Kindred executive compensation committee elected to freeze base salaries for the named executive officers in 2010 for the second consecutive year. Freezing base salaries also limited the growth in compensation costs associated with Kindred’s short-term and long-term cash incentive plans. In addition, the Kindred executive compensation committee raised the financial performance hurdles in 2010 for Kindred’s short-term incentive plan. The goals for 2010 provided that if the participants fail to satisfy 95% of the targeted corporate EBITDAR goal or 92.5% of the targeted divisional EBITDAR goal, or experienced issues with poor survey and quality measures, or significant audit or compliance issues, then all or a portion of any short-term award could be forfeited, at the Kindred executive compensation committee’s discretion, even if other component goals of the award had been achieved.

Despite a challenging operating and reimbursement environment in 2010, including declines in patient admissions throughout the United States, Kindred exceeded its earnings guidance for the year and achieved several of its financial goals. Several of the quality metrics used by Kindred to evaluate its clinical and customer satisfaction performance also improved in 2010. During 2010, Kindred also completed several acquisitions that expanded its operations in each of its three divisions and which should increase its profitability in the future. As a result of this performance, the named executive officers generally achieved compensation awards under Kindred’s short-term incentive plan slightly below targeted levels and above targeted levels for the long-term cash incentive plan for 2010.

During 2010, the Kindred executive compensation committee also considered and approved changes to the employment agreement for Mr. Benjamin A. Breier in connection with his promotion to chief operating officer. This matter is described in more detail under “— Employment and Other Agreements” beginning on page 171. In addition, the Kindred executive compensation committee reviewed the effectiveness of the design of its cash incentive compensation plans and the related incentive goals concluding that the existing structure provides several operational advantages to Kindred. The Kindred board of directors, upon recommendation of the Kindred executive compensation committee, also approved revisions to the stock ownership requirements applicable to the named executive officers. The revised guidelines, among other things, provide for a new one-year post-vesting or post-exercising holding requirement for all net shares awarded to executive officers and directors. The Kindred executive compensation committee made these changes to align the stock ownership requirements with best practices and to respond to concerns raised by Kindred stockholders at last year’s annual meeting.

The Kindred executive compensation committee also awarded Mr. Diaz a special cash bonus of $150,000 in recognition of his exceptional performance in 2010. The Kindred executive compensation committee noted that Mr. Diaz has successfully transitioned Mr. Breier into the role of chief operating officer and filled a key role in hiring a successor for Kindred’s hospital division. The Kindred executive compensation committee also noted his substantial efforts to improve Kindred’s quality and customer service and his efforts to execute Kindred’s cluster market strategy.

Finally, the Kindred executive compensation committee evaluated the need to increase available shares for potential future equity awards under a new employee stock incentive plan. This matter is discussed in more detail under “The Kindred Annual Meeting — Item 6—Proposal To Approve the Kindred 2011 Stock Incentive Plan” beginning on page 125. The Kindred executive compensation committee believes that equity incentives are an important component of incentive compensation and provide a direct link between the management team and stockholders. On March 21, 2011, the Kindred board of directors approved, subject to stockholder approval, a new stock incentive plan primarily to increase the number of shares available for future awards by three million shares.

Kindred, like many other healthcare providers, will face continuing challenges in 2011 and beyond, particularly in response to healthcare reform. The Kindred executive compensation committee continues to believe that the existing executive compensation program provides sufficient flexibility to retain and motivate management during challenging times. Moreover, the Kindred executive compensation committee believes the current program also is heavily weighted to achievement of performance measures and at-risk pay. As such, the Kindred executive compensation committee does not believe it is necessary to substantially deviate from its current compensation practices at this time.

Performance-Based Compensation and Performance Measures

The primary elements of Kindred’s executive compensation program are designed to promote the achievement of financial and quality goals established annually by the Kindred executive compensation committee and to increase stockholder value. Kindred uses two cash incentive plans: an annual short-term incentive plan and a long-term incentive plan. These plans provide the named executive officers with the opportunity to earn cash awards for achieving financial goals and measures. Kindred also awards performance-based restricted stock units that are subject to achievement of financial goals established annually by the Kindred executive compensation committee.

During 2010, the financial performance measures used by the Kindred executive compensation committee included:

•	achieving targeted levels of EBITDAR;

•	achieving targeted levels of earnings per share;

•	collecting accounts receivable;

•	achieving patient admission and census goals;

•	managing costs and improving operating efficiencies;

•	attaining targeted levels of stock price appreciation; and

•	implementing strategic goals.

Kindred believes that several of these financial goals are measures generally used by investors to value Kindred common stock. In addition, the Kindred executive compensation committee believes that these financial goals reward management for mitigating the negative impact of unexpected reimbursement reductions or challenges caused by healthcare reform.

As a provider of healthcare services, Kindred also focuses a substantial portion of its short-term cash incentive awards on achieving measurable quality and customer service goals. The goals for 2010 were based upon:

•	operational and clinical measures of quality care;

•	customer satisfaction measures obtained from customer satisfaction surveys; and

•	achieving targeted employee retention rates.

Kindred believes that measurable quality and customer service goals are critical to promoting a culture of quality throughout Kindred which enhances the services offered by Kindred. Moreover, Kindred believes that there is a direct link between providing quality services and achieving favorable short-term and long-term financial results.

The equity-based component of Kindred’s executive compensation program is designed to incentivize the named executive officers to increase the value of Kindred common stock. As such, equity-based compensation directly links a substantial portion of the total direct compensation of the named executive officers to stock price appreciation and stockholder value.

During 2010, the Kindred executive compensation committee, with the assistance of Mercer LLC (which we refer to as “Mercer”), a global human resources consulting firm, evaluated the performance metrics used in Kindred’s short-term and long-term incentive plans, including any risks such performance metrics might create or encourage. The Kindred executive compensation committee concluded that while there are challenges with having a large number of performance metrics, these chosen metrics create several advantages, including:

•	Performance and financial hurdles that ensure that earnings will be sufficient to justify payouts;

•	Creating a balanced view of Kindred’s performance, focusing on both financial results and how those results are achieved;

•	Reducing the risk that results could be manipulated to achieve improper payouts; and

•	Accurately reflecting the complexity of Kindred’s operating model with support center payouts being directly linked to the results of Kindred’s three operating divisions.

The Executive Compensation Process

During 2010, the Kindred executive compensation committee was comprised of four independent directors. Each director who served on the Kindred executive compensation committee during 2010 is independent as defined under the NYSE listing standards and qualifies as an outside director within the meaning of Section 162(m) of the Code and as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Kindred executive compensation committee meets regularly to review and oversee Kindred’s executive compensation program. The Kindred executive compensation committee reviews all components of, and makes all decisions regarding, the compensation of the named executive officers.

During the period commencing in December of the prior fiscal year and ending in February of the upcoming fiscal year, the Kindred executive compensation committee reviews base salaries and incentive compensation targets for the upcoming fiscal year for Kindred’s key employees, including the named executive officers. During this time, the Kindred executive compensation committee also determines whether performance targets under each of the incentive plans were achieved for the prior fiscal year. The Kindred executive compensation committee also considers other executive compensation issues and discusses trends and current topics in executive compensation at various times throughout the year.

The 2010 base salaries for the named executive officers were established in February 2010. The 2010 performance goals under Kindred’s short-term and long-term cash incentive plans, as well as its performance-based restricted stock units were established in February and March 2010 after review of Kindred’s 2010 operating budget. As discussed below, the awards under these plans are formulaic, based upon the achievement of measurable financial and quality goals established annually by the Kindred executive compensation committee. Nevertheless, the Kindred executive compensation committee retains the right to administer these plans in its discretion, including the ability to decrease incentive awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of Kindred’s financial statements.

The Kindred executive compensation committee generally grants equity-based awards to the named executive officers to coincide with the Kindred executive compensation committee’s evaluation of the annual performance of Kindred and each named executive officer. Considering equity-based awards at or after the cash incentive plan awards have been determined allows the Kindred executive compensation committee to consider the value of the equity-based award in relation to the total direct compensation for each named executive officer, thus enabling the Kindred executive compensation committee to award total direct compensation that is competitive within the healthcare industry (and, in particular, Kindred’s peer group) and relative to the performance of Kindred and the named executive officer. From time to time, the Kindred executive compensation committee may grant equity-based awards at other times, particularly in connection with promotions, exceptional performance or changes in a named executive officer’s level of responsibility.

As chief executive officer, Mr. Diaz participates frequently in the meetings of the Kindred executive compensation committee, and the Kindred executive compensation committee also regularly holds executive sessions not attended by any members of management or any non-independent director. The Kindred executive compensation committee discusses Mr. Diaz’s compensation with him and then makes decisions with respect to Mr. Diaz’s compensation without him present. Mr. Diaz provides written evaluations related to the performance of Kindred’s other executive officers and discusses the roles and responsibilities of such executive officers with the Kindred executive compensation committee. Members of the Kindred executive compensation committee also frequently interact with Kindred’s executive officers and thereby gain an appreciation of the roles and level of responsibility as well as the performance of the executive officers. Mr. Diaz also makes recommendations for the Kindred executive compensation committee’s consideration regarding executive compensation, including base salary, incentive targets, performance measures, equity compensation and any special awards for Kindred’s executive officers other than himself. The Kindred executive compensation committee is not obligated to accept Mr. Diaz’s recommendations with respect to executive compensation. The other named executive officers do not make recommendations on incentive compensation or otherwise significantly participate in the process.

In February 2011, the Kindred executive compensation committee began its annual executive compensation review process. In connection with its review, the Kindred executive compensation committee elected to increase the 2011 base salaries for each of the named executive officers, but kept the base salaries below the 50th percentile of Kindred’s peer group. The Kindred executive compensation committee also determined, as discussed below, which performance targets were achieved in 2010 by the named executive officers under the short-term incentive plan and the long-term incentive plan and the performance-based restricted stock units. The Kindred executive compensation committee also established the 2011 goals under these cash incentive plans and for certain tranches of the outstanding performance-based restricted stock units. The Kindred executive compensation committee considered and approved annual equity awards for the officers of Kindred, including the named executive officers and the independent directors. In addition, the Kindred executive compensation committee awarded a special cash bonus to Mr. Diaz for exceptional performance in 2010.

Use of Consultants

The Kindred executive compensation committee retains Frederic W. Cook & Co. (which we refer to as “Cook”), a national executive compensation consulting firm, to assist it in an independent review of the Kindred executive compensation program which generally includes base salaries, as well as short-term and long-term incentive compensation. Cook is engaged directly by the Kindred executive compensation committee as an independent advisor. Cook provides no other services to Kindred and does not interact with Kindred senior management in performing its services for the Kindred executive compensation committee.

During 2010, Mercer was engaged by management to assist management and the Kindred executive compensation committee in conducting a competitive market review of Kindred’s executive compensation program and to assist in the evaluation of other compensation issues. Mercer regularly seeks input from Mr. Diaz and the Chair of the Kindred executive compensation committee, to assist it in analyzing the effectiveness of Kindred’s executive compensation strategy. Mercer reviewed Kindred’s executive compensation strategy and provided compensation benchmarks to the Kindred executive compensation committee for each named executive officer, including comparisons of base salary, cash incentives, equity-based compensation and total direct compensation. Mercer also provided the Kindred executive compensation committee with other relevant market data and made recommendations on potential executive compensation alternatives. Mercer assisted the Kindred executive compensation committee in its review of incentive compensation performance goals. In addition, Mercer was engaged by management to develop recommendations on potential equity award levels for the chief executive officer and for the other participants in Kindred’s equity plan as well as to review outside director pay practices and develop recommendations for appropriate levels of outside director pay.

In 2010, Mercer advised the Kindred executive compensation committee on proposed changes to Kindred’s stock ownership guidelines and assisted the Kindred executive compensation committee in its evaluation of the need to increase available shares for future equity awards. Mercer made compensation recommendations related to the promotion of Mr. Breier to chief operating officer and with respect to Kindred’s employment of a new president for its hospital division. The aggregate fees incurred for 2010 by Kindred for Mercer’s services related to executive and outside director compensation were approximately $192,000.

Kindred’s management also engages Mercer to advise it on various other employee benefit and compensation matters impacting Kindred and its employees such as strategic analysis and actuarial support related to Kindred’s benefit plans. During 2010, Mercer also assisted Kindred in the analysis and administration of benefit plans for Kindred’s employees and on other human resources issues. Kindred paid Mercer approximately $1.35 million in 2010 for services unrelated to executive and outside director compensation. Kindred did not seek the Kindred executive compensation committee’s approval of the engagement of Mercer for these services.

In early 2011, the Kindred executive compensation committee engaged Cook to conduct an independent review of Kindred’s executive compensation program covering the following areas: (1) executive compensation benchmarks; (2) executive compensation program design and practices; (3) design recommendations for Kindred’s long-term cash incentive plan, and (4) outside directors’ compensation. The executive compensation benchmarks review analyzed total direct compensation levels, which included 2010 base salaries and targeted short-term and long-term incentive opportunities for Kindred’s 11 most senior executive positions.

Peer Group

Following consultation with Mercer and Cook, the Kindred executive compensation committee revised its peer group of companies during 2010. As part of this process, five companies used in the 2009 peer group were removed (Psychiatric Solutions, Inc., Res-Care, Inc., Sunrise Senior Living, Inc., Qwest Diagnostics, Inc. and Laboratory Centers of America Holdings) and three new companies were added (Select Medical Holdings Corp., Extendicare REIT and RehabCare Group, Inc.). The Kindred executive compensation committee compared each component of compensation for the named executive officers with peer group data assembled by Mercer. Kindred began using the following companies for compensation benchmarking purposes during 2010:

Brookdale Senior Living, Inc.	HealthSouth Corporation	DaVita, Inc.

Universal Health Services, Inc.	Lifepoint Hospitals, Inc.	RehabCare Group, Inc.

Community Health Systems, Inc.	Tenet Healthcare Corp.	Select Medical, Inc.

Health Management Associates, Inc.	Sun Healthcare Group, Inc.	Extendicare REIT

The peer group is periodically reviewed and updated by the Kindred executive compensation committee based upon organic changes in the peer companies and upon recommendations from the independent compensation consultants. The Kindred executive compensation committee believes that these peer companies compete for executives with similar talents and expertise to those of the named executive officers and also reflect the diversified nature of Kindred’s businesses and the healthcare industry. The Kindred executive compensation committee also considers, to a lesser extent, comparisons of compensation from companies outside the healthcare industry and published compensation surveys.

Components of Executive Compensation

Kindred’s executive compensation program generally uses the following components to structure the total direct compensation for the named executive officers:

•	base salary;

•	short-term cash incentives;

•	long-term cash incentives;

•	equity-based incentive compensation; and

•	other perquisites and benefits.

Kindred believes that the combination of these elements enables the Kindred executive compensation committee to award total direct compensation that is competitive within the healthcare industry and Kindred’s peer group and that promotes the goals of the executive compensation program. This combination of elements also takes into consideration Kindred’s capital structure and relatively low number of outstanding shares compared to Kindred’s adjusted enterprise value and complexity of its operations.

The Kindred executive compensation committee generally structures base salaries below the 50th percentile of Kindred’s peer group because it believes that a greater portion of total direct compensation should be subject to the attainment of performance goals. Historically, Kindred’s annual short-term and long-term cash incentive plans have provided the named executive officers with the ability to achieve significant additional cash compensation, typically at or above the median level of the peer group for such awards, provided targeted levels of financial and quality performance or higher are achieved.

The named executive officers are generally awarded equity-based compensation below the median level of the peer group. The Kindred executive compensation committee considers the amount of total cash compensation earned by the named executive officers in determining the amount of equity-based compensation to award. While the Kindred executive compensation committee does not have a set allocation between cash and equity compensation, the Kindred executive compensation committee generally provides for a greater percentage of cash compensation than its peers since equity awards have a greater dilutive impact on stockholders given Kindred’s relatively low number of outstanding shares. Moreover, Kindred’s capital structure places practical limits on the amount of equity compensation that can be awarded to the named executive officers. The Kindred executive compensation committee uses a mixture of these components so that total direct compensation to the named executive officers (1) awards short-term and long-term performance, (2) is competitive within its peer group, and (3) is aligned with the interests of stockholders.

The following chart provides a brief summary of Kindred’s incentive compensation plans used during 2010.

Summary of Incentive Compensation Programs

		Performance Period	Vesting /Payout Timing	Performance Measures	Target Incentive Opportunity (% of Salary)
					CEO	COO	Other NEOs
Short-Term Incentive Plan (1)		1 year	Paid in full in the year following the respective performance period	EBITDAR, Growth, Efficiency, Capital, Quality & Service, Employee Measures, Organizational Excellence	100%	75%	75%
Long-Term Incentive Plan (1)		1 year	Pro rata payouts over 3 years after the respective performance period (4 years total)	EBITDAR, EPS, Stock Price Appreciation, Strategic Goals	50%	45%	45%
Equity Compensation	Performance-Based Restricted Stock Units (1)	Each tranche based on 1 year performance	3 year pro rata	EBITDAR, EPS	(2)	(2)	(2)
	Service-Based Restricted Stock	n/a	4 year pro rata	n/a	(2)	(2)	(2)

(1)	No awards are issued unless and until certain minimum levels of performance are achieved.
(2)	Awards vary based on peer analysis, Kindred performance and the named executive officer’s individual performance as discussed in more detail below.

The Kindred executive compensation committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or “at risk” compensation, such as short-term and long-term cash incentives and equity. However, the Kindred executive compensation committee generally places a significant portion of total direct compensation for the named executive officers at risk. The following chart reflects the mix of fixed and at-risk compensation comprising the total direct compensation earned by the named executive officers for 2010.

Percent of Total Direct Compensation in 2010 (1)

	Fixed	At-Risk
	Base Salary	Short-term Incentive Plan	Long-term Incentive Plan	Equity Awards	Special Cash Bonus
Mr. Diaz	15.7%	14.9%	10.5%	56.5%	2.4%
Mr. Lechleiter	24.3%	17.3%	14.5%	43.9%	–
Mr. Battafarano	58.9%	41.1%	–	–	–
Mr. Breier	19.3%	13.2%	14.1%	53.4%	–
Mr. Bowen	20.8%	17.1%	12.5%	49.6%	–
Mr. Chapman	26.6%	19.0%	15.9%	38.5%	–

(1)	This chart excludes all compensation earned by the respective named executive officer in respect of 2010 for the amounts reported as “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation” in the 2010 Summary Compensation Table beginning on page 176. The chart also excludes severance compensation paid to Mr. Battafarano as reflected in the “All Other Compensation” column in the 2010 Summary Compensation Table beginning on page 176. For the equity awards, these amounts reflect a grant date fair value of $18.01 per share for each share of service-based restricted stock and each share of performance-based restricted stock unit granted in 2010 to the named executive officers other than Mr. Breier. Mr. Breier received a grant of service-based restricted stock and performance-based restricted stock units both with a grant date fair value of $18.01 per share and an additional service-based restricted stock grant with a grant date fair value of $18.84 per share during 2010. For purposes of this disclosure, Kindred has assumed that the grant date fair value for each of the three tranches of performance-based restricted stock units granted to the named executive officers during 2010 could be valued at the closing price of Kindred common stock on the date of grant.

At risk compensation under Kindred’s cash incentive plans incentivizes the named executive officers to reach or exceed the financial and quality goals established by the Kindred executive compensation committee. Moreover, at-risk compensation under Kindred’s equity incentive plans incentivizes the named executive officers to grow the value of Kindred common stock to enhance the benefit of their equity-based compensation. Kindred’s cash and equity incentive plans also promote the retention of the named executive officers and align the interests of the named executive officers with those of Kindred stockholders.

In establishing performance goals, the Kindred executive compensation committee considers the allocation of potential compensation among financial and quality goals. The Kindred executive compensation committee believes that continued emphasis on maintaining or improving the quality of Kindred’s services is a key driver in reaching desired financial results and reflects an appropriate risk allocation between financial and quality goals. With respect to the financial goals, the Kindred executive compensation committee aligns these goals with Kindred’s operating budgets that have been reviewed and approved by the Kindred board of directors. As noted previously, the Kindred executive compensation committee believes that the performance measures it has chosen appropriately reward performance without encouraging unnecessary and excessive risk taking on the part of Kindred’s employees.

Mr. Diaz’s compensation is higher than the compensation of the other named executive officers. The Kindred executive compensation committee believes that higher compensation for the chief executive officer is consistent with the practices of other healthcare companies, including Kindred’s peer group. In addition, Mr. Diaz’s compensation reflects the unique nature and scope of his leadership and strategic responsibilities, the level of accountability for Kindred’s overall performance and the competitive market for attracting and retaining talented chief executive officers. The Kindred executive compensation committee annually compares the appropriateness of Mr. Diaz’s compensation with other chief executives in its peer group.

Base Salary

Base salaries are provided to the named executive officers to compensate them for their services performed during the year. The base salary for each named executive officer is determined annually by the Kindred executive compensation committee following a review of each individual executive officer’s performance, changes in executive officer responsibility, relevant comparable industry data, an assessment of overall company performance, and general market salary increases for all employees. As part of the process, Mr. Diaz provides the Kindred executive compensation committee with a written evaluation of each named executive officer. As noted above, the Kindred executive compensation committee generally attempts to structure base salaries below the 50th percentile of its peer group. Salary adjustments also may be considered in connection with promotions or other changes in job responsibility. As part of its analysis, the Kindred executive compensation committee considered salary comparisons prepared by Mercer and Cook to determine if base salaries for the named executive officers are competitive with the base salaries of similarly situated executives in the peer group and the healthcare industry generally. The Kindred executive compensation committee also considers how changes in base salary may impact the total direct compensation for the named executive officers. Moreover, the Kindred executive compensation committee considers general economic conditions and challenges facing Kindred’s operations. In addition, the chief executive officer makes recommendations on base salaries for the other named executive officers.

While certain aspects of performance of the named executive officers can be measured in financial and quality metrics, when considering annual base salary increases, the Kindred executive compensation committee also evaluates the named executive officers in other performance areas that are more subjective. These areas include the success of the named executive officer in developing and executing Kindred’s strategic objectives, capitalizing on growth opportunities, addressing significant challenges affecting Kindred from a financial and quality perspective, developing key employees, succession planning and exercising leadership.

At its February 2010 meeting, the Kindred executive compensation committee elected not to increase base salaries for 2010 for the named executive officers based upon Kindred’s anticipated operational challenges and in an effort to limit expense growth throughout Kindred. The Kindred executive compensation committee noted that recent reductions in Medicare and Medicaid reimbursement have negatively impacted Kindred’s financial results. The freeze in base salaries was implemented to reduce compensation costs in response to these market conditions, and also effectively limits potential awards under the short-term and long-term cash incentive plans, as these awards are based on percentages of each named executive officer’s base salary. The Kindred executive compensation committee has frozen base salaries for its named executive officers for the past two years but still believes total direct compensation is competitive despite the fact that base salaries for the named executive officers generally are trending well below the 50th percentile of Kindred’s peer group.

The initial base salaries for the named executive officers for 2010 were as follows:

2010 Base Salary
Mr. Diaz	$1,002,290
Mr. Lechleiter	$434,741
Mr. Battafarano	$650,000
Mr. Breier	$400,005
Mr. Bowen	$426,026
Mr. Chapman	$402,355

In connection with his promotion to chief operating officer, the Kindred executive compensation committee agreed to increase Mr. Breier’s base salary to $550,000, which became effective when he assumed his new duties on August 31, 2010. In connection with this promotion, Messrs. Diaz and Breier met on several occasions to discuss the potential terms of the compensation package for Mr. Breier. In addition, Mercer provided Mr. Diaz with comparative compensation data for a chief operating officer position with the relative experience and qualifications of Mr. Breier. After these discussions, Mr. Diaz made his recommendations to the Kindred executive compensation committee regarding the compensation package, including base salary, for Mr. Breier. Mr. Diaz also provided Mercer’s recommendations to the Kindred executive compensation committee regarding the compensation package for Mr. Breier. Mercer noted that its recommendation was based on market compensation levels. The Kindred executive compensation committee believed that his revised base salary was appropriate given Mr. Breier’s increased level of responsibility and his past performance with Kindred. See “— Employment and Other Agreements” beginning on page 171.

Cash Incentives

Under Kindred’s executive compensation program, a significant portion of total cash compensation for the named executive officers is subject to the attainment of measurable financial and quality goals. This approach creates a direct incentive for the named executive officers to achieve pre-established financial and quality performance objectives and places a significant percentage of each named executive officer’s total direct cash compensation at risk. Kindred uses two cash incentive plans: an annual short-term incentive plan and a long-term incentive plan. The Kindred executive compensation committee believes a strong emphasis on cash compensation is appropriate, given Kindred’s existing capital structure. Kindred’s cash incentive plans also provide sufficient flexibility to allow the Kindred executive compensation committee to establish non-routine goals that may be integral to the success of Kindred over the short-term or long-term, as appropriate.

Short-term Incentive Plan

Under the short-term incentive plan, the Kindred executive compensation committee establishes annual financial and quality goals for Kindred’s key employees, including the named executive officers. These goals are based upon similar financial and quality measures but the actual goals vary depending upon the operational responsibilities of the named executive officer. As such, the goals are tailored for the corporate support center or operating division for which the named executive officer is primarily responsible. Messrs. Diaz, Lechleiter, Battafarano and Chapman are assigned to the corporate support center and as such, the goals under the short-term incentive plan applicable to them and all other corporate support center participants in the plan were generally based upon company-wide measures and aggregated financial and quality goals from each of Kindred’s operating divisions. Given his promotion to chief operating officer during 2010, Mr. Breier’s short-term incentive plan goals were based on the hospital division goals during the first half of the year and then transitioned to support center goals in the second half of the year. Mr. Bowen led Kindred’s nursing center division, and as such, his short-term incentive goals were based primarily on measures tailored to that operating division and its financial and quality objectives.

For 2010, the financial measures for the participating named executive officers were based upon:

•	achieving targeted levels of EBITDAR;

•	collecting accounts receivable;

•	achieving patient admission and census goals; and

•	managing costs and improving operating efficiencies.

These goals are established based upon the historic operating results of Kindred and its operating divisions and are the key drivers necessary for Kindred to achieve its 2010 operating budget.

For 2010, the quality goals under the short-term incentive plan were based upon:

•	operational and clinical measures of quality care;

•	customer satisfaction measures obtained from customer satisfaction surveys; and

•	achieving targeted employee retention rates.

These goals are established based upon the historic clinical results achieved by the operating divisions and new initiatives to improve the quality of care. The quality goals often include various sub-components. The goals are established with a view to be challenging but achievable with good operational focus on Kindred’s businesses.

Annual cash bonuses under the short-term incentive plan are based upon a percentage of the participating named executive officer’s base salary. No awards are earned under the short-term incentive plan until certain minimum levels of performance are achieved.

In addition, the Kindred executive compensation committee established more difficult performance hurdles for 2010 that would need to be achieved prior to awarding bonuses under the short-term incentive plan. The goals for 2010 provided that if the participants fail to satisfy 95% of the targeted corporate EBITDAR goal or 92.5% of the targeted divisional EBITDAR goal, or experienced issues with poor survey and quality measures, or significant audit or compliance issues, then all or a portion of any short-term award could be forfeited, in the Kindred executive compensation committee’s discretion, even if other component goals of the award had been achieved.

The following chart reflects the potential award levels for the named executive officers as a percentage of their base salary for 2010:

Short-Term Incentive Plan — Table A

	Percentage of Base Salary
	Minimum	Target	Maximum (1)
Mr. Diaz	40%	100%	135%
Mr. Lechleiter	30%	75%	101%
Mr. Battafarano	30%	75%	101%
Mr. Breier	30%	75%	101%
Mr. Bowen	30%	75%	101%
Mr. Chapman	30%	75%	101%

(1)	The percentage figures listed under “Maximum” include the possible 10% increase in bonus percentage applicable in the event that the maximum EBITDAR goal for the named executive officer is achieved or exceeded.

For purposes of the 2010 calculation of EBITDAR, the costs and expenses of significant merger and acquisition activity and the financial benefits of such transactions were excluded from both the 2010 goal and Kindred’s actual 2010 results. The following chart sets forth the minimum, target and maximum goals for 2010 under the short-term incentive plan, as well as the actual levels achieved for 2010.

Short-Term Incentive Plan — Table B

Support Center Goals applicable for Messrs. Diaz, Lechleiter, Battafarano, Breier and Chapman

	2010 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved	Award % of Base Salary
	Minimum		Target		Maximum (1)				Mr. Diaz	Other Named Executive Officers (2)
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
EBITDAR (3) (dollars in millions)	$545.4	14.00%	$574.1	35.00%	$602.8	62.50%	$575.0	35.00%	35.00%	26.25%
Accounts receivable — days outstanding	54.4	4.00%	51.7	10.00%	49.2	15.00%	50.9	13.50%	13.50%	10.13%
Hospital admissions	45,556	0.67%	47,954	1.67%	50,352	2.51%	45,059	–	–	–
Hospital average daily census	3,807	0.67%	4,007	1.67%	4,207	2.51%	3,771	–	–	–
Hospital revenue (dollars in millions)	$1,945.6	0.66%	$2,048.0	1.66%	$2,150.4	2.49%	$1,949.0	–	–	–
Hospital operating cost per patient day	$1,217	0.67%	$1,156	1.67%	$1,101	2.51%	$1,178	1.27%	1.27%	0.95%
Hospital total labor cost per patient day	$579	0.67%	$550	1.67%	$524	2.51%	$553	1.47%	1.47%	1.10%
Hospital total labor hours per patient day	19.4	0.33%	18.4	0.83%	17.5	1.25%	18.7	0.63%	0.63%	0.47%
Hospital controllable cost per patient day	$355	0.33%	$337	0.83%	$321	1.25%	$347	0.53%	0.53%	0.40%
Nursing center average daily census	23,173	0.67%	24,393	1.67%	25,613	2.51%	23,585	–	–	–
Nursing center Medicare census	4,034	0.67%	4,246	1.67%	4,459	2.51%	3,878	–	–	–
Nursing center managed care census	1,491	0.66%	1,569	1.66%	1,647	2.49%	1,418	–	–	–
Nursing center hours per patient day	3.28	1.00%	3.36	2.50%	3.45	3.75%	3.43	3.35%	3.35%	2.51%
Nursing center ancillary expense-non-Medicaid admission	$2,545	0.50%	$2,418	1.25%	$2,303	1.88%	$2,415	1.22%	1.22%	0.92%
Nursing center total controllable expense per patient day	$11.72	0.50%	$11.13	1.25%	$10.60	1.88%	$11.55	0.78%	0.78%	0.59%
Net new rehabilitation contracts	25	0.50%	30	1.25%	35	1.86%	71	1.87%	1.87%	1.40%
New rehabilitation contract incremental revenue (dollars in millions)	$10.3	0.50%	$10.8	1.25%	$11.3	1.86%	$28.7	1.87%	1.87%	1.40%
Rehabilitation revenue per minute — nursing centers	$1.18	0.50%	$1.20	1.25%	$1.24	1.86%	$1.20	1.24%	1.24%	0.93%
Rehabilitation revenue per patient day — hospitals	$59.85	0.50%	$58.43	1.25%	$57.00	1.86%	$58.71	1.24%	1.24%	0.93%
Rehabilitation productivity — nursing centers	80.4%	0.50%	82.0%	1.25%	82.8%	1.86%	82.0%	1.24%	1.24%	0.93%
Rehabilitation productivity — hospitals	78.4%	0.50%	80.0%	1.25%	80.8%	1.86%	82.0%	1.87%	1.87%	1.40%
Rehabilitation cost per minute — nursing centers	$0.83	0.50%	$0.81	1.25%	$0.79	1.87%	$0.82	0.79%	0.79%	0.58%
Rehabilitation direct labor as cost % of revenues — hospitals	58.5%	0.50%	57.3%	1.25%	56.2%	1.88%	56.2%	1.88%	1.88%	1.41%

Quality goals:
Clinical quality index — hospitals	2.34	0.67%	2.22	1.67%	2.16	2.51%	1.97	2.50%	2.50%	1.88%
Hospital customer service index	4.17	0.66%	4.39	1.66%	4.52	2.49%	4.45	2.00%	2.00%	1.50%
Alternate dispute resolution agreement acceptance % — hospitals	82.7%	0.67%	87.0%	1.67%	91.4%	2.51%	88.1%	1.84%	1.84%	1.38%
Nursing center survey	1.103	0.44%	1.070	1.11%	1.039	1.67%	1.100	1.08%	1.08%	0.81%
Clearing tags on first follow-up — nursing centers	89.2%	0.44%	92.0%	1.11%	94.8%	1.67%	94.0%	0.82%	0.82%	0.62%
Nursing centers — Customer satisfaction	75.2%	0.44%	77.5%	1.11%	79.8%	1.67%	75.2%	0.43%	0.43%	0.32%
Arbitration agreement acceptance rate — nursing centers	85.5%	0.34%	90.0%	0.84%	92.7%	1.26%	90.7%	1.08%	1.08%	0.81%
Consistent staffing assignment — nursing centers	77.6%	0.33%	80.0%	0.83%	82.4%	1.25%	96.8%	1.25%	1.25%	0.94%
Rehabilitation — customer satisfaction	3.56	1.34%	3.75	3.34%	3.85	5.01%	3.96	5.00%	5.00%	3.75%
Functional outcome data entry — rehabilitation	75.0%	0.33%	90.0%	0.83%	92.7%	1.25%	90.9%	0.92%	0.92%	0.69%
Handheld utilization — rehabilitation	85.5%	0.34%	90.0%	0.83%	94.5%	1.25%	89.2%	0.73%	0.73%	0.55%
Aggregate employee turnover	32.4%	4.00%	30.8%	10.00%	29.9%	15.00%	31.3%	7.60%	7.60%	5.70%
Overall maximum limitation		–		–		-25.00%		–	–	–

Total		40.00%		100.00%		135.00%		95.00%	95.00%	71.25%

Short-Term Incentive Plan — Table B (continued)

Hospital Division goals applicable for Mr. Breier (2)

	2010 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved	Award % of Base Salary
	Minimum		Target		Maximum (1)
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
EBITDARM (dollars in millions) (4)	$361.1	7.5%	$380.1	18.75%	$399.1	35.63%	$354.8	–	–
Kindred Consolidated EBITDAR (dollars in millions) (3)	$545.4	2.5%	$574.1	6.25%	$602.8	11.87%	$575.0	6.25%	4.68%
Accounts receivable — days outstanding (non-Medicare)	100.3	4.00%	95.3	10.00%	90.8	15.00%	89.8	13.5%	10.13%
Admissions	45,556	2.00%	47,954	5.00%	50,352	7.5%	45,059	–	–
Average daily census	3,807	2.00%	4,007	5.00%	4,207	7.5%	3,771	–	–
Revenue (dollars in millions)	$1,945.6	2.00%	$2,048.0	5.00%	$2,150.4	7.5%	$1,949.0	2.0%	1.50%
Operating costs per patient day	$1,217	2.00%	$1,156	5.00%	$1,101	7.5%	$1,178	3.8%	2.85%
Total labor costs per patient day	$579	2.00%	$550	5.00%	$524	7.5%	$553	4.4%	3.30%
Total labor hours per patient day	19.4	1.00%	18.4	2.50%	17.5	3.75%	18.7	1.90%	1.43%
Controllable costs per patient day	$355	1.00%	$337	2.50%	$321	3.75%	$347	1.60%	1.20%

Quality goals:
Clinical quality index	2.34	4.00%	2.22	10.00%	2.16	15.00%	1.97	15.00%	11.25%
Customer service index	4.17	4.00%	4.39	10.00%	4.52	15.00%	4.45	12.00%	9.00%
Alternate dispute resolution agreement acceptance %	82.7%	2.00%	87.0%	5.00%	91.4%	7.5%	88.1%	5.5%	4.13%
Aggregate employee turnover	23.2%	3.00%	22.0%	7.5%	21.4%	11.25%	22.0%	7.5%	5.62%
Employee satisfaction	56.1%	1.00%	59.0%	2.5%	60.8%	3.75%	54.5%	–	–
Overall maximum limitation		–		–		-25.00%		–	–

Total		40.00%		100.00%		135.00%		73.45%	55.09%

Short-Term Incentive Plan — Table B (continued)

Nursing Center division goals applicable for Mr. Bowen

	2010 Incentive Goals						Actual Performance Achieved	% of Target Bonus Achieved	Award % of Base Salary
	Minimum		Target		Maximum (1)
	Goal	% of Bonus	Goal	% of Bonus	Goal	% of Bonus
Financial goals:
EBITDARM (dollars in millions) (4)	$262.6	9.00%	$276.4	22.5%	$290.2	41.25%	$304.9	41.25%	30.94%
Kindred Consolidated EBITDAR (dollars in millions) (3)	$545.4	3.00%	$574.1	7.5%	$602.8	13.75%	$575.0	7.50%	5.63%
Accounts receivable — days outstanding	45.9	4.00%	43.6	10.00%	41.5	15.0%	43.8	12.20%	9.15%
Average daily census	23,173	2.00%	24,393	5.00%	25,613	7.5%	23,585	2.60%	1.95%
Medicare census	4,034	2.00%	4,246	5.00%	4,459	7.5%	3,878	–	–
Managed care census	1,491	2.00%	1,569	5.00%	1,647	7.5%	1,418	–	–
Hours per patient day	3.28	2.00%	3.36	5.00%	3.45	7.5%	3.43	6.88%	5.15%
Ancillary expense — non-Medicaid admission	$2,545	1.00%	$2,418	2.5%	$2,303	3.75%	$2,415	2.50%	1.87%
Total controllable expense per patient day	$11.72	1.00%	$11.13	2.5%	$10.60	3.75%	$11.55	1.30%	0.98%

Quality goals:
Survey results	1.103	2.00%	1.070	5.00%	1.039	7.5%	1.100	2.00%	1.50%
Clearing tags on first follow-up	89.2%	2.00%	92.0%	5.00%	94.8%	7.5%	94.0%	6.50%	4.87%
Customer satisfaction	75.2%	2.00%	77.5%	5.00%	79.8%	7.5%	75.2%	2.00%	1.50%
Arbitration agreement acceptance rate	85.5%	2.00%	90.0%	5.00%	92.7%	7.5%	90.7%	6.50%	4.87%
Consistent staffing assignment	77.6%	2.00%	80.0%	5.00%	82.4%	7.5%	96.8%	7.50%	5.62%
24/7 registered nurse coverage	92.2%	2.00%	95.0%	5.00%	97.9%	7.5%	98.6%	7.50%	5.62%
Aggregate employee turnover	40.1%	2.00%	38.9%	5.00%	37.8%	7.5%	39.6%	3.20%	2.40%
Overall maximum limitation		–		–		-25.00%		–	–

Total		40.00%		100.00%		135.00%		109.43%	82.05%

(1)	Except as noted below, the maximum award level is capped in the aggregate at 125% of the target award for the participating named executive officers. If the maximum EBITDAR goal for the named executive officer was achieved or exceeded, the maximum award level is capped in the aggregate at 135% of the target award.
(2)	For 2010, the support center goals applied to Mr. Breier beginning on July 1, 2010. The hospital division goals applied to Mr. Breier from January 1, 2010 to June 30, 2010.
(3)	Kindred’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. Kindred uses the term operating income (loss) in Kindred’s Annual Report on Form 10-K filed with the SEC on February 23, 2011 (which we refer to as the “2010 Audited Financials”) when referring to EBITDAR. Kindred uses EBITDAR as a meaningful measure of operating performance in addition to other measures. Kindred believes that net income is the most comparable measure, in relation to GAAP, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon GAAP as an indicator of operating performance. The actual performance achieved towards the 2010 EBITDAR goal can be calculated from the 2010 Audited Financials. EBITDAR for the year ended December 31, 2010 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2010 Audited Financials). For purposes of the 2010 calculation of EBITDAR, the costs and expenses of significant merger and acquisition activity and the financial benefits of such transactions were excluded from both the 2010 goal and Kindred’s actual results.

(4)	EBITDARM is defined as divisional earnings before interest, income taxes, depreciation, amortization, rent and corporate overhead. Kindred uses the term operating income (loss) in the 2010 Audited Financials when referring to EBITDARM. Kindred believes that net income is the most comparable measure, in relation to GAAP, to EBITDARM. Kindred uses EBITDARM from both continuing and discontinued operations as a meaningful measure of divisional operating performance in addition to other measures. Net income is reported on a consolidated (rather than a divisional) basis in the 2010 Audited Financials, calculated by adding income from continuing operations and income (loss) from discontinued operations. The actual performance achieved towards the 2010 divisional EBITDARM goals can be calculated by adding divisional EBITDARM from continuing operations to divisional EBITDARM from discontinued operations. A reconciliation of divisional EBITDARM from continuing operations to income from continuing operations is presented in Note 6 of the 2010 Audited Financials. Divisional EBITDARM from discontinued operations is set forth in Note 4 of the 2010 Audited Financials. For purposes of the 2010 calculation of EBITDARM, the costs and expenses of significant merger and acquisition activity and the financial benefits of such transactions were excluded from both the 2010 goal and Kindred’s actual results.

To calculate the final awards under the short-term incentive plan, the Kindred executive compensation committee multiplies the target bonus percentage for the named executive officer with the percentage of target achieved and the named executive officer’s base salary. The calculations for 2010 were as follows:

	Short-Term Incentive Plan 2010 Bonus Calculation
	Target Bonus % (Table A)	x	% of Target Bonus Achieved (Table B)	x	2010 Base Salary	=	2010 Actual Award
Mr. Diaz	100%		95.0%		$1,002,290		$952,176
Mr. Lechleiter	75%		95.0%		$434,741		$309,753
Mr. Battafarano (1)	75%		95.0%		$650,000		$308,327
Mr. Breier	75%		(2)		$ (2)		$306,898
Mr. Bowen	75%		109.4%		$426,026		$349,554
Mr. Chapman	75%		95.0%		$402,355		$286,678

(1)	Mr. Battafarano’s short-term incentive bonus was pro rated through his date of retirement on August 31, 2010.
(2)	Mr. Breier’s short-term incentive bonus was calculated differently than the other named executive officers due to his promotion to chief operating officer. For 2010, Mr. Breier was subject to hospital division goals for the first half of the year and his prior base salary was used. For the second half of 2010, the calculation was based upon support center goals and his new salary as chief operating officer.

The calculation is as follows:

	Target Bonus % (Table A)	% of Target Bonus Achieved (Table B)	2010 Base Salary (1)	Percentage of Year	2010 Actual Award
Hospital division goals	75%	73.5%	$400,005	49.6%	$109,345
Support center goals	75%	95.0%	$550,000	50.4%	$197,553

Total					$306,898

The Kindred executive compensation committee exercised no discretion in 2010 to adjust these awards. Notwithstanding the foregoing, the Kindred executive compensation committee retains the right to administer the short-term incentive plan in its discretion, including the ability to reduce awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of Kindred’s financial statements. As noted previously, the Kindred executive compensation committee has established performance goals for 2011 under the short-term incentive plan. These goals are similar to the 2010 goals but reflect certain changes to focus the named executive officers and management on the operational and financial challenges Kindred expects to face in 2011.

Long-term Incentive Plan

Kindred’s long-term incentive plan provides cash awards to Kindred’s key employees, including the named executive officers, upon the attainment of specified performance objectives. For 2010, the performance period under the long-term incentive plan covered one year. For each performance period, the Kindred executive compensation committee selects participants who are in a position to contribute materially to the success of Kindred and establishes the performance goal or goals to be measured under the plan. For 2010, the performance goals for the named executive officers were based upon:

•	achieving targeted levels of EBITDAR;

•	achieving targeted levels of earnings per share;

•	attaining targeted levels of stock price appreciation; and

•	successfully implementing specified components of Kindred’s strategic plan.

These goals were the same for each participant in the long-term incentive plan, including each named executive officer, and reflected company-wide measures. These goals are established with a view to be challenging but achievable with good operational focus on Kindred’s businesses.

Cash awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second, and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by Kindred at the time payments are due. This delayed payment feature serves as a significant retention vehicle for Kindred. The awards earned in 2010 will be paid in three equal annual installments commencing on or about December 1, 2011.

Under the long-term incentive plan, participants are eligible to receive cash awards based upon a percentage of their base salary. These percentages vary depending upon the participant’s position within Kindred and the extent to which the performance goals established by the Kindred executive compensation committee are attained. The maximum awards available under the long-term incentive plan as a percentage of base salary are 100% for the chief executive officer and 90% for the other named executive officers. No awards are earned under the long-term incentive plan until certain minimum levels of performance are achieved.

The following chart reflects the potential award levels for the named executive officers as a percentage of base salary for 2010:

	Long-Term Incentive Plan % of Base Salary
	Minimum	Target	Maximum
Mr. Diaz	10%	50%	100%
Mr. Lechleiter	9%	45%	90%
Mr. Battafarano (1)	–	–	–
Mr. Breier	9%	45%	90%
Mr. Bowen	9%	45%	90%
Mr. Chapman	9%	45%	90%

(1)	Mr. Battafarano was not eligible for an award under the long-term incentive plan for 2010 due to his retirement.

The following chart depicts the minimum, target and maximum goals that were achievable under the long-term incentive plan, as well as the actual levels achieved for 2010 for Mr. Diaz and the other participating named executive officers.

Long-Term Incentive Plan

	2010 Incentive Goals
	Minimum		Target		Maximum
	Goal	Award % of Salary	Goal	Award % of Salary	Goal	Award % of Salary (1)	Actual Achieved	Award as a % of Base Salary
Mr. Diaz:
EBITDAR (dollars in millions) (2)	$556.8	3.5%	$574.1	17.5%	$591.3	47.3%	$575.0	17.5%
Earnings per share	$1.01	3.5%	$1.28	17.5%	$1.55	47.3%	$1.49	35.4%
Stock price appreciation	$19.38	2.0%	$20.31	10.0%	$22.15	27.0%	$18.37	–
Strategic plan (3)	Level I	1.0%	Level II	5.0%	Level III	13.5%	Level III	13.5%

Total								66.4%

Other named executive officers:
EBITDAR (dollars in millions) (2)	$556.8	3.2%	$574.1	15.8%	$591.3	42.5%	$575.0	15.8%
Earnings per share	$1.01	3.2%	$1.28	15.8%	$1.55	42.5%	$1.49	31.8%
Stock price appreciation	$19.38	1.8%	$20.31	9.0%	$22.15	24.3%	$18.37	–
Strategic plan (3)	Level I	0.9%	Level II	4.5%	Level III	12.2%	Level III	12.1%

Total								59.7%

(1)	The maximum award level is capped in the aggregate at 100% of base salary for Mr. Diaz and 90% of base salary for the other participating named executive officers.
(2)	Kindred’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. Kindred uses the term operating income (loss) in the 2010 Audited Financials when referring to EBITDAR. Kindred uses EBITDAR as a meaningful measure of operating performance in addition to other measures. Kindred believes that net income is the most comparable measure, in relation to GAAP, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon GAAP as an indicator of operating performance. The actual performance achieved towards the 2010 EBITDAR goal can be calculated from the 2010 Audited Financials. EBITDAR for the year ended December 31, 2010 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2010 Audited Financials). For purposes of the 2010 calculation of EBITDAR, the costs and expenses of significant merger and acquisition activity and the financial benefits of such transactions were excluded from both the 2010 goal and Kindred’s actual results.
(3)	The strategic planning goals are approved by the Kindred executive compensation committee and are based upon the achievement of specified levels of Kindred’s strategic plan. The minimum target is achieved by satisfying level I objectives, the target goal is achieved by satisfying level I and level II objectives and the maximum goal is achieved by satisfying level I, level II and level III objectives.

The Kindred executive compensation committee exercised no discretion in 2010 to adjust these awards. Notwithstanding the foregoing, the Kindred executive compensation committee retains the right to administer the long-term incentive plan in its discretion, including the ability to reduce awards otherwise payable to a named executive officer for unforeseen events or circumstances, such as restatements of Kindred’s financial statements.

As noted previously, the Kindred executive compensation committee has established performance goals for 2011 under the long-term incentive plan. These goals are similar to the 2010 goals but reflect certain changes to focus the named executive officers and management on the operational and financial challenges Kindred expects to face in 2011.

Special Cash Bonuses

The Kindred executive compensation committee awarded Mr. Diaz a special cash bonus of $150,000 in recognition of his exceptional performance in 2010. The Kindred executive compensation committee noted that Mr. Diaz has successfully transitioned Mr. Breier into the role of chief operating officer and filled a key role in hiring a successor for Kindred’s hospital division. The Kindred executive compensation committee also noted his substantial efforts to improve Kindred’s quality and customer service and his efforts to execute Kindred’s cluster market strategy.

Equity-Based Compensation

Consideration of Annual Equity Awards

Kindred uses equity-based compensation as a key component of its overall executive compensation strategy. Such awards provide a direct and long-term link between the results achieved for Kindred stockholders and the total direct compensation provided to the named executive officers. Equity-based compensation is designed to retain the named executive officers through time-based vesting conditions, improve financial results by subjecting a portion of the equity compensation to certain financial goals, and to motivate the named executive officer to enhance the value of Kindred common stock by aligning the financial interests of the named executive officers with those of Kindred stockholders.

Historically, the Kindred executive compensation committee has awarded a mixture of equity awards between stock options, service-based restricted stock and performance-based restricted stock units to achieve Kindred’s compensation strategies in relation to the total cost to Kindred. Many companies in Kindred’s peer group also allocate equity awards between various forms of equity. The Kindred executive compensation committee believes that such equity awards provide an effective incentive for management to create stockholder value over several years since the full benefit of this element of compensation is primarily realized as a result of appreciation in the price of Kindred common stock. When evaluating equity-based compensation, the Kindred executive compensation committee also considers the limitations imposed by Kindred’s capital structure, the accounting costs associated with the form of equity award and the perceived benefits by management of the awards.

In 2010, the Kindred executive compensation committee granted service-based restricted stock and performance-based restricted stock units to its named executive officers. The Kindred executive compensation committee elected to use full value shares in 2010 in order to conserve shares under its existing equity incentive plan. The Kindred executive compensation committee believes that service-based restricted stock promotes retention of the named executive officers and builds their ownership stake in Kindred. The performance-based restricted stock units further enhance Kindred’s pay for performance strategies by linking the vesting of the performance-based restricted stock unit to Kindred’s financial performance during the applicable performance period. Performance-based restricted stock units are not issued, nor do they entitle the potential recipient to vote or receive distributions, until the relevant performance goals are achieved.

While the Kindred executive compensation committee does not have a formal policy with respect to the timing of grants of equity-based awards in connection with the release of material non-public information, the Kindred executive compensation committee generally considers issues raised by the timing of award grants when making such awards. The exercise price of stock options is equal to the closing price of Kindred common stock on the NYSE on the date of grant. The Kindred executive compensation committee has not granted options with an exercise price that is less than the closing price of Kindred common stock on the NYSE on the grant date and it has not granted stock options that are priced on a date other than the grant date.

The amount of equity awarded to the named executive officers is based upon a number of factors. First, the Kindred executive compensation committee considers an overall assessment of Kindred’s performance and the equity granting practices of other companies in the healthcare industry and its peer group. In addition, the

Kindred executive compensation committee considers information prepared by Mercer and Cook with respect to the form of the equity awards and the relative costs. Based upon this assessment, the Kindred executive compensation committee then establishes an aggregate pool of potential equity awards for all participants in the equity-based incentive plan, including the named executive officers.

Once the aggregate pool of potential equity awards is established, the Kindred executive compensation committee considers benchmarks by position from the peer group in evaluating potential awards to the named executive officers. The chief executive officer also provides an assessment to the Kindred executive compensation committee of the overall level of performance for the other named executive officers. The Kindred executive compensation committee then considers the overall performance of the named executive officer and his actual and potential contribution to Kindred’s growth and long-term performance in determining individual awards. The assessment of actual and potential contribution is based upon the Kindred executive compensation committee’s subjective evaluation of each named executive officer in light of various operational and strategic challenges and opportunities facing the named executive officer during the relevant year. The Kindred executive compensation committee also considers how the potential equity award impacts a named executive officer’s total direct compensation. Based upon these assessments, the Kindred executive compensation committee ranks each named executive officer in one of three award levels—high, middle or low. These award levels are converted to a multiple of base salary, generally within the relevant benchmark, and awards are made from Kindred’s aggregate pool of available equity awards established by the Kindred executive compensation committee.

In February 2010, after evaluating the performance of Kindred for 2009, the Kindred executive compensation committee established an aggregate pool of approximately 662,000 shares for potential equity awards to all employee participants. The Kindred executive compensation committee determined that the aggregate pool was appropriate given Kindred’s overall performance in 2009 and stock price appreciation, along with the cost of the awards, and the dilutive effect of the awards on stockholders’ equity given Kindred’s relatively low number of outstanding shares.

In February 2010, the Kindred executive compensation committee granted annual equity awards to the named executive officers from the aggregate pool as follows:

	2010 Equity Grant
	Service-based Restricted Stock	Performance-based Restricted Stock Units
Mr. Diaz	100,000	100,000
Mr. Lechleiter	21,823	21,823
Mr. Battafarano	–	–
Mr. Breier	24,095	24,095
Mr. Bowen	30,662	25,662
Mr. Chapman	16,158	16,158

The service-based restricted stock vests in equal annual installments over four years. An award of performance-based restricted stock units are divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Kindred executive compensation committee establishes the performance goals for the applicable tranches. If the performance goals are not satisfied in a given year, then the unearned performance-based restricted stock units in such year’s tranche will be forfeited by the named executive officer.

As noted above, the individual awards also are based upon the Kindred executive compensation committee’s subjective evaluation of the named executive officer’s performance during the 2009 calendar year. The Kindred executive compensation committee determined that Messrs. Diaz, Bowen and Breier had performed at the high range during 2009. The Kindred executive compensation committee determined that Mr. Lechleiter and Mr. Chapman had performed at the middle range. The Kindred executive compensation committee determined not to award Mr. Battafarano any equity due to his anticipated retirement in August 2010.

In making these grants, the Kindred executive compensation committee considered the performance of Mr. Diaz in successfully growing the revenues and volumes in each of Kindred’s three operating businesses despite significant Medicare and Medicaid reimbursement reductions. Mr. Diaz also led Kindred’s organic development and external growth strategies in key cluster markets. Kindred continued its development of new hospitals, sub-acute units and transitional care centers and units. Mr. Diaz also actively promoted Kindred’s ongoing efforts to improve clinical quality and customer service.

The awards for Mr. Breier reflect his efforts to continue the growth of the hospital division despite significant Medicare reimbursement reductions. Under Mr. Breier, the division continued to grow patient admissions, particularly non-government admissions. The division also made important gains in expanding its service lines to capture a more diversified patient population and to take advantage of unused hospital capacity.

In evaluating Mr. Bowen’s performance, the Kindred executive compensation committee noted that the nursing center division made significant improvements in employee turnover, quality and customer service. The division also continued its successful development of transitional care centers and units to attract higher acuity patients who require more extensive services including rehabilitation therapy.

With respect to Mr. Lechleiter, the Kindred executive compensation committee recognized solid performance in managing Kindred’s cash flows and improving its balance sheet. Under Mr. Lechleiter’s leadership, the Kindred executive compensation committee believes Kindred has positioned its balance sheet for future growth. The Kindred executive compensation committee also noted Mr. Chapman’s efforts to successfully manage information technology costs and to promote Kindred’s investments in employee orientation, continuing clinical education and leadership development programs which have improved Kindred’s employee turnover rates.

As described above, the Kindred executive compensation committee granted these equity awards based upon its subjective evaluation that the equity awards were appropriate and desirable considering the foregoing contributions of the named executive officers to Kindred and the Kindred executive compensation committee’s desire to award total direct compensation that is competitive within its peer group. The Kindred executive compensation committee also considered the retention benefits of awarding service-based restricted stock as well as the link between Kindred’s financial performance and the compensation provided to the named executive officers created by awarding performance-based restricted stock units.

As discussed under “— Employment and Other Agreements” beginning on page 171, Mr. Breier also was awarded 20,000 service-based restricted shares on March 30, 2010 in recognition of his promotion to chief operating officer.

During 2010, three tranches of performance-based restricted stock units were eligible for vesting. Each of the tranches were subject to the same performance goals. The following chart depicts the minimum, target and maximum goals established for the 2010 performance period for these tranches of performance-based restricted stock units.

	Minimum		Target		Maximum
	Goal	% of Award	Goal	% of Award	Goal	% of Award (1)	Actual Performance Achieved	% of Award Achieved (1)
EBITDAR (dollars in millions) (2)	$556.8	10.0%	$574.1	50.0%	$591.3	67.5%	$575.0	50.0%
Earnings per share	$1.01	10.0%	$1.28	50.0%	$1.55	67.5%	$1.49	60.5%

								110.5%
Less maximum limit (1)								-10.5%

Total								100.0%

(1)	The maximum award level is capped in the aggregate at 100% of the potential award.
(2)

Kindred’s performance goals include the financial measure EBITDAR from both continuing and discontinued operations. Kindred uses the term operating income (loss) in the 2010 Audited Financials when referring to

EBITDAR. Kindred uses EBITDAR as a meaningful measure of operating performance in addition to other measures. Kindred believes that net income is the most comparable measure, in relation to GAAP, to EBITDAR. EBITDAR should be considered in addition to, not as a substitute for, or superior to, financial measures based upon GAAP as an indicator of operating performance. The actual performance achieved towards the 2010 EBITDAR goal can be calculated from the 2010 Audited Financials. EBITDAR for the year ended December 31, 2010 is calculated by eliminating from net income the impact of the following items related to both continuing and discontinued operations: loss on divestiture of operations, interest expense, investment income, income taxes, depreciation, amortization and rent (as set forth in the Consolidated Statement of Operations and Note 4 of the 2010 Audited Financials). For purposes of the 2010 calculation of EBITDAR, the costs and expenses of significant merger and acquisition activity and the financial benefits of such transactions were excluded from both the 2010 goal and Kindred’s actual results.

Performance-Based Restricted Stock Units Earned in 2010

The following chart reflects the actual performance-based restricted stock units earned for achieving the 2010 goals:

	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Breier	Mr. Bowen	Mr. Chapman
Shares eligible from 2008 grant	8,176	1,414	6,485	3,302	2,203	1,309
Shares eligible from 2009 grant	9,752	4,620	1,609	4,384	2,417	1,417
Shares eligible from 2010 grant	33,333	7,274	–	8,032	8,554	5,386

Total eligible shares	51,261	13,308	8,094	15,718	13,174	8,112
% of goals achieved	100%	100%	100%	100%	100%	100%

Shares actually earned	51,261	13,308	8,094	15,718	13,174	8,112

The Kindred executive compensation committee has established performance goals for the 2011 performance period for certain tranches of the outstanding performance-based restricted stock units. These goals are substantially similar to the 2010 goals but reflect revised targets for 2011.

Stock Ownership Guidelines

In 2010, Kindred revised its stock ownership guidelines for its executive officers, including the named executive officers. In response to comments raised by stockholders, the Kindred executive compensation committee reviewed all facets of the guidelines. The Kindred executive compensation committee considered the stock ownership requirements of peer companies as well as Kindred’s historic equity grants and its expected ability to grant equity in the future. The Kindred executive compensation committee believes that the revised guidelines will ensure that the named executive officers hold a sufficient amount of Kindred common stock to further strengthen the long-term link between the results achieved for Kindred stockholders and the compensation provided to the named executive officers.

The revised guidelines implemented the following significant changes:

•	Increased the ownership holding requirement for each named executive officer by 0.5x his base salary.

•	Requires that 50% of the net shares awarded to the named executive officer be held immediately until the guidelines are satisfied.

•	Requires that 100% of the net shares awarded to the named executive officer be held to satisfy the guidelines if the executive officer has not satisfied the guidelines within five years.

•

Prohibits each named executive officer from selling, assigning or otherwise transferring any net shares received upon the exercise of any stock option or vesting of a restricted stock award (whether service-based or performance-based) for a one-year period beginning on the date the underlying stock option is exercised or the restricted stock award is vested.

•	Allows unvested service-based restricted stock to satisfy the ownership requirements.

The stock ownership guidelines for the named executive officers are determined as a multiple of the Named executive officer’s base salary as follows:

Multiple of Base Salary
Mr. Diaz	3.0x
Mr. Lechleiter	2.0x
Mr. Breier	2.0x
Mr. Bowen	1.5x
Mr. Chapman	1.5x

The minimum number of shares to be held by the named executive officers will be calculated on each August 3 based upon the average of the high and low price of Kindred common stock on the NYSE on that date. The revised guidelines are not applicable to Mr. Battafarano as a result of his retirement.

If the applicable guideline is not achieved, the named executive officer is required to retain an amount equal to 50% of net shares received under any equity awards. If the applicable guideline is not achieved by August 3, 2015, the named executive officer is required to retain 100% of net shares received under any future equity awards. The Kindred board of directors may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent a named executive officer from complying with a court order.

In determining whether a named executive officer satisfies the required ownership level, the calculation will include stock held directly by the named executive officer or owned either jointly with, or separately by, his immediate family members residing in the same household, shares held in trust for the benefit of the named executive officer or his immediate family members and service-based restricted stock. Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any performance-based restricted stock units.

Regardless of whether the applicable minimum ownership requirement has been met, each director and executive officer shall be prohibited from selling, assigning or otherwise transferring all net shares received upon the exercise of any stock option or vesting of a restricted stock award for a one year period beginning on the date the underlying stock option is exercised or the restricted stock award is vested.

Stock Trading Restrictions

Kindred maintains a securities trading policy which applies to its employees including the named executive officers. As part of the securities trading policy, Kindred’s employees are prohibited from (1) short selling Kindred common stock, (2) purchasing Kindred common stock on margin, and (3) entering into hedging transactions involving Kindred common stock. Named executive officers who violate such prohibitions are subject to disciplinary proceedings including dismissal.

Section 401(k) Plan and Other Perquisites and Benefits

Kindred maintains a Section 401(k) plan (which we refer to as the “401(k) Plan”) that is a tax-qualified defined contribution retirement savings plan under which all eligible employees, including the named executive officers, are eligible to contribute the lesser of (1) 30% of their pay or (2) the limit prescribed by the IRS, on a pretax basis. After one year of service, Kindred has historically matched 25% of the first 6% of pay that a participant contributes to the 401(k) Plan and also may provide additional profit sharing contributions based upon Kindred’s achievement of financial goals established by the Kindred executive compensation committee. All employee contributions to the 401(k) Plan are fully vested upon contribution and Kindred’s matching contribution vests in equal installments over four years or in full immediately once the employee has four years of service. Contributions to the 401(k) Plan by the named executive officers are usually limited by IRS rules. For 2010, the Kindred executive compensation committee elected to continue to suspend Kindred’s matching contributions. However, the Kindred executive compensation committee elected to provide a profit-sharing match for 2010 based on achievement of targeted EBITDAR goals. For 2010, the Kindred executive compensation committee awarded all employees participating in the 401(k) Plan an aggregate of $2 million in profit sharing contributions.

In addition, the named executive officers may participate in the Kindred Deferred Compensation Plan (which we refer to as the “DCP”), which is available to certain employees who are deemed “highly compensated” under the applicable IRS regulations. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. The DCP provides for Kindred to match such participant’s account balance with an amount equal to (1) the 401(k) Plan contribution that would be calculated using the matching contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a matching contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. For 2010, the Kindred executive compensation committee elected to continue to suspend Kindred’s matching contribution. The DCP is discussed in further detail under the heading “Non-Qualified Deferred Compensation Table — Fiscal Year 2010” beginning on page 184.

Kindred and the Kindred executive compensation committee believe that, in order to attract and retain qualified executives and other key employees, the provision of certain perquisites and other personal benefits to such executives and other key employees is reasonable and consistent with Kindred’s overall executive compensation program. Such benefits provided to the named executive officers include the payment of life insurance premiums, limited personal use of Kindred’s aircraft and the ability to receive a discounted cash payment in lieu of accumulated paid time off benefits.

Employment and Other Agreements

For several years, Kindred has maintained employment agreements with its executive officers, including the named executive officers. The Kindred executive compensation committee believes that these arrangements are typical in healthcare companies and ease the consequences of an unexpected termination of employment. The Kindred executive compensation committee also believes that severance terms and benefits under these agreements are generally competitive within the healthcare industry and are important factors in attracting and retaining executive talent. These agreements also support the retention of key employees during periods of uncertainty.

Mr. Diaz

Effective January 1, 2004, Kindred entered into an employment agreement with Mr. Diaz in connection with his promotion to chief executive officer that was revised in December 2008 to ensure documentary compliance with Section 409A of the Code and related regulations (which we refer to as “Section 409A”). The agreement has a three-year term, which is extended automatically each day by one day unless Kindred notifies Mr. Diaz of its intent not to extend the term. Upon such notification, the employment agreement will terminate in three years. Mr. Diaz’s employment agreement provides for a base salary and the ability to participate in Kindred’s short-term and long-term incentive plans, Kindred’s equity-based plans and other employee benefit plans. Mr. Diaz may receive increases in his base salary as approved by the Kindred executive compensation committee.

Mr. Diaz’s employment agreement also provides for severance payments if his employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 185.

Mr. Battafarano

Effective March 1, 2008, the Kindred board of directors promoted Mr. Battafarano to chief operating officer. In connection with this promotion, Kindred entered into a new employment agreement with Mr. Battafarano, which was revised in December 2008 to ensure documentary compliance with Section 409A. The agreement had a three-year term and provided Mr. Battafarano an annual base salary of $650,000. The agreement also permitted Mr. Battafarano to participate in Kindred’s short-term incentive plan with a target bonus of 75% of base salary, Kindred’s long-term incentive plan with a target bonus of 45% of base salary, Kindred’s equity-based plan and other employee benefit plans.

Mr. Battafarano retired as Kindred’s chief operating officer effective August 31, 2010. In connection with Mr. Battafarano’s retirement, Kindred and Mr. Battafarano entered into an Agreement and General Release of Claims dated August 31, 2010 (which we refer to as the “Release Agreement”). The Release Agreement provides for:

•	The settlement, waiver, release and discharge of any and all claims or actions arising from Mr. Battafarano’s employment with Kindred; and

•	Certain non-competition and non-solicitation restrictions applicable to Mr. Battafarano for a period of one year beginning August 31, 2010.

Consistent with the terms of his employment agreement discussed above, the Release Agreement also provides for certain payments and benefits to Mr. Battafarano as follows:

•	Cash severance in the amount of $622,500 payable on September 15, 2010;

•	Amounts previously earned by Mr. Battafarano under Kindred’s long-term incentive plan totaling $768,066 and payable over three years consistent with Kindred’s long-term incentive plan;

•

An amount equal to the prorated portion of the award Mr. Battafarano was otherwise eligible to receive under Kindred’s short-term incentive plan in respect of the 2010 calendar year based upon Kindred’s actual performance in 2010 and payable consistent with Kindred’s short-term incentive plan;

•	For a 38-month period following August 31, 2010, Mr. Battafarano is entitled to continued coverage under Kindred’s employee benefit plans; and

•

For a 36-month period following August 31, 2010, Mr. Battafarano is entitled to additional vesting of stock options and performance-based restricted stock units in accordance with their original terms, including any related performance measures, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). In addition, any outstanding service-based restricted stock held by Mr. Battafarano as of August 31, 2010 that would have otherwise vested during the 36 month period following August 31, 2010 immediately vested.

Mr. Breier

On March 30, 2010, the Kindred board of directors appointed Mr. Breier to succeed Mr. Battafarano as chief operating officer. Mr. Breier began serving as chief operating officer on August 31, 2010 (which we refer to as the “COO Effective Date”). Mr. Breier previously served as Kindred’s executive vice president and president, hospital division since March 2008.

In connection with his promotion, Kindred entered into a new Employment Agreement (which we refer to as the “COO Agreement”) with Mr. Breier, pursuant to which Mr. Breier will serve Kindred as chief operating officer. Until the COO Effective Date, however, Mr. Breier continued to serve as executive vice president and president, hospital division pursuant to the terms of his pre-existing employment agreement dated December 18, 2008 (which we refer to as the “2008 Employment Agreement”). On the COO Effective Date, the COO Agreement replaced, in all respects, the 2008 Employment Agreement.

The COO Agreement has a one-year term which is extended automatically each day by one day unless Kindred notifies Mr. Breier of its intent not to extend the term. Upon such notification, the COO Agreement will terminate in one year. The COO Agreement provides that as of the COO Effective Date, Mr. Breier is entitled to an annual base salary of $550,000 and participation in Kindred’s short-term incentive plan with a full-year target bonus of 75% of base salary, Kindred’s long-term incentive plan with a full-year target bonus of 45% of base salary, Kindred’s equity-based plans and other employee benefit plans. Mr. Breier may receive increases in his base salary as approved by the Kindred executive compensation committee.

The COO Agreement also provides for severance payments under certain circumstances. Following termination for any reason, Mr. Breier is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of Kindred. In addition, subject to the execution of a general release of claims satisfactory to Kindred, Mr. Breier is entitled to certain additional payments. If employment is terminated by reason of death or disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). If Mr. Breier’s employment is terminated by Kindred for cause, no additional payments are made under the COO Agreement. If his employment is subject to termination for good reason (as defined in the COO Agreement) or other than for cause (which we refer to collectively as an “Involuntary Termination”), certain levels of severance payments are provided under the COO Agreement.

If Mr. Breier’s employment is subject to an Involuntary Termination, the COO Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and two times his base salary and short-term incentive target award in the year of termination. In addition, for a 24 month period following his termination date, Mr. Breier would be entitled to continued coverage under Kindred’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

In connection with entering into the COO Agreement, Kindred awarded Mr. Breier 20,000 service-based restricted shares of Kindred common stock, vesting in equal annual installments over four years.

In connection with this promotion, Messrs. Diaz and Breier met on several occasions to discuss the potential terms of the compensation package for Mr. Breier. In addition, Mercer provided Mr. Diaz with comparative compensation data for a chief operating officer position with the relative experience and qualifications of Mr. Breier. After these discussions, Mr. Diaz made his recommendations to the Kindred executive compensation committee regarding the compensation package for Mr. Breier. Mr. Diaz also provided Mercer’s recommendations to the Kindred executive compensation committee regarding the compensation package for Mr. Breier. Mercer noted that its recommendation was based on market compensation levels and that the equity grants were common practice in the case of promotion. The Kindred executive compensation committee believed that this level of compensation was appropriate given Mr. Breier’s increased level of responsibility and his past performance with Kindred. The Kindred executive compensation committee also believed that the termination benefits provided under the new agreement were appropriate to incentivize Mr. Breier to remain with Kindred and consistent with the benefits previously provided under his 2008 Employment Agreement.

Mr. Lechleiter, Mr. Bowen and Mr. Chapman

For several years, Kindred also has had employment agreements with Messrs. Lechleiter, Bowen and Chapman. Each of these agreements were revised in December 2008 to ensure documentary compliance with Section 409A. The agreements for Mr. Lechleiter, Mr. Bowen and Mr. Chapman contain substantially similar terms. These agreements have a one-year term, which is extended automatically each day by one day unless Kindred notifies the named executive officer of its intent not to extend the term. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of these named executive officers to participate in Kindred’s short-term and long-term cash incentive plans, Kindred’s equity-based plans and other employee benefit plans. The named executive officer may receive increases in his base salary as approved by the Kindred executive compensation committee.

The employment agreements also provide for severance payments if the named executive officer’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 185.

Change in Control Severance Agreements

For several years, Kindred has had change in control severance agreements with its executive officers, including each of the named executive officers. The agreements for the named executive officers generally contain substantially similar terms. These agreements provide for the payment of severance benefits under certain circumstances. The amount and circumstances giving rise to these severance benefits are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control” beginning on page 185. The Kindred executive compensation committee has provided change in control severance agreements to its named executive officers since it believes that these arrangements are typical in healthcare companies and to avoid the distraction and loss of key management personnel that may occur in connection with a rumored or actual change in control. The Kindred executive compensation committee believes that such agreements protect Kindred and its stockholders by maintaining employee focus and alignment with stockholders during rumored or actual change in control activities and support the retention of key employees during periods of uncertainty.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally provides that the compensation paid by publicly held corporations to the chief executive officer and any employee whose compensation is required to be reported to stockholders by reason of such employee being among the three other most highly paid executive officers of Kindred (other than the chief financial officer) in the year for which a deduction is claimed by Kindred (including its subsidiaries) in excess of $1 million per executive will be deductible by Kindred only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of Kindred. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. Although Kindred attempts to structure incentive compensation to be deductible for federal income tax purposes, Kindred’s primary policy is to maximize the effectiveness of Kindred’s executive compensation program. In that regard, the Kindred executive compensation committee intends to remain flexible to take actions that are deemed to be in the best interests of Kindred and its stockholders. Such actions may not always qualify for tax deductibility under the Code.

Beginning on January 1, 2006, Kindred began accounting for equity-based incentive compensation in accordance with the requirements of the authoritative guidance for stock-based compensation, now known as Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation (which we refer to as “FASB ASC Topic 718”).

Proposed 2011 Stock Incentive Plan

On March 21, 2011, the Kindred board of directors approved, subject to stockholder approval, a new 2011 Stock Incentive Plan that will increase the number of shares available for future equity awards by three million shares. As discussed previously, the Kindred executive compensation committee uses equity incentives as a primary component in its overall executive compensation program. The Kindred executive compensation committee believes that equity awards are critical to its ability to appropriately incentivize and retain the named executive officers and other key management personnel. Equity-based compensation also provides an effective incentive for management to create stockholder value over several years since the full benefit of this element of compensation is primarily realized as a result of the appreciation in the price of Kindred common stock. Moreover, the Kindred executive compensation committee believes that equity awards are an important strategic tool for attracting highly qualified management personnel. The Kindred executive compensation committee anticipates that the additional number of shares being requested will be sufficient for competitive and effective equity awards.

For more information, see “The Kindred Annual Meeting — Item 6—Proposal To Approve the Kindred 2011 Stock Incentive Plan” beginning on page 125.

Evaluation of Compensation Policies and Practices as They Relate to Risk Management

The Kindred executive compensation committee believes that the performance measures it has selected appropriately reward performance without encouraging unnecessary and excessive risk taking on the part of Kindred’s employees. The allocation of potential awards among various financial and quality goals encourages Kindred’s employees to balance short-term objectives with long-term operational and clinical performance and financial stability. Moreover, the selected performance measures are aligned with Kindred’s key success factors and operational objectives. In addition, the goals are tied to facility, district, regional, divisional and enterprise performance with no single goal comprising a material portion of the overall award. The Kindred executive compensation committee believes that the incentive plans and goals are administered consistently throughout Kindred’s operating divisions. Kindred also has in place various compensating controls such as internal audit functions, a compliance hotline and quality controls to further support the compensation committee’s conclusions on the risk assessment.

2010 Summary Compensation Table

The following table sets forth certain information regarding compensation for fiscal years 2010, 2009 and 2008 for Kindred’s named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)		All Other Compensation (5)	Total
Paul J. Diaz	2010	$1,002,290	$150,000	(6)	$2,724,211	(7)	–	$1,617,195	$2,675		$90,414	$5,586,785
President and Chief Executive Officer	2009	$1,040,839	$300,000		$706,636		$422,721	$2,161,940	$5,475		$107,893	$4,745,504
	2008	$998,269	–		$844,692		$593,672	$1,083,575	$696		$90,828	$3,611,732

Richard A. Lechleiter	2010	$434,741	–		$632,709	(7)	–	$569,359	$695		$36,304	$1,673,808
Executive Vice President and Chief Financial Officer	2009	$451,462	–		$298,925		$128,028	$693,064	$1,739		$38,655	$1,611,873
	2008	$433,147	–		$146,043		$102,651	$299,606	$270		$24,836	$1,006,553

Benjamin A. Breier	2010	$449,046	–		$1,093,832	(7)	–	$635,339	–		$152,739	$2,330,956
Chief Operating Officer	2009	$415,390	$250,000		$312,235		$117,798	$576,008	–		$63,962	$1,735,393
	2008	$375,752	–		$405,686		$129,026	$228,549	–		$63,257	$1,202,270

Lane M. Bowen	2010	$426,026	–		$789,487	(7)	–	$603,955	$2,507		$36,262	$1,858,237
Executive Vice President and President, Nursing Center Division	2009	$442,411	–		$177,690		$112,525	$676,614	$4,867		$58,986	$1,473,093
	2008	$424,024	–		$227,563		$159,961	$348,020	$521		$11,169	$1,171,258

Frank J. Battafarano	2010	$442,500	–		$145,773	(7)	–	$308,327	$134,864	(8)	$793,653	$1,825,117
Former Chief Operating Officer*	2009	$675,000	–		$191,433		$69,733	$1,149,038	$37,697	(9)	$67,682	$2,190,583
	2008	$606,218	–		$799,103		$249,386	$540,199	$209,957	(9)	$59,652	$2,464,515

Richard E. Chapman	2010	$402,355	–		$437,103	(7)	–	$526,944	$2,793		$9,399	$1,378,594
Executive Vice President and Chief Administrative and Information Officer	2009	$417,830	–		$104,401		$80,375	$641,435	$5,482		$7,516	$1,257,039
	2008	$400,882	–		$135,169		$95,004	$277,287	$648		$7,162	$916,152

*	Mr. Battafarano retired from Kindred effective August 31, 2010.
(1)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for awards of service-based restricted stock is calculated using the closing price of Kindred common stock on the date of grant, without regard to when and how the service-based restricted stock vests. With respect to performance-based restricted stock units, because each award consists of three tranches and performance goals are established annually at the beginning of each tranche’s respective single-year performance period, aggregate grant date fair value is calculated for purposes of FASB ASC Topic 718 using the closing price of Kindred common stock on the date of grant for the first tranche of an award and using the closing price of Kindred common stock on the date performance goals are established for each remaining tranche. During 2010, performance goals were established for the third tranche of the 2008 award, the second tranche of the 2009 award and the first tranche of the 2010 award. Accordingly, the amount in this column for fiscal 2010 represents the aggregate grant date fair value of the first tranche of the 2010 award, the second tranche of the 2009 award, and the third tranche of the 2008 award. The aggregate grant date fair value for the third tranche of the 2009 award and the second and third tranches of the 2010 award will be calculable and reported in subsequent years, using the closing price of Kindred common stock on the date performance goals are established for each tranche. The assumptions used in calculating aggregate grant date fair value with respect to fiscal year 2010 are discussed in Note 13 of Kindred’s audited financial statements for the year ended December 31, 2010 included in Kindred’s Annual Report on Form 10-K filed with the SEC on February 23, 2011.

(2)	There were no awards of options to any of the named executive officers during fiscal year 2010. Amounts for 2009 and 2008 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts with respect to fiscal year 2009 are discussed in Note 14 of Kindred’s audited financial statements for the year ended December 31, 2009 included in Kindred’s Annual Report on Form 10-K filed with the SEC on February 26, 2010. The assumptions used in calculating these amounts with respect to fiscal year 2008 are discussed in Note 14 of Kindred’s audited financial statements for the year ended December 31, 2008 included in Kindred’s Annual Report on Form 10-K filed with the SEC on February 25, 2009.

(3)	These amounts represent amounts earned under Kindred’s short-term incentive plan and the long-term incentive plan. The named executive officers earned the following amounts under Kindred’s short-term incentive plan during 2010, 2009 and 2008:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Breier	Mr. Bowen	Mr. Battafarano	Mr. Chapman
2010	$952,176	$309,753	$306,898	$349,554	$308,327	$286,678
2009	1,159,650	301,797	216,003	293,191	564,038	279,315
2008	948,266	246,785	179,948	296,258	461,224	228,401

The named executive officers earned the following amounts under Kindred’s long-term incentive plan during 2010, 2009 and 2008:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Breier	Mr. Bowen	Mr. Battafarano	Mr. Chapman
2010	$665,019	$259,606	$328,441	$254,401	–	$240,266
2009	1,002,290	391,267	360,005	383,423	$585,000	362,120
2008	135,309	52,821	48,601	51,762	78,975	48,886

Amounts earned under the long-term incentive plan are payable in three equal installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by Kindred at the time payments are due.

(4)	These amounts represent the above-market interest earned in the DCP during the respective year. For 2010, above-market interest equals the amount of interest in excess of 120% of the federal long-term rate as of October 1 of the prior year. The federal long-term rate as of October 1, 2009, 2008, and 2007 was 4.1%, 4.32% and 4.88%, respectively.

(5)	The amounts in this column include Kindred’s contributions for the respective periods for the benefit of the named executive officers to Kindred’s 401(k) Plan, the taxable value of life insurance premiums paid by Kindred, certain transportation-related benefits (which we refer to as “TRB”), and discounted cash payments in lieu of accumulated paid time off benefits (which we refer to as “PTO”). These amounts for 2010 were as follows:

	401(k)	DCP	Life	TRB (a)	PTO	Retirement		Total
Mr. Diaz	$800	–	$1,710	$67,666	$20,238	–		$90,414
Mr. Lechleiter	800	–	1,062	34,442	–	–		36,304
Mr. Breier	800	–	433	131,674	19,832	–		152,739
Mr. Bowen	800	–	2,986	13,274	19,202	–		36,262
Mr. Battafarano	–	–	3,168	17,374	76,788	$696,323	(b)	793,653
Mr. Chapman	800	–	2,796	–	5,803	–		9,399

(a)	For purposes of determining the value of the TRB, Kindred bases the calculation on the aggregate incremental cost to Kindred for the use of Kindred’s aircraft or chartered aircraft by each named executive officer and such named executive officer’s requested occupants. The aggregate incremental cost for Kindred aircraft is based upon a cost-per-flight-hour charge developed from the annual direct costs to operate Kindred’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by Kindred.

(b)	Retirement related payments include the following for Mr. Battafarano: salary from September 1, 2010 to February 28, 2011 — $322,500, payment in lieu of 2010 long-term incentive plan award — $300,000, continued medical, life and disability benefits — $73,823. In accordance with Section 409A of the Code, certain of these payments were delayed for a period of six-months following Mr. Battafarano’s retirement.

(6)	This amount represents a cash bonus awarded to Mr. Diaz for exceptional performance during 2010. See “— Compensation Discussion and Analysis” beginning on page 148 for a more detailed discussion of these awards.

(7)

The amounts in this column include the aggregate grant date fair value for awards of service-based restricted stock and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718. As previously discussed, Kindred granted awards of performance-based restricted stock units in 2010, 2009 and 2008. Each award consists of three tranches, the first of which will vest based upon performance during the year of grant, the second of which will vest based upon performance during the year immediately following the year of grant and the third of which will vest based upon performance during the second year immediately following the year of grant. Performance criteria for the relevant tranches are not established until the year of performance with respect to which such tranche may vest. The grant date fair value for future tranches of the 2009 and 2010 awards cannot be determined for purposes of FASB ASC Topic 718 until the date the performance goals of each remaining tranche are established. As a result, the amounts in this column for 2010 include the grant date fair values, calculated pursuant to FASB ASC

Topic 718, of (i) the first tranche of performance-based restricted stock units granted during 2010, (ii) the second tranche of performance-based restricted stock units granted during 2009, and (iii) the third tranche of performance-based restricted stock units granted during 2008, as follows:

Year/Tranche	Mr. Diaz	Mr. Lechleiter	Mr. Breier	Mr. Bowen	Mr. Battafarano	Mr. Chapman
2010 — Tranche 1	$600,327	$131,005	$144,656	$154,058	–	$97,002
2009 — Tranche 2	$175,634	$83,206	$78,956	$43,530	$28,978	$25,520
2008 — Tranche 3	$147,250	$25,466	$59,469	$39,676	$116,795	$23,575

The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2010, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of Kindred common stock on the date of grant ($18.01), is as follows:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Breier	Mr. Bowen	Mr. Battafarano	Mr. Chapman
2010	$1,801,000	$393,032	$433,951	$462,173	–	$291,006

As previously discussed, the grant date fair value for tranches 2 and 3 of the 2010 performance-based restricted stock units cannot be calculated until the performance goals for each respective period have been established.

(8)	This amount includes the aggregate increase in actuarial present value of Mr. Battafarano’s accumulated benefit under Kindred’s Supplemental Executive Retirement Plan (which we refer to as the “SERP”) during 2010 of $117,458. See the “Pension Benefits Table — Fiscal Year 2010” on page 183 for a description of the benefit calculation and assumptions used to calculate the 2010 amount. Mr. Battafarano is the only named executive officer participating in the SERP.

(9)	These amounts exclude the aggregate decrease in the actuarial present value of Mr. Battafarano’s accumulated benefit under the SERP during 2009 of $90,795 and include the aggregate increase in actuarial present value during 2008 of $205,429.

Grants of Plan-Based Awards Table — Fiscal Year 2010

The following table sets forth information regarding grants of awards under incentive compensation programs to Kindred’s named executive officers during fiscal year 2010.

Name		Estimated Possible/Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (#) (1)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)(3)	All Other Option Awards: Number of Shares of Securities Underlying Options (#) (1)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($) (5)
	Grant Date	Threshold	Target	Maximum
Paul J. Diaz
Short-term incentive plan (6)	N/A	$400,916	$1,002,290	$1,252,863
Long-term incentive plan (7)	N/A	$100,229	$501,145	$1,002,290
	2/17/10				100,000				$600,327	(8)
	2/17/10					100,000			$1,801,000
Richard A. Lechleiter
Short-term incentive plan (6)	N/A	$130,422	$326,056	$439,088
Long-term incentive plan (7)	N/A	$39,127	$195,633	$391,267
	2/17/10				21,823				$131,005	(8)
	2/17/10					21,823			$393,032
Benjamin A. Breier
Short-term incentive plan (6)	N/A	$165,004	$412,511	$555,514
Long-term incentive plan (7)	N/A	$49,501	$247,506	$495,013
	2/17/10				24,095				$144,656	(8)
	2/17/10					24,095			$433,951
	3/30/10					20,000			$376,800
Lane M. Bowen
Short-term incentive plan (6)	N/A	$127,808	$319,520	$430,286
Long-term incentive plan (7)	N/A	$38,342	$191,712	$383,423
	2/17/10				25,662				$154,058	(8)
	2/17/10					30,662			$552,223
Frank J. Battafarano
Short-term incentive plan (6)	N/A	$195,000	$487,500	$656,500
Long-term incentive plan (7)	N/A	–	–	–
Richard E. Chapman
Short-term incentive plan (6)	N/A	$120,707	$301,766	$406,379
Long-term incentive plan (7)	N/A	$36,212	$181,060	$362,120
	2/17/10				16,158				$97,002
	2/17/10					16,158			$291,006

(1)	These amounts reflect awards under the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (which we refer to as the “Stock Incentive Plan”).
(2)

These amounts reflect all performance-based restricted stock units granted during 2010 to the named executive officers, regardless of when, or if, such performance-based restricted stock units vest. These performance-based restricted stock unit grants are divided into three equal tranches corresponding to annual performance periods for 2010, 2011 and 2012. The Kindred executive compensation committee establishes performance goals annually for the current year’s tranche. If the performance goals are not satisfied in a given performance period, then some or all of the performance-based restricted stock units in the relevant performance period will be forfeited by the named executive officer. See the “Equity-Based Compensation” portion of the Compensation Discussion and Analysis section beginning on page 166 for a description of the minimum, target and maximum goals established for the 2010 performance period for the performance-based restricted stock units granted in 2010. With respect to the first and second tranches of the performance-based restricted stock units granted during 2010, performance above a minimum threshold in respect of one of either of the two relevant goals would result in an award percentage of 10% of such tranche. Further, because a 100% cap has been established as the maximum award level with respect to the first and second tranches of performance-based restricted stock units granted during 2010, the target award payout for the first and second tranches equals the maximum possible payout. In February 2011, based upon Kindred’s performance with respect to the 2010 performance period, each named executive officer (other than Mr. Battafarano) was awarded the following number of shares from the first tranche of the 2010 award: Mr. Diaz — 33,333 shares; Mr. Lechleiter — 7,274 shares; Mr. Breier — 8,032 shares; Mr. Bowen — 8,554 shares; and Mr. Chapman – 5,386 shares. Threshold, target and maximum performance criteria have not yet been established for the third tranche of the 2010 performance-based restricted stock units.

(3)	The shares of service-based restricted stock granted in 2010 vest in four equal annual installments, beginning on the first anniversary of the date of grant. These share awards entitle each named executive officer to receive dividends if and when declared by the Kindred board of directors. Kindred has not paid, and does not anticipate that it will pay in the foreseeable future, any cash dividends.
(4)	No stock options were granted during 2010.
(5)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.
(6)	These amounts reflect potential payouts under Kindred’s short-term incentive plan. Actual awards for 2010 have been disclosed in the 2010 Summary Compensation Table beginning on page 176 under the column “Non-Equity Incentive Plan Compensation.”
(7)	These amounts reflect potential future payouts under Kindred’s long-term incentive plan. Actual awards for 2010 have been disclosed in the 2010 Summary Compensation Table beginning on page 176 under the column “Non-Equity Incentive Plan Compensation.” Awards under the long-term incentive plan are payable in three equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period for which they are earned, provided generally that the participant is employed by Kindred at the time the payments are due.
(8)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for the first tranche of performance-based restricted stock units granted in 2010. As previously disclosed, the 2010 grants of performance-based restricted stock units are divided into three equal tranches corresponding to annual performance periods for 2010, 2011 and 2012. Because performance goals for the second and third tranches of performance-based restricted stock units granted in 2010 were not established during 2010, the grant date fair value for these tranches is not included in these amounts. For purposes of FASB ASC Topic 718, a grant date fair value for the second and third tranches cannot be determined until the date performance goals are established for each tranche. The grant date fair value for all performance-based restricted stock units granted to the named executive officers during 2010, assuming for purposes of this disclosure that each of the three tranches could be valued under FASB ASC Topic 718 at the closing price of Kindred common stock on the date of grant, is set forth in footnote 7 to the 2010 Summary Compensation Table beginning on page 176.

Outstanding Equity Awards at End of Fiscal Year 2010

The following table sets forth information regarding outstanding equity awards held by Kindred’s named executive officers as of December 31, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Grant Date	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
	Exercisable	Unexercisable

Paul J. Diaz	251,896	0	1/28/02	$14.82	1/28/12	(4)	151,991	$2,792,075	127,680	$2,345,482
	6,448	0	7/23/02	$12.16	7/23/12	(4)
	104,684	0	10/28/03	$15.10	10/28/13	(5)
	82,484	0	7/26/04	$18.26	7/26/14	(5)
	76,660	0	4/27/05	$23.76	4/27/12	(4)(6)
	133,371	0	8/10/05	$23.80	8/10/12	(4)(6)
	81,745	0	2/23/06	$16.81	2/23/13	(4)
	41,926	20,963	2/19/08	$25.83	2/19/15	(7)
	21,914	43,828	3/20/09	$15.06	3/20/16	(7)

Richard A. Lechleiter	38,733	0	2/25/02	$15.29	2/25/12	(4)	38,215	$702,010	32,477	$596,602
	26,170	0	7/23/02	$12.16	7/23/12	(4)
	29,645	0	7/22/03	$8.43	7/22/13	(5)
	19,897	0	7/26/04	$18.26	7/26/14	(5)
	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)
	12,617	0	4/27/05	$23.76	4/27/12	(4)(6)
	21,952	0	8/10/05	$23.80	8/10/12	(4)(6)
	24,535	0	2/23/06	$16.81	2/23/13	(4)
	7,249	3,625	2/19/08	$25.83	2/19/15	(7)
	6,637	13,274	3/20/09	$15.06	3/20/16	(7)

Benjamin A. Breier	16,356	0	8/01/05	$28.41	8/1/12	(4)(6)	63,367	$1,164,052	36,165	$664,351
	8,182	0	2/23/06	$16.81	2/23/13	(4)
	9,112	4,556	2/19/08	$25.83	2/19/15	(7)
	6,107	12,213	3/20/09	$15.06	3/20/16	(7)

Lane M. Bowen	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)	45,645	$838,499	32,699	$600,681
	9,561	0	4/27/05	$23.76	4/27/12	(4)(6)
	9,225	0	8/10/05	$23.80	8/10/12	(4)(6)
	8,606	0	2/23/06	$16.81	2/23/13	(4)
	11,297	5,648	2/19/08	$25.83	2/19/15	(7)
	5,384	11,666	3/20/09	$15.06	3/20/16	(7)

Frank J. Battafarano	6,521	0	7/23/02	$12.16	7/23/12	(4)	–	–	9,703	$178,244
	17,238	0	7/22/03	$8.43	7/22/13	(5)
	14,421	0	7/26/04	$18.26	7/26/14	(5)
	13,085	0	2/23/05	$23.25	2/23/15	(5)(6)
	13,047	0	4/27/05	$23.76	4/27/12	(4)(6)
	35,985	0	8/10/05	$23.80	8/10/12	(4)(6)
	19,815	0	2/23/06	$16.81	2/23/13	(4)
	17,612	8,806	2/19/08	$25.83	9/1/13	(7)
	3,615	7,230	3/20/09	$15.06	9/1/13	(7)

Richard E. Chapman	9,561	0	4/27/05	$23.76	4/27/12	(4)(6)	24,896	$457,340	20,301	$372,929
	16,634	0	8/10/05	$23.80	8/10/12	(4)(6)
	11,356	0	2/23/06	$16.81	2/23/13	(4)
	6,709	3,355	2/19/08	$25.83	2/19/15	(7)
	4,167	8,333	3/20/09	$15.06	3/20/16	(7)

(1)	These shares represent unvested service-based restricted stock. The unvested service-based restricted stock held by each of the named executive officers as of December 31, 2010 will vest as follows:

Vesting Date	Mr. Diaz (# of shares)	Mr. Lechleiter (# of shares)	Mr. Breier (# of shares)	Mr. Bowen (# of shares)	Mr. Battafarano (# of shares)	Mr. Chapman (# of shares)
2/17/11	25,000	5,455	6,023	7,665	–	4,039
2/19/11	6,132	1,060	3,101	1,652	–	981
3/20/11	7,314	3,465	3,288	1,813	–	1,063
3/30/11	–	–	5,000	–	–	–
4/25/11	17,785	3,876	3,205	6,241	–	3,587
2/17/12	25,000	5,456	6,024	7,666	–	4,040
2/19/12	6,132	1,061	3,102	1,652	–	982
3/20/12	7,314	3,465	3,288	1,812	–	1,062
3/30/12	–	–	5,000	–	–	–
2/17/13	25,000	5,456	6,024	7,665	–	4,039
3/20/13	7,314	3,465	3,288	1,813	–	1,063
3/30/13	–	–	5,000	–	–	–
2/17/14	25,000	5,456	6,024	7,666	–	4,040
3/30/14	–	–	5,000	–	–	–

Total	151,991	38,215	63,367	45,645	–	24,896

(2)	Market value is calculated by multiplying the total number of shares of common stock that have not vested by $18.37, which was the closing price of the common stock on the NYSE on December 31, 2010.
(3)	These shares represent all unvested performance-based restricted stock units that may be earned under the third tranche of the 2008 performance-based restricted stock unit award, the second and third tranches of the 2009 performance-based restricted stock unit award, and all three tranches of the 2010 performance-based restricted stock unit award. Each award of performance-based restricted stock unit is divided into three equal annual tranches relating to three consecutive annual performance periods. At the beginning of the relevant performance period, the Kindred executive compensation committee establishes the performance goals for the applicable tranche. If the performance goals are not satisfied in a given year, some or all of the performance-based restricted stock unit in such year’s tranche will be forfeited by the named executive officer. In February 2011, based upon Kindred’s performance with respect to the 2010 performance period, each named executive officer was awarded performance-based restricted stock units from the third tranche of the 2008 award, the second tranche of the 2009 award, and (other than Mr. Battafarano) the first tranche of the 2010 award. A description of these awards is set forth under the “Performance-Based Restricted Stock Units Earned in 2010” portion of the “ — Compensation Discussion and Analysis” section beginning on page 148.
(4)	As initially granted, these options vest in four equal annual installments beginning on the first anniversary of the date of grant.
(5)	As initially granted, these options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(6)	As initially granted, these options were to vest in either three or four equal annual installments beginning on the first anniversary of the date of grant. On December 14, 2005, the Kindred executive compensation committee accelerated the vesting of all unvested stock options under the Stock Incentive Plan which had exercise prices greater than the closing price of the common stock on December 14, 2005 of $26.48 per share. Prior to the adjustments associated with the spin-off of Kindred’s former pharmacy division, each of these stock options had an exercise price greater than $26.48.
(7)	The unvested options held by each of the named executive officers as of December 31, 2010 will vest as follows:

Vesting Date	Mr. Diaz (# of options)	Mr. Lechleiter (# of options)	Mr. Breier (# of options)	Mr. Bowen (# of options)	Mr. Battafarano (# of options)	Mr. Chapman (# of options)
2/19/11	20,963	3,625	4,556	5,648	8,806	3,355
3/20/11	21,914	6,637	6,106	5,833	3,615	4,166
3/20/12	21,914	6,637	6,107	5,833	3,615	4,167

Total	64,791	16,899	16,769	17,314	16,036	11,688

Options Exercised and Stock Vested Table — Fiscal Year 2010

The following table sets forth information regarding each exercise of stock options and vesting of service-based restricted stock during the year ended December 31, 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul J. Diaz	–	–	45,053	$838,206
Richard A. Lechleiter	–	–	12,268	$229,523
Benjamin A. Breier	–	–	11,767	$221,156
Lane M. Bowen	–	–	12,417	$229,958
Frank J. Battafarano	–	–	33,698	$516,049
Richard E. Chapman	–	–	9,210	$171,064

Pension Benefits Table — Fiscal Year 2010

The following table sets forth information regarding each plan providing payments or other benefits at, following or in connection with, the retirement of the named executive officers.

Kindred adopted the SERP on January 1, 1998 to attract and retain talented executives by providing additional compensation in the form of a monthly retirement benefit. Upon a participant’s normal retirement (defined as any termination of employment on or after a participant attains age 62), such participant would be entitled to receive a monthly retirement benefit for the remainder of such participant’s lifetime in an amount equal to one-twelfth of the product of (1) the participant’s maximum retirement benefit percentage (between 50%-100% based upon such participant’s position within Kindred); (2) the participant’s salary and short-term target bonus in the year of termination of employment; and (3) the participant’s vesting percentage which increased 5% for each additional year of service up to a maximum of 100%. Effective December 31, 1999, the SERP was amended to eliminate the accrual of any additional benefits and to freeze accumulated benefits. The SERP was terminated in February 2001. The termination of the SERP had no effect on the future payment of vested benefits under the SERP. Mr. Battafarano is the only named executive officer participating in the SERP. Pursuant to the provisions of the SERP, Mr. Battafarano has elected to receive a lump sum payment equal to the present value of his accumulated benefit upon retirement in lieu of a monthly retirement benefit.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year (1)
Paul J. Diaz	–	–	–		–
Richard A. Lechleiter	–	–	–		–
Benjamin A. Breier	–	–	–		–
Lane M. Bowen	–	–	–		–
Frank J. Battafarano	Supplemental Executive Retirement Plan	8	$1,028,516	(2)	–
Richard A. Chapman	–	–	–		–

(1)	Mr. Battafarano retired from Kindred effective August 31, 2010. No benefits are payable under the SERP until age 65. As a result, the SERP is payable at his normal retirement date of September 2015.
(2)	As set forth in the SERP, the present value of any future payment stream is determined using the following assumptions: (i) mortality based upon the 1994 Group Annuity Mortality Table (50% males/50% females); and (ii) a discount rate equal to the rolling average of the yield on U.S. Treasury ten-year notes for the three months preceding a participant’s normal retirement date. The following data also was used to calculate this amount: a maximum retirement benefit percentage of 70%; eligible base salary of $215,000 and short-term target bonus of $129,000; and a vesting percentage of 40% for eight years of service.

Non-Qualified Deferred Compensation Table — Fiscal Year 2010

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul J. Diaz	$29,644	(2)	–	$12,280	–	$210,573	(3)
Richard A. Lechleiter	–		–	$3,190	–	$52,473	(4)
Benjamin A. Breier (5)	–		–	–	–	–
Lane M. Bowen	$36,921	(6)	–	$11,512	–	$201,601	(7)
Frank J. Battafarano	$169,211	(8)	–	$79,913	–	$1,335,901	(9)
Richard E. Chapman	$40,816	(10)	–	$12,825	–	$230,732

(1)	The amounts reported in this column include above-market interest earned in the DCP during 2010 as reported in the “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2010 Summary Compensation Table beginning on page 176 for 2010 for such named executive officer.
(2)	This amount includes $20,451 included in the “Salary” column of the 2010 Summary Compensation Table beginning on page 176 for Mr. Diaz, as well as $9,193 from the short-term incentive plan award earned in 2009 but actually paid to Mr. Diaz in 2010.
(3)	This amount includes $148,948 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of Kindred’s previous proxy statements.
(4)	This amount includes $39,813 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of Kindred’s previous proxy statements.
(5)	Mr. Breier has elected not to participate in the DCP.
(6)	This amount includes $22,261 included in the “Salary” column of the 2010 Summary Compensation Table beginning on page 176 for Mr. Bowen, as well as $14,660 from the short-term incentive plan award earned in 2009 but actually paid to Mr. Bowen in 2010.
(7)	This amount includes $114,849 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of Kindred’s previous proxy statements.
(8)	This amount represents a portion of Mr. Battafarano’s short-term incentive plan award earned in 2009 but actually paid to Mr. Battafarano in 2010.
(9)	This amount includes $874,894 of contributions and above-market interest previously reported as compensation in the Summary Compensation Table of Kindred’s previous proxy statements.
(10)	This amount is included in the “Salary” column of the 2010 Summary Compensation Table beginning on page 176 for Mr. Chapman.

Kindred maintains the DCP for certain highly compensated employees, including the named executive officers. A participant in the DCP may elect to defer up to 25% of such participant’s base salary and up to 100% of such participant’s award under the short-term incentive plan into the DCP during each plan year. For 2010, Kindred elected to suspend Kindred’s matching contribution. For 2009, Kindred credited such participant’s account balance with an amount equal to (1) the 401(k) Plan contribution that would be calculated using the matching contribution formula in effect for such plan year, less (2) the amount such participant would receive during the plan year as a matching contribution under the 401(k) Plan if such participant had contributed the maximum amount of elective deferral contribution permissible under the administrative provisions of the 401(k) Plan for persons of such participant’s status. Amounts credited to a participant’s account will accrue interest at a fixed rate equal to the interest rate published in Moody’s Bond Record under the heading “Moody’s Seasoned Corporate Bond Yield Baa Average” for the month of October immediately preceding each plan year. The effective interest rate for 2010 was 6.29%.

A participant under the DCP is generally entitled to a distribution from such participant’s account upon (1) the participant’s retirement (defined as any termination of employment on or after a participant attains age 55) or termination of employment (other than as a result of death) prior to retirement, (2) the participant’s death, or (3) the occurrence of an unforeseen financial emergency (but only to the extent such distribution is necessary to relieve the unforeseen financial emergency). Upon retirement, or in the event a participant’s employment is terminated other than as a result of death, a participant will receive 100% of such participant’s account balance, payable in a lump sum or in equal monthly installments over a 5, 10 or 15 year period as selected by the participant when the participant initially enters the DCP. Each of the participating named executive officers has elected to receive a lump sum payment equal to his account balance upon retirement or termination of employment. In the event a participant dies before retirement or a termination of employment, such participant’s beneficiary will receive 100% of the participant’s account balance in a lump sum payment.

Potential Payments upon Termination or Change in Control

As more fully described below, the following contracts provide for payments and other benefits to the named executive officers upon the occurrence of various employment termination or change in control events:

•	Employment Agreements — in the event of death, Disability, or an Involuntary Termination;

•	Change in Control Severance Agreements — in connection with a termination of employment following a Change in Control;

•	Equity Plan — in the event of death, Disability, or a Change in Control; and

•	Long-term incentive plan — in the event of death, Disability, Retirement, termination of employment without cause, or following a Qualified Change in Control.

In addition to the foregoing, termination and change in control payments are payable under the SERP and the DCP in certain circumstances. See the “Pension Benefits Table — Fiscal Year 2010” and “Non-Qualified Deferred Compensation Table — Fiscal Year 2010” beginning on pages 183 and 184, respectively, for details regarding the triggering events and amounts payable under the SERP and the DCP, respectively.

In lieu of any payment each named executive officer would otherwise be entitled to under the terms and conditions of the short-term incentive plan, each named executive officer’s Employment and Change in Control Severance Agreement expressly provides for a payment under the short-term incentive plan following an Involuntary Termination or Change in Control, respectively.

Definitions

Unless otherwise noted, the term “disability” means the named executive officer shall be unable, or fail, to perform the essential functions of his position for any period of 90 days or more.

Unless otherwise noted, the term “cause” means such named executive officer’s (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of Kindred and its affiliates.

Unless otherwise noted, for purposes of each named executive officer’s employment agreement, “good reason” means, without the named executive officer’s written consent, (1) a material adverse change in the named executive officer’s authority, duties or responsibilities; (2) Kindred shall materially reduce the base salary or the annual bonus opportunity of the named executive officer; (3) Kindred shall require the named executive officer to relocate his principal business office more than 30 miles from its current location; or (4) a material breach of Kindred’s obligation to (i) allow the named executive officer to participate in Kindred’s employee benefit plans, (ii) require any successor to all or substantially all of the business and/or assets of Kindred to assume the named executive officer’s employment agreement, and (iii) with respect to Mr. Diaz, provide liability, life and disability insurance.

Unless otherwise noted, for purposes of each named executive officer’s change in control severance agreement, “good reason” means (1) the named executive officer’s title, duties, responsibilities or authority is reduced or diminished without his written consent; (2) the named executive officer’s compensation is reduced;

(3) the named executive officer’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of Kindred; or (4) the named executive officer is asked to relocate his office to a place more than 30 miles from its current location.

Unless otherwise noted, the term “Involuntary Termination” means the named executive officer terminates his employment for good reason or Kindred terminates his employment other than for cause.

Unless otherwise noted, the term “Retirement” means the voluntary termination of a named executive officer’s employment after the age of 55.

The term “Qualified Change in Control” means a Change in Control (as defined below) that qualifies as either a change in the (i) ownership of Kindred, (ii) effective control of Kindred, or (iii) ownership of a substantial portion of the assets of Kindred, under Section 409A.

Unless otherwise noted, the term “Change in Control” means:

(1) an acquisition (other than directly from Kindred) of any voting securities of Kindred by any person immediately after which such person has beneficial ownership of 20% or more of the combined voting power of Kindred’s then outstanding voting securities (excluding acquisitions of voting securities by Kindred or any of its subsidiaries, or an employee benefit plan maintained by Kindred or any of its subsidiaries);

(2) the individuals who constituted the Kindred board of directors cease for any reason to constitute over 50% of the Kindred board of directors; provided, however, that if the election, or nomination for election by Kindred stockholders, of any new director was approved by a vote of over 50% of the Kindred board of directors, such new director shall be considered as though such person were a member of the Kindred board of directors as of such date, unless such individual initially assumed office as a result of either an actual or threatened election or proxy contest;

(3) consummation of a merger, consolidation or reorganization involving Kindred, unless (a) the stockholders of Kindred, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger, consolidation or reorganization over which any person has beneficial ownership in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (b) the individuals who were members of the Kindred board of directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the surviving company; and (c) no person (other than Kindred, any of its subsidiaries, any employee benefit plan maintained by Kindred, the surviving company or any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 20% or more of the then outstanding voting securities) has beneficial ownership of 20% or more of the combined voting power of the surviving company’s then outstanding voting securities;

(4) approval by Kindred stockholders of a complete liquidation or dissolution of Kindred;

(5) approval by Kindred stockholders of an agreement for the sale or other disposition of all or substantially all of the assets of Kindred to any person (other than a transfer to a subsidiary of Kindred); and

(6) any other event that the Kindred board of directors shall determine constitutes an effective change in control of Kindred.

Employment Agreement — Mr. Diaz

Mr. Diaz’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Diaz is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of Kindred. In addition, subject to the execution of a general release of claims satisfactory to Kindred, Mr. Diaz is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive target award in the year of termination. If Mr. Diaz’s employment is terminated by Kindred for cause, no additional payments are made under his employment agreement. In the event of an Involuntary Termination, Mr. Diaz’s agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination and three times his base salary and short-term incentive target award in the year of termination. In addition, for a three-year period following his termination date, Mr. Diaz would be entitled to continued coverage under Kindred’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). Also, until the end of the second taxable year following the year of termination, Mr. Diaz would be entitled to substantially similar office space and the services of an administrative assistant.

Employment Agreement — Mr. Breier

On March 30, 2010, Mr. Breier was promoted to chief operating officer and entered into a new employment agreement with Kindred. The agreement has a one-year term which is extended automatically each day by one day unless Kindred notifies Mr. Breier of its intent not to extend the term. Upon such notification, the agreement will terminate in one year. Mr. Breier’s employment agreement provides for severance payments if his employment is terminated under certain circumstances. Following termination for any reason, Mr. Breier is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of Kindred. In addition, subject to the execution of a general release of claims satisfactory to Kindred, Mr. Breier is entitled to the following additional payments. If his employment is terminated by reason of death or Disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). If Mr. Breier’s employment is terminated by Kindred for cause, no additional payments are made under his employment agreement. In the event of an Involuntary Termination, Mr. Breier’s agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and two times his base salary and short-term incentive target award in the year of termination. In addition, for a two-year period following his termination date, Mr. Breier would be entitled to continued coverage under Kindred’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

Agreement and Release of Claims — Mr. Battafarano

Mr. Battafarano retired as Kindred’s chief operating officer effective August 31, 2010. In connection with Mr. Battafarano’s retirement, Kindred and Mr. Battafarano entered into the Release Agreement. The Release Agreement provides for:

•	The settlement, waiver, release and discharge of any and all claims or actions arising from Mr. Battafarano’s employment with Kindred; and

•	Certain non-competition and non-solicitation restrictions applicable to Mr. Battafarano for a period of one year beginning August 31, 2010.

Consistent with the terms of Mr. Battafarano’s prior employment agreement, the Release Agreement also provides for certain payments to Mr. Battafarano as follows:

•	Cash severance in the amount of $622,500 payable September 15, 2010;

•	Amounts previously earned by Mr. Battafarano under Kindred’s long-term incentive plan totaling $768,066 and payable over three years consistent with Kindred’s long-term incentive plan;

•

An amount equal to the prorated portion of the award Mr. Battafarano was otherwise eligible to receive under Kindred’s short-term incentive plan in respect of the 2010 calendar year based upon Kindred’s actual performance in 2010 and payable consistent with Kindred’s short-term incentive plan;

•	For a 38 month period following August 31, 2010, Mr. Battafarano is entitled to continued coverage under Kindred’s employee benefit plans; and

•

For a 36 month period following August 31, 2010, Mr. Battafarano is entitled to additional vesting of stock options and performance-based restricted stock units in accordance with their original terms, including any related performance measures, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options). In addition, any outstanding service-based restricted stock held by Mr. Battafarano as of August 31, 2010 that would have otherwise vested during the 36 month period following August 31, 2010 immediately vested.

Employment Agreements — Other Named Executive Officers

Each of the other named executive officers’ employment agreements provides for severance payments under certain circumstances. Following termination for any reason, such other named executive officer is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of Kindred. In addition, subject to the execution of a general release of claims satisfactory to Kindred, such named executive officer is entitled to the following additional payments. If employment is terminated by reason of death or disability, such named executive officer is entitled to a prorated portion of his short-term incentive target award (based upon actual performance) in the year of termination. If such named executive officer’s employment is terminated by Kindred for cause, no additional payments are made under his employment agreement. If such named executive officer’s employment is subject to an involuntary termination, his employment agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned (based upon actual performance) in the year of termination and one and one-half times his base salary and short-term incentive target award in the year of termination. In addition, for an 18 month period following his termination date, such named executive officer would be entitled to continued coverage under Kindred’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock units and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

Change in Control Severance Agreements

Kindred also has entered into a change in control severance agreement with each of the named executive officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a Change in Control of Kindred if: (a) Kindred terminates the executive’s employment without cause or (b) the executive terminates employment with Kindred for Good Reason. The benefits to be afforded the named executive officers include: (a) a lump sum cash severance payment equal to three times base salary and short-term incentive target award as of the termination of employment or Change in Control date, whichever is greater; (b) continuation of health, dental, life and disability insurance coverage for three years; and (c) reimbursement of up to $5,000 for legal and accounting fees incurred as a result of the Change in Control.

Non-Competition/Non-Solicitation Covenants

Each of the named executive officers is subject to a non-solicitation covenant set forth in his employment agreement and/or change in control agreement. These non-solicitation covenants provide that during the term and for a one-year period thereafter, the named executive officer will not aid, endeavor to solicit or induce any of Kindred’s or its affiliates’ employees to leave their employment with Kindred or such affiliate in order to accept employment with the named executive officer or any other person or entity.

Stock Incentive Plan

Pursuant to the Stock Incentive Plan, upon death, Disability or a Change in Control, any service-based restricted stock and performance-based restricted stock units outstanding as of such date immediately vest, regardless of any other time or performance-related requirement and all outstanding options immediately become fully vested and exercisable until otherwise terminated, exercised or cancelled.

Long-Term Incentive Plan

Pursuant to the long-term incentive plan, if a participating named executive officer is terminated without cause, or upon Retirement, such named executive officer will receive the prorated portion of his award for such year, calculated based upon actual achievement of performance goals, payable in three equal installments on or about the first, second and third anniversary of Retirement or termination without cause. Upon death or Disability, such named executive officer (or his beneficiary) shall be entitled to receive his target award under the long-term incentive plan, payable within thirty days of death or Disability. Also pursuant to the long-term incentive plan, in the event of a Qualified Change in Control, a participating named executive officer will receive, within fifteen days of the Qualified Change in Control, a lump sum payment equal to the maximum award available for such named executive officer for the period in which the Qualified Change in Control occurs, without proration.

Summary of Potential Payments upon Termination or Change in Control

The following table sets forth the dollar amount of payments and benefits that each named executive officer would receive in various circumstances triggering payments under his employment agreement or his change in control severance agreement, as well as Kindred’s Stock Incentive Plan and long-term incentive plan as of December 31, 2010. For purposes of the following tables, all disclosures under the “Involuntary Termination,” “Change in Control,” “Death/Disability,” and “Retirement” columns assume an eligible triggering event, as described above, has occurred as of December 31, 2010. With respect to Mr. Battafarano, disclosure is provided only for the triggering event that actually occurred (his retirement from Kindred on August 31, 2010), since the several additional scenarios no longer can occur.

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Paul J. Diaz
Cash payments	$6,965,916	(1)	$6,013,740	(2)	$1,002,290	(3)	–
Extended coverage under employee benefit plans	29,760	(4)	29,760	(4)	–		–
Equity awards	4,823,378	(5)	5,282,628	(6)	5,282,628	(6)	–
Office space and administrative assistant	214,000	(7)	–		–		–
Long-term incentive plan	665,019	(8)	1,002,290	(9)	501,145	(10)	–	(11)
Reimbursement of legal/accounting fees	–		5,000		–		–

Total	$12,698,073		$12,333,418		$6,786,063		–

Richard A. Lechleiter
Cash payments	$1,450,949	(12)	$2,282,391	(2)	$326,056	(3)	–
Extended coverage under employee benefit plans	13,761	(13)	27,522	(4)	–		–
Equity awards	944,802	(14)	1,342,549	(6)	1,342,549	(6)	–
Long-term incentive plan	259,606	(8)	391,267	(9)	195,633	(10)	–	(11)
Reimbursement of legal/accounting fees	–		5,000		–		–

Total	$2,669,118		$4,048,729		$1,864,238		–

	Involuntary Termination		Change in Control		Death/ Disability		Retirement
Benjamin A. Breier
Cash payments	$2,231,948	(15)	$2,887,575	(2)	$412,511	(3)	–
Extended coverage under employee benefit plans	16,662	(16)	24,993	(4)	–		–
Equity awards	1,403,405	(17)	1,868,828	(6)	1,868,828	(6)	–
Long-term incentive plan	328,441	(8)	495,013	(9)	247,506	(10)	–	(11)
Reimbursement of legal/accounting fees	–		5,000		–		–

Total	$3,980,456		$5,281,409		$2,528,845		–

Lane M. Bowen
Cash payments	$1,467,873	(12)	$2,236,638	(2)	$319,520	(3)	–
Extended coverage under employee benefit plans	8,922	(13)	17,844	(4)	–		–
Equity awards	1,005,721	(14)	1,477,794	(6)	1,477,794	(6)	–
Long-term incentive plan	254,401	(8)	383,423	(9)	191,712	(10)	$254,401	(8)
Reimbursement of legal/accounting fees	–		5,000		–		–

Total	$2,736,917		$4,120,699		$1,989,026		$254,401

Frank J. Battafarano
Cash payments							$930,827	(18)
Extended coverage under employee benefit plans							73,824	(19)
Equity awards							308,860	(20)
Long-term incentive plan							768,066	(21)
Reimbursement of legal/accounting fees							–

Total							$2,081,577

Richard E. Chapman
Cash payments	$1,342,860	(12)	$2,112,363	(2)	$301,766	(3)	–
Extended coverage under employee benefit plans	12,204	(13)	24,408	(4)	–		–
Equity awards	590,972	(14)	857,851	(6)	857,851	(6)	–
Long-term incentive plan	240,266	(8)	362,120	(9)	181,060	(10)	$240,266	(8)
Reimbursement of legal/accounting fees	–		5,000		–		–

Total	$2,186,302		$3,361,742		$1,340,677		$240,266

(1)	This amount represents (i) the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Diaz was still employed by Kindred, plus (ii) three times the sum of his base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination.
(2)	These amounts represent three times the sum of such named executive officer’s base salary and target award under the short-term incentive plan in the year of termination, payable upon the effective date of termination.
(3)	These amounts represent a prorated portion of such named executive officer’s target award under the short-term incentive plan in the year of death or Disability, payable on the same date as if such named executive officer was still employed by Kindred.
(4)	These amounts represent Kindred’s cost to provide health, dental, life and long-term disability benefits for a three-year period based upon the named executive officer’s current coverage as of December 31, 2010.
(5)	This amount represents the fair value of three years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2010 closing price of Kindred common stock on the NYSE of $18.37.

(6)	These amounts represent the fair value of full vesting for all outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2010 closing price of Kindred common stock on the NYSE of $18.37.
(7)	This amount represents the estimated cost of providing for two years of appropriate office space and an administrative assistant’s salary and benefits based upon the 2010 cost for these items.
(8)	These amounts represent the prorated portion of the actual award such named executive officer would have received under the long-term incentive plan in the year of termination without cause or Retirement (if applicable), payable on the same dates as if such named executive officer was still employed by Kindred. Because Kindred has assumed for purposes of this table the eligible triggering event occurred as of December 31, 2010, these amounts represent the actual awards earned by the named executive officers for 2010 under the long-term incentive plan.
(9)	These amounts, payable under the long-term incentive plan following a Change in Control that qualifies as a Qualified Change in Control, represent such named executive officer’s maximum award under the long-term incentive plan in the year of termination and are payable within 15 days of such Qualified Change in Control.
(10)	These amounts represent such named executive officer’s target award under the long-term incentive plan in the year of death or Disability, payable within 30 days of death or Disability.
(11)	Retirement awards are not payable under the long-term incentive plan until age 55. As such, Messrs. Diaz, Lechleiter and Breier would not be eligible to receive a retirement benefit under the long-term incentive plan if they retired as of December 31, 2010.
(12)	These amounts represent (i) the prorated award earned by such named executive officer under the short-term incentive plan in the year of termination, payable on such date as if the named executive officer was still employed by Kindred, plus (ii) one and one-half times the sum of his base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of such termination.
(13)	These amounts represent Kindred’s cost to provide health, dental, life and long-term disability benefits for an 18 month period based upon the named executive officer’s current coverage as of December 31, 2010.
(14)	These amounts represent the fair value of 18 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2010 closing price of Kindred common stock on the NYSE of $18.37.
(15)	This amount represents (i) the prorated award earned under the short-term incentive plan in the year of termination, payable on such date as if Mr. Breier was still employed by Kindred, plus (ii) two times the sum of his base salary and target award under the short-term incentive plan in the year of termination, payable within 14 days of termination.
(16)	These amounts represent Kindred’s cost to provide health, dental, life and long-term disability benefits for a two-year period based upon Mr. Breier’s current coverage as of December 31, 2010.
(17)	This amount represents the fair value of two years of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units calculated using the December 31, 2010 closing price of Kindred common stock on the NYSE of $18.37.
(18)	This amount represents (i) the salary Mr. Battafarano would have earned had he remained an employee until February 28, 2011, the expiration date of his original employment agreement, plus (ii) a payment of $300,000 in lieu of an award under the long-term incentive plan for 2010, plus (iii) the prorated portion of the actual short-term incentive plan award Mr. Battafarano earned for 2010 (as set forth in footnote 3 to the 2010 Summary Compensation Table beginning on page 176).
(19)	This amount represents Kindred’s cost to provide health and dental benefits, life and short-term and long-term disability benefits for a 38 month period following Mr. Battafarano’s retirement.
(20)	This amount represents the fair value of 36 months of additional vesting of outstanding stock options, service-based restricted stock and performance-based restricted stock units outstanding on August 31, 2010, the date of Mr. Battafarano’s retirement, calculated using the closing price of Kindred common stock on the NYSE on such date of $11.75.
(21)	This amount represents all amounts previously earned, but not yet paid, under the long-term incentive plan for years prior to 2010, which amounts will be paid on the same schedule as if Mr. Battafarano were still employed.

Director Compensation

Prior to April 1, 2010, non-employee directors received (1) $3,000 for each Kindred board of directors meeting attended and $2,000 for each committee meeting attended unless the meeting was held telephonically; (2) $1,000 for each telephonic meeting of the Kindred board of directors or any committee meeting attended; (3) a $12,000 quarterly retainer; and (4) an additional $4,000 quarterly retainer for the Kindred audit committee chair and an additional $2,000 quarterly retainer for the other committee chairs. In addition, the lead independent director received an additional quarterly retainer of $2,000.

Effective April 1, 2010, the quarterly retainer was increased to $24,000 and per-meeting attendance fees were eliminated.

In addition, pursuant to the Directors Plan, on February 17, 2010, Kindred issued to each non-employee director 4,165 shares of restricted common stock. These shares vest in full on the first anniversary of their grant date. In addition, on January 4, 2010, Kindred issued to Ms. Yale 6,000 shares of restricted common stock in connection with her appointment to the Kindred board of directors. These shares vest in three equal annual installments beginning on the first anniversary of the date of grant.

Pursuant to the Directors Plan, the Kindred executive compensation committee has the authority to grant stock options or restricted shares at its discretion to non-employee directors of Kindred. Unless otherwise provided in the underlying award agreement (1) each stock option awarded under the Directors Plan will have an exercise price equal to the fair market value of the common stock on the date such option is granted, will vest in four equal annual installments beginning on the first anniversary of the date of grant and have a ten-year term, and (2) each award of restricted shares will vest in four equal annual installments, beginning on the first anniversary of the date of grant, except in the event of a change in control, in which case all unvested restricted shares shall immediately vest. The Directors Plan expressly prohibits Kindred from lowering the exercise price of previously awarded stock options, except as necessary to prevent dilution or enlargement of the rights of non-employee directors under the Directors Plan in the event of a merger, reorganization, consolidation, recapitalization, spin-off or similar change in corporate structure.

In 2008, the Kindred board of directors approved certain immaterial amendments to the Directors Plan. These amendments permit stock options that are vested at the time of a director’s retirement or failure to be nominated for re-election to the Kindred board of directors to remain exercisable for the original life of the option. The Kindred board of directors believes these amendments promote effective processes to encourage and facilitate turnover of members of the Kindred board of directors thereby ensuring the continual assessment and review of the Kindred board of directors consistent with good corporate governance.

Kindred has also adopted Stock Ownership Guidelines for its non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of Kindred common stock valued at two times his or her annual cash retainer. Kindred’s annual cash retainer for its non-employee directors was increased from $48,000 to $96,000 in 2010. Directors in office as of August 3, 2010 will have five years from such date to attain the requisite level of ownership. Directors elected or appointed after August 3, 2010 will have five years from the date of election or appointment to the Kindred board of directors to attain the requisite level of ownership.

The following table sets forth information regarding the fiscal 2010 compensation for all persons who served as a director of Kindred during 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Option Awards (1)(3)	All Other Compensation		Total
Edward L. Kuntz (4)	–	$141,069	(5)(6)	–	$355,387	(7)	$496,456
Paul J. Diaz (8)	–	–		–	–		–
Joel Ackerman	$93,000	$75,012	(5)	–	–		$168,012
Ann C. Berzin	$101,000	$75,012	(5)	–	–		$176,012
Jonathan D. Blum	$94,000	$75,012	(5)	–	–		$169,012
Thomas P. Cooper, M.D.	$110,000	$75,012	(5)	–	–		$185,012
Isaac Kaufman	$109,000	$75,012	(5)	–	–		$184,012
Frederick J. Kleisner	$92,000	$75,012	(5)	–	–		$167,012
Eddy J. Rogers, Jr	$102,000	$75,012	(5)	–	–		$177,012
Phyllis R. Yale	$96,000	$186,732	(5)(9)	–	–		$282,732

(1)	These amounts represent the aggregate grant date fair value for awards of restricted stock computed in accordance with FASB ASC Topic 718. There were no awards of stock options during 2010.
(2)	As of December 31, 2010, each director held the following number of unvested shares of restricted stock: Mr. Kuntz — 4,165 shares; Mr. Ackerman — 4,165 shares; Ms. Berzin — 4,165 shares; Mr. Blum — 4,165 shares; Dr. Cooper — 4,165 shares; Mr. Kaufman — 4,165 shares; Mr. Kleisner — 4,165; Mr. Rogers — 4,165 shares; and Ms. Yale — 10,165 shares.
(3)	As of December 31, 2010, each director held the following number of outstanding, unexercised stock options: Mr. Kuntz — 204,332; Mr. Ackerman — 15,000; Ms. Berzin — 26,170; Mr. Blum — 15,000; Dr. Cooper — 47,105; Mr. Kaufman — 69,350; Mr. Kleisner — 15,000; Mr. Rogers — 53,648; and Ms. Yale — 0.
(4)	During 2010, Mr. Kuntz was compensated as an employee of Kindred and did not receive any additional compensation for serving as a director of Kindred. Additional details about Mr. Kuntz’s compensation arrangement are set forth below.
(5)	This amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 4,165 shares of restricted common stock awarded on February 17, 2010, which shares vest in full on the first anniversary of their grant. Grant date fair value is calculated using the closing price per share of Kindred common stock on the date of grant ($18.01).
(6)	This amount also includes the third tranche (3,391 shares) of performance-based restricted stock units granted to Mr. Kuntz during 2008. Because performance goals for each tranche are established annually, the aggregate grant date fair value is calculated for purposes of FASB ASC Topic 718 using the closing price of Kindred common stock on the date performance goals are established for each tranche. During 2010, performance goals were established for the third tranche of the 2008 award of performance-based restricted stock units. These shares vested in full on February 22, 2010 pursuant to the terms of Mr. Kuntz’s employment agreement, discussed below.
(7)	This amount includes compensation awarded to Mr. Kuntz pursuant to the terms of his employment agreement with Kindred, which is discussed below, and includes base salary, contributions for the benefit of Mr. Kuntz to Kindred’s 401(k) Plan, and the taxable value of life insurance premiums paid by Kindred, as follows:

Base Salary	401(k)	Life	Total
$350,000	$800	$4,587	$355,387

(8)	Mr. Diaz is compensated as an executive officer of Kindred and did not receive any additional compensation for serving as a director of Kindred. See the “2010 Summary Compensation Table” beginning on page 176.
(9)	This amount also includes the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 6,000 shares of restricted stock issued on January 4, 2010 in connection with Ms. Yale’s appointment to the Kindred board of directors, which shares vest in three equal annual installments beginning on the first anniversary of the date of grant. Grant date fair value is calculated using the closing price per share of Kindred common stock on the date of grant ($18.62).

On March 20, 2009, Kindred entered into a new employment agreement with Mr. Kuntz, effective as of May 20, 2009, pursuant to which Mr. Kuntz stepped down as executive chairman of the Kindred board of directors and now serves as chairman of the Kindred board of directors. As chairman, Mr. Kuntz will coordinate all matters and committee activities of the Kindred board of directors, act as the principal liaison between the Kindred board of directors and senior management and provide information and guidance to the Kindred board of directors and Kindred’s chief executive officer. The new employment agreement replaced and superseded the prior employment agreement between Kindred and Mr. Kuntz which terminated effective May 20, 2009. In addition, the new employment agreement provided that the prior change in control severance agreement between Kindred and Mr. Kuntz terminated effective May 20, 2009.

Pursuant to his new employment agreement, Mr. Kuntz’s base salary is $350,000. During his service as chairman, Mr. Kuntz also will participate in certain employee benefit plans of Kindred. Mr. Kuntz is not eligible to participate in any cash incentive plan of Kindred. During his service as chairman, Mr. Kuntz will continue to vest in any outstanding equity awards in accordance with their original terms and conditions. In addition, Mr. Kuntz will continue to be eligible to participate in Kindred’s equity incentive plan for employees, provided that any equity awards that may be granted to Mr. Kuntz will, to the extent permitted by applicable law and the terms and conditions of the equity incentive plan, be substantially comparable to equity awards granted to Kindred’s non-employee directors under Kindred’s Directors Plan.

Also pursuant to his new employment agreement, all outstanding unvested stock options, service-based restricted stock and performance-based restricted stock units held by Mr. Kuntz prior to March 20, 2009 immediately vested in full as of February 22, 2010. Mr. Kuntz will have an additional one year following the date his employment with Kindred is terminated in which to exercise such stock options; provided that in no event will Mr. Kuntz be entitled to exercise any such option beyond the original expiration date of such option. In addition, on the date Mr. Kuntz’s employment is terminated by reason of death or Disability, regardless of whether or not his service as chairman has terminated for any reason other than cause, Mr. Kuntz will be entitled to (1) coverage under certain of Kindred’s employee benefit plans for three years, (2) receipt of his computer and office furniture and (3) access to office space and the services of an administrative assistant through the end of 2012. These benefits are consistent with the benefits provided to Mr. Kuntz under the previous employment agreement except that the new agreement removes the cash severance component that was included in Mr. Kuntz’s previous employment agreement. The new employment agreement provides for no other severance payments or benefits if Mr. Kuntz’s employment as chairman is terminated.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF KINDRED

In accordance with the charter for the audit committee of the Kindred board of directors, the Kindred audit committee evaluates each related person transaction involving a director or executive officer for the purpose of determining whether to recommend to the disinterested members of the Kindred board of directors that the transactions are fair, reasonable and within Kindred’s policy, and whether they should be ratified and approved by the Kindred board of directors. The Kindred audit committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of Kindred and its stockholders.

Relevant factors include:

•	the benefits of the transaction to Kindred;

•	the terms of the transaction and whether the terms have been negotiated at arm’s-length and in the ordinary course of Kindred’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the amount involved and the expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Approval by Kindred’s board of directors of any related person transaction involving a director also must be made in accordance with applicable law and Kindred’s organizational documents as from time to time in effect. When a vote of the disinterested directors is required, such vote is called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Transactions that are not approved or ratified as required by the Kindred code of conduct are subject to termination by Kindred, if so directed by an employee’s supervisor, the Kindred audit committee or the Kindred board of directors, as applicable, taking into account such factors as such individual or body deems appropriate and relevant. Based upon its review, the Kindred audit committee did not identify any related person transactions under Item 404 of Regulation S-K for 2010 or that are currently proposed.

THE REHABCARE SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to RehabCare stockholders as part of a solicitation of proxies by the RehabCare board of directors for use at the special meeting of RehabCare stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of RehabCare on or about [—], 2011. In addition, this joint proxy statement/prospectus constitutes a prospectus for Kindred in connection with the issuance by Kindred of its common stock in connection with the merger. This joint proxy statement/prospectus provides RehabCare stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of RehabCare stockholders.

Date, Time and Place of the RehabCare Special Meeting

The special meeting of RehabCare stockholders will be held at the Pierre Laclede Center, Second Floor, 7733 Forsyth Boulevard, St. Louis, Missouri 63105 on May 26, 2011, at 9:00 a.m., local time.

Purposes of the RehabCare Special Meeting

At the RehabCare special meeting, RehabCare stockholders will be asked:

•	to adopt the merger agreement;

•

to approve a proposal to approve adjournments or postponements of the RehabCare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the RehabCare special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting.

RehabCare stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If RehabCare stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus, which we encourage you to read carefully in its entirety.

RehabCare Board of Directors Recommendation

The RehabCare board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of RehabCare and RehabCare’s unaffiliated stockholders and has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. The RehabCare board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR the approval of adjournment or postponement of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the special meeting of RehabCare stockholders is April 26, 2011. This means that you must be a stockholder of record of RehabCare common stock at the close of business on April 26, 2011, in order to vote at the RehabCare special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of RehabCare common stock at the close of business on the record date. At the close of business on [—], 2011, there were [—] shares of RehabCare common stock outstanding and entitled to vote, held by approximately [—] holders of record. Each share of RehabCare common stock entitles its holder to one vote on all matters properly presented at the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of RehabCare. The required quorum for the transaction of business at the RehabCare special meeting is a majority of the issued and outstanding shares of RehabCare common stock entitled to vote at the RehabCare special meeting, whether in person or by proxy. Shares of RehabCare common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. Once a share of RehabCare common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjourned or postponed special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RehabCare common stock entitled to vote. The required vote of RehabCare stockholders on the merger agreement is based upon the number of outstanding shares of RehabCare common stock as of the record date, and not the number of shares that are actually voted. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purposes of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of RehabCare common stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Approval of the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of RehabCare common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum.

For purposes of the adjournment or postponement proposal, if your shares of RehabCare common stock are present at the special meeting, but are not voted on this proposal, or if you have given a proxy and abstained on the proposal, this will have the same effect as if you voted AGAINST the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of RehabCare common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn or postpone the special meeting.

ITEM 1—PROPOSAL TO ADOPT THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, RehabCare stockholders are considering and voting on a proposal to adopt the merger agreement. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The RehabCare board of directors unanimously recommends that RehabCare stockholders vote FOR the adoption of the merger agreement, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2—PROPOSAL	TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE REHABCARE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE REHABCARE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT

RehabCare stockholders may be asked to vote on a proposal to adjourn or postpone the RehabCare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the RehabCare special meeting to approve the proposal to adopt the merger agreement.

The RehabCare board of directors unanimously recommends that RehabCare stockholders vote FOR the proposal to adjourn or postpone the RehabCare special meeting under certain circumstances, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

Stock Ownership and Voting by RehabCare’s Directors and Executive Officers

At the close of business on [—], 2011, RehabCare’s directors and executive officers had the right to vote [—] shares of the then-outstanding RehabCare voting stock (excluding any shares of RehabCare common stock deliverable upon exercise or conversion of any options or restricted shares) at the RehabCare special meeting. At the close of business on [—], 2011, these shares represented approximately [—]% of the RehabCare common stock outstanding and entitled to vote at the special meeting. It is expected that RehabCare’s directors and executive officers will vote their shares FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, although none of them has entered into any agreement requiring them to do so.

How to Vote

You may vote in person at the RehabCare special meeting or by proxy. RehabCare recommends you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend and vote at the special meeting.

If you own RehabCare common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by mail, telephone or over the internet) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the RehabCare board of directors. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please complete, sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you are an “owner of record,” you have three voting options:

•

Internet: You can vote over the internet at the web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with RehabCare’s Corporate Secretary by the time the special meeting begins. Please do not send your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., RehabCare’s proxy solicitor, toll-free at (800) 322-2885.

If you hold shares of RehabCare common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in “street name,” please follow the voting instructions provided by that entity. With respect to the proposal to adopt the merger agreement, if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote with respect to this proposal and a broker non-vote will occur, which will have the same effect as a vote AGAINST the adoption of the merger agreement. In addition, if you do not instruct your bank, broker or other nominee how to vote your shares with respect to the proposal to adjourn or postpone the meeting to solicit further proxies to approve the proposal to adopt the merger agreement, a broker non-vote will occur.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Please follow the instructions from your bank or brokerage firm to vote your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the RehabCare special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the RehabCare special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

It is important that you vote your shares of RehabCare common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the internet. RehabCare stockholders who attend the special meeting may revoke their proxies by voting in person.

Voting of Proxies

Shares of RehabCare common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Corporate Secretary of RehabCare will be voted at the special meeting in accordance with specifications made therein by the RehabCare stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If your shares of RehabCare common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of RehabCare common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Revoking Your Proxy

If you are the owner of record of your shares, you can revoke your proxy at any time before its exercise at the special meeting by:

•

sending a written notice to RehabCare at 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105, Attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the RehabCare special meeting and states that you revoke your proxy;

•	submitting your proxy again by telephone or over the internet so long as you do so before the deadline of 11:59 p.m., Eastern Daylight Time, on May 25, 2011;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares of RehabCare common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the RehabCare special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your shares are held in “street name,” you must first obtain from your broker, bank or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the RehabCare special meeting, you must present proof of your ownership of RehabCare common stock such as a bank or brokerage account statement, to be admitted to the meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus, notice of special meeting and proxy card are available at www.edocumentview.com/RHBG.

People with Disabilities

RehabCare can provide reasonable assistance to help you to participate in the special meeting if you tell RehabCare about your disability and how you plan to attend. Please write to RehabCare at 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105, Attention: Corporate Secretary, or call at (800) 677-1238.

Proxy Solicitations and Expenses

RehabCare has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. RehabCare estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $9,000, and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses. RehabCare may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing owners of shares held in “street name” for their expenses in forwarding soliciting materials to such owners of shares of RehabCare common stock and in obtaining voting instructions from those owners. RehabCare’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Adjournment or Postponement of the RehabCare Special Meeting

Although it is not currently expected, the RehabCare special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the RehabCare special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the RehabCare special meeting. Other than an announcement to be made at the RehabCare special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the RehabCare special meeting for the purpose of soliciting additional proxies will allow RehabCare stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Stock Certificates

Stockholders should not submit any stock certificates with their proxy cards. If the merger is completed, RehabCare stockholders will be sent written instructions for sending their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares.

Other Business

The RehabCare board of directors is not aware of any other business to be acted upon at the RehabCare special meeting. If, however, other matters are properly brought before the RehabCare special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the RehabCare board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding the RehabCare special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., RehabCare’s proxy solicitor, toll-free at (800) 322-2885.

INFORMATION ABOUT KINDRED

Kindred is a healthcare services company that through its subsidiaries operates hospitals, nursing and rehabilitation centers, assisted living facilities and a contract rehabilitation services business across the United States. At December 31, 2010, Kindred’s hospital division operated 89 LTAC hospitals (6,887 licensed beds) in 24 states. Kindred’s nursing center division operated 226 nursing and rehabilitation centers and seven assisted living facilities (27,905 licensed beds) in 28 states. Kindred also operated a contract rehabilitation services business that provides rehabilitative services primarily in long-term care settings.

Kindred’s hospital division provides long-term acute care services to medically complex patients through the operation of a national network of 89 hospitals with 6,887 licensed beds located in 24 states as of December 31, 2010. Kindred operates the largest network of LTAC hospitals in the United States based upon fiscal 2010 revenues of approximately $2.0 billion (before eliminations). As a result of Kindred’s commitment to the LTAC hospital business, Kindred has developed a comprehensive program of care for medically complex patients that allows Kindred to deliver high quality care in a cost-effective manner.

A number of the hospital division’s hospitals also provide skilled nursing, sub-acute and outpatient services. Outpatient services may include diagnostic services, rehabilitation therapy, CT scanning, one-day surgery and laboratory.

Kindred’s nursing center division provides quality, cost-effective care through the operation of a national network of 226 nursing and rehabilitation centers and seven assisted living facilities (27,905 licensed beds) located in 28 states. Kindred is the largest publicly held operator of nursing and rehabilitation centers in the United States based upon fiscal 2010 revenues of approximately $2.2 billion (before eliminations). Through Kindred’s nursing and rehabilitation centers, Kindred provides short stay patients and long stay residents with a full range of medical, nursing, rehabilitative, pharmacy and routine services, including daily dietary, social and recreational services.

Consistent with industry trends, patients and residents admitted to Kindred’s nursing and rehabilitation centers arrive with greater medical complexity and require a more extensive and costly level of care. This is particularly true with Kindred’s Medicare population for whom the average length of stay in 2010 was 34 days. To appropriately care for a higher acuity short stay patient population and a more frail and unstable long stay resident population, Kindred is taking steps to improve the delivery of the clinical and hospitality services offered to its patients and residents by adjusting the level of clinical and hospitality staffing, assisting physician oversight through the selective use of nurse practitioners, enhancing nursing skills via ongoing education and competency evaluations and improving clinical case management through the employment of clinical case managers.

Kindred’s rehabilitation division provides rehabilitative services including physical and occupational therapies and speech pathology services, to residents and patients of nursing centers, acute and long-term acute care hospitals, outpatient clinics, home health agencies, assisted living facilities, school districts and hospice providers. Kindred provides rehabilitative services to 541 nursing centers, 97 hospitals and 58 other locations in 40 states under the name “Peoplefirst Rehabilitation.” Approximately 61% of the rehabilitation division’s revenues in 2010 were generated from therapy services contracts with Kindred’s hospitals and nursing and rehabilitation centers.

Kindred’s rehabilitation division employs approximately 10,000 therapists and had revenues of approximately $505 million (before eliminations) in 2010. It is organized into seven geographic regions.

Kindred’s rehabilitation division provides specialized rehabilitation programs designed to meet the individual needs of the residents and patients it serves. Kindred’s specialized care programs address complex medical needs, such as wound care, pain management, cognitive retraining, in addition to neurologic, orthopedic, cardiac and pulmonary recovery.

Additional information about Kindred and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 225.

The principal executive office of Kindred is located at 680 South Fourth Street, Louisville, Kentucky 40202, and its telephone number is (502) 596-7300.

INFORMATION ABOUT REHABCARE

RehabCare is a leading provider of rehabilitation program management services in more than 1,250 hospitals, skilled nursing facilities, outpatient facilities and other long-term care facilities located in 42 states and Puerto Rico. RehabCare also owns and operates 29 long-term acute care hospitals and five rehabilitation hospitals. These hospitals provide total medical care to patients with medically complex diagnoses and to patients in need of rehabilitation.

RehabCare is headquartered in St. Louis, Missouri and was incorporated in 1982. RehabCare has more than 25 years of experience helping healthcare providers grow and become more efficient while effectively and compassionately delivering rehabilitation services to patients. In partnership with healthcare providers, RehabCare provides post-acute program management, medical direction, physical therapy rehabilitation, quality assurance, compliance review, specialty programs and census development services. RehabCare believes its clients place a high value on its extensive experience in assisting them to implement clinical best practices, to address competition for patient services, and to navigate the complexities inherent in managed care contracting and government reimbursement systems. Over the years, RehabCare has diversified its program management services to include management services for inpatient rehabilitation facilities within hospitals, skilled nursing units, outpatient rehabilitation programs, home health, and skilled nursing, long-term care and assisted living facilities.

RehabCare’s principal offices are located at 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105 and its telephone number is (800) 677-1238. RehabCare’s website is www.rehabcare.com. RehabCare common stock is listed on the NYSE and trades under the symbol “RHB.” Additional information about RehabCare is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 225.

INFORMATION ABOUT MERGER SUBSIDIARY

Kindred Healthcare Development, Inc., a wholly owned indirect subsidiary of Kindred, is a Delaware corporation formed on January 31, 2011 for the purpose of effecting the merger in case either party elects to change the method of effecting the transaction by providing for a merger of merger subsidiary with and into RehabCare. If either party makes the subsidiary merger election, then merger subsidiary will merge with and into RehabCare at the effective time with RehabCare continuing as the surviving corporation and a wholly owned subsidiary of Kindred.

COMPARISON OF RIGHTS OF STOCKHOLDERS

Both Kindred and RehabCare are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Upon consummation of the merger, all outstanding shares of RehabCare common stock will be converted into the right to receive the merger consideration, which will include shares of Kindred common stock and cash. Therefore, upon completion of the merger, the rights of the former RehabCare stockholders will be governed by the DGCL, the certificate of incorporation of Kindred, and the bylaws of Kindred, as amended.

The following discussion is a summary of the current rights of Kindred stockholders and the current rights of RehabCare stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Kindred and a stockholder of RehabCare. Kindred and RehabCare have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 225.

Material Differences in Stockholder Rights

	REHABCARE	KINDRED
Amendment of Charter Documents	Delaware. Unless a greater vote is required by a corporation’s certificate of incorporation, the DGCL requires approval by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class, in order to amend a corporation’s certificate of incorporation.
	Amendments, alterations, changes and repeals of provisions contained in the certificate of incorporation are governed in accordance with the applicable law, including DGCL.	Amendments to the certificate of incorporation are governed in accordance with the DGCL, except that (1) the affirmative vote of two-thirds of the votes entitled to be cast by the holders of all outstanding shares of voting stock is required to amend, modify or repeal the article eighth of the certificate of incorporation, which governs the limitations on director liability and indemnification of directors, officers, agents and employees; (2) the affirmative vote of 95 percent of each class of voting stock, voting separately by class, is required to amend, modify or repeal the article tenth of the certificate of incorporation, which governs the relationship between Kindred and Ventas, Inc.; and (3) the affirmative vote of 95 percent of each class of voting stock, voting separately by class, is required to amend, modify or repeal the article twelfth of the certificate of incorporation, which governs any proposal by Kindred to redeem, repurchase or otherwise reacquire shares or engage in any other transaction, which would increase the beneficial ownership of Ventas, Inc. in excess of 9.99 percent.

	REHABCARE	KINDRED
Right to Call Special Meetings of the Stockholders	Delaware. The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The DGCL does not require that stockholders be given the right to call special meetings.
	The bylaws of RehabCare provide that a special meeting of the stockholders for the transaction of any proper business may be called at any time by the board, by the chairman of the board, or by the chief executive officer.	The bylaws of Kindred provide that special meetings of the stockholders may be called by (i) the chairman of the board, if any, (ii) pursuant to a resolution approved by a majority of the board of directors, or (iii) by written request to the chairman of the board by stockholders representing in excess of 50% of the then outstanding common stock entitled to vote.

Amendment and Repeal of Bylaws	Delaware. The DGCL provides that stockholders of a corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.
	The bylaws of RehabCare may be altered, amended or repealed, and new bylaws may be made, (i) by the board, by vote of a majority of the number of directors then in office as directors, acting at any meetings of the board, or (ii) by the stockholders, at any annual meeting of stockholders, without previous notice, or any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. Any bylaws made or altered by the stockholders may be altered or repealed by either the board or the stockholders.	The board of directors may amend or repeal the Kindred bylaws or adopt new bylaws by the affirmative vote of two-thirds of the directors present at any meeting of the board, assuming a quorum is present; provided, however, that the affirmative vote of not less than 80% of all directors then in office shall be required to amend or repeal Section 2.1, which sets forth how the number of directors is determined. The stockholders may amend or repeal the bylaws or adopt new bylaws only by the affirmative vote of at least two-thirds of the then outstanding common stock entitled to vote.

Size of the Board of Directors	Delaware. Under DGCL, the number of directors of a corporation shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors.
	Pursuant to the RehabCare bylaws, the RehabCare board of directors shall consist of between three and fifteen members, as fixed by the directors.	Pursuant to the Kindred bylaws, the Kindred board of directors shall consist of between nine and twelve members, as fixed by the affirmative vote of not less than 80% of all directors then in office.

Election of Directors	Delaware. The DGCL provides that stockholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.
	The persons receiving the greatest number of votes, up to the number of directors to be elected, will be directors. The stockholders do not have cumulative voting rights.	Each nominee for a director is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided that in contested elections, directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. The stockholders do not have cumulative voting rights.

	REHABCARE	KINDRED

Removal of Directors	Delaware. The DGCL provides that a director or directors may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote, except that (1) in the case of a corporation that has a classified board, directors may be removed from office by stockholders only for cause, unless the certificate of incorporation provides otherwise and (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.
	The bylaws of RehabCare provide that any director may be removed at any time, either with or without cause, by the affirmative vote of the stockholders being a majority of the voting power of RehabCare given at a special meeting of the stockholders called for the purpose.	The certificate of incorporation and bylaws of Kindred provide that any director, or the entire board of directors, may be removed from office with or without cause but only by the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all outstanding shares of voting stock, voting together as one class.

Vacancies on the Board	Delaware. The DGCL provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors to be elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office although less than a quorum or by a sole remaining director, unless the certificate of incorporation or the bylaws of a corporation provide otherwise.
	Any vacancy in the board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided.	If the office of any director becomes vacant (due to resignation, removal or otherwise), the remaining directors in office, though less than a quorum, by a majority vote, or the holders of a majority of all the shares of voting stock outstanding, may appoint any qualified person to fill such vacancy. Any directors elected or appointed to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

	REHABCARE	KINDRED

Provisions Affecting Business Combinations

Delaware. Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the time the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the person became an interested stockholder on or after the time the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (2) if the corporation, by action of its stockholders taken with the favorable vote of a majority of the outstanding voting power of the corporation, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL, with such amendment to be effective 12 months thereafter, or in certain limited circumstances, immediately.

	RehabCare is subject to Section 203 of the DGCL.	Kindred expressly elects in its certificate of incorporation not to be governed by Section 203 of the DGCL.

Certain Similarities in Stockholder Rights

Authorized Capital Stock

Under Delaware law, every corporation may issue one or more classes of stock or one or more series of stock within any class thereof, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of incorporation or in the board resolution providing for the issue of such stock adopted pursuant to authority expressly vested in the board by the provisions of the certificate of incorporation.

RehabCare’s certificate of incorporation authorizes 70,000,000 shares, consisting of 60,000,000 shares of common stock, $0.01 par value, and 10,000,000 preferred shares, $0.10 par value. Kindred’s certificate of incorporation authorizes 176,000,000 shares, consisting of 175,000,000 shares of common stock, $0.25 par value, and 1,000,000 shares of preferred stock, $0.25 par value.

Both companies’ certificate of incorporation authorizes the board to determine the rights and preferences of preferred stock and issue such preferred stock.

Public Market for the Shares	Common shares of RehabCare and Kindred are quoted on the NYSE.

Stockholder Action without a Meeting

The DGCL provides that any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of the outstanding stock having not less than the minimum number of votes otherwise required to authorize or take such action at a meeting of stockholders consent in writing, unless otherwise provided by a corporation’s certificate of incorporation.

The certificate of incorporation of neither company prohibits stockholder action by written consent and accordingly, stockholders may take action without a meeting.

Notice of Stockholders Meetings	Both companies have to give written notice of any meeting not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Stockholder Nominees for Board of Directors	The bylaws of both companies provide that nominations of persons for election to the board of directors may be made (a) by or at the direction of the board or (b) by any stockholder entitled to vote for the election of directors at such meeting, provided that the stockholder complies with the conditions and procedures set forth in the bylaws. Such bylaw provisions relate to, among other things, timing of nominations and the requirement to provide certain information about the proponent and nominee.

Stockholder Proposals (other than Nomination of Candidates to the Board of Directors)	The bylaws of both companies provide that a stockholder may submit matters for a stockholder meeting only if such stockholder complies with the conditions and procedures set forth in the bylaws. Such bylaw provisions relate to, among other things, timing of submitting the proposal and the requirement to provide certain information about the proponent.

No Classified Board	Neither the Kindred board of directors nor the RehabCare board of directors is divided into classes.

No Stockholder Rights Plan	Neither Kindred nor RehabCare has an existing stockholder rights plan.

Director and Officer Liability and Indemnification

The certificates of incorporation and/or bylaws of both companies, in compliance with DGCL, provide for the following rights with respect to the liability of directors and officers:

•    The directors of both companies are not liable to the company to the fullest extent permitted by Delaware law;

•    The companies will indemnify, to fullest extent permitted by law, any person who incurs losses by reason of the fact that he is or was a director or officer;

•    Both companies will provide advances for reimbursement of expenses incurred by directors and officers in defending any action, suit or proceeding for which the company has a duty to indemnify the director or officer, subject to repayment of such expenses if it shall ultimately be determined that such person is not entitled to be indemnified;

•    Both companies are entitled to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the company.

Rights of Dissenting Stockholders

The DGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, the DGCL does not provide for appraisal rights in connection with such mergers or consolidations if (1) the shares of the corporation are (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders or (2) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. However, notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof, (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or fractional depository receipts as described above, or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. See “Summary — Appraisal Rights” on page 15 and “The Merger — RehabCare Stockholders’ Rights of Appraisal” beginning on page 86. The DGCL does not provide appraisal rights to stockholders with respect to the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide.

The DGCL provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders.

The appraisal rights of Kindred and RehabCare stockholders are governed in accordance with the DGCL.

Preemptive Rights of Stockholders	The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of a corporation unless the corporation’s certificate of incorporation expressly grants such rights. The certificates of incorporation of neither Kindred nor RehabCare grants any preemptive rights to their respective stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical audited consolidated financial information of Kindred and RehabCare incorporated by reference in this joint proxy statement/prospectus and has been prepared to reflect the merger in which Kindred will acquire all of the outstanding common stock of RehabCare. The unaudited pro forma condensed combined balance sheet is presented as if the merger and related financing had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 was prepared assuming the merger occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The historical consolidated financial statements of RehabCare have been adjusted to reflect certain reclassifications to conform with Kindred’s financial statement presentation.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Kindred and RehabCare been a combined company during the periods specified.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based upon and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Kindred and RehabCare for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•

Separate historical financial statements of Kindred as of and for the year ended December 31, 2010 and the related notes included in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2010; and

•

Separate historical financial statements of RehabCare as of and for the year ended December 31, 2010 and the related notes included in RehabCare’s Annual Report on Form 10-K for the year ended December 31, 2010.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change and interpretation. The acquisition accounting for certain items, including property and equipment, identifiable intangible assets, leasehold interests and noncontrolling interests, is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are based upon estimates and current preliminary information and may differ materially from actual amounts. For purposes of this unaudited pro forma condensed combined financial information, the merger consideration has been preliminarily allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon various estimates of fair value. The merger consideration will be allocated among the fair values of the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the merger. Any excess of the merger consideration over the fair value of RehabCare identifiable net assets will be recorded as goodwill. The final allocation is dependent upon the completion of the aforementioned valuations and other analyses that cannot be completed prior to the merger. The actual amounts recorded at the completion of the merger may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information and those differences could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial performance. The unaudited pro forma condensed combined statement of operations does not include expenses and certain write-offs related to debt refinancing that we expect to incur in connection with the merger closing, which, at this time, are estimated to be approximately $92 million. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the unaudited pro forma condensed combined statement of operations include the effects of any other items directly attributable to the merger that are not expected to have a continuing impact on the combined results of operations.

Kindred and RehabCare

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2010

(In thousands)

			Pro forma adjustments
	Historical		Reclassifications		Merger and financing (i)	Allocation of merger consideration		Pro forma combined
	Kindred	RehabCare
ASSETS
Current assets:
Cash and cash equivalents	$17,168	$23,205	$–		$(1,531,123)	$–		$40,373
					1,531,123
Cash-restricted	5,494	–	–		–	–		5,494
Insurance subsidiary investments	76,753	–	–		–	–		76,753
Accounts receivable less allowance for loss	631,877	222,179	9,132	(a)	–	–		864,783
			1,595	(b)
Inventories	24,327	–	5,765	(c)	–	–		30,092
Deferred tax assets	13,439	21,034	–		–	–		34,473
Income taxes	42,118	–	(2,906	)(d)	22,688	–		61,900
Other	24,862	14,559	(1,595	)(b)	–	–		32,061
			(5,765	)(c)

	836,038	280,977	6,226		22,688	–		1,145,929
Property and equipment, net	896,547	119,591	–		–	13,220	(j)	1,029,358
Goodwill	242,420	559,866	–		–	(559,866	)(j)	1,042,621
						800,201	(j)
Intangible assets less accumulated amortization	92,883	127,227	–		–	(127,227	)(j)	493,883
						401,000	(j)
Assets held for sale	7,167	10,407	–		–	–		17,574
Insurance subsidiary investments	101,210	–	–		–	–		101,210
Deferred tax assets	88,816	–	(88,816	)(e)	–	–		–
Investment in RehabCare	–	–	–		935,598	(935,598	)(k)	–
Other	72,334	28,501	–		(16,369)	–		141,085
					(881)
					57,500

Total assets	$2,337,415	$1,126,569	$(82,590)		$998,536	$(408,270)		$3,971,660

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$174,495	$16,440	$–		$–	$–		$190,935
Salaries, wages and other compensation	291,116	78,863	8,641	(f)	–	–		378,620
Due to third party payors	27,115	–	368	(g)	–	–		27,483
Professional liability risks	41,555	–	7,261	(h)	–	–		48,816
Income taxes	–	2,906	(2,906	)(d)	–	–		–
Other accrued liabilities	87,012	56,039	9,132	(a)	(564)	(7,281	)(l)	128,068
			(8,641	)(f)
			(368	)(g)
			(7,261	)(h)
Long-term debt due within one year	91	9,116	–		(5,900)	–		10,307
					7,000

	621,384	163,364	6,226		536	(7,281)		784,229
Long-term debt	365,556	381,772	–		(381,000)	–		1,533,042
					(365,000)
					1,531,123
					7,591
					(7,000)
Professional liability risks	207,669	–	–		–	–		207,669
Deferred tax liabilities	–	54,755	(88,816	)(e)	–	99,109	(j)	65,048
Deferred credits and other liabilities	111,047	5,695	–		–	–		116,742
Noncontrolling interests-redeemable	–	–	–		–	9,098	(m)	9,098
Equity:
Stockholders’ equity:
Common stock, par value	9,874	283	–		2,927	(283	)(n)	12,801
Capital in excess of par value	828,593	292,078	–		278,602	(292,078	)(n)	1,107,195
Accumulated other comprehensive income	135	–	–		–	–		135
Treasury stock	–	(54,704)	–		–	54,704	(n)	–
Retained earnings	193,157	262,441	–		(69,243)	(262,441	)(n)	123,914

	1,031,759	500,098	–		212,286	(500,098)		1,244,045
Noncontrolling interests-nonredeemable	–	20,885	–		–	(9,098	)(m)	11,787

Total equity	1,031,759	520,983	–		212,286	(509,196)		1,255,832

Total liabilities and equity	$2,337,415	$1,126,569	$(82,590)		$998,536	$(408,270)		$3,971,660

See accompanying notes.

Kindred and RehabCare

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2010

(In thousands, except per share amounts)

			Pro forma adjustments					Pro forma combined
	Historical			Merger and financing		Allocation of merger consideration
	Kindred	RehabCare	Reclassifications (o)
Revenues	$4,359,697	$1,329,443	$–	$–		$–		$5,689,140

Salaries, wages and benefits	2,505,690	–	862,602	–		–		3,368,292
Supplies	342,197	–	74,194	–		–		416,391
Rent	357,372	–	49,208	–		–		406,580
Other operating expenses	948,609	1,056,671	(877,386)	–		(996	)(s)	1,126,898
Selling, general and administrative	–	108,618	(108,618)	–		–		–
Other income	(11,422)	(959)	–	–		–		(12,381)
Depreciation and amortization	121,552	30,595	–	–		1,102	(t)	157,131
						(8,178	)(u)
						12,060	(u)
Interest expense	7,090	33,167	–	(37,606	)(p)	–		107,648
				104,997	(p)
Investment income	(1,245)	(98)	–	–		–		(1,343)

	4,269,843	1,227,994	–	67,391		3,988		5,569,216

Income from continuing operations before income taxes	89,854	101,449	–	(67,391)		(3,988)		119,924
Provision for income taxes	33,708	36,559	–	(25,946	)(q)	1,850	(q)	46,171

Income from continuing operations	56,146	64,890	–	(41,445)		(5,838)		73,753
Earnings attributable to noncontrolling interests	–	(3,677)	–	–		–		(3,677)

Income from continuing operations attributable to Kindred	$56,146	$61,213	$–	$(41,445)		$(5,838)		$70,076

Pro forma earnings from continuing operations per common share:
Basic	$1.42	$2.53						$1.37 (v)
Diluted	$1.42	$2.48						$1.36 (v)
Pro forma shares used in computing earnings from continuing operations per common share:
Basic	38,738	24,231		11,706	(r)			50,444
Diluted	38,954	24,706		11,706	(r)			50,660

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with the provisions of the authoritative guidance for business combinations using the acquisition method of accounting in which Kindred acquires all of the outstanding common stock of RehabCare.

The accompanying unaudited pro forma condensed combined financial information presents the pro forma combined financial position and results of operations based upon the historical audited financial statements of Kindred and RehabCare, after giving effect to the merger, related financing activities and other adjustments. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the unaudited pro forma condensed combined statement of operations include the effects of any other items directly attributable to the merger that are not expected to have a continuing impact on the combined results of operations.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the merger and related financing activities as if these transactions had been consummated on December 31, 2010, and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available. The unaudited pro forma condensed combined statement of operations gives effect to the merger and related financing activities as if these transactions had been consummated on January 1, 2010.

NOTE 2 – PRELIMINARY ALLOCATION OF MERGER CONSIDERATION

On February 7, 2011, Kindred entered into a merger agreement with RehabCare, providing for Kindred’s acquisition of all of the outstanding common stock of RehabCare. Each share of RehabCare common stock outstanding immediately prior to the effective time (subject to certain exceptions) will be converted into the right to receive 0.471 of a share of Kindred common stock and $26.00 in cash, without interest. No fractional shares of Kindred common stock will be issued in the merger and RehabCare stockholders will receive cash in lieu of fractional shares. The merger agreement also provides for the vesting and conversion of certain RehabCare stock options and the vesting and lapse of restrictions on RehabCare restricted shares. The value of the equity consideration portion of the preliminary merger consideration is subject to change based upon changes in the market price of Kindred common stock prior to closing. The total value of the transaction, including the assumption and refinancing of RehabCare long-term debt, is approximately $1.3 billion.

Upon completion of the merger, RehabCare stockholders will own approximately 23% of Kindred’s outstanding common stock.

Kindred has obtained a financing commitment from the debt commitment parties in connection with the merger. These funds and existing cash balances are expected to be sufficient to fund the cash consideration to RehabCare stockholders and to refinance Kindred’s revolving credit facility and RehabCare’s revolving credit and term loan facilities. Subject to certain conditions, Kindred expects to have in place approximately $1.900 billion of long-term financing, of which approximately $1.600 billion is expected to be outstanding at the time of consummation of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 2 — PRELIMINARY ALLOCATION OF MERGER CONSIDERATION (Continued)

An estimate of the merger consideration paid to RehabCare stockholders at the effective time and a preliminary allocation of the merger consideration to the assets to be acquired and the liabilities to be assumed follows (in thousands, except per share or per option amounts):

Estimate of merger consideration:
Cash consideration:
RehabCare common stock and unvested restricted shares outstanding as of December 31, 2010	24,854
Cash consideration paid per share per the merger agreement	$26

646,204

RehabCare employee stock options outstanding as of December 31, 2010	605
Weighted average value per outstanding RehabCare stock option as of April 15, 2011	$13.00

7,865

Total cash consideration	654,069
Kindred equity consideration:
RehabCare common stock and unvested restricted shares outstanding as of December 31, 2010	24,854
Exchange ratio per merger agreement	0.471

Assumed Kindred common stock issued	11,706
Kindred closing price per share as of April 15, 2011	$24.05

Total equity consideration	281,529

Total merger consideration to RehabCare stockholders and stock option holders	$935,598

Allocation of merger consideration to assets acquired and liabilities assumed:

	Historical balances as of December 31, 2010	Reclassifications and fair value adjustments	Allocation of merger consideration
Cash and cash equivalents	$23,205	$–	$23,205
Accounts receivable	222,179	10,727	232,906
Deferred tax assets	21,034	–	21,034
Other current assets	14,559	(4,501)	10,058
Property and equipment	119,591	13,220	132,811
Identifiable intangible assets	127,227	273,773	401,000
Other assets	38,908	–	38,908
Current portion of long-term debt	(9,116)	–	(9,116)
Accounts payable and other current liabilities	(154,248)	1,055	(153,193)
Long-term debt, less current portion	(381,772)	–	(381,772)
Deferred tax liabilities	(54,755)	(99,109)	(153,864)
Other liabilities	(5,695)	–	(5,695)
Noncontrolling interests—nonredeemable	(20,885)	9,098	(11,787)
Noncontrolling interests—redeemable	–	(9,098)	(9,098)

Total identifiable net assets	(59,768)		135,397
Goodwill	559,866		800,201

Net assets	$500,098		$935,598

A change of $1 in the price of Kindred common stock would increase or decrease the equity consideration, including unvested employee restricted shares and employee stock option consideration, by approximately $12 million, which would result in a corresponding adjustment to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 2 – PRELIMINARY ALLOCATION OF MERGER CONSIDERATION (Continued)

The final merger consideration allocation for certain items, including property and equipment, identifiable intangible assets, leasehold interests and noncontrolling interests, is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The actual amounts recorded at the completion of the merger may differ materially from the information presented herein.

NOTE 3 – PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial information includes the following adjustments to conform the RehabCare balance sheet and statement of operations with the Kindred presentation, to give effect to the merger and Kindred’s financing activities and to adjust historical amounts to estimated fair value in connection with the merger consideration allocation. See Note 2.

Unaudited pro forma condensed combined balance sheet adjustments

a)	To reclassify $9.1 million of RehabCare patient credit balances, which are included in accounts receivable, to other accrued liabilities.

b)	To reclassify $1.6 million of RehabCare Medicare and Medicaid cost report receivables and other accounts receivable from other current assets to accounts receivable.

c)	To reclassify $5.8 million of RehabCare inventory from other current assets to inventories.

d)	To reclassify $2.9 million of RehabCare income taxes payable to offset Kindred’s income taxes receivable.

e)	To reclassify $88.8 million of Kindred long-term deferred tax assets to long-term deferred tax liabilities to conform to the pro forma condensed combined balance sheet presentation after adjustments.

f)	To reclassify $8.6 million of RehabCare workers compensation liabilities from other accrued liabilities to accrued salaries, wages and other compensation.

g)	To reclassify $0.4 million of RehabCare Medicare and Medicaid cost report payables from other accrued liabilities to due to third party payors.

h)	To reclassify $7.3 million of RehabCare professional liability risks from other accrued liabilities to professional liability risks classified as current.

i)	Kindred has obtained a financing commitment to fund a substantial portion of the merger consideration. The financing commitment is comprised of a $650 million senior secured asset backed revolving credit facility with a five-year term, a $700 million senior secured term loan with a seven-year term and a $550 million senior unsecured bridge loan facility with a term of one year (which may be extended to eight years). Accessing the bridge loan facility may not be necessary if Kindred is able to complete a planned $550 million senior unsecured notes offering prior to the closing date of the merger. The unaudited pro forma condensed combined financial information assumes, based upon management’s current expectations, that the notes offering is completed upon consummation of the merger and the bridge loan facility is not accessed. Kindred expects to pay various financing costs related to executing these debt instruments that will be amortized over the terms of the loans or expensed at the closing of the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

Unaudited pro forma condensed combined balance sheet adjustments (continued)

The financing activities related to the merger, including both debt and equity financing and the related uses of funds, follows (in thousands, except per share amounts):

Financing sources:
New debt:
$650 million revolving credit facility	$288,123
$700 million term loan (current portion – $7 million)	700,000
$550 million senior unsecured notes	550,000
Less original issue discount on term loan	(7,000)	$1,531,123

Equity exchanged:
Kindred common stock, $0.25 par value	2,927
Capital in excess of par value	278,602	281,529

		$1,812,652

Financing uses:
Consideration to acquire RehabCare (see Note 2):
Cash consideration	$654,069
Equity exchanged	281,529	$935,598

RehabCare long-term debt refinanced	381,000
Current portion of RehabCare long-term debt	5,900	386,900

Kindred revolving credit facility to be refinanced		365,000
Accrued interest related to debt refinanced		564
Financing costs paid at merger closing (deferred as long-term assets)		57,500
Expenses paid at closing		67,090

		$1,812,652

Expenses related to merger closing:
Cash payments:
Legal and professional fees		$33,000
Employee change in control payments and other severance agreements		21,100
Bridge loan facility commitment fee		8,250
Other expenses		4,740

		67,090
Non-cash write-offs:
RehabCare deferred financing costs		16,369
RehabCare original issue discount		7,591
Kindred deferred financing costs		881

		24,841

		91,931
Income tax benefit (1)		(22,688)

Charge to retained earnings		$69,243

(1)	The combined company estimated statutory income tax rate of 38.5% was only applied to expenses related to the merger that are expected to be deductible for income tax purposes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

Unaudited pro forma condensed combined balance sheet adjustments (continued)

j)	To adjust the tangible and identifiable intangible assets acquired and liabilities assumed based upon preliminary estimates of fair value and eliminate historical RehabCare balances. The preliminary estimates of fair value for property and equipment and identifiable intangible assets follow (dollars in thousands):

Property and equipment:	Historical net book value as of December 31, 2010	Estimated fair value	Estimated fair value adjustment
Land	$6,043	$6,368	$325
Buildings	53,574	59,413	5,839
Buildings and equipment under capital lease obligations	7,270	7,920	650
Equipment	50,763	57,061	6,298
Construction in progress	1,941	2,049	108

	$119,591	$132,811	$13,220

Identifiable intangibles:	Estimated fair value
Indefinite lived:
RehabCare trade name	$141,100
Medicare certifications	122,200
Certificates of need	8,000
Finite lived:
Customer relationships	110,400
Other trade name	16,500
Non-compete agreements	2,800

$401,000

The excess of the merger consideration for RehabCare over the fair value of its identifiable net assets of $800.2 million is recorded as goodwill. See Note 2.

Adjustments to deferred tax liabilities related to the tax effect of fair value adjustments (in thousands):

Property and equipment	$5,090
Identifiable intangible assets	105,403
Goodwill	(11,384)

$99,109

k)	To allocate the total merger consideration paid to RehabCare stockholders to the assets acquired and liabilities assumed. See Note 2.

l)	To eliminate $7.3 million of deferred rent liabilities related to straight-line rent accruals in accordance with the provisions of the authoritative guidance for business combinations. In subsequent periods following the date of the merger, lease payments that are not contingent will continue to be accounted for on a straight-line basis.

m)	To reclassify $9.1 million of RehabCare noncontrolling interests that may be redeemable under the change in control provisions of existing contracts.

n)	To eliminate the historical stockholders’ equity balances of RehabCare.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

Unaudited pro forma condensed combined statement of operations adjustments

o)	To reclassify the RehabCare statement of operations presentation to conform with the Kindred presentation (in thousands):

	Other operating expenses	Selling, general and administrative	Total
Salaries, wages and benefits	$789,507	$73,095	$862,602
Supplies	73,473	721	74,194
Rent	46,559	2,649	49,208
Other operating expenses	(909,539)	32,153	(877,386)
Selling, general and administrative	–	(108,618)	(108,618)

	$–	$–	$–

p)	To eliminate historical interest expense and deferred financing cost amortization related to Kindred and RehabCare debt obligations that will be refinanced at the closing date of the merger and to add the new interest expense and deferred financing cost amortization, which are computed as follows (in thousands):

Historical interest expense eliminated:	Interest expense	Deferred cost amortization	Total decrease to interest expense
RehabCare	$26,947	$4,521	$31,468
Kindred	4,976	1,162	6,138

	$31,923	$5,683	$37,606

New interest expense:	Debt borrowings at merger date	Deferred costs related to financing	Interest expense	Deferred cost amortization	Other fees	Total increase to interest expense
$650 million revolving credit facility	$288,123	$16,250	$8,764	$3,250	$1,909	$13,923
$700 million term loan	700,000	17,500	37,260	2,500	100	39,860
$550 million senior unsecured notes	550,000	13,750	48,793	1,719	–	50,512
Less original issue discount	(7,000)	–	–	1,000	–	1,000
Other costs	–	10,000	–	1,572	–	1,572
Capitalized interest	–	–	(1,870)	–	–	(1,870)

	$1,531,123	$57,500	$92,947	$10,041	$2,009	$104,997

	Interest rate index and margin per commitment letter	Assumed rate at closing	Term (years)
Interest rates and term:
$650 million revolving credit facility	LIBOR (1) + 2.75%	3.0%	5
$700 million term loan	LIBOR (2) + 3.75%	5.25%	7
$550 million senior unsecured notes	n/a	8.75%	8

(1)	LIBOR — One month London Interbank Offered Rate
(2)	LIBOR — One month London Interbank Offered Rate with floor of 1.5%

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

Unaudited pro forma condensed combined statement of operations adjustments (continued)

A change in interest rate of 1/8th percent would increase or decrease interest expense by approximately $2 million. As discussed in pro forma adjustment (i), the pro forma condensed combined financial information assumes the senior unsecured notes offering is completed prior to the merger and the $550 million bridge loan facility is not accessed. If Kindred were to draw on the bridge loan facility in place of the senior unsecured notes to fund the merger consideration, the incremental interest expense and related fee amortization would approximate $23 million assuming a weighted average interest rate of approximately 13.1% at closing of the merger. The incremental deferred financing cost related to drawing on the bridge loan facility would be $8.3 million and would be amortized over the one-year term of the bridge loan facility.

q)	To adjust the income tax provision to reflect the pro forma combined company estimated statutory income tax rate of 38.5%.

r)	The basic and diluted shares used in the computation of earnings from continuing operations per common share were increased by 11.7 million shares to reflect the additional shares issued in the equity consideration to RehabCare stockholders in the merger.

s)	To eliminate $1.0 million of direct incremental costs of the merger that are reflected in the historical statement of operations of both Kindred and RehabCare.

t)	To record additional depreciation expense of $1.1 million based upon the estimated fair value of the property and equipment acquired over each asset’s estimated remaining useful life. The computation of these amounts follows (dollars in thousands):

	As of December 31, 2010
	Historical net book value	Estimated fair value adjustment	Estimated fair value	Estimated remaining useful life	Depreciation expense
Land	$6,043	$325	$6,368		$–
Buildings	53,574	5,839	59,413	9	6,601
Buildings and equipment under capital lease obligations	7,270	650	7,920	4	1,980
Equipment	50,763	6,298	57,061	4	14,265
Construction in progress	1,941	108	2,049		–

	$119,591	$13,220	$132,811	6	22,846

Historical RehabCare depreciation expense					21,744

Depreciation adjustment					$1,102

u)	To eliminate $8.2 million of historical RehabCare intangible amortization expense and replace with new amortization amounts based upon the estimated fair value of finite lived intangible assets. The computation of the new amortization amounts follow (dollars in thousands):

	Estimated fair value	Estimated weighted average useful life	Amortization expense
Customer relationships	$110,400	15	$7,360
Other trade name	16,500	5	3,300
Non-compete agreements	2,800	2	1,400

	$129,700		$12,060

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

NOTE 3 – PRO FORMA ADJUSTMENTS (Continued)

Unaudited pro forma condensed combined statement of operations adjustments (continued)

v)	Pro forma earnings from continuing operations per common share are based upon the weighted average number of common shares outstanding. The diluted calculation of pro forma earnings from continuing operations per common share includes the dilutive effect of Kindred’s stock options and performance-based restricted shares. Kindred follows the provisions of the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which requires that unvested restricted stock that entitles the holder to receive nonforfeitable dividends before vesting be included as a participating security in the basic and diluted earnings per common share calculation pursuant to the two-class method. A computation of the pro forma earnings from continuing operations per common share follows (in thousands, except per share amounts):

	Basic	Diluted
Pro forma earnings:
Income from continuing operations attributable to Kindred:
As reported in Unaudited Pro Forma Condensed Combined Statement of Operations	$70,076	$70,076
Allocation to participating unvested restricted stockholders	(977)	(973)

Available to common stockholders	$69,099	$69,103

Shares used in the computation:
Weighted average shares outstanding – basic computation	50,444	50,444

Dilutive effect of Kindred employee stock options		135
Dilutive effect of Kindred performance-based restricted shares		81

Adjusted weighted average shares outstanding – diluted computation		50,660

Pro forma earnings from continuing operations per common share	$1.37	$1.36

LEGAL MATTERS

The validity of the Kindred common stock to be issued in the merger will be passed upon for Kindred by Joseph L. Landenwich, Esq., Kindred’s Senior Vice President, Corporate Legal Affairs and Corporate Secretary.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Kindred incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RehabCare as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, appearing in RehabCare’s Annual Report on Form 10-K for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm. KPMG LLP’s report dated February 28, 2011 is included in RehabCare’s Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated by reference herein upon authority of said firm as experts in accounting and auditing.

KPMG LLP’s audit report covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that RehabCare adopted FASB Financial Accounting Standard No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Kindred. Pursuant to Rule 14a-8 under the Exchange Act, Kindred stockholders may present proper proposals for inclusion in Kindred’s proxy statement and for consideration at the next annual meeting of Kindred stockholders by submitting their proposals to Kindred in a timely manner. Any proposal of a Kindred stockholder intended to be included in Kindred’s proxy statement and form of proxy card/voting instruction form for its 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received by Kindred no later than December 29, 2011, unless the date of Kindred’s 2012 annual meeting is changed by more than 30 days from May 26, 2012, in which case the proposal must be received by the later of the close of business on the date 60 days prior to the meeting or the 10th day following the date such meeting is first publicly announced.

In addition, Kindred’s bylaws include requirements that Kindred stockholders must comply with in order to propose business to be considered at an annual meeting. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in Kindred’s proxy statement. Kindred’s bylaws require that, in order for a stockholder to propose business to be considered by the stockholders at an annual meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to Kindred’s Corporate Secretary at c/o Kindred Healthcare, Inc., 680 South Fourth Street, Louisville, Kentucky 40202, not less than 60 nor more than 90 days prior to the anniversary date of the annual meeting for the preceding year and must be a stockholder of record at the time of giving the notice. The notice must specify (i) as to each person whom the stockholder proposes to nominate for election as a director, the name(s) of the nominee(s), the number and class of all shares of each class of stock of Kindred owned of record and beneficially by each such person as reported to the nominating stockholder, the information required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K, the nominee(s)’s signed consent to serve if nominated and the name, address, number and class of all shares owned of record and beneficially by the nominating stockholder; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting the business, any material interest in the business that the stockholder, the stockholder’s name and address, and the number and class of all shares of each class of stock of Kindred owned of record and beneficially by the stockholder. Kindred’s bylaws require the notice to be given not earlier than February 25, 2012 and not later than March 27,

2012, unless the date of the annual meeting is more than 30 days before or after May 26, 2012, in which case the notice must be given by the later of the close of business on the 60th day prior to the 2012 annual meeting or the 10th day following public announcement of the date of the 2012 annual meeting.

RehabCare. RehabCare expects to hold an annual meeting in 2011 only if the merger is not completed. The deadline for submitting a stockholder proposal to RehabCare for inclusion in the RehabCare proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for RehabCare’s 2011 annual meeting of stockholders was December 15, 2010. However, if the date of RehabCare’s 2011 annual meeting is more than 30 days after May 4, 2011, the proposal must be received, to be included in RehabCare proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act, a reasonable time before RehabCare begins to print and mail its proxy materials.

Pursuant to RehabCare’s by-laws, stockholder proposals that are intended to be presented at RehabCare’s 2011 annual meeting, but that are not intended to be considered for inclusion in RehabCare’s proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director, must have been received by RehabCare by no earlier than January 29, 2011 and not later than February 28, 2011; provided, however, if the annual meeting is held more than 60 days after May 4, 2011, proposals and nominations must be delivered to RehabCare not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by RehabCare.

All proposals and director nominations, including any accompanying supporting statement, should be addressed to RehabCare’s Corporate Secretary, 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105.

Householding. If any Kindred stockholder who agreed to householding wishes to receive a separate copy of this joint proxy statement/prospectus and an annual report, or a separate proxy statement and annual report in the future, he or she may telephone toll free (877) 581-5548, or write by regular mail to Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, or by overnight mail to Computershare Trust Company, N.A., Overnight Delivery, 250 Royall Street, Canton, Massachusetts 02021. Kindred stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Computershare Trust Company, N.A. at the telephone number or the address set forth above, if they are record holders. If any RehabCare stockholder who agreed to householding wishes to receive a separate copy of this joint proxy statement/prospectus, or, if applicable, a separate proxy statement and annual report in the future (or, if multiple RehabCare stockholders sharing an address wish to receive a single set of reports in the future), he or she may telephone toll free (800) 677-1238, or write to RehabCare Group, Inc., 7733 Forsyth Boulevard, Suite 2300, St. Louis, Missouri 63105, Attention: Corporate Secretary. RehabCare stockholders holding RehabCare shares in “street name” should contact their banks or brokers to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

Kindred and RehabCare file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Kindred and RehabCare have filed with the SEC at the SEC’s Public Reference Room located at:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Kindred’s and RehabCare’s SEC filings are also available for free to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Kindred’s filings with the SEC are also available for free to the public on Kindred’s website, www.kindredhealthcare.com, and RehabCare’s SEC filings are also available for free to the public on RehabCare’s website, www.rehabcare.com. Information contained on Kindred’s website and RehabCare’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Kindred has filed a registration statement on Form S-4 to register with the SEC the Kindred common stock to be issued to RehabCare stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kindred, in addition to being a proxy statement of Kindred and RehabCare for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Kindred, Kindred common stock and RehabCare. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Each of Kindred and RehabCare incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Kindred or RehabCare make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the respective dates of the Kindred annual meeting and RehabCare special meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Kindred SEC Filings

The following documents, which were filed by Kindred with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than documents and information deemed to have been furnished and not filed under SEC rules):

SEC File No. 001-14057	Period
Current Reports on Form 8-K	Filed on February 8, 2011 (relating to the merger agreement); Filed on February 10, 2011; Filed on March 1, 2011; Filed on April 11, 2011.

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 23, 2011).

Description of Kindred common stock contained in Registration Statement on Form 8-A filed on October 5, 2004

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Kindred. You may also obtain these documents from the SEC or through the SEC’s website referred to above. Documents incorporated by reference are available from Kindred without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Kindred at the following address and telephone number:

Kindred Healthcare, Inc. 680 South Fourth Street Louisville, Kentucky 40202 (502) 596-7300

If you would like to request documents, please do so by May 19, 2011, to receive them before the Kindred annual meeting. If you request any of these documents from Kindred, Kindred will mail them to you by first-class mail, or similar means.

RehabCare SEC Filings

The following documents, which were filed by RehabCare with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than documents and information deemed to have been furnished and not filed under SEC rules):

SEC File Number 001-14655	Period
Current Reports on Form 8-K	Filed on February 8, 2011 (relating to the merger agreement); Filed on February 10, 2011; Filed on April 11, 2011.

Annual Report on Form 10-K	Year Ended December 31, 2010 (Filed on February 28, 2011).

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus, except for the exhibits to those documents, from RehabCare. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from RehabCare without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from RehabCare at the following address and telephone number:

RehabCare Group, Inc.

7733 Forsyth Boulevard

Suite 2300

St. Louis, Missouri 63105

(800) 677-1238

If you would like to request documents, please do so by May 19, 2011, to receive them before the RehabCare special meeting. If you request any of these documents from RehabCare, RehabCare will mail them to you by first-class mail, or similar means.

Kindred has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Kindred and its affiliates, and RehabCare has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to RehabCare and its affiliates.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus in voting your shares at the Kindred annual meeting or the RehabCare special meeting, as applicable. Neither Kindred nor RehabCare has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [—], 2011. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Kindred stockholders and RehabCare stockholders nor the consummation of the merger will create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

February 7, 2011

among

KINDRED HEALTHCARE, INC.,

KINDRED HEALTHCARE DEVELOPMENT, INC.

and

REHABCARE GROUP, INC.

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 7, 2011 among Kindred Healthcare, Inc., a Delaware corporation (“Parent”), Kindred Healthcare Development, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and RehabCare Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company shall merge with and into Parent with Parent surviving the Merger, pursuant to which each outstanding share of Company Common Stock shall be canceled and converted into the right to receive the Merger Consideration, except for shares of Company Common Stock to be canceled pursuant to Section 1.02(b), except for Dissenting Shares, and except for certain Company Restricted Shares pursuant to the last sentence of Section 1.05(d);

WHEREAS, the Company Board has authorized and adopted this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Delaware Law, are advisable, fair to and in the best interests of the Company and the holders of Company Common Stock;

WHEREAS, the Parent Board has authorized and adopted this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Delaware Law, are advisable and in the best interests of Parent and the holders of Parent Common Stock;

WHEREAS, the board of directors of Merger Subsidiary has authorized and adopted this Agreement;

WHEREAS, the Company Board, as of the date hereof, has resolved to recommend that the holders of Company Common Stock vote to approve the Merger and this Agreement upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parent Board, as of the date hereof, has resolved to recommend that the holders of Parent Common Stock vote to approve the Merger and this Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.01.  The Merger.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged (the “Merger”) with and into Parent in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and Parent shall be the surviving corporation (the “Surviving Corporation”). Notwithstanding the foregoing, either of Parent or the Company may (i) at any time prior to the Effective Time with the consent of the other party, which consent shall not be unreasonably withheld or delayed, or (ii) immediately prior to the Effective Time, by written notice to (but without requiring the consent of) the other party, elect to change the method of effecting the transaction by providing for a merger of Merger Subsidiary with and into the Company (a “Subsidiary Merger Election”), in which case (A) all references in this Agreement to the Merger shall be deemed references to the merger of Merger Subsidiary with and into the Company and (B) the Company shall be the Surviving Corporation.

(b)        Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen and Hamilton LLP, One Liberty Plaza, New York, New York, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)        Upon the Closing, the Company and Parent (or Merger Subsidiary, in the event of a Subsidiary Merger Election) shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the Certificate of Merger).

(d)        The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Parent (or Merger Subsidiary, in the event of a Subsidiary Merger Election), all as provided under Delaware Law.

Section 1.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a)        except as otherwise provided in Section 1.02(b), Section 1.04 or Section 1.05(d), each share of Company Common Stock (including each Company Restricted Share that vests in accordance with Section 1.05(d) hereof) outstanding immediately prior to the Effective Time shall be converted into the right to receive a combination of (i) 0.471 of a validly issued, fully paid and nonassessable share of Parent Common Stock (such per share amount, the “Stock Consideration”) and (ii) $26.00 in cash, without interest (such per share amount, the “Cash Consideration” and, together with the Stock Consideration and any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.06(b), the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration;

(b)        each share of Company Common Stock held by the Company or any of its wholly-owned Subsidiaries or owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)        each share of capital stock of Parent outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger; and

(d)        in the event of a Subsidiary Merger Election, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.03.  Surrender and Payment.

(a)        Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the

“Exchange Agent”) for the purpose of paying the Merger Consideration to the holders of Company Common Stock and shall enter into an Exchange Agent Agreement with the Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock, for payment and exchange in accordance with this Section 1.03 through the Exchange Agent, (i) book-entry shares (which, to the extent subsequently requested, shall be exchanged for certificates) representing the total number of shares of Parent Common Stock issuable as Stock Consideration and (ii) cash sufficient to pay the aggregate Cash Consideration. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares payable pursuant to Section 1.06(b) and to pay any dividends or other distributions payable pursuant to Section 1.03(f). All book-entry shares and cash deposited with the Exchange Agent pursuant to this Section 1.03(a) shall herewith be referred to as the “Exchange Fund”. Promptly after the Effective Time (and in any event within two Business Days following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 1.02(a) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such payment.

(b)        Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)        The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and converted into the right to receive only the Merger Consideration to the extent provided for, and in accordance with and subject to the procedures set forth, in this Article 1.

(e)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)        No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 1.06(b), will be paid to the holders of any unsurrendered Certificates or Uncertificated Shares with respect to the shares of Parent Common Stock issuable upon surrender thereof until the holder of such Certificates or Uncertificated Shares shall surrender such Certificates or Uncertificated Shares in accordance with the terms of this Section 1.03. Subject to Applicable Law, promptly following the surrender of any such Certificates or Uncertificated Shares, the Exchange Agent shall deliver to the holders thereof, without interest, any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

Section 1.04.  Dissenting Shares.  Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. From and after the Effective Time, a holder of Dissenting Shares shall not have, and shall not be entitled to exercise, any of the voting rights or other rights of a holder of shares of the Surviving Corporation. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.05.  Stock Options and Other Equity Awards.

(a)        Stock Plans.  At or prior to the Effective Time, the Company shall take all reasonable actions (including obtaining any necessary determinations and/or resolutions of the board of directors of the Company (the “Company Board”) or a committee thereof and amending any Stock Plan) to terminate each Stock Plan without any further liability on the part of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries, except as expressly set forth in this Section 1.05.

(b)        Options.  At the Effective Time, other than with respect to any option to purchase shares of Company Common Stock granted pursuant to the ESPP, the treatment of which is addressed separately in Section 1.05(c) below, each outstanding Company Stock Option, whether or not then exercisable or vested, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the earliest of: (i) three Business Days after the Effective Time, (ii) the end of the year in which the Effective Time occurs, or (iii) the expiration of the original term of such Company Stock Option outstanding as of the Effective Time), an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the sum of the product of the Stock Consideration multiplied by the volume-weighted average price, rounded to the nearest one-tenth of a cent, of Parent Common Stock as reported by the NYSE for the five trading days immediately preceding the Closing Date plus the Cash Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, without interest and less any applicable taxes required to be withheld with respect to such payment. As used herein, the term “Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock granted under any Stock Plan or otherwise. As of the Effective Time, each Company Stock Option for which the exercise price per share of Company Common Stock exceeds the Merger Consideration (based on a valuation of the Stock Consideration as set forth in clause (x) of Section 1.05(b)) shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Stock Options shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 1.05(b), and, without limiting the foregoing, the Company Board or the appropriate committee thereof shall take all necessary action to effect such cancellation.

(c)        Employee Stock Purchase Plan.  As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee of the Company Board shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be the business day immediately prior to the anticipated Closing Date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP), and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 1.05(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(d)        At or immediately prior to the Effective Time, (i) each outstanding Company Restricted Share subject solely to time-based vesting conditions shall vest and become free of other lapsing restrictions, and (ii) with respect to outstanding Company Restricted Shares subject to performance-based vesting conditions, as indicated in Section 3.05 of the Company Disclosure Schedule, the number of Company Restricted Shares which would vest upon the attainment of target performance, as set out in the applicable award agreement, shall vest and become free of other lapsing restrictions. As of the Effective Time, all Company Restricted Shares which vest in accordance with this Section 1.05(d) shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 1.02(a). All Company Restricted Shares that remain unvested as a result of the applicable performance targets as described above shall be canceled without consideration therefor and the Company Board or the appropriate committee thereof shall take all necessary action to effect such cancellation.

Section 1.06.  Adjustments; Fractional Shares.

(a)        If, during the period between the date of this Agreement and the Effective Time (i) any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split

(including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement or (ii) any change in the outstanding shares of Parent Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Stock Consideration pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Stock Consideration payable pursuant to this Agreement. Nothing in this Section 1.06(a) shall be construed to limit any restrictions that may arise under other provisions of this Agreement on actions of the Company, Parent or any of their respective Subsidiaries that would cause such an adjustment.

(b)        No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of same will be issued upon the surrender for exchange of shares of Company Common Stock, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock upon surrender for exchange of Company Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price, rounded to the nearest one-tenth of a cent, of Parent Common Stock as reported by the NYSE for the five trading days immediately preceding the Closing Date. Payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each former holder of Company Common Stock with respect to any fractional shares and following compliance with the surrender and payment procedures set forth in Section 1.03 and in the letter of transmittal. No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional shares and such fractional share interest shall not entitle the owner thereof to any rights of a shareholder of Parent.

Section 1.07.  Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Government Authority. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common

Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 1.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (or in such amount as the Exchange Agent may direct in accordance with its standard procedures), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 1.

ARTICLE 2

THE SURVIVING CORPORATION

Section 2.01.  Articles of Incorporation.  The certificate of incorporation of Parent in effect at the Effective Time (or, in the event of a Subsidiary Merger Election, the certificate of incorporation of the Company shall be amended in its entirety as set forth on Annex I and, as amended) shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 2.02.  Bylaws.  The bylaws of Parent (or, in the event of a Subsidiary Merger Election, of Merger Subsidiary) in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 2.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) subject to Section 6.07, the directors of Parent (or, in the event of a Subsidiary Merger Election, the directors of Merger Subsidiary) at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Parent (or, in the event of a Subsidiary Merger Election, the officers of Merger Subsidiary) at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company on or after March 8, 2010 and publicly available prior to the date of this Agreement (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii)  as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent in the Company Data Room true and complete copies of the Organizational Documents of the Company as in effect on the date of this Agreement.

Section 3.02.  Corporate Authorization.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)        The Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.

(c)        At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii)directed that this Agreement be submitted to the Company’s stockholders and resolved to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to, any Governmental Authority other than (a) as disclosed in Section 3.03(a) of the Company Disclosure Schedule, (b) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (c) compliance with any applicable requirements of the HSR Act and under any comparable merger control laws of foreign jurisdictions, if applicable (the consents, approvals orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (a), (b) and (c) above, the “Required Governmental Authorizations”), (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (e) compliance with any requirements of the NYSE, and (f) any actions, filings or notices the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its obligations or consummate the transactions contemplated by this Agreement.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its obligations or consummate the transactions contemplated by this Agreement.

Section 3.05.  Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of

Preferred Stock, par value $0.10 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). Other than the Company Capital Stock, there are no shares of capital stock authorized, issued or outstanding. As of February 4, 2011, there were outstanding (i) 28,934,685 shares of Company Common Stock (of which of an aggregate of 608,321 shares are Company Restricted Shares and 4,002,898 are shares held in treasury), (ii) no shares of Company Preferred Stock and (iii) Company Stock Options to purchase an aggregate of 585,285 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 585,285 shares of Company Common Stock were exercisable). As of February 4, 2011, other than 585,285 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options under the Company’s Directors Stock Plan and 1996 Stock Plan, the Company has no Shares reserved for issuance. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to any Stock Plan or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (ii) all outstanding Company Restricted Shares, including with respect to each such share the holder, date of grant, vesting schedule and type of vesting schedule.

(b)        There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.05(a) and for changes since February 4, 2011 resulting from the exercise of Company Stock Options or the vesting of Company Restricted Shares outstanding on such date, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the

Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c)        Each Company Stock Option (i) was granted in material compliance with all Applicable Law and all of the terms and conditions of the Stock Plan and related grant agreement pursuant to which it was granted, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (iii) has a grant date which was approved by the Company Board or a committee thereof no later than the grant date.

Section 3.06.  Subsidiaries.

(a)        Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list of the name, jurisdiction of organization and equity owner(s) of each direct or indirect Subsidiary of the Company. Each Subsidiary of the Company is a business entity of the type indicated in Section 3.06(a) of the Company Disclosure Schedule, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failures to be so licensed or qualified, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect on the Company.

(b)        Except as set forth in Section 3.06(a) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or a wholly-owned Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) Company Securities or securities of any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Subsidiary Securities.

Section 3.07.  SEC Filings and the Sarbanes-Oxley Act.

(a)        The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company since January 1, 2008, including those filed or furnished subsequent to the date of this Agreement , collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)        As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company is in compliance with, and have complied since January 1, 2008, in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer.

(g)        The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Section 3.07(g) of the Company Disclosure Schedule sets forth, based on the Company’s most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

(h)        Since January 1, 2008, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications were when made complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(i)        Since January 1, 2008, to the knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the current Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of United

States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(j)        Since December 31, 2009, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 3.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 3.09.  Disclosure Documents.  The information supplied by the Company or through its counsel specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the 1933 Act, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement at the time the Joint Proxy Statement (and any amendment or supplement thereto) is first sent or given to the holders of Company Common Stock and Parent Common Stock and at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (and any amendment or supplement thereto), will, when filed with the SEC and distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the 1934 Act. No representation or warranty is made by the Company with respect to statements made based on information supplied by Parent or Merger Subsidiary or through their counsel specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 3.10.  Absence of Certain Changes.  (a) Since September 30, 2010 through the date of this Agreement, except as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices, and there has not been any action taken by the Company or any of its

Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, without Parent’s consent, would constitute a material breach of Section 5.01.

(b)        Since December 31, 2009, there have been no changes, effects, developments or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.11.  No Undisclosed Material Liabilities; Intercompany Loans.

(a)        There are no liabilities of the Company or any of its Subsidiaries of any nature (whether absolute, accrued, known, unknown, contingent or otherwise) other than (i) liabilities disclosed and provided for in the Company Balance Sheet, (ii) liabilities incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)        Section 3.11(b) of the Company Disclosure Schedule sets forth, as of December 31, 2010, (i) a true and complete schedule of all intercompany loans or borrowings between the Company and any non-wholly owned Subsidiary of the Company and (ii) a true and complete schedule of all intercompany loans or borrowings between Subsidiaries of the Company, other than loans or borrowings between wholly-owned Subsidiaries of the Company.

Section 3.12.  Litigation.  As of the date of this Agreement, there is no action, claim, suit, investigation, audit or proceeding (collectively, “Proceedings”) pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that challenges or seeks to enjoin the transactions contemplated by this Agreement. There are no Proceedings pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the knowledge of the Company, any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company. There are no judgments, decrees, injunctions, rules or orders of any arbitrator or Governmental Authority outstanding against the Company nor, to the knowledge of the Company, any investigations by any Governmental Authority (each, an “Order”) involving the Company or any of its Subsidiaries or, to the knowledge of the Company, any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company, or are or would reasonably be expected to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement. Section 3.12 of the Company Disclosure Schedule includes a description of all material Proceedings and Orders involving or relating to the Company or any of its Subsidiaries, and, to the knowledge of the Company, any of their respective Employees in connection with the business of the Company or any of its Subsidiaries since January 1, 2008, except for such Proceedings and Orders for which the Company and its Subsidiaries have no further liability (contingent or otherwise).

Section 3.13.  Compliance with Applicable Law; Permits.

(a)        Except for failures to comply or violations that (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) have been cured and for which the Company and its Subsidiaries have no further liability (contingent or otherwise), the Company and each of its Subsidiaries is and, since January 1, 2008, has been and, to the knowledge of the Company, none of their respective Employees or Representatives acting on their behalf is now or, since January 1, 2008, has failed to be, in compliance with, and, since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written (or to the knowledge of the Company, oral) communication from any Governmental Authority that alleges any violation of, Applicable Laws, including (collectively, “Health Care Regulatory Laws”):

(i)        any applicable self-referral law, including 42 U.S.C. § 1395nn, as amended (the “Stark Act”) or any applicable state self-referral law, and any implementing regulations thereunder;

(ii)        any false claim or fraud law, including 31 U.S.C. § 3729, as amended, or any other applicable federal or state false claim or fraud law;

(iii)        any anti-bribery or anti-kickback law, including but not limited to 42 U.S.C. § 1320a-7b(b), as amended (the “Federal Anti-Kickback Statute”), 41 U.S.C. § 51 et seq. and any implementing regulations thereunder, similar state or local laws, federal or state commercial bribery statutes, or any similar state or local statutes or regulations governing financial relationships among health care patients, providers, suppliers, distributors, or manufacturers;

(iv)        the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-99 (“HIPAA”), including the HIPAA regulations governing electronic transactions (45 C.F.R. Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F), and any comparable state Applicable Law; and

(v)        42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b or implementing regulations thereunder, or Title II-E of HIPAA, Pub. L. 104-191;

(b)        Except as has had not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2008, none of the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Employees or Representatives acting on their behalf:

(i)        has committed an act or failed to undertake any act, or been charged with or investigated for any act, which act or failure to act would subject the Company or any of its Subsidiaries to liability for criminal or civil money penalties, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Health Care Regulatory Law,

(ii)        has been excluded from participation in any federal or state health care program;

(iii)        has been debarred or suspended from participating in federal or state government Contracts;

(iv)        has been debarred under Section 306 of the Federal Food, Drug & Cosmetic Act, or otherwise subject to restriction or removal from clinical research activities under such act;

(v)        has received any notice of any proposed exclusion, debarment, suspension, removal or restriction; or

(vi)        has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority or made or paid any improper payment to a foreign government official (as defined in the U.S. Foreign Corrupt Practices Act).

(c)        Set forth in Section 3.13(c)(i) of the Company Disclosure Schedule is a list of each hospital or other healthcare facility owned, operated or managed by the Company or any of its Subsidiaries (each, a “Company Facility”). The Company and each of its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, certificates of need, registrations, variances, exemptions and orders necessary for the operation of each of the Company Facilities and the other businesses of the Company and its Subsidiaries (the “Company Permits”). Section 3.13(c)(ii) of the Company Disclosure Schedule contains a true and complete list of the hospital licenses for each LTCH and IRF of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Permit is valid and in full force and effect. Since January 1, 2008, the Company has not received any written (or to the knowledge of the Company, oral) notice from any Governmental Authority of (x) any actual or suspected material violation of any Company Permit or any failure to comply with any term or requirement of any Company Permit or (y) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, other than notices related to any such matters that have been cured and for which the Company and its Subsidiaries have no further liability (contingent or otherwise). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2008, no Company Permit has been revoked, withdrawn, suspended, cancelled, terminated, modified, terminated or been subject to a refusal to renew such Company Permit.

(d)        To the knowledge of the Company, (i) no physician who owns, or whose immediate family member owns, any direct or indirect ownership or investment interest in any Company Facility (each, a “Company Physician-Investor”) is prohibited from referring to such Company Facility under the Stark Act and each such Company Physician-Investor’s ownership or investment interest is in material compliance with the Stark Act; and (ii) no direct or indirect ownership or investment interest in any Company Facility by any Company Physician-Investor who is in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for such Company Facility, is or results in any illegal remuneration to such Company Physician-Investor under the Federal Anti-Kickback Statute or any applicable state anti-kickback law. Section 3.13(d) of the Company Disclosure Schedule sets forth the percent of the value of any investment interests in each class of investments held as of the date hereof by investors who are in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for, each Company Facility in which any Company Physician-Investor has a direct or indirect ownership or investment interest.

(e)        The LTCH doing business as “Triumph Hospital The Heights” is, and at all times has been operated as a “remote” location of “Triumph Hospital of North Houston” based upon compliance with 42 CFR §413.65 and is not a “satellite facility” as defined in 42 CFR §§412.22(h)(1) and 412.25(e)(1). Neither the Company nor any Subsidiary has received any written notice from any Governmental Authority or any fiscal intermediary regarding any actual or alleged violation of or failure by the Company or any Subsidiary to comply with any requirement of 42 CFR §413.65, except where the failures to comply, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(f)        Neither the Company nor any of its Subsidiaries is currently, nor, since January 1, 2008, has been a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.

Section 3.14.  Material Contracts.

(a)        For purposes of this Agreement, a “Company Material Contract” shall mean each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound:

(i)        Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act);

(ii)        Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, or in which the Company owns more than a five percent voting or economic interest, or with respect to which the Company has obligations, including contingent obligations, of more than $500,000 individually or in the aggregate;

(iii)        Contracts that relate to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any agreement evidencing financial hedging or similar trading activities any obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, or any guarantee with respect to an obligation of any other Person, that are in effect on the date hereof and could reasonably be expected to result in payments in excess of $500,000 individually or in the aggregate;

(iv)        Contracts that relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations), that are in effect on the date hereof and could reasonably be expected to result in payments in excess of $500,000 individually or in the aggregate;

(v)        Contracts that, other than an acquisition subject to Section 3.14(a)(iv), obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000 individually or in the aggregate and that are not terminable by the Company or its Subsidiaries upon ninety days notice or less without material liability to the Company;

(vi)        Contracts that prohibit the payment of dividends or distributions in respect of the Company Securities or Company Subsidiary Securities, prohibits the pledging of the Company Securities or Company

Subsidiary Securities or prohibits the issuance of guarantees by any Subsidiary of the Company;

(vii)        Contracts containing any covenant limiting or prohibiting the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Surviving Corporation or any of their respective Subsidiaries) to engage in any line of business, to distribute or offer any products or services, or to compete or engage with any Person in any line of business or levying a fine, charge or other payment for doing any of the foregoing;

(viii)        Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(ix)        Contracts that would be required to be disclosed under Section 3.17(b);

(x)        Contracts that would reasonably be expected to involve payments by the Company and its Subsidiaries in excess of $1,000,000 during the twelve month period after the date of this Agreement that are not terminable by the Company or its Subsidiaries upon ninety days notice or less without material liability to the Company;

(xi)        Contracts pursuant to which the Company or any of its Subsidiaries has granted “most favored nation” pricing provisions;

(xii)        Contracts that the other party to which is a Governmental Authority, including the secretary, administrator, or other official thereof, or is any program operated by a Governmental Authority;

(xiii)        Contracts with Third Party payers, including Medicaid provider agreements, management agreements, managed care agreements or other agreements with customers to the extent that such agreements would reasonably be expected to involve payments, to the Company and its Subsidiaries in excess of $1,000,000 individually or in the aggregate during the twelve month period after the date of this Agreement;

(xiv)        Contracts, including the Stock Plans or any stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)        Contracts relating to the settlement of a Proceeding, other than settlement agreements providing for the payment of cash only (which have not been paid or is reserved for on the Company Balance Sheet) not exceeding $500,000; and

(xvi)        any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $2,000,000 individually or in the aggregate that is not terminable by the Company or its Subsidiaries upon ninety days notice or less without material liability to the Company or any of its Subsidiaries and is not required to be disclosed pursuant to Section 3.14(a)(i) to Section 3.14(a)(xv).

(b)        Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract as of the date of this Agreement, and, prior to the date of this Agreement, the Company has made available to Parent in the Company Data Room true and complete copies of Contracts listed in Section 3.14(a) of the Company Disclosure Schedule. Each Company Material Contract is valid, binding and enforceable on the Company or one of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company) and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), except where the failures to be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not received any written or, to the knowledge of the Company, oral, notice to terminate, in whole or part, any of the Company Material Contracts. None of the Company or any of its Subsidiaries is in breach under any Company Material Contract and to the knowledge of the Company, no other party to any Company Material Contract is in breach thereunder, except where such breach has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.15.  Taxes.

(a)        All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are true and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d)        Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(e)        During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)        Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person (other than (A) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business; (B) employment agreements; and (C) standard Tax indemnity provisions entered into in connection with purchase or sale agreements entered into in the ordinary course of business).

(g)        Neither the Company nor any of its Subsidiaries participate or have “participated” in any “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)        Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)        “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; or

(ii)        Installment sale or open transaction disposition made on or prior to the Closing Date.

(i)        “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to assume or succeed to the Tax liability of any other Person by operation of law, and solely with respect to Section 3.15(f)(iii) and Section 4.13(f)(iii), any obligations to indemnify the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax”.

(j)        “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.16.  Employees and Employee Benefit Plans.

(a)        Section 3.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, Contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (collectively, the “Employee Plans”).

(b)        The Company has delivered to Parent true and complete copies of (i) each Employee Plan document (or, if appropriate, a form thereof), including any amendment thereto and in the case of unwritten Employee Plans, written descriptions thereof, (ii) the most recent annual report (Form 5500 series including, if applicable, Schedule B thereto) and tax return (Form 990) required to be filed with the IRS with respect to each Employee Plan (if any such report or return was required) and the most recent actuarial valuations or similar reports with respect to each Employee Plan for which such report is available, (iii) the most recent IRS determination or opinion letter received with respect to each Employee Plan, to the extent applicable, (iv) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (v) each insurance or group annuity Contract or other trust or funding vehicle relating to any Employee Plan and (vi) copies of the most recent version of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based).

(c)        Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains, participates in, contributes to or has any material liability with respect to, or has in the past sponsored, maintained, participated in, contributed to or had any material liability with respect to, any plan subject to Title IV of ERISA or Code Section 412, including, without limitation, any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(d)        Each Employee Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter that it is so qualified, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, or (ii) has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect materially and adversely the qualified status of any Employee Plan. Each Employee Plan has been, in all material respects, maintained and administered in compliance with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the knowledge of the Company, neither the Company nor its Subsidiaries is or reasonably could be subject to a material liability pursuant to Section 502 of ERISA. No events have occurred with respect to any Employee Plan that could result in material payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or the knowledge of the Company, threatened or anticipated with respect to such Employee Plan.

(e)        No Employee Plan is maintained primarily for the benefit of employees or other service providers who are primarily located outside of the United States.

(f)        Except as set forth in Section 3.16(f) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement,

with respect to each current or former employee, director or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such Person to severance pay, bonus amounts, incentive plan payments, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such Person, (iii) accelerate the vesting of any compensation or benefits of any such Person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement), (iv) trigger any other material obligation to any such Person, (v) result in the forgiveness of any indebtedness of any such Person, (vi) otherwise give rise to any material liability under any Employee Plan or (vii) limit or restrict the right to amend, terminate or transfer the asset of any Employee Plan on or following the Effective Time. Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, there is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 3.16(f) of the Company Disclosure Schedule (v) lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement, with respect to officers of the Company who have termination compensation agreements providing payments upon a change of control of the Company, lists the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), lists the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such officer, based on the Company’s reasonable, good faith interpretation, and includes any underlying documentation related to the Company’s calculations of any potential “parachute payments” (as defined in Section 280G of the Code) to such officers.

(g)        Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, no Employee Plan provides for, and neither the Company nor any of its Subsidiaries has any material liability in respect of, post-retirement or post-termination of employment health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such post-retirement or post-termination of employment medical, health or life insurance or other retiree welfare benefits, except in each case as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Employee Plans is in material compliance with, and the operation of each such

Employee Plan and as of the date of this Agreement will not result in the incurrence of any material penalty to any of the Company or its Subsidiaries under a good faith and reasonable interpretation of, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(h)        Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in material compliance with a good faith interpretation of Section 409A of the Code and the regulations thereunder for the period January 1, 2005 through December 31, 2008 and in material compliance with the final regulations issued under Section 409A of the Code for the period on and after January 1, 2009. Neither the Company nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Section 409A of the Code.

(i)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010. No condition exists that would prevent the Company from amending or terminating any Employee Plan without material liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(j)        Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k)        In the eighteen months prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the

Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(l)        The Company and its Subsidiaries are in compliance, in all material respects, with all Applicable Laws, collective bargaining agreements and arrangements, works councils, judgments or arbitration awards of any court, arbitrator or any Governmental Authority, extension orders and binding customs respecting labor and employment, including laws relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries (each, an “Employee”): (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any material Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their Employees relating to any Employee or Employee Plan. There are no pending or threatened or reasonably anticipated material claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries has direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an “employee.”

Section 3.17.  Intellectual Property.

(a)        Section 3.17(a) of the Company Disclosure Schedule contains a complete and correct list of all registrations and applications for registration of material Company Owned Intellectual Property and material unregistered Company Owned Intellectual Property, in each case listing, as applicable (i) the name of the current owner of record, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number.

(b)        Section 3.17(b) of the Company Disclosure Schedule contains a complete and correct list of all Contracts granting the Company or any of its Subsidiaries any right in or to material Intellectual Property of a Third Party

(excluding any commercially available “off the shelf,” “shrink-wrap” software license at a cost less than $100,000 per year) or any material IT Assets.

(c)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)        with respect to all Company Owned Intellectual Property, the Company or its Subsidiaries, as the case may be, exclusively own all right, title and interest in and to such Company Owned Intellectual Property (in each case, free and clear of any Liens except Permitted Liens);

(ii)        other than as disclosed in Section 3.17(b) of the Company Disclosure Schedule and generally commercially available “off the shelf,” “shrink-wrap” software licensed at a cost less than $100,000 per year, the Company Owned Intellectual Property constitute all the Intellectual Property used by or necessary for the Company and its Subsidiaries in the conduct of their business;

(iii)        the Company and its Subsidiaries have not granted licenses to Third Parties under Company Owned Intellectual Property;

(iv)        the use and exploitation of Company Owned Intellectual Property, and the conduct of the business of the Company and its Subsidiaries, have not, and are not infringing, misappropriating, or otherwise violating the Intellectual Property of any Person;

(v)        the consummation of the transactions contemplated by this Agreement will not (A) alter, encumber, impair, make subject to a Lien (other than Permitted Liens) or extinguish any Company Owned Intellectual Property right or IT Assets; (B) impair the right of Surviving Corporation to use, sell, license or dispose of any Company Owned Intellectual Property; or (C) result in the Company, any of its Subsidiaries or, pursuant to a Contract to which Company or any of its Subsidiaries is a party, Parent, granting to any Third Party any rights or licenses to any Intellectual Property or being bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses;

(vi)        the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all Trade Secrets that are Company Owned Intellectual Property or of a Third Party where the Company or any Subsidiaries is under an obligation to keep such Trade Secrets confidential and, to the knowledge of the Company, during the past twelve months, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to Third Parties under an obligation of confidentiality;

(vii)        the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; and

(viii)        the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.18.  Properties.

(a)        Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”) and sets forth the street address, city and state of the Owned Real Property.

(b)        Section 3.18(b) of the Company Disclosure Schedule contains a complete and correct list of the all real property leased, subleased, licensed, or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) and sets forth, with respect to each Leased Real Property, the street address and city and state, the current rent amounts payable by the Company or its Subsidiaries with respect thereto, the expiration date of the lease, sublease or license for each Leased Real Property and the scope of any renewal options thereunder.

(c)        Section 3.18(c) of the Company Disclosure Schedule contains a complete and correct list of all Owned Real Property with respect to which any Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy and sets forth, with respect to each such property, the street address and city and state, the current rent amounts payable by such third Person with respect thereto, the expiration date of the lease, sublease or license for each such property and the scope of any renewal options thereunder.

(d)        Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use, market value or marketability of the subject Owned Real Property: (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of any Lien (other than Permitted Liens); (ii) there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Owned Real Property; (iii) all buildings, structures, fixtures and improvements included within the Owned Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof; (iv) to the knowledge of the Company, (A) there are no violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Owned Real Property or, to the knowledge of the Company, planned material changes in any zoning ordinance or building codes or other governmental or regulatory laws that would affect the Owned Real Property and (B) there are no commenced or, to the knowledge of the Company, planned public improvements related to the Owned Real Property that may result in special assessments against any part of the Owned Real Property.

(e)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the lease, sublease or license for each Leased Real Property is in full force and effect, valid, and binding on the Company or its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto; (ii) none of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any other party thereto, is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any Third Party thereunder; and (iii) true and complete copies of all leases, subleases, licenses, and other occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) to which the Company or any of its Subsidiaries is a party have been made available to Parent.

Section 3.19.  Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint or decree has been filed, no penalty has been assessed, and as of the date of this Agreement, no Proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries are and have been in compliance, in all material respects, with all Environmental Laws and all Environmental Permits; and (c) the Company and its Subsidiaries are not aware of any presence or release of or exposure to Hazardous Substances or other condition reasonably expected to give rise to a requirement for investigation or remediation, violation of, or liability pursuant to any Environmental Laws, (d) there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any violation of any Environmental Law or any Hazardous Substance; and (e) the Company has made available to Parent copies in the Company Data Room of all written environmental, health or safety assessments, audits and similar documents in its possession, including any “Phase I” and “Phase II” reports.

Section 3.20.  Antitakeover Statutes; Standstill Waivers.  (a) Assuming the accuracy of Section 4.20, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from any takeover statute, and, accordingly, none of the restrictions in such takeover statutes or any other antitakeover or similar statute or regulation applies to any such transactions.

(b)        All waivers of standstills that the Company has granted, on or before the date hereof, to any Person that signed such standstill in connection with consideration of a possible Acquisition Proposal have expired or been revoked.

Section 3.21.  Opinion of Financial Advisor.  The Company has received the opinion of Citigroup Global Markets, Inc., financial advisor to the Company, and RBC Capital Markets, LLC, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

Section 3.22.  Finders’ Fees.  Except for Citigroup Global Markets, Inc. and RBC Capital Markets, LLC, copies of whose engagement agreements (including all amendments) have been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23.  Third Party Reimbursements.

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have obtained and maintained all provider agreements, certifications, and authorizations required from any Governmental Authority and nongovernmental payor, or any entity acting on behalf of such Governmental Authority or nongovernmental payor, private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other Third Party payor, under any Applicable Law (collectively, “Payors”) and have obtained and maintained eligibility and good standing for reimbursement from such Payor. There is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority or nongovernmental Payor that, individually or in the aggregate, are or would reasonably be expected to have a Material Adverse Effect on the Company, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Applicable Law, Order, policy or guideline of any Governmental Authority or nongovernmental Payor involving or relating to participation in any such Payor’s reimbursement program or eligibility to receive payment; or (ii) any revocation, cancellation, rescission, modification, or refusal to renew any agreements, certifications, or authorization of any Payor. Since December 31, 2008, no material Payor agreement has been revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew. The Company and its Subsidiaries have paid or made provision to pay any overpayment received from any Payor and any similar obligation with respect to reimbursement programs in which the Company or any of its Subsidiaries participates (each of which is reflected in the Company Balance Sheet).

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each long-term acute care hospital (“LTCH”) owned or operated by the Company or its Subsidiaries meets the requirements for exclusion from the Medicare prospective payment system specified in 42 CFR § 412.1(a)(1) by complying with the requirements set forth at 42 CFR §412.23(e). Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority of any pending or threatened Proceedings or surveys (other than surveys conducted in the ordinary course of business) specifically with respect to any LTCH’s status as a long-term care hospital under 42 CFR §412.23(e). To the knowledge of the Company, no investigation or inquiry respecting the Medicare enrollment or certification status of any LTCH is pending, threatened or imminent (other than surveys conducted in the ordinary course of business). Neither the Company nor any of its Subsidiaries has reason to believe that each LTCH will not continue to meet all existing requirements necessary to be met in order for such LTCH to qualify as a long-term acute care hospital under 42 CFR §412.23(e). No LTCH is subject to the special payment provisions for long-term care hospitals specified in 42 CFR §§ 412.534 and 412.536.

(c)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each inpatient rehabilitation facility (“IRF”) owned or operated by the Company or its Subsidiaries meets the requirements for exclusion from the Medicare prospective payment system specified in 42 CFR § 412.1(a)(1) by complying with the requirements set forth at 42 CFR §412.23(b). Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority of any pending or threatened Proceedings or surveys (other than surveys conducted in the ordinary course of business) specifically with respect to any IRF’s status as a inpatient rehabilitation facility under 42 CFR §412.23(b). To the knowledge of the Company, no investigation or inquiry respecting the Medicare enrollment or certification status of any IRF is pending, threatened or imminent (other than surveys conducted in the ordinary course of business). Neither the Company nor any of its Subsidiaries has reason to believe that each IRF will not continue to meet all existing requirements necessary to be met in order for such IRF to qualify as a inpatient rehabilitation facility under 42 CFR §412.23(b).

(d)        Section 3.23(d) of the Company Disclosure Schedule lists the Medicare and Medicaid cost reports duly filed by the Company and each of its Subsidiaries covering all open cost reporting periods prior to the Closing Date and which of such cost reports has been (i) audited but not fully settled and (ii) neither audited nor settled, and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports.

Section 3.24.  Privacy and Security.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have adequate policies, procedures and systems in place to prevent improper use or disclosure of, or access to, all business, proprietary, individually identifiable, personal, medical and any other private information.

Section 3.25.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of the Company. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether in the Company Data Room, or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in Parent SEC Documents filed with or furnished to the SEC by Parent on or after February 26, 2010 and publicly available prior to the date of this Agreement (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 4.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as conducted as of the date hereof. Parent has, prior to the date of this Agreement, made available in the Parent Data Room to the Company true and complete copies of the Organizational Documents of each of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02.  Corporate Authorization.  (a) Subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock in connection with the consummation of the Merger, including without limitation the authorization of the Parent Share Issuance (the “Parent Shareholder Approval”), the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)        The Parent Shareholder Approval is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger.

(c)        At a meeting duly called and held, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent and Parent’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) directed that this Agreement be submitted to Parent’s stockholders and resolved to recommend approval and adoption of this Agreement (including approval of the issuance of the shares of Parent Common Stock required to be issued in the Merger (the “Parent Share Issuance”)) by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to any Governmental Authority other than (a) Required Governmental Authorizations, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (c) compliance with any requirements of the NYSE, and (d) any actions, filings or notices the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially delay or impair the ability of Parent or Merger Subsidiary to perform its obligations or consummate the transactions contemplated by this Agreement.

Section 4.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(c), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially delay or impair the ability of Parent (or, in the event of a Subsidiary Merger Election, of each of Parent and Merger Subsidiary) to perform its obligations or consummate the transactions contemplated by this Agreement.

Section 4.05.  Capitalization.

(a)        The authorized capital stock of Parent consists of (i) 175,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $0.25 per share (“Parent Preferred Stock” and together with Parent Common Stock, the “Parent Capital Stock”). Other than Parent Capital Stock, there are no shares of capital stock authorized, issued or outstanding. As of February 4, 2011, there were outstanding (i) 39,495,320 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock and (iii) Parent Stock Options to purchase an aggregate of 3,365,424 shares of Parent Common Stock (of which Parent Stock Options to purchase an aggregate of 3,055,961 shares of Parent Common Stock were exercisable). As of February 4, 2011, other than 1,049,230 shares of Parent Common Stock reserved for issuance under Parent’s 2001 Stock Incentive Plan, Amended and Restated and the 2001 Equity Plan for Non-Employee Directors (Amended and Restated) pursuant to outstanding Parent’s Stock Options and upon the vesting of Parent Performance Units, Parent has no Shares reserved for issuance. All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock that may be issued pursuant to any stock plan of Parent or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of Parent owns any Parent Capital Stock.

(b)        There are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.

Section 4.06.  Disclosure Documents.  The information supplied by Parent and Merger Subsidiary, or through their counsel, specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplement, and at the time it becomes effective under the 1933 Act, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement, at the time the Joint Proxy Statement (and any amendment or supplemented thereto) is first sent or given to the holders of Company Common Stock and Parent Common Stock and at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and Joint Proxy Statement (and any amendment or supplement thereto), will, when filed with the SEC and distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as applicable. No representation or warranty is made by Parent with respect to the statements made based on information supplied by the Company or through their counsel specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a)        Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2008 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by Parent since January 1, 2008, including those filed or furnished subsequent to the date of this Agreement, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)        As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Parent is in compliance with, and have complied since January 1, 2008, in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)        Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)        Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to Parent’s principal executive officer and principal financial officer.

(g)        Parent has established and maintained a system of internal controls, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on the financial statements. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in Parent’s internal controls.

(h)        Since January 1, 2008, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and

Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications were when made complete and correct.

(i)        Since January 1, 2008, to the knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries has reported to the current Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of United States or other securities laws or breach of fiduciary duty by Parent or any of its executive officers or directors.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in Parent SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Absence of Certain Changes.

(a)        Since September 30, 2010 through the date of this Agreement, except as expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices, and there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, without Company’s consent would constitute a material breach of Section 6.01.

(b)        Since December 31, 2009, there have been no changes, effects developments or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Parent.

Section 4.10.  No Undisclosed Material Liabilities.  There are no liabilities of Parent or any of its Subsidiaries of any nature (whether absolute, accrued, known, unknown, contingent or otherwise) other than (a) liabilities disclosed and provided for in the Parent Balance Sheet, (b) liabilities incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby or the financing of such transactions, and (c) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.11.  Compliance with Applicable Law; Permits.  Except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent: (a) Parent and each of its Subsidiaries is and, since January 1, 2008, has been and, to the knowledge of Parent, none of their respective Employees or Representatives acting on their behalf is not or, since January 1, 2008, has failed to be, in compliance with, and neither Parent nor any of its Subsidiaries has received any written (or to the knowledge of Parent, oral) communication from any Governmental Authority that alleges any violation of, Applicable Laws, including Health Care Regulatory Laws; and (b) Parent and each of its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, certificates of need, registrations, variances, exemptions and orders necessary for the operation of each hospital or other healthcare facility owned, operated or managed by Parent or any of its Subsidiaries (each, a “Parent Facility”) and the other business of Parent and its Subsidiaries (the “Parent Permits”). Parent and each of its Subsidiaries is in compliance with the terms of the Parent Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Permit is valid and in full force and effect.

Section 4.12.  Material Contracts.  For purposes of this Agreement, “Parent Material Contract” means (a) each “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act and (b) any Contract which is material to the business of Parent. Each Parent Material Contract is valid, binding and enforceable on Parent or one of its Subsidiaries, as applicable, and to the knowledge of Parent, each other party thereto and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by Parent) and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), except where the failures to be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in breach under any Parent Material Contract and to the knowledge of Parent, no other party to any Parent Material Contract is in breach thereunder, except where such breach has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.13.  Taxes.

(a)        All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are true and complete in all material respects.

(b)        Parent and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax.

(d)        Neither Parent nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(e)        During the five-year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)        Neither Parent nor any of its Subsidiaries is liable for Taxes of any Person (other than Parent and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person (other than (A) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business; (B) employment agreements; and (C) standard Tax indemnity provisions entered into in connection with purchase or sale agreements entered into in the ordinary course of business).

(g)        Neither Parent nor any of its Subsidiaries have “participated” in any “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)        Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)        “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; or

(ii)        Installment sale or open transaction disposition made on or prior to the Closing Date.

Section 4.14.  Employees and Employee Benefit Plans.

(a)        For purposes of this Agreement, “Parent Employee Plans” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, Contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Parent or any ERISA Affiliate of Parent and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any material liability.

(b)        Each Parent Employee Plan has been, in all material respects, maintained and administered in compliance with its terms and with the requirements prescribed by any and all laws, statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. To the knowledge of Parent, neither Parent nor its Subsidiaries is or reasonably could be subject to a material liability pursuant to Section 502 of ERISA. No events have occurred with respect to any Employee Plan that could result in material payment or assessment by or against the Parent or any of its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are no pending, or to the knowledge of the Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Parent Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to Parent or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or the knowledge of Parent, threatened or anticipated with respect to such Parent Employee Plan.

Section 4.15.  Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the consummation of the transactions contemplated by this Agreement will not (a) alter, encumber, impair, make subject to a Lien (other than Permitted Liens) or extinguish any Intellectual Property right of Parent; or

(b) impair the right of Surviving Corporation to use, sell, license or dispose of any Parent Owned Intellectual Property.

Section 4.16.  Financing.  Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of February 7, 2011 between Parent and J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, and the fee letter associated therewith (with only fee amounts and economic terms (none of which would adversely affect the amount or availability of financing) redacted) regarding the terms and conditions of the financing to be provided thereby (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and such fee letter, collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions contained therein the lenders party thereto have agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Other than as expressly set forth in the Commitment Letter, there are (a) no conditions precedent or contingencies related to the funding of the full net proceeds of the Financing (including pursuant to any “flex” provisions in connection therewith) and (b) as of the date of this Agreement, there are no agreements, side letters, arrangements or understandings between Parent and any of the parties to the Commitment Letter that would, or would reasonably be expected to (i) affect the availability of the Financing, (ii) reduce the aggregate amount of the Financing, (iii) delay or prevent the Closing or (iv) modify the terms of the Financing in any manner materially adverse to Parent or the Company. The proceeds of the Financing, together with other financial resources of Parent including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries on the Closing Date, will, in the aggregate, be sufficient on the Closing Date for the satisfaction of all of Parent’s (and, in the event of a Subsidiary Merger Election, Merger Subsidiary’s) obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article 1, and the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger (including, without limitation, the Company Credit Facility) and of all fees and expenses reasonably expected to be incurred in connection with consummating the Merger and the Financing, subject to the proviso to the penultimate sentence of this Section 4.16. As of the date of this Agreement, Parent is not in breach of any of the terms or conditions set forth in the Commitment Letter and, to the knowledge of Parent, no event has occurred which, with or without notice or lapse of time, would reasonably be expected to constitute a failure to satisfy a condition precedent set forth therein. Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letter will not be satisfied; provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties of the Company in this Agreement or the failure of the Company to comply with any of its covenants in this Agreement. Parent has fully paid all commitment fees or other fees required pursuant to the Commitment Letter to the extent required thereunder to be paid prior to the date of this Agreement.

Section 4.17.  Finders’ Fees.  Except for Morgan Stanley & Co. Incorporated whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.18.  Opinion of Financial Advisor.  Parent has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

Section 4.19.  Litigation.  As of the date of this Agreement, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against Parent or Merger Subsidiary, that challenges or seeks to enjoin the transactions contemplated by this Agreement. There are no Proceedings pending against, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or to the knowledge of Parent, any present or former Employee of Parent or any of its Subsidiaries in his or her capacity as such that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Parent. There are no Orders involving Parent or any of its Subsidiaries or, to the knowledge of the Parent, any present or former Employee of Parent or any of its Subsidiaries in his or her capacity as such, that, individually or in the aggregate, are or would reasonably be expected to have a Material Adverse Effect on Parent, or would reasonably be expected to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

Section 4.20.  Ownership of Company Common Stock.  Other than pursuant to this Agreement, for the three years prior to the date hereof, neither Parent nor Merger Subsidiary has “beneficially owned” (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) or “owned” (as defined in Section 203 of Delaware Law) any shares of Company Capital Stock or has been an “interested stockholder” (as defined in Section 203 of Delaware Law), or is a party to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Capital Stock.

Section 4.21.  Third Party Reimbursements.

(a)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries have obtained and maintained all provider agreements, certifications, and authorizations required from any Payor, under any law and have obtained and maintained eligibility and good standing for reimbursement from such Payor.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each LTCH owned or operated by Parent or its Subsidiaries meets the requirements for exclusion from the Medicare prospective payment system specified in 42 CFR § 412.1(a)(1) by complying with the requirements set forth at 42 CFR §412.23(e). To the knowledge of Parent, no investigation or inquiry respecting the Medicare enrollment or certification status of any LTCH is pending, threatened or imminent (other than surveys conducted in the ordinary course of business). No LTCH is subject to the special payment provisions for long-term care hospitals specified in 42 CFR §§ 412.534 and 412.536.

Section 4.22.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, Parent expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of Parent. No exhibit to this Agreement, nor any other material or information provided by or communications made by Parent or any of its Affiliates, or by any advisor thereof, whether in the Parent Data Room, or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Parent.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01.  Conduct of the Company.  From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material authorizations from Governmental Authorities, and use its reasonable best efforts to preserve intact its present business organization, maintain in effect all material Company Permits, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule, or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or to the extent permitted or required by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)        amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof;

(c)        (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest or any material assets of any corporation, partnership, other business organization or any division thereof from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(e)        sell, lease, license or otherwise dispose of any Subsidiary or any material assets, securities or property;

(f)        create or incur any Lien on any asset other than Permitted Liens or any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(g)        make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than loans or advances to, or investments in, its wholly-owned Subsidiaries;

(h)        create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than indebtedness incurred by the Company or any of its wholly-owned Subsidiaries under existing credit facilities in the ordinary course of business consistent with past practices;

(i)        amend or change the Company Credit Facility;

(j)        (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any Company Material Contract or waive any material right thereunder other than in the ordinary course of business consistent with past practice;

(k)        terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(l)        abandon, cancel or allow to lapse or fail to maintain or protect any material registered Company Owned Intellectual Property;

(m)        except as required by Applicable Law or existing Employee Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees; (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement; (iii) enter into any plan, program, policy, Contract, arrangement or agreement that would be an Employee Plan if in existence on the date hereof or otherwise amend, modify or terminate any Employee Plan (except as expressly required by Section 1.05); (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining arrangement; (v) increase the compensation, bonus or other benefits payable to any of their respective directors or executives; or (vi) hire any employee with an annual base salary in excess of $150,000;

(n)        make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1933 Act, as approved by its independent public accountants;

(o)        make, change, or rescind any election relating to material Taxes, settle or compromise any material claim relating to Taxes, or, except as required by Applicable Law, amend any material Tax Return;

(p)        settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $250,000;

(q)        fail to use reasonable best efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

(r)        enter into any new lease, sublease or license in respect of any Real Property or terminate or surrender any such existing lease, sublease or license, other than extensions of existing leases, subleases or licenses in the ordinary course of business consistent with past practice;

(s)        acquire any material real property or dispose of, by sale or otherwise, any material Owned Real Property;

(t)        amend, modify or extend any lease, sublease or license in respect of any Real Property in any material respect or in any manner which would impose on the Company or any of its Subsidiaries a material financial obligation thereunder that does not currently exist, or fail to deliver any notice, by the date required under such agreement, exercising the option of a tenant to extend such agreement;

(u)        except as provided in Section 7.01(b), convene any regular (except to the extent required by Applicable Law or Order) or special meeting (or any adjournment thereof) of the stockholders of the Company;

(v)        intentionally take any action that is intended, to the knowledge of the Company at the time the action is taken, to result in any of the conditions set forth in Article 8 not being satisfied; or

(w)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall be deemed to give, directly or indirectly, Parent the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02.  No Solicitation; Other Offers.

(a)        Subject to Section 5.02(b) and Section 5.02(d), from and after the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.01:

(i)        the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (A) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party that, to the knowledge of the Company, is seeking to make, or has made, an Acquisition Proposal, (C) withhold, withdraw or modify in a manner adverse to Parent or publicly propose to withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal or resolve, agree or publicly propose to take any such actions (any of the foregoing in this clause (C), a “Company Adverse Recommendation Change”) or (D) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, or other similar instrument (whether or not binding) constituting or relating to an Acquisition Proposal; and

(ii)        the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and terminate immediately any and all existing activities, discussions or negotiations, if any, with any Third Party with respect to any Acquisition Proposal and shall immediately instruct any Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any actual or potential Acquisition Proposal to return or destroy all such information.

(b)        Notwithstanding the foregoing, at any time on or after the date hereof and prior to receipt of the Company Shareholder Approval, the Company or the Company Board, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions (including, as a part thereof, making any counterproposal or counter offer to) with any Third Party that has made a bona fide unsolicited Acquisition Proposal after the date hereof that did not arise in connection with any failure to comply with Section 5.02(a) and that the Company Board believes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement (x) shall contain additional provisions that expressly permit the Company to comply with its obligations under this Agreement and (y) need not contain the “standstill” provisions set forth in Section 7 of the Confidentiality Agreement (“Acceptable Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and, in any event, within twenty-four hours) following the time it is provided or made available to such Third Party, but in each case referred to in the foregoing clauses (i) through (ii)

only if (A) the Company Board determines in good faith, after consultation with outside legal counsel to the Company, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law and (B) the Company gives Parent not less than twenty-four hours prior written notice of the identity of such Third Party and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Third Party.

(c)        Nothing contained herein shall prevent the Company Board from complying with requirements of Rule 14e-2(a) under the 1934 Act or complying with the requirements of Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with Section 5.02(a). For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to the shareholders of the Company in favor of the Merger shall not be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 9.01(c)(i)).

(d)        Notwithstanding the foregoing, if prior to receipt of the Company Shareholder Approval, the Company Board receives a Superior Proposal or there occurs an event, fact, circumstance or development, that occurs after the date hereof that was not known or foreseen by the Company Board as of the date hereof (and not related to any Acquisition Proposal), that becomes known prior to receipt of the Company Shareholder Approval (a “Company Intervening Event”), the Company Board shall be entitled to effect a Company Adverse Recommendation Change provided that (i) the Company Board determines in good faith, after consultation with outside legal counsel to the Company, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, and in the case of a Superior Proposal, the Company Board approves or recommends such Superior Proposal; (ii) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change, describing in reasonable detail the reasons for such Company Adverse Recommendation Change, including the material terms and conditions of any such Superior Proposal and a copy of the final form of any related agreements or a description in reasonable detail of such Company Intervening Event, as the case may be; (iii) a three-Business Day period commencing with the first Business Day after the delivery of the notice and other materials under Section 5.02(d)(ii) shall have expired and, if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during this three-Business Day period following delivery by the Company to Parent of such notice; and (iv) if Parent shall have delivered a binding proposal capable of being accepted by the Company to amend the terms of this Agreement during such three-Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. Any material amendment or modification to any Superior Proposal, or any change to the amount or form of consideration in a Superior Proposal, made following delivery of the notice and other materials under Section 5.02(d)(ii) will be deemed to be a new Superior Proposal for purposes of this Section 5.02 and shall require delivery of new notice and other materials under Section 5.02(d)(ii) and a new three-Business Day period under Section 5.02(d)(iii). Notwithstanding the foregoing, the obligation of the Company to deliver a new notice and other materials under Section 5.02(d)(ii) and to provide a new three-Business Day period under Section 5.02(d)(iii) shall apply only twice with respect to a particular Superior Proposal regardless of any subsequent amendment, modification or change to such Superior Proposal, and following the expiration of such final three-Business Day period, the Company shall have no further obligation pursuant to the last sentence of Section 5.02(e) with respect to such Superior Proposal.

(e)        The Company shall notify Parent promptly (but in no event later than twenty-four hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal, which notice shall be provided in writing and shall identify the person making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request (including any material changes thereto and copies of any written materials received from such Third Party or its Representatives in connection therewith). The Company shall keep Parent reasonably informed of any material change to any Acquisition Proposal, inquiry or request for information.

“Superior Proposal” means any bona fide, written Acquisition Proposal, not solicited or initiated in violation of Section 5.02, for at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company, to amend the terms of this Agreement taking into account all the terms and conditions of this Agreement and such binding proposal (including the expected timing and likelihood of consummation) and taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

Section 5.03.  Access to Information; Confidentiality.

(a)        From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent and its Representatives and the Financing Parties reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent and its Representatives and the Financing Parties, such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Parent and its Representatives and the Financing Parties in its investigation, provided that prior to the disclosure of any such information or granting of any such access to a Financing Party, either such Financing Party shall have entered into a reasonably acceptable confidentiality agreement with the Company or Parent shall have entered into a written agreement, whereby it agrees to be fully responsible for the disclosure of any such information by any such Financing Party in breach of the Confidentiality Agreement. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 5.03 shall, prior to the Effective Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to Third Parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent and its Representatives for access or information pursuant to this Section 5.03 in a manner that does not result in such a waiver or violation (including by entering into joint defense or similar agreements with respect thereto).

(b)        From the date of this Agreement until the Effective Time and subject to Applicable Law, Parent shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give the Company and its Representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to the Company and its Representatives, such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with the Company and its Representatives in its investigation. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. Nothing contained in this Section 5.03 shall, prior to the Effective Time, require Parent to take any action that would, in the good faith judgment of Parent, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by Parent or any of its Subsidiaries or violate confidentiality obligations owing to Third Parties; provided, however, that Parent shall make a good faith effort to accommodate any request from the Company and its Representatives for access or information pursuant to this Section 5.03 in a manner that does not result in such a waiver or violation (including by entering into joint defense or similar agreements with respect thereto).

(c)        All information furnished pursuant to this Section 5.03 shall be subject to the confidentiality agreement, dated as of November 30, 2010, between Parent and the Company (the “Confidentiality Agreement”). The parties acknowledge and agree that nothing in the Confidentiality Agreement shall be deemed to restrict Parent from engaging in discussions and negotiations or making proposals as contemplated by Section  5.02(d).

Section 5.04.  Stockholder Litigation.  The Company shall not settle any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereunder without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and the Company shall use its reasonable best efforts to keep Parent reasonably informed with respect to status of, and any material developments in, any such litigation.

Section 5.05.  Real Estate Matters.  Parent, at its sole discretion and expense, may order preliminary title reports from one or more nationally recognized title companies (the “Title Companies”) with respect to any of the Real Property (the Real Property covered by such reports being referred to herein as the “Titled Property”). The Company shall use reasonable best efforts in cooperating with Parent and the Title Companies in connection with the compilation, review and examination of title to the Titled Property and in connection with Parent’s efforts to obtain title insurance policies pursuant thereto on behalf of itself and/or the Financing Parties, including, by providing customary affidavits and indemnities as are required by the Title Companies for the deletion of any standard or printed exceptions, in any title insurance policies issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Titled Property is located. Such cooperation shall include providing Parent and the Title Companies copies of, with respect to Titled Property, reasonably requested existing surveys, maps, GIS reports (including GIS-based compartment maps), aerial photographs, existing title reports and title insurance policies and true and complete copies of the encumbrance documents identified therein, to the extent the same are in the possession of the Companies or its Subsidiaries and to the extent the same are not publicly available.

ARTICLE 6

COVENANTS OF PARENT

Section 6.01.  Conduct of Parent.  From the date of this Agreement until the Effective Time, Parent shall not, except with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        amend its Organizational Documents in a manner adverse to holders of Company Common Stock in any material respect;

(b)        split, combine or reclassify any shares of its capital stock;

(c)        (i) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries) or (ii) redeem or repurchase any share of its capital stock or other securities at a price materially above market price;

(d)        acquire from any other Person (including by merger, consolidation, or acquisition of stock or assets) any equity interest or any material assets of any corporation, partnership, other business organization or any division thereof having a fair market value in excess of $125,000,000 in the aggregate;

(e)        adopt or enter into a plan of complete or partial liquidation or dissolution;

(f)        intentionally take any action that is intended, to the knowledge of Parent at the time the action is taken, to result in any of the conditions set forth in Article 8 not being satisfied; or

(g)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall be deemed to give, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 6.03.  Voting of Shares.  Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by it or any of its

Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 6.04.  Director and Officer Liability.  Parent shall, or, in the event of a Subsidiary Merger Election, shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, Parent shall, or, in the event of a Subsidiary Merger Election, shall cause the Surviving Corporation to, indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries and each Person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company and its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.04(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, in connection with such Indemnified Person’s service as an officer or director of the Company or its Subsidiaries or as a fiduciary of such plan, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s Organizational Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b)        All rights in existence under the Company’s and its Subsidiaries’ Organizational Documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be modified or amended, in a manner adverse to any Indemnified Person, for a period of six years from the Effective Time, it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of the Surviving Corporation.

(c)        For six years after the Effective Time, Parent shall, and in the event of a Subsidiary Merger Election, shall cause the Surviving Corporation to maintain officers’ and directors’ liability, fiduciary liability and similar insurance

(collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policy as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, the Company may purchase such “tail policy” at its option prior to the Effective Time and pay the premium due thereon when due; provided that, in satisfying its obligation under this Section 6.04(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement and provided, further, that, if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.04.

(e)        The rights of each Indemnified Person under this Section 6.04 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.05.  Employee Matters.

(a)        Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2011, each active employee of the Company and its Subsidiaries as of the Effective Time who remains an active employee of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Current Employees”) will be provided with annual base salary, target annual cash bonus opportunities and employee benefits (excluding equity and equity-based compensation) which are no less favorable in the aggregate than the aggregate base salary, target annual cash bonus opportunities and employee benefits pursuant to an Employee Plan (excluding equity and equity-based compensation) provided by the Company and its Subsidiaries to such employee immediately prior to the Effective Time. With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (A) to the extent permitted by Applicable Law, waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee under any health and welfare New Company Plans in which such Current Employee may be eligible to participate after the Effective Time and (B) credit, for purposes of eligibility to participate in and vesting (but not for purposes of benefit accrual) under any New Company Plan in which such Current Employee may be eligible to participate following the Effective Time, the service of each such Current Employee with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Current Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Current Employee participates or was eligible to participate immediately prior to the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Notwithstanding anything in this Agreement to the contrary, as of the Effective Time Parent shall have the ability to (i) terminate the practice of granting cash loans to participants under any tax-qualified deferred compensation plan, and (ii) amend the terms and conditions of any Employee Plan to comply with Applicable Law.

(b)        No later than twenty calendar days following the date of this Agreement, Section 3.16(f) of the Company Disclosure Schedule shall be updated to include any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code) and the information set forth in Section 3.16(f) for each such disqualified individual; provided that, such updates to Section 3.16(f) of the Company Disclosure Schedule are not required for a “disqualified individual” if the Company reasonably determines in good faith that such “disqualified individual” is not entitled to any payment which would be nondeductible pursuant to the terms of Section 280G of the Code and the Company delivers to Parent evidence reasonably supporting such determination. The schedules and underlying documentation required by Section 3.16(f) and this Section 6.05(b) shall be updated and delivered to Parent not later than twenty Business Days prior to the anticipated Closing Date.

(c)        Parent agrees to comply, or to cause the Surviving Corporation to comply, with the terms of the Company’s 2009-2011, 2010-2012 and 2011-2013 Corporate Long Term Cash Incentive Plans.

(d)        The parties hereto acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including without limitation, any employees (including any Current Employee), former employees, any participant or any beneficiary thereof in any Employee Plan or employee benefit plan sponsored or maintained by Parent, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. After the Effective Time, nothing contained in this Section 6.05 is intended to be or shall be considered to be an amendment of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation, nor shall it interfere with Parent’s, the Surviving Corporation’s or any of its Subsidiaries’ right to amend, modify or terminate any Employee Plan or any other plan, program or arrangement or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.

Section 6.06.  Parent Board Recommendation.

(a)        Subject to Section 6.06(b), from and after the date hereof until the earlier to occur of the Parent Shareholder Approval and the termination of this Agreement pursuant to Section 9.01, the Parent Board shall not withhold, withdraw or modify in a manner adverse to the Company or publicly propose to withhold, withdraw or modify in a manner adverse to the Company the Parent Board Recommendation (a “Parent Adverse Recommendation Change”).

(b)        Notwithstanding the foregoing, if prior to receipt of the Parent Shareholder Approval, there occurs an event, fact, circumstance or development, that occurs after the date hereof that was not known or foreseen by the Parent Board as of the date hereof that becomes known prior to receipt of the Parent Shareholder Approval (a “Parent Intervening Event”), the Parent Board shall be entitled to effect a Parent Adverse Recommendation Change provided that (i) the Parent Board determines in good faith, after consultation with outside legal counsel to Parent, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; (ii) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change, describing in reasonable detail the reasons for such Parent Adverse Recommendation Change, including a description in reasonable detail of such Parent Intervening Event; (iii) a three-Business Day period, commencing with the first Business Day after the delivery of the notice under Section 6.06(b)(ii) shall have expired and, if requested by the Company, Parent shall have made its Representatives available to discuss and negotiate in good faith with the Company’s Representatives any proposed modifications to the terms and conditions of this Agreement during this three-Business Day period following delivery by Parent to the Company of such notice; and (iv) if the Company shall have delivered a binding proposal capable of being accepted by Parent to amend the terms of this Agreement during such three-Business Day period, the Parent Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. Parent shall keep strictly confidential any proposals made by the Company to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any Parent SEC Documents.

Section 6.07.  Board of Directors.  On or prior to the Effective Time, Parent shall appoint two current members of the Company Board to serve as members of the Parent Board, such service to be effective as of immediately following the Effective Time and such service to be governed by Parent’s standard policies regarding its board of directors, including its standard director compensation policy.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

Section 7.01.  Form S-4 and Proxy Statement; Stockholders Meetings.

(a)        Form S-4 and Proxy Statement. As soon as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement/prospectus (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the holders of Parent Common Stock relating to the meeting of such holders (the “Parent Shareholder Meeting”) to be held to consider adoption of this Agreement (including in any event, the Parent Share Issuance) and to the holders of Company Common Stock relating to the meeting of such holders (the “Company Shareholder Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the 1933 Act of Parent Common Stock to be issued in the Merger. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing, keep the Form S-4 effective for so long as necessary to complete the Merger or, if earlier, until this Agreement is terminated and to ensure that it complies in all material respects with the applicable provisions of the 1933 Act and the 1934 Act. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the 1933 Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable Blue Sky Laws in connection with the issuance of Parent Common Stock pursuant to this Agreement and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Applicable Law, in the disseminating the information contained in such amendment or supplement to the stockholders of each of the Company and Parent.

(b)         Company Shareholder Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Shareholder Meeting in accordance with Applicable Law and the Organizational Documents of the Company for the purpose of obtaining the Company Shareholders Approval, which meeting shall be held no more than forty days after the mailing of the Joint Proxy Statement (unless Parent shall consent to a different date). Subject to the right of the Company Board to make a Company Adverse Recommendation Change in accordance with Section 5.02(d), the Company shall use its reasonable best efforts (including postponing or adjourning the Company Shareholder Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the Company Shareholders Approval. Subject to Section 5.02(d), the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement. The Company agrees that it shall not submit to the vote of the stockholders of the Company at the Company Shareholder Meeting any matters other than the adoption of this Agreement and such other matters as may be required under Applicable Law to be considered at such meeting or otherwise reasonably approved by Parent.

(c)         Parent Shareholder Meeting. Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold Parent Shareholder Meeting in accordance with Applicable Law and the Organizational Documents of Parent for the purpose of obtaining Parent Shareholders Approval, which meeting shall be held no more than forty days after the mailing of the Joint Proxy Statement (unless the Company shall consent to a different date). Subject to the right of the Parent Board to make a Parent Adverse Recommendation Change in accordance with Section 6.06, Parent shall use its reasonable best efforts (including postponing or adjourning Parent Shareholder Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of the Company, such consent not to be unreasonably withheld) to obtain Parent Shareholders Approval. Subject to Section 6.06(b), the Parent Board shall include Parent Board Recommendation in the Joint Proxy Statement. At the Parent Shareholder Meeting, holders of Parent Common Stock may also be asked to approve, at the option of Parent, (i) the election of directors of Parent, (ii) a new stock or equity incentive plan, and (iii) such other matters as may be required under Applicable Law to be considered at such meeting or otherwise reasonably approved by the Company.

(d)         Concurrent Meetings. The parties shall use their reasonable best efforts to hold the Company Shareholder Meeting and Parent Shareholder Meeting on the same day at the same time.

Section 7.02.  Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other Third Parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)        In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date of this Agreement and all other filings required (i) under any applicable non-US antitrust or competition laws (together with the Notifications and Report Forms pursuant to the HSR Act, the “Antitrust Filings”) and (ii) under any other applicable competition, merger control, antitrust or similar law that the Company and Parent deem advisable or appropriate with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)        In addition, each of Parent and the Company shall use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act or similar non-US laws that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include taking all such reasonable actions and doing all such things reasonably necessary to (i) resolve any objections, if any, as any Governmental Authority may assert under Section 7 of the Clayton Act or similar non-US laws with respect to the transactions contemplated by this Agreement and (ii) avoid or eliminate each and every impediment under the HSR Act or similar non-US laws that may be asserted by any Governmental Authority so as to enable the transactions contemplated by this Agreement to be consummated as soon as possible after the date hereof, including for purposes of the preceding clauses (i) and (ii), such reasonable undertakings and commitments as may be reasonably requested by any Governmental Authority, in sufficient time to allow the conditions to the Merger to be satisfied on or before the End Date. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger or in connection with Section 7.02, in no event shall (A) Parent or any of its Subsidiaries be obligated to propose or agree to accept any undertaking or condition, enter into any consent order, make any divestiture or accept any operational restriction, or take or commit to take any action (1) the effectiveness or consummation of which is not conditional on the consummation of the Merger, (2) that is not necessary at such time to permit the Effective Time to occur by the last Business Day before the End Date, or (3) that individually or in the aggregate is or would reasonably be expected to be material to (x) the Company and its Subsidiaries taken as a whole or to Parent and its Subsidiaries taken as a whole or (y) Parent’s ownership or operation of the business or assets of the Company and its Subsidiaries, taken as a whole or (B) the Company or any of its Subsidiaries, without the prior written consent of Parent, propose or agree to accept any undertaking or condition, enter into any consent decree or make any divestiture or accept any operational restriction. The Company shall agree, if requested by Parent in writing, to commit to take any of the forgoing actions with respect to the assets or business of the Company; provided, however, that any such action shall be conditioned upon the consummation of the Merger.

Section 7.03.  Certain Filings.

(a)        The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Form S-4 and the Joint Proxy Statement and applications and notices for the consents required that are listed in Section 3.03(a) of the Company Disclosure Schedule, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Joint Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        Each of Parent and the Company shall promptly notify the other party of any material notice or other material communication it or any of its Subsidiaries receives from any Governmental Authority or any Third Party relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority or Third Party and shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives and any Governmental Authority or Third Party. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority or Third Party in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

(c)        Subject to Section 7.02, Section 7.03(a) and Section 7.03(b), Parent shall take the lead in directing strategy, subject to reasonable consultation with the Company, in connection with all matters relating to obtaining clearances and approvals from Governmental Authorities and the expiration of waiting periods.

Section 7.04.  Public Announcements.  Except with respect to the announcement of any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 7.05.  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 7.06.  Financing.

(a)        Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letter, including (i) using its reasonable best efforts to negotiate and enter into definitive agreements with respect thereto on terms and conditions contemplated in the Commitment Letter provided to the Company pursuant to Section 4.16, (ii) fully paying any and all commitment fees or other fees required by the Commitment Letter when due pursuant to the provisions thereof, (iii) using its reasonable best efforts to satisfy all conditions applicable to Parent in the Commitment Letter and such definitive agreements, (iv) using its reasonable best efforts to comply with its obligations under the Commitment Letter and (v) enforcing its rights under the Commitment Letter. Parent shall keep the Company reasonably informed and in reasonable detail (including providing the Company with copies of all definitive documents related to the Financing) with respect to all material developments concerning the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (x) of any material breach or default by any party to any of the Commitment Letter or definitive agreements related to the Financing of which Parent becomes aware, (y) of the receipt of any written notice from any Financing Party with respect to any (1) actual or potential material breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive agreements related to the Financing of any provisions of the Commitment Letter or definitive agreements related to the Financing or (2) dispute or disagreement between or among any parties to any of the Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time management of Parent believes it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive agreements related to the Financing. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that they need not provide any information believed to be privileged or that is requested for purposes of litigation. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or definitive financing agreements, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that Parent shall not permit any such amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter or replace all or a portion of the Financing with alternate financing arrangements that, in each case, would reduce the aggregate amount of the Financing (other than immaterial reductions), amend the conditions to the drawdown of the Financing in a manner adverse to the interests of the Company in any material respect, or which would otherwise in any other respect reasonably be expected to impair, materially delay or prevent the consummation of the transactions contemplated by this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. References to “Financing” shall include the financing contemplated under the Commitment Letter as permitted by this Section 7.06 to be amended, modified, supplemented or replaced (including, for the avoidance of doubt, any alternate financing transactions permitted hereunder), and references to “Commitment Letter” shall include such documents as permitted by this Section 7.06 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(b)        The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting representatives and advisors, to provide, all cooperation reasonably requested by Parent and/or the Financing Parties in connection with the Financing, including: (i) as promptly as practicable, providing to Parent and the lenders and other financial institutions and investors that are or may become parties to the Financing (the “Financing Parties”) following Parent’s request, financial statements and other information related to the Company or its Subsidiaries required by Regulation S-X and Regulation S-K under the 1933 Act, including (x) within the time periods the Company would be required to file with the SEC under the 1934 Act, audited consolidated financial statements for the most recently ended fiscal year and unaudited interim consolidated financial statements for each quarterly period ended thereafter, in each case, of the Company and its Subsidiaries and (y) information related to the Company or its Subsidiaries reasonably necessary for Parent to produce pro forma financial statements and pro forma adjustments for the period specified in (x) above and for the 12-month period ended on the last day of the most recently ended quarter (it being acknowledged that Parent shall be responsible for such pro forma financial statements, pro forma adjustments and information relating specifically to the Financing included in liquidity and capital resources disclosure and risk factors relating to the Financing) for registered offerings on Form S-3, as at the time during the Company’s fiscal year when such offering will be made to finance the transactions contemplated by this Agreement, or, if applicable, of the type and form that would be customarily included in an offering memorandum for private placements of debt securities under Rule 144A of the 1933 Act (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-10 (other than to the extent already prepared) or Rule 3-16 of Regulation S-X) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participating in a reasonable number of meetings, presentations and due diligence sessions; (iii) assisting in the preparation of documents and materials, including (A) any customary offering documents and bank information memoranda and (B) materials for rating agency presentations; (iv) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities; (v) executing and delivering, and causing its Subsidiaries to execute and deliver, or using its reasonable best efforts to obtain from its advisors, as applicable, customary certificates, comfort letters, surveys, title insurance or such other documents and instruments relating to the Financing as may be reasonably requested by Parent; (vi) reasonably cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing; (vii) using its reasonable best efforts to assist in the preparation of definitive financing agreements as may be reasonably requested by Parent or required in connection with the Financing and taking all actions reasonably necessary for the Company and/or its Subsidiaries to become guarantors and pledgors thereunder at the Effective Time in accordance with the terms thereof, including with respect to the granting of and perfection of liens on assets and properties of the Company and its Subsidiaries at or following the Closing to the extent required under the definitive financing agreements, and executing and delivering, or causing its Subsidiaries to execute and deliver, such definitive financing agreements as necessary (provided that no obligation of the Company or any of its Subsidiaries under any such agreements shall be effective until the Effective Time); (viii) using its reasonable best efforts to cooperate with the Financing Parties’ due diligence and investigation, including legal, business and tax due diligence, evaluation of cash management systems and assets for the purpose of establishing collateral arrangements, and customary field audits and appraisals, in a manner not unreasonably interfering with the business of the Company; (ix) assisting Parent and its Representatives in connection with the preparation of an initial borrowing base certificate as required under the Financing; and (x) providing all documentation and other information about the Company and each of its Subsidiaries at least five days prior to the Closing Date as is reasonably requested in writing by Parent relating to applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act.

(c)        Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ and accountants’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 7.06 (other than in connection with the provision of information that the Company would have prepared in the ordinary course for inclusion in the Company SEC Documents or the Form S-4), (ii) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not incur any liability to any Person prior to the Effective Time under the Financing and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except (A) with respect to any information provided by the Company or any of its Subsidiaries in writing for inclusion in customary offering documents and (B) for any of the foregoing to the extent the same is the result of willful misconduct or bad faith of the Company, any such Subsidiary or their respective Representatives.

(d)        The Company shall use reasonable best efforts to negotiate a payoff letter from the agent under the Company Credit Facility, in customary form reasonably acceptable to Parent, with respect to any and all obligations of the Company and its Subsidiaries under the Company Credit Facility (the “Company Revolver Indebtedness”) which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Company Revolver Indebtedness as of the anticipated Closing Date (and daily accrual thereafter) (the “Payoff Amount”) and (ii) state that all liens and all guarantees in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated (the payoff letter described in this sentence being referred to as the “Payoff Letter”). The Company shall use its reasonable best efforts to deliver a copy of the Payoff Letter to Parent no less than two Business Days prior to the delivery thereof to such agent, and in any case no less than two Business Days prior to the Closing Date. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent to facilitate the termination of commitments under the Company Credit Facility, effective as of the Effective Time, the repayment in full of all obligations then outstanding thereunder (using funds provided by Parent) and the release of all encumbrances and termination of all guarantees in connection therewith on the Closing Date, effective as of the Effective Time (such termination, repayment and release, the “Credit Facility Termination”); provided that in no event shall this Section 7.06(d) require the Company or any of its Subsidiaries to make any payment or incur any obligation or liability in connection with such Credit Agreement Termination or cause such Credit Agreement Termination unless the Closing shall have occurred and the Company shall have received funds to pay in full the Payoff Amount. In addition, to the extent Parent requests, the Company shall use its reasonable best efforts to obtain payoff letters in customary form for and with respect to any other indebtedness to be paid at Closing not covered by the foregoing.

Section 7.07.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Parent (or, in the event of a Subsidiary Merger Election, Merger Subsidiary), any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent (or, in the event of a Subsidiary Merger Election, Merger Subsidiary), any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.08.  Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)        any material notice or other communication from any Governmental Authority received by such party in connection with the transactions contemplated by this Agreement;

(b)        any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(a) or Section 8.03(a), as the case may be;

(c)        any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(b) or Section 8.03(b), as the case may be; and

(d)        any change, effect, development or event that has or would reasonably be expected to have a Material Adverse Effect on such party;

provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 7.09.  Rule 16b-3.  The Company shall, and shall be permitted to, take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.01.  Conditions to the Obligations of Each Party.  The obligations of the Company and Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)        Stockholder Approvals. Each of the Company Shareholder Approval and Parent Shareholder Approval shall have been obtained.

(b)        No Order. No Governmental Authority shall have obtained, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, arbitration award, finding or Order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger.

(c)        HSR Act. Any applicable waiting periods, together with any extensions thereof, under the (i) HSR Act and (ii) other similar non-U.S. laws required to consummate the Merger shall have expired or been terminated.

(d)        Form S-4. The Form S-4 shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect, and no proceedings for that purpose shall be pending or threatened, by the SEC.

(e)        NYSE Listing. The shares of Parent Common Stock to be issued to holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.02.  Additional Conditions to Obligations of Parent and Merger Subsidiary.  The obligations of Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) to consummate the Merger are also subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties in Section 3.10(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01, Section 3.02, Section 3.05(a), Section 3.05(b), Section 3.20, Section 3.21 and Section 3.22 shall be true and correct (in each case disregarding and without giving effect to all qualifications and exceptions contained therein related to materiality or Material Adverse Effect or any similar standard or qualification) in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and complete as of such date) and (iii) all other representations and warranties of the Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)        Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)        Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d)        Consents and Approvals. The Company shall have obtained all of the consents and approvals listed in Schedule 8.02(d).

(e)        Proceeding. No Proceeding initiated by any Governmental Authority listed in Schedule 8.02(e) shall be pending that is (i) challenging or seeking to prevent or prohibit consummation of the Merger or (ii) seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction, in each case under this clause (ii) that Parent would not be obligated to agree to accept pursuant to Section 7.02(c).

(f)        Financing. Parent shall have consummated the Financing described in the Commitment Letter on the terms and conditions set forth therein and received the proceeds therefrom.

Section 8.03.  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties in Section 4.09(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) contained in the first sentence of Section 4.01, Section 4.02 and Section 4.05 shall be true and correct (in each case disregarding and without giving effect to all qualifications and exceptions contained therein related to materiality or Material Adverse Effect or any similar standard or qualification) in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and complete as of such date) and (iii) all other representations and warranties of Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality, Parent Material Adverse Effect or any similar standard or qualification pursuant hereto shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not have, a Material Adverse Effect on Parent.

(b)        Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)        Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

ARTICLE 9

TERMINATION

Section 9.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of Company Shareholder Approval and/or Parent Shareholder Approval):

(a)        by mutual written agreement of the Company and Parent, by action of their respective Boards of Directors;

(b)        by either the Company or Parent, if:

(i)        the Merger has not been consummated on or before September 30, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party if a breach of any provision of this Agreement by such party has resulted in the failure of the Merger to be consummated by such time;

(ii)        there shall be any Applicable Law that (A) is final and makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the

Merger and such enjoinment shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action; or

(iii)        at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(iv)        at the Parent Shareholder Meeting (including any adjournment or postponement thereof), Parent Shareholder Approval shall not have been obtained;

(c)        by Parent, if:

(i)        (A) a Company Adverse Recommendation Change has occurred, (B) the Company shall have intentionally and knowingly breached in any material respect any of the provisions of Section 5.02, (C) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (D) the Company Board shall have failed to publicly confirm the Company Board Recommendation within ten Business Days of a written request by Parent that it do so, provided Parent shall not make such a request more frequently than once in any thirty calendar day period; or

(ii)        a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied, and (B) if curable, such breach or failure is not cured by the Company by the earlier of (1) the End Date or (2) thirty days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(d)        by the Company, if:

(i)        at any time prior to the Company Stockholder Approval, the Company enters into a definitive agreement providing for a Superior Proposal after complying with Section 5.02 and satisfying the requirements and conditions set forth in clauses (i), (ii), (iii) and (iv) of

Section 5.02(d); provided, that the Company shall have paid all amounts due pursuant to Section 10.04(b) in accordance with the terms, and at the times, specified therein;

(ii)        (A) a Parent Adverse Recommendation Change has occurred, (B) Parent shall have intentionally and knowingly breached in any material respect any of the provisions of Section 6.06 or (C) Parent Board shall have failed to publicly confirm the Parent Board Recommendation within ten Business Days of a written request by the Company that it do so, provided the Company shall not make such a request more frequently than once in any thirty calendar day period;

(iii)        a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent (or, in the event of a Subsidiary Merger Election, Parent or Merger Subsidiary) set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and (B) if curable, such breach or failure is not cured by Parent by the earlier of (1) the End Date or (2) thirty days following receipt by Parent of written notice of such breach or failure provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iv)        (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than the conditions set forth in Section 8.01(e), Section 8.02(c) and Section 8.02(f) and assuming for purposes of this Section 9.01(d)(iv)(A) that the Effective Time shall be deemed to be the time of delivery of the Company’s notice provided in subsection (C) below and the time the Company terminates this Agreement pursuant to this Section 9.01(d)(iv)(A)), (B) the Marketing Period has elapsed, (C) Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) shall have failed to complete the Closing during the period (which may not be less than three Business Days, commencing with the first Business Day) following the date on which the Company has given written notice to Parent that it believes the three Business Day period contemplated by Section 1.01(b) has commenced and (D) the Company stands ready, willing and able to consummate the Closing following delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 10.04(b) or Section 10.04(c)); provided that, if such termination shall result from the intentional and material breach by any party of any representation or warranty, covenant or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach. The provisions of this Section 9.02 and Article 10 (other than Section 10.13) shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

Section 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic mail transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

Attention: Joseph L. Landenwich

Facsimile No.: (502) 596-4075

Email: Joseph.Landenwich@kindredhealthcare.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Ethan A. Klingsberg and Benet J. O’Reilly

Facsimile No.: (212) 225-3999

Email: eklingsberg@cgsh.com and boreilly@cgsh.com

if to the Company, to:

RehabCare Group, Inc.

7733 Forsyth Boulevard, 23rd Floor

St. Louis, Missouri 63105

Attention: Patricia S. Williams

Facsimile No.: (314) 863-0769

E-mail: pswilliams@rehabcare.com

with copies to:

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri 63105

Attention: David W. Braswell

Facsimile No.: (314) 612-2229

Email: dbraswell@armstrongteasdale.com

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: William F. Seabaugh and Joel N. Lander

Facsimile No.: (314) 552-8450

Email: wfseabaugh@bryancave.com and

joel.lander@bryancave.com

or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02.  Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 9.02, upon termination of this Agreement.

Section 10.03.  Amendments and Waivers.

(a)        Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval or Parent Shareholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Shareholder Approval or Parent Shareholder Approval, as the case may be, without such further approval.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04.  Expenses.

(a)        Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Company Payment Event (and as a condition to the effectiveness of such termination by the Company) or, if pursuant to clause (y) below, within two Business Days following the consummation of an Acquisition Proposal, the Company Termination Fee.

“Company Payment Event” means the termination of this Agreement pursuant to (x) Section 9.01(c)(i) or Section 9.01(d)(i) or (y) Section 9.01(b)(i), Section 9.01(b)(iii) or Section 9.01(c)(ii) but in the case of clause (y), only if (A) prior to such termination, an Acquisition Proposal shall have been (i) made to the shareholders of the Company generally, proposed to the Company Board or publicly announced by a Third Party in the case of Section 9.01(b)(i) or Section 9.01(c)(ii) or (ii) made to the shareholders of the Company generally or publicly announced by a Third Party in the case of Section 9.01(b)(iii), and (B) within twelve months following the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction described in the definition of “Acquisition Proposal” (provided, that for purposes of this definition only, all references to 20% in the definition of “Acquisition Proposal” shall be deemed instead to be “50%”).

“Company Termination Fee” means an amount equal to $26,000,000.

(c)        If a Parent Payment Event (as hereinafter defined) occurs, Parent shall pay the Company (by wire transfer of immediately available funds), within two Business Days following the termination, $62,000,000 (the “Parent Termination Fee”).

“Parent Payment Event” means the termination of this Agreement pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iv).

(d)        Each party acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and agrees on behalf of itself and its Affiliates that (i) the fee contemplated by this Section 10.04 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which the fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this

Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (ii) in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 10.04, neither the Company nor any of its Subsidiaries shall have any further liability or obligation to Parent or its Subsidiaries relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, and (iii) in the event that the Parent Termination Fee becomes payable and is paid by Parent pursuant to this Section 10.04, none of Parent, its Subsidiaries or the Financing Parties (which for purposes of this Section 10.04 shall include each of their affiliates, equity holders, directors, employees, agents and advisors) shall have any further liability or obligation to the Company or its Subsidiaries relating to or arising out of this Agreement, the transactions contemplated hereby, the Commitment Letter or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise; provided, however, this Section 10.04(d) shall not limit the right of any party to specific performance of this Agreement pursuant to Section 10.13 and the remedies related thereto prior to the termination of this Agreement in accordance with its terms.

(e)        For the avoidance of doubt, only one fee shall be payable pursuant to this Section 10.04.

Section 10.05.  Disclosure Schedule References.  If and to the extent any information required to be furnished in any Section of a Disclosure Schedule is contained in any other Section of such Disclosure Schedule, such information shall be deemed to be included in all Sections of such Disclosure Schedule in which the information would otherwise be required to be included so long as the relevance of such information to such other Sections is reasonably apparent on its face. Disclosure of any fact or item in any Section of a Disclosure Schedules shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 10.06.  Binding Effect; Benefit; Assignment.

(a)        The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) only from and after the Effective Time, as provided in Section 6.04 and, only from and after the Effective Time, for the rights of the holders of Company Common Stock, Company Restricted Shares and Company Stock Options under Article 1 of this Agreement to receive payment therefor and (ii) Section 10.08(b) and Section 10.09 which are intended to inure to the benefit of the Financing Parties (which for purposes of this Section 10.06 shall include each of their affiliates, equity holders, directors, employees, agents and advisors), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party provided that Parent or Merger Subsidiary may pledge its rights hereunder as security to any of the Financing Parties.

Section 10.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.08.  Jurisdiction.  (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

(b)        Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties (which for purposes of this Section 10.08 shall include each of their affiliates, equity holders, directors, employees, agents and advisors) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereby further agree that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any Financing Party under the Commitment Letter in connection with the transactions contemplated under this Agreement and the Commitment Letter.

Section 10.09.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING PARTY (WHICH FOR PURPOSES OF THIS SECTION 10.09 SHALL INCLUDE EACH OF THEIR AFFILIATES, EQUITY HOLDERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS) ARISING OUT OF THE COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.11.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 10.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement, the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court as specified in Section 10.08, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 10.04(b) and Section 10.04(d), the parties acknowledge and agree that damages of a party shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including lost shareholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party. Without limiting the foregoing, it is explicitly agreed that the Company shall be entitled to specific performance (a) to cause Parent (and, in the event of a Subsidiary Merger Election, Merger Subsidiary) to enforce the terms of the Commitment Letter (including by demanding Parent to file one or more lawsuits against the sources of Financing to fully enforce such sources’ obligations thereunder and Parent’s rights thereunder) and (b) of Parent’s (and, in the event of a Subsidiary Merger Election, Merger Subsidiary’s) obligations to fund the Merger and to consummate the Merger in the event that, in each case, (i) all conditions in Section 8.01 and Section 8.02 (other than, in the case of clause (a) above, Section 8.02(f)) have been satisfied (other than conditions that by their nature can only be satisfied by actions taken at Closing) at the time when the Closing would have occurred and (ii) all of the conditions to the consummation of the financing provided by the Commitment Letter, pursuant to the commitments with respect thereto have been satisfied (other than those conditions that by their nature can only be satisfied by actions taken at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y)  an award of specific performance is not an appropriate remedy for any reason at law or equity.

ARTICLE 11

DEFINITIONS

Section 11.01.  Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal (other than an offer or proposal by Merger Subsidiary or Parent) relating to, (i) any acquisition or purchase, direct or indirect (including by merger), of 20% or more of the voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of the voting securities of the Company, or (iii) a sale of assets (including by way of a sale of capital stock of, or other equity interests in, any Subsidiary of the Company) equal to 20% or more of the fair market value of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, or a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Company or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010.

“Company Balance Sheet Date” means September 30, 2010.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Credit Facility” means the Company’s Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent and collateral agent, and Banc of America Securities LLC, RBC Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers.

“Company Data Room” means the documents and information relating to the Company and its Subsidiaries provided to Parent in that certain virtual data room maintained by the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries and includes all Intellectual Property listed in Section 3.17(a) of the Company Disclosure Schedule.

“Company Restricted Share” means each restricted share of Company Common Stock outstanding as of the Effective Time granted pursuant to any equity or compensation plan or arrangement of the Company.

“Compliant” means, with respect to the Required Information, that (i) that such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which it was made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the 1933 Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-3, or, if applicable, in a Rule 144A offering, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-3 using such financial statements and financial information to be declared effective by the SEC throughout the Marketing Period or, if applicable, the relevant debt securities to be offered in a Rule 144A offering and (B) the Financing Parties to receive customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities on Form S-3 or, if applicable, in a Rule 144A offering throughout the Marketing Period.

“Contract” any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Delaware Law” means the Delaware General Corporation Law.

“Disclosure Schedule” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as applicable.

“Environmental Law” means any Applicable Law relating to (i) the presence, release or control of or exposure to any Hazardous Substance (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) pollution or protection of the environment (including outdoor or indoor air, groundwater, surface water, sediments, soils, land surface and subsurface strata) or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means any chemical, substance, waste or material identified, listed, regulated or defined as a “pollutant”, “contaminant”, “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” or “hazardous,” or subject to liability or a requirement for investigation or remediation, under any Environmental Law, including petroleum or any fraction thereof, asbestos and asbestos-containing material, and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property, industrial property and other similar proprietary rights, in any jurisdiction, whether registered or not, including, rights in and to (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part, reexaminations and any counterparts claiming priority therefrom), and any renewals, extensions, or reissues thereof; (iii) trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (iv) writings and other works of authorship including software, whether copyrightable or not, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights, and any renewals or extensions thereof; (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) all tangible embodiments and all past, present and future claims, causes of action and defenses relating to the any of the foregoing.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used by the Company or its Subsidiaries, including as owned, licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” of a party means the actual knowledge of such party’s executive officers after making due inquiry of those Persons reporting directly to such individual, but without further investigation by such individual.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including rights of first refusal, options to purchase, purchase agreements and Contracts for deed or installment sale agreements. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” means with respect to any material shall mean a copy of such material has been (a) posted on or before 5 p.m. (Central Time) on February 4, 2011 to the Company Data Room or Parent Data Room, as applicable or (b) provided to counsel to Parent after February 4, 2011 but before 2 p.m.(Central Time) on February 7, 2011.

“Marketing Period” means the first period of thirty-five consecutive calendar days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 7.06(b), and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within two Business Days after the receipt of such notice by Parent, delivers a written notice to the Company to that effect (describing with reasonable specificity which Required Information the Company has not delivered or is not Compliant), (b) all of the conditions set forth in Section 8.01(b), Section 8.01(c), Section 8.02(d) and Section 8.02(e) have been satisfied, or waived by Parent, and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing were to be scheduled for any time during such thirty-five consecutive calendar day period, (c) there shall have been no changes, effects, developments or events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company and (d) the Form S-4 shall have been filed with the SEC; provided (w) such period shall end no earlier than five Business Days after the first date that each of the conditions set forth in Section 8.01(a) shall have been satisfied, (x) that such period shall not include any period that includes the period from and including August 22, 2011 through and including September 6, 2011, (y) if such period either (1) begins prior to May 28, 2011 and ends after May 30, 2011 or (2) begins prior to July 2, 2011 and ends after July 5, 2011, such thirty-five consecutive calendar day period shall be extended by three calendar days and (z) that the Marketing Period shall end on any earlier date on which the Financing is consummated. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such thirty-five consecutive calendar day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new thirty-five consecutive calendar day period or (y) the Required Information would not be Compliant at any time during such thirty-five consecutive calendar day period, in which case a new thirty-five consecutive calendar day period shall commence upon Parent and the Financing Parties receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of such new thirty-five consecutive calendar day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” means with respect to any Person, any change, effect, development or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, but excluding the effects of compliance with Section 5.01), (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (F) any changes in Applicable Law or GAAP (or any interpretation thereof), except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B), (E) and (F) disproportionately affect such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (i) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (ii) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (iii) with respect to any other entity, such entity’s organizational or charter documents.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2010 and the footnotes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010.

“Parent Common Stock” means the common stock, $0.25 par value, of Parent.

“Parent Data Room” means the documents and information relating to Parent and its Subsidiaries provided to the Company in that certain virtual data room maintained by Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Parent or any of its Subsidiaries.

“Parent Performance Unit” means the right to receive a share of Parent Common Stock upon the achievement of specified performance goals.

“Parent Stock Option” means the option to purchase a share of Parent Common Stock.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property arising in the ordinary course of business; (iv) Liens imposed by Applicable Law (other than as a result of a failure to comply therewith); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby; (viii) with respect to the Company, Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement; and (ix) with respect to Parent, Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement; (x) with respect to the Company, Liens on Company Owned Intellectual Property recorded prior to the date of this Agreement at the United States Patent and Trademark Office; and (xi) with respect to Parent, Liens on Intellectual Property owned by Parent and recorded prior to the date of this Agreement at the United States Patent and Trademark Office.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Stock Plans” means the RehabCare Group, Inc. 2006 Equity Incentive Plan, the RehabCare Directors’ Stock Option Plan, the Second Amended and Restated 1996 Long-Term Performance Plan, and the RehabCare Corp. 1987 Incentive Stock Option Plan and 1987 Nonstatutory Stock Option Plans.

“Subsidiary” means (i) with respect to any Person (including the Company), any entity, the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, of which securities or other ownership interests representing at least fifty percent of the equity or at least fifty percent of the ordinary voting power (or, in the case of a partnership, more than fifty percent of the general partnership interests) are directly or indirectly owned by such Person and (ii) with respect to the Company (in addition to clause (i)), each of the entities listed on Section 3.06(a) of the Company Disclosure Schedule.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptable Confidentiality Agreement	Section 5.02(b)
Agreement	Preamble
Antitrust Filings	Section 7.02(b)
Cash Consideration	Section 1.02(a)
Certificate	Section 1.02(a)
Certificate of Merger	Section 1.01(c)
Closing	Section 1.01(b)
Closing Date	Section 1.01(b)
COBRA	Section 3.16(g)
Commitment Letter	Section 4.16
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(a)(i)
Company Board	Section 1.05(a)
Company Board Recommendation	Section 3.02(c)
Company Capital Stock	Section 3.05(a)
Company Facility	Section 3.13(c)
Company Intervening Event	Section 5.02(d)
Company Material Contract	Section 3.14(a)
Company Payment Event	Section 10.04(b)
Company Permits	Section 3.13(c)
Company Physician-Investor	Section 3.13(d)
Company Preferred Stock	Section 3.05(a)
Company Revolver Indebtedness	Section 7.06(d)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(b)
Company Shareholder Approval	Section 3.02(a)
Company Shareholder Meeting	Section 7.01(a)
Company Stock Option	Section 1.05(b)
Company Subsidiary Securities	Section 3.06(b)
Company Termination Fee	Section 10.04(b)
Confidentiality Agreement	Section 5.03(c)
Credit Facility Termination	Section 7.06(d)
Current Employees	Section 6.05(a)
D&O Insurance	Section 6.04(c)
Dissenting Shares	Section 1.04
Effective Time	Section 1.01(c)
Employee	Section 3.16(k)
Employee Plans	Section 3.16(a)
End Date	Section 9.01(b)(i)
ESPP	Section 1.05(c)

Term	Section
Exchange Agent	Section 1.03(a)
Exchange Fund	Section 1.03(a)
Federal Anti-Kickback Statute	Section 3.13(a)(iii)
Financing	Section 4.16
Financing Parties	Section 7.06(b)
Form S-4	Section 7.01(a)
Health Care Regulatory Laws	Section 3.13(a)
HIPAA	Section 3.13(a)(iv)
Improvements	Section 3.18(d)
Indemnified Person	Section 6.04(a)
internal controls	Section 3.07(g)
IRF	Section 3.23(c)
Joint Proxy Statement	Section 7.01(a)
Leased Real Property	Section 3.18(b)
LTCH	Section 3.23(b)
Merger	Section 1.01(a)
Merger Consideration	Section 1.02(a)
Merger Subsidiary	Preamble
New Company Plans	Section 6.05(a)
Order	Section 3.12
Owned Real Property	Section 3.18(a)
Parent	Preamble
Parent Adverse Recommendation Change	Section 6.06(a)
Parent Board	Section 4.02(c)
Parent Board Recommendation	Section 4.02(c)
Parent Capital Stock	Section 4.05(a)
Parent Employee Plans	Section 4.14(a)
Parent Facility	Section 4.11
Parent Intervening Event	Section 6.06(b)
Parent Material Contract	Section 4.12
Parent Payment Event	Section 10.04(c)
Parent Permits	Section 4.11
Parent Preferred Stock	Section 4.05(a)
Parent SEC Documents	Section 4.07(a)
Parent Share Issuance	Section 4.02(c)
Parent Shareholder Approval	Section 4.02(a)
Parent Shareholder Meeting	Section 7.01(a)
Parent Termination Fee	Section 10.04(c)
Payoff Amount	Section 7.06(d)
Payoff Letter	Section 7.06(d)
Payors	Section 3.23(a)
Physician-Investor	Section 3.13(d)
Proceedings	Section 3.12
Real Property	Section 3.18(b)
Representatives	Section 5.02(a)(i)

Term	Section
Required Governmental Authorizations	Section 3.03
Required Information	Section 7.06(b)
Stark Act	Section 3.13(a)(i)
Stock Consideration	Section 1.02(a)
Subsidiary Merger Election	Section 1.01(a)
Superior Proposal	Section 5.02(e)
Surviving Corporation	Section 1.01(a)
Tax Return	Section 3.15(j)
Taxes	Section 3.15(i)
Taxing Authority	Section 3.15(i)
Title Companies	Section 5.05
Titled Property	Section 5.05
Uncertificated Share	Section 1.02(a)

Section 11.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
	Name:	Paul J. Diaz
	Title:	President and Chief Executive Officer

KINDRED HEALTHCARE DEVELOPMENT, INC.

By:	/s/ Paul J. Diaz
	Name:	Paul J. Diaz
	Title:	President and Chief Executive Officer

REHABCARE GROUP, INC.

By:	/s/ John Short
	Name:	John Short
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Annex I

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REHABCARE GROUP, INC.

a Delaware corporation

ARTICLE FIRST

The name of the corporation is “RehabCare Group, Inc.” (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.01 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE SEVENTH

The number of directors that constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE EIGHTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE TENTH

Section 203 of the General Corporation Law of the State of Delaware, as amended from time to time, shall not apply to the Corporation.

ARTICLE ELEVENTH

A.  Limitation of Director’s Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.  Indemnification of Officers and Directors. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaws, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article Eleventh.

The Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability.

C.  Repeal or Modification. Neither any amendment or repeal of this Article Eleventh, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Eleventh, shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eleventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ANNEX B

388 Greenwich Street

New York, NY 10013

February 7, 2011

The Board of Directors

RehabCare Group, Inc.

7733 Forsyth Boulevard, 23rd Floor

St. Louis, MO 63105

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of RehabCare Group, Inc. (“RehabCare”) of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of February 7, 2011 (the “Merger Agreement”), among Kindred Healthcare, Inc. (“Kindred”), Kindred Healthcare Development, Inc. and RehabCare. As more fully described in the Merger Agreement, (a) RehabCare will be merged with and into Kindred (provided, that Kindred and RehabCare each have the option (the “Option”) to elect to have a wholly-owned subsidiary of Kindred merge with and into RehabCare) (the “Merger”) and (b) each outstanding share of the common stock, par value $0.01 per share, of RehabCare (“RehabCare Common Stock”) (excluding shares of RehabCare Common Stock held by RehabCare, Kindred or their wholly-owned subsidiaries or as to which dissenters’ rights have been perfected) will be converted into the right to receive (i) 0.471 of a share of the common stock, par value $0.25 per share (“Kindred Common Stock”), of Kindred (the “Stock Consideration”) and (ii) $26.00 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of RehabCare and certain senior officers and other representatives and advisors of Kindred concerning the businesses, operations and prospects of RehabCare and Kindred. We examined certain publicly available business and financial information relating to RehabCare and Kindred as well as certain financial forecasts and other information and data relating to RehabCare and Kindred which were provided to or discussed with us by the respective managements of RehabCare and Kindred, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of RehabCare and Kindred to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of RehabCare Common Stock and Kindred Common Stock; the historical and projected earnings and other operating data of RehabCare and Kindred; and the capitalization and financial condition of RehabCare and Kindred. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market, stock price and other publicly available information relating to the businesses of RehabCare, Kindred and other companies whose operations we considered relevant in evaluating those of RehabCare and Kindred. We also evaluated certain potential pro

Citigroup Global Markets Inc.

February 7, 2011

forma financial effects of the Merger on Kindred. In connection with our engagement and at the direction of RehabCare, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of RehabCare. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of RehabCare and Kindred that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to RehabCare and Kindred provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of RehabCare and Kindred that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of RehabCare and Kindred as to the future financial performance of RehabCare and Kindred, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times anticipated.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including, among other things, that Kindred will obtain financing for the Merger in accordance with the terms set forth in the Commitment Letter (as defined in the Merger Agreement) and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on RehabCare, Kindred or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Option will be exercised and that the Merger will be treated as a qualified stock purchase for federal income tax purposes. We are not expressing any opinion as to what the value of the Kindred Common Stock actually will be when issued pursuant to the Merger or the price at which the Kindred Common Stock will trade at any time subsequent to the announcement of the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of RehabCare or Kindred nor have we made any physical inspection of the properties or assets of RehabCare or Kindred. Our opinion does not address the underlying business decision of RehabCare to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RehabCare or the effect of any other transaction in which RehabCare might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and

February 7, 2011

other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. (“Citi”) has acted as financial advisor to RehabCare in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Citi, or one of our affiliates engaged in the commercial lending business, will be acting as an arranger and bookrunner in the financing obtained by Kindred in connection with the financing of the Merger, for which services such entity will receive compensation. Furthermore, we and our affiliates in the past have provided, and currently provide, services to RehabCare and Kindred unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, in July 2007, Citi acted as syndication agent in connection with the issuance of Kindred’s $500 million asset based revolving credit facility, and continued its participation in the amendment of this facility, in December 2010, to $600 million. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of RehabCare and Kindred for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with RehabCare, Kindred and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of RehabCare in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of RehabCare Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

RBC Capital Markets, LLC Three World Financial Center 200 Vesey Street, 9th Floor New York, New York 10281 Telephone: (212) 428-6200

Strictly Private and Confidential

February 7, 2011

Board of Directors

RehabCare Group, Inc.

7733 Forsyth Boulevard, 23rd Floor

St. Louis, Missouri 63105

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.01 per share (“Company Common Stock”), of RehabCare Group, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Kindred Healthcare, Inc., a Delaware corporation (“Parent”), Kindred Healthcare Development, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that the Company will merge with and into Parent or, at the election of Parent or the Company (the “Sub Election”), Merger Sub will merge with and into the Company (in either case, the “Merger”) and, upon consummation of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, subject to certain exceptions, will be converted into the right to receive a combination of (i) 0.471 of a share of common stock, par value $0.25 per share (“Parent Common Stock”) of Parent, and (ii) $26.00 in cash, without interest (collectively, the “Merger Consideration”). The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets, LLC (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and/or Parent and receive customary compensation, and may also actively trade securities of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC has provided investment banking and financial advisory services to the Company in the past, for which it received customary fees, including, in the past two years, (i) RBC participated in the Company’s refinancing related to the Company’s acquisition of Triumph Healthcare in 2009, (ii) RBC acted as Joint Lead Arranger and Joint Bookrunner on the Company’s $575 million Senior Secured Credit Facilities (the “Credit Facility”) in 2009, (iii) our parent, Royal Bank of Canada, is currently a lender under the Credit Facility, and (iv) RBC acted as a co-manager in the Company’s $149 million follow-on offering of Company Common Stock in 2009.

RehabCare Group Inc.

February 7, 2011

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated February 7, 2011 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent, respectively, and financial projections for the Company for the fiscal years ended 2011 through 2020, as prepared by the Company, and financial projections for the Parent for the fiscal years ended 2011 through 2015, as prepared by the Parent; (iii) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company and Parent as standalone entities; (iv) we reviewed the reported prices and trading activity for Company Common Stock and Parent Common Stock; and (v) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; (ii) we compared selected market valuation metrics of the Parent and other comparable publicly traded companies; (iii) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration for the Company; and (iv) we performed a discounted cash flow analysis with respect to the Company and Parent.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analysis.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company and Parent (including, without limitation, the financial statements and related notes thereto of the Company and Parent), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all projections and forecasts provided by the Company and Parent were reasonably prepared and represent the best currently available estimates and good faith judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent, respectively, as standalone entities. We express no opinion as to such projections and forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or Parent.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger will be consummated pursuant to the Sub Election. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

RehabCare Group Inc.

February 7, 2011

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Company Common Stock or Parent Common Stock will trade at any time.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company or Parent with the SEC with respect to the Merger and mailed to the Stockholders; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company.

Our opinion has been approved by RBC’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

RBC CAPITAL MARKETS, LLC

ANNEX D

1585 Broadway

New York, NY 10036

February 7, 2011

Board of Directors

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Members of the Board:

We understand that RehabCare Group, Inc. (“RehabCare” or the “Company”), Kindred Healthcare, Inc. (the “Buyer”) and Kindred Healthcare Development, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger, dated as of February 7, 2011 (the “Merger Agreement”), which provides, among other things, for (i) the merger of the Company with and into the Buyer with the Buyer surviving the merger, or (ii) upon the election and written notice of the Buyer or the Company, the merger of Acquisition Sub with and into the Company (in either case, the “Merger”). Pursuant to the Merger, the Company will either merge with and into the Buyer or become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or by subsidiaries of the Company, or held by the Buyer or any of its subsidiaries, or as to which dissenters’ rights have been perfected, will be converted into the right to receive a combination of (i) $26.00 per share in cash (the “Cash Consideration”) and (ii) 0.471 shares (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) of common stock, par value $0.25 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the drafts dated February 6, 2011 (the “Commitment Letters”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the timing and risks associated with the integration of the Company and the Buyer; (ii) their ability to retain key employees of the Company and the Buyer, respectively and (iii) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley expects to receive fees from the Buyer for the provision of financing services related to the Merger pursuant to the terms of the Commitment Letters. In the two years prior to the date hereof, we have provided financing services for the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide financing or advisory services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer’s Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Edward A. Smith Managing Director

ANNEX E

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

ANNEX F

Kindred 2011 Stock Incentive Plan

1. Purpose of the Plan

This Kindred Healthcare, Inc. 2011 Stock Incentive Plan (the “Plan”) is intended to promote the interests of the Company by providing the employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the employ of the Company.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliates” shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

(b) “Board of Directors” shall mean the Board of Directors of Kindred.

(c) “Cause,” when used in connection with the termination of a Participant’s employment, shall mean (i) dishonesty; (ii) deliberate and continual refusal to perform employment duties on substantially a full-time basis; (iii) failure to act in accordance with any specific lawful instructions given to the Participant in connection with the performance of his duties for the Company, unless the Participant has an existing Disability; (iv) deliberate misconduct that is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Participant that such conduct was in the best interests of the Company; or (v) conviction of or plea of nolo contendere to a crime involving moral turpitude.

(d) “Change in Control” shall mean any one of the following events:

(i) any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or

(iii) The consummation of:

(A) A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of Voting Securities immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such event;

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall have the meaning given to such term in Section 4.

(g) “Common Stock” shall mean Kindred’s common stock, $.25 par value per share.

(h) “Company” shall mean Kindred together with its Affiliates.

(i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(j) “Disability” shall mean a physical or mental condition that entitles the Participant to benefits under the Company’s long-term disability plan. For purposes of this Plan, a Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy.

(k) “EBITDAR” shall mean the consolidated earnings of Kindred and its subsidiaries before interest, taxes, depreciation, amortization and rent.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) the “Fair Market Value” of a Share with respect to any day shall be (i) the closing sales price on such day of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

(n) “Incentive Award” shall mean any award granted pursuant to the terms of the Plan.

(o) “Incentive Stock Option” shall mean an Option which is an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(p) “Kindred” shall mean Kindred Healthcare, Inc., a Delaware corporation, and its successors.

(q) “Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

(r) “Option” shall mean an option to purchase Shares granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(s) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 8.

(t) “Participant” shall mean an employee of the Company to whom an Incentive Award is granted pursuant to the Plan, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(u) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(v) “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(w) “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(x) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(y) “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(z) “Performance Target” means performance goals and objectives with respect to a Performance Period.

(aa) “Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(bb) “Plan” shall mean this Kindred Healthcare, Inc. 2011 Stock Incentive Plan, as it may be amended from time to time.

(cc) “Restricted Share” shall mean a Share of restricted stock granted pursuant to Section 7 hereof.

(dd) “Retirement” shall mean the termination of the employment of a Participant with the Company on or after (i) the first date on which the Participant has both attained age 55 and completed 5 years of service with the Company or (ii) the date on which the Participant attains age 65.

(ee) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ff) “Share” shall mean a share of Common Stock.

(gg) “Target Award” means the target value (as expressed in any manner deemed appropriate by the Committee) of an Incentive Award intended to qualify as Performance-Based Compensation, determined by the Committee in accordance with Section 9.

(hh) “Voting Securities” shall mean, at any time, Kindred’s then outstanding voting securities.

3. Stock Subject to the Plan

Subject to adjustment as provided in Section 10 hereof, the Committee may grant Incentive Awards with respect to a number of Shares that in the aggregate does not exceed 3,000,000 Shares. Shares issued under the Plan may be either newly issued shares or treasury shares, at the discretion of the Committee.

To the extent that Incentive Awards terminate, expire or are cancelled for any reason without having been exercised, vested or paid, the Shares covered thereby shall again be available for issuance under the Plan. Shares that are (ii) delivered by a Participant in payment of the exercise price of any Incentive Award, as applicable, (ii) not issued upon the net settlement or net exercise of any Incentive Award, (iii) delivered to or withheld by the Company to pay withholding taxes related to any Incentive Award or (iv) repurchased by the Company on the open market, shall not become available again for issuance under the Plan. Incentive Awards which, pursuant to their terms, are to be settled solely in cash shall not reduce the number of Shares available for issuance under the Plan. Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in the Plan shall not count as used under the Plan for purposes of this Section 3.

Subject to adjustment as provided in Section 10, the maximum number of Shares that may be covered by Incentive Awards granted under the Plan to any single Participant in any calendar year shall not exceed 500,000 Shares. To the extent that Incentive Awards terminate, expire or are cancelled without having been exercised, vested or paid, the Shares covered thereby shall continue to count against the annual maximum number of Shares with respect to which Incentive Awards may be granted to a Participant.

4. Administration of the Plan

The Plan shall be administered by a committee of the Board (the “Committee”) consisting of two or more persons, each of whom shall be a (i) “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act, (ii) an “outside director” within the meaning of Treasury Regulation section 1.162-27(e)(3) promulgated under Section 162(m) of the Code, and (iii) an “independent” director as required by NYSE or any security exchange on which the Common Stock is listed. The Committee shall from time to time designate the employees of the Company who shall be granted Incentive Awards.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) subject to Sections 6(c)(i), extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award (other than with respect to Options or unvested performance-based Incentive Awards); provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code in respect of any Incentive Award. In addition, the Committee may modify, with the consent of the Participant, any Incentive Award to make it consistent with other agreements approved by the Committee.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee; provided that, no payment shall be made with respect to any Incentive Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

Neither the Committee nor any member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the

Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility

The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be such employees of the Company who are largely responsible for the management, growth and protection of the business of the Company (including officers of the Company, whether or not they are directors of the Company) as the Committee shall select from time to time.

6. Options

The Committee may grant Options pursuant to the Plan which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

(a) Identification of Options

All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or Non-Qualified Stock Options.

(b) Exercise Price

The exercise price of any Option granted under the Plan shall be not less than 100% of the Fair Market Value of a Share on the date on which such Option is granted.

(c) Term and Exercise of Options

(i) Each Option shall be exercisable on such date or dates, during such period and for such number of Shares as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option was granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. No Option shall provide for rights to dividends or dividend equivalents.

(ii) Each Option shall be exercisable in whole or in part. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Corporate Secretary, no less than three business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of Shares with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for Shares purchased upon the exercise of an Option shall be made on the effective date of such exercise (i) in cash, by certified check, bank cashier’s check or wire transfer, (ii) in Shares previously owned by the Participant for at least six months and valued at their Fair Market Value on the effective date of such exercise, or (iii) partly in Shares described in clause (ii) with the balance in cash, by certified check, bank cashier’s check or wire transfer. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Company. Any payment in Shares shall be effected by the delivery of such Shares to the Corporate Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Corporate Secretary of the Company shall require from time to time.

(iv) Certificates for Shares purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised.

(v) During the lifetime of a Participant, each Option granted to him shall be exercisable only by him. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

(d) Limitations on Grant of Incentive Stock Options

(i) The aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” of the Company as such term is defined in Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of Shares with respect to such incentive stock options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Kindred or any of its “subsidiaries” (within the meaning of Section 424(f) of the Code), unless (i) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a Share at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e) Effect of Termination of Employment

(i) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Retirement, Cause or death (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable for 90 days after such termination, at which time they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(ii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Retirement of the Participant, (A) such Participant shall be entitled to exercise Options granted to him hereunder to the extent that such Options were exercisable at the time of such termination (x) in the case of Non-Qualified Stock Options, for two years after the date of Retirement and (y) in the case of Incentive Stock Options, for 90 days after Retirement, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the commencement of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(iii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, all then outstanding Options of such Participant shall become immediately exercisable and such Participant shall be entitled to exercise Options granted to him hereunder (x) in the case of Non-Qualified Stock Options, at any time within two years after the date of death or the determination of Disability, and (y) in the case of Incentive Stock Options, at any time within one year after the date of death or determination of Disability; provided, however, that no Option shall be exercisable after the expiration of its term.

(iv) Unless otherwise specified in an individual grant agreement, in the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant (whether or not then exercisable) shall expire at the commencement of business on the date of such termination.

(f) Consequences of a Change in Control

Unless otherwise specified in an individual grant agreement, upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

7. Restricted Shares

The Committee may grant Restricted Shares pursuant to the Plan, which Restricted Shares shall be evidenced by agreements in such form as the Committee shall from time to time approve. Restricted Shares shall comply with and be subject to the following terms and conditions:

(a) Vesting

Subject to the provisions of Section 7(b) hereof, the Restricted Shares granted to a Participant shall not be transferred, pledged, assigned or otherwise encumbered and shall be subject to forfeiture until such Restricted Shares vest and become fully transferable without restriction according to the vesting schedule set forth in the agreement evidencing such Restricted Shares. The Committee shall impose such other conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Notwithstanding the foregoing, no more than five percent (5%) of the maximum aggregate number of Shares authorized for issuance in Section 3 shall be subject to service-based Restricted Share grants that vest more rapidly than annual pro rata vesting over a three (3) year period. Any Awards of Restricted Shares providing for vesting upon the attainment of performance goals shall also provide for a performance period of at least twelve (12) months.

(b) Effect of Termination of Employment

(i) Unless otherwise specified in an individual grant agreement, if employment of a Participant with the Company shall terminate prior to the scheduled vesting dates of any Restricted Shares (whether service-based or performance-based) for any reason other than death or Disability, all Restricted Shares awarded to such Participant that have not vested shall be forfeited on the date of such termination without payment of any consideration therefor.

(ii) Unless otherwise specified in an individual grant agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant prior to the expiration of any applicable service or performance-based vesting period, (i) with respect to Restricted Shares subject to service-based vesting requirements, all such Restricted Shares awarded to such Participant shall immediately vest and (ii) with respect to Restricted Shares subject to performance-based vesting, such Restricted Shares shall vest on a prorated basis to reflect the portion of the applicable performance period during which the Participant was actually employed, assuming target performance was achieved.

(c) Consequences of a Change in Control

Unless otherwise specified in an individual grant agreement, upon a Change in Control, any Restricted Share granted under the Plan and outstanding at such time shall vest and become fully transferable; provided that any Restricted Shares subject to performance-based vesting shall be deemed to vest as if target performance was achieved.

8. Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine (“Other Stock-Based Awards”), which such Other Stock-Based Awards shall be evidenced by agreements in such form as the Committee shall from time to time approve. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock units, performance shares, deferred share units, stock bonuses or share-denominated performance units, and (iv) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Shares that is specified at the time of the grant of such award; provided further that to the extent that any such Other Stock-Based Award is subject to Section 409A of the Code, the agreement evidencing the grant of such Other Stock-Based Award shall contain terms and conditions (including, without limitation, deferral and payment provisions), that comply with Section 409A of the Code and the regulations promulgated thereunder.

9. Performance-Based Compensation

The Committee may grant Incentive Awards intended to qualify as Performance-Based Compensation pursuant to the Plan which shall comply with and be subject to the following terms and conditions:

(a) Establishment of Certain Conditions

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period. The Committee shall also determine the length of the Performance Period with respect to each Incentive Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than twelve (12) months.

(b) Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iii) revenue or net sales, (iv) pre-tax profit, gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) account receivable collection days, (xiv) EBITDAR, (xv) economic value added or other value added measurements, (xvi) individual management, performance or quality objectives or (xvii) any combination of the foregoing. Any Performance Measure(s) may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The measurement of any Performance Measure(s) may exclude the impact of charges for asset write-downs, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(c) Calculation and Written Determinations

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code. Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of performance goals, and the amount payable with respect to an Incentive Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Incentive Award granted to a Covered Employee, that the performance goals and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

(d) Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(e) General

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation. In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10. Adjustment Upon Changes in Common Stock

(a) Shares Available for Grants

In the event of any change in the number of Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number and classes of Shares and limits on Incentive Awards with respect to which the Committee may grant Incentive Awards shall be appropriately adjusted by the Committee. In the event of any change in the number of Shares outstanding by reason of any other similar event or transaction, the Committee shall make equitable adjustments in the number and class of Shares with respect to which Incentive Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares), or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the number of Shares subject to each outstanding Incentive Award and the exercise price per Share of each such Incentive Award.

(c) Adjustments to Outstanding Incentive Awards

(i) In the event of any change in the capitalization of the Company or other corporate change or transaction involving the Company or its securities, the Committee shall, to the extent it deems appropriate, make equitable adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in the exercise price of any such Incentive Awards. In the event of the occurrence of any transaction or event that has a substantial impact on the achievement of performance goals, the Committee shall, to the extent it deems appropriate, make equitable adjustments it deems appropriate to any such performance goals with respect to any then-current performance period.

(ii) In the event of (w) a dissolution or liquidation of the Company, (x) a sale of all or substantially all of the Company’s assets, (y) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (z) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Section 409A of the Code to the extent applicable, either:

(A) cancel each Incentive Award outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, in respect of each Share subject to such Incentive Award, equal to (x) the value of the property (including cash), as determined by the Committee in its reasonable discretion, received by the holder of a Share as a result of such event over (y) to the extent applicable, the per Share exercise price of such Incentive Award; or

(B) provide for the exchange of each Incentive Award outstanding immediately prior to such event (whether or not then vested or exercisable) for an option, a stock appreciation right or a share of restricted stock with respect to, as appropriate, some or all of the property which a holder of the number of Shares subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment, in accordance with U.S. Department of Treasury Regulation §1.409A-1(b)(5)(v)(D), in the exercise price of the option or stock appreciation right, and/or the number of shares or amount of property subject to the option, stock appreciation right or share of restricted stock, or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of such Incentive Award.

(d) No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Incentive Award or the exercise price, as applicable, of any Incentive Award.

11. Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any Shares covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12. No Special Employment Rights; No Right to Incentive Award; Sale of a Division or Affiliate

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or other agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

(c) For all purposes of this Plan, the employment of a Participant with the Company shall be deemed to have terminated without Cause upon a sale or other disposition by Kindred, directly or indirectly, of an Affiliate or any division or business unit of the Company to which such Participant is allocated by the Committee, unless the Committee, in its sole discretion, determines otherwise.

13. Securities Matters

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The exercise of any Incentive Award (including, without limitation, any Option) granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Incentive Award granted hereunder in order to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14. Withholding Taxes

(a) Cash Remittance

When Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant prior to the delivery of any certificate or certificates for such Shares. In addition, the Company shall have the right to withhold from any cash payment made in settlement of an Incentive Award an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such settlement.

(b) Stock Remittance

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Participant may tender to the Company a number of Shares previously held by such Participant for at least six months determined by such Participant, the Fair Market Value of which at the tender date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and not greater than the Participant’s required federal, state and local tax obligations associated with such exercise, vesting, payment or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

(c) Stock Withholding

At the prior written election of the Participant, when Shares are to be issued upon the exercise, vesting, payment or grant of an Incentive Award, as applicable, the Company shall withhold a number of such Shares determined by such Participant, the Fair Market Value of which at the exercise, vesting, payment or grant date the Company determines to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, vesting, payment or grant and is not greater than the Participant’s required federal, state and local tax obligations associated with such exercise or grant. Such election shall satisfy the Participant’s obligations under Paragraph 14(a) hereof, if any.

15. Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan or any Award granted thereunder, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent. In addition, except as otherwise provided in Section 10 of the Plan, (i) increasing the total number of Shares reserved for the purpose of the Plan, and (ii) repricing of Options, stock appreciation rights and other purchase rights, such that the exercise price of any such award is reduced, whether through amendment, cancellation or replacement in exchange for another Incentive Award or cash payment, is prohibited unless such increase or repricing is approved by the Company’s stockholders.

16. No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award, as applicable.

17. Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised or paid only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18. Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19. Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

20. Effective Date and Term of Plan

The Plan was initially adopted by the Board of Directors on March 21, 2011; no grants may be made under the Plan after the tenth anniversary of such date.

21. Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Kentucky without regard to its conflict of law principles.

22. Code Section 409A

The Company intends that the Plan and each Incentive Award granted hereunder shall comply with, or be exempt from, Section 409A of the Code and any regulations thereunder and that the Plan shall be interpreted, operated and administered accordingly. Any reservation of rights by the Company (including, without limitation, the rights of the Committee under Section 10(c)(ii) hereof) affecting the timing of payment of any Incentive Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

23. Clawback Policies

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under this Plan and each Participant, by accepting an Incentive Award pursuant to this Plan, agrees to comply with any Company request or demand for such recoupment.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.

Kindred. Kindred’s amended and restated certificate of incorporation and amended and restated bylaws provide that Kindred shall indemnify all persons to the fullest extent permitted under Section 145 of the DGCL.

Kindred’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Kindred’s amended and restated bylaws include a provision that requires Kindred to pay or reimburse promptly expenses, including attorneys’ fees, incurred by any person defending any action, suit or proceeding arising from the fact that such person’s or such person’s testator or intestate representative is or was a director, officer or employee of Kindred upon receipt by Kindred of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Kindred.

Kindred’s amended and restated bylaws include a provision stating that the bylaw provisions on indemnification of directors, officers and employees may not be eliminated or amended in such a way to adversely affect the rights of any person entitled to such indemnification without providing 60 days’ notice. No such elimination or amendment shall deprive any person entitled to indemnification under the bylaws of his or her rights under such provisions arising out of events occurring prior to the 60th day of the notice period.

Kindred has entered into indemnity agreements with each of its directors to indemnify such directors to the fullest extent of Delaware law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index beginning on page II-5 of this registration statement, which is incorporated herein by reference.

Item 22.	Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on April 20, 2011.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on April 20, 2011.

Signature	Title

* Joel Ackerman	Director

* Ann C. Berzin	Director

* Jonathan D. Blum	Director

* Thomas P. Cooper, M.D.	Director

* Isaac Kaufman	Director

* Frederick J. Kleisner	Director

* Eddy J. Rogers, Jr.	Director

* Phyllis R. Yale	Director

* Edward L. Kuntz	Chairman of the Board

* Paul J. Diaz	Director, President and Chief Executive Officer (Principal Executive Officer)

* Richard A. Lechleiter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* John J. Lucchese	Senior Vice President and Corporate Controller (Principal Accounting Officer)

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the SEC on March 24, 2011 in the signature page to Form-S-4 and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this amendment to the registration statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich Senior Vice President, Corporate Legal Affairs and Corporate Secretary

EXHIBIT INDEX

All documents referenced below were filed pursuant to the Securities Exchange Act of 1934 by Kindred, file number 001-14057, or RehabCare, file number 001-14655, unless otherwise indicated.

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of February 7, 2011, by and between Kindred Healthcare, Inc., Kindred Healthcare Development, Inc., and RehabCare Group, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).#

3.1	Amended and Restated Certificate of Incorporation of Kindred, previously filed as an exhibit to Kindred Healthcare, Inc.’s Form S-3 on August 31, 2001 and incorporated herein by reference.

3.2	Certificate of Amended and Restated Certificate of Incorporation of Kindred, previously filed as an exhibit to Kindred Healthcare, Inc.’s Form 10-Q for the quarterly period ended March 31, 2002 and incorporated herein by reference.

3.3	Amended and Restated Bylaws of Kindred HealthCare, Inc., previously filed as an exhibit to Kindred’s Current Report on Form 8-K on March 20, 2009 and incorporated herein by reference.

4.1	Articles IV, IX, X and XII of the Restated Certificate of Incorporation of Kindred Healthcare, Inc. that is included in Exhibit 3.1.

5.1	Opinion of Joseph L. Landenwich, Esq., Senior Vice President of Corporate Legal Affairs and Corporate Secretary, regarding the validity of the Kindred common stock being registered herein.

10.1	Debt commitment letter, dated as of February 7, 2011, by and among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc. and Kindred Healthcare, Inc., previously filed as an exhibit to Kindred’s Current Report on Form 8-K on February 8, 2011 and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Kindred.

23.2	Consent of KPMG LLP, independent registered public accounting firm for RehabCare.

23.3	Consent of Joseph L. Landenwich, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney of directors and certain executive officers of Kindred.*

99.1	Form of Proxy Card for Kindred Annual Meeting.

99.2	Form of Proxy Card for RehabCare Special Meeting.

99.3	Consent of Citigroup Global Markets, Inc.†

99.4	Consent of RBC Capital Markets, LLC.†

99.5	Consent of Morgan Stanley & Co. Incorporated.†

#	Kindred agrees to furnish supplementally a copy of any omitted exhibits or schedules to the SEC upon request.
*	Previously filed in the signature page to Form S-4.
†	Previously filed.